Exhibit 99.1

Submitted on a confidential basis on October 26, 2012

CONFIDENTIAL TREATMENT REQUESTED

This draft registration statement has not been filed publicly with the Securities and Exchange Commission and all information contained herein remains confidential.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

North Atlantic Drilling Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1381	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

North Atlantic Drilling Ltd. Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda 1 (441) 295-9500	Seward & Kissel LLP Attention: Gary J. Wolfe One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1223 (telephone number) (212) 480-8421 (facsimile number)	Sean T. Wheeler Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400 (telephone number) (713) 546-5401 (facsimile number)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Common Shares, $5.00 par value per share		$	$

(1)	Includes common shares that may be sold pursuant to exercise of the underwriters’ option to purchase additional shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2012

PRELIMINARY PROSPECTUS

                     Shares

North Atlantic Drilling Ltd.

Common Shares

North Atlantic Drilling Ltd. is offering                     of its common shares. This is our initial public offering in the United States and currently our common shares are not listed on any United States securities exchange. We anticipate that the initial public offering price will be between $             and $             per share. References in this prospectus to common shares are adjusted to reflect the consolidation of our common shares through a one-for-five reverse stock split, which we expect to take effect prior to the effectiveness of the registration statement of which this prospectus is a part.

Our common shares are traded on the Norwegian OTC List, an over-the-counter market that is administered and operated by a subsidiary of the Norwegian Securities Dealers Association, under the symbol “NADL.” On October 17, 2012, the closing price of our common shares was 57.75 Norwegian Kroner (“NOK”) per share, which was equivalent to approximately $10.26 per share based on the Bloomberg Composite Rate of NOK5.63 per $1.00 in effect on that date. We completed private offerings in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), in February 2011 for 50,000,000 common shares (the “2011 Private Placement”) and in March 2012 for 30,000,000 common shares (the “March 2012 Private Placement”), of which 15,000,000 common shares were acquired by Seadrill Limited (NYSE:SDRL), or Seadrill. Concurrently with this offering, we will offer to exchange the unregistered common shares previously issued in the 2011 Private Placement and the March 2012 Private Placement, other than the common shares owned by Seadrill or other affiliates of ours, for common shares that have been registered under the Securities Act. The sales of substantial amounts of these common shares in the near term, or the perception that these sales may occur, could cause the market price of our common shares to decline.

We intend to apply to list our common shares on the New York Stock Exchange under the symbol “NADL.”

We are an “emerging growth company” and we are eligible for reduced reporting requirements. See “Summary – Implications of Being an Emerging Growth Company.”

Investing in our common shares involves risks. Please read “Risk Factors” beginning on page 16.

PRICE $             PER SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to North Atlantic Drilling
Per Share	$	$	$
Total	$	$	$

We granted the underwriters the option to purchase up to an additional                      of our common shares to cover over-allotments, if any.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares to purchasers on                     , 2012.

MORGAN STANLEY

                    , 2012

This is a picture of our semi-submersible rig, West Phoenix.

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PROSPECTUS SUMMARY	1
FORWARD-LOOKING STATEMENTS	14
RISK FACTORS	16
USE OF PROCEEDS	35
CAPITALIZATION	36
PER SHARE MARKET PRICE INFORMATION	37
DIVIDEND POLICY	38
DILUTION	39
SELECTED COMBINED AND CONSOLIDATED FINANCIAL AND OTHER DATA	40
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	41
INDUSTRY AND MARKET CONDITIONS	56
BUSINESS	73
MANAGEMENT	91
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	94
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	96
DESCRIPTION OF CAPITAL STOCK	97
CERTAIN BERMUDA COMPANY CONSIDERATIONS	100
SHARES ELIGIBLE FOR FUTURE SALE	103
TAX CONSIDERATIONS	104
UNDERWRITERS	109
ENFORCEMENT OF CIVIL LIABILITIES	112
LEGAL MATTERS	112
EXPERTS	112
WHERE YOU CAN FIND ADDITIONAL INFORMATION	112
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	113
INDEX TO FINANCIAL STATEMENTS OF NORTH ATLANTIC DRILLING LTD.	F-1

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus unless otherwise specified herein. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.

We have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Until                     , 2013 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Industry and market data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable and we are not aware of any misstatements regarding our market, industry or similar data presented herein. However, we have not independently verified such third party information and we cannot assure you of the accuracy or completeness of such third party information contained in this prospectus. In addition, some data is also based on our good faith estimates and our management’s understanding of industry conditions. Such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

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CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

In this prospectus, all references to “U.S. dollars,” “dollars,” “U.S.$” and “$” are to the lawful currency of the United States of America and all references to “Norwegian Kroner” and “NOK” are to the lawful currency of Norway.

The following table sets forth, for the periods set forth below, the high, low, average and period end Bloomberg Composite Rate (New York) expressed as Norwegian Kroner per $1.00. The Bloomberg Composite Rate is a “best market” calculation in which, at any point in time, the bid rate is equal to the highest bid rate of all contributing bank indications and the ask rate is set to the lowest ask rate offered by these banks. The Bloomberg Composite Rate is a mid-value rate between the applied highest bid rate and the lowest ask rate.

	NOK per $1.00
Year	High	Low	Average(1)	Period end
2007	6.49	5.27	5.86	5.44
2008	7.22	4.96	5.65	6.95
2009	7.22	5.53	6.29	5.79
2010	6.71	5.61	6.04	5.82
2011	6.03	5.25	5.61	5.98

Month	High	Low	Average(2)	Period end
April 2012	5.81	5.68	5.75	5.72
May 2012	6.12	5.74	5.93	6.12
June 2012	6.12	5.90	6.01	5.96
July 2012	6.12	5.96	6.06	6.03
August 2012	6.05	5.80	5.90	5.80
September 2012	5.85	5.69	5.75	5.73
October (through and including October 17, 2012)	5.76	5.63	5.70	5.63

(1)	The average of the Bloomberg Composite Rates on the last business day of each month during the relevant period.
(2)	The average of the Bloomberg Composite Rates on each business day during the relevant period.

The Bloomberg Composite Rate on October 17, 2012, was NOK5.63 per $1.00.

The above rates may differ from the actual rates used in the preparation of our consolidated financial statements and other financial information appearing in this prospectus. Our inclusion of these exchange rates is not meant to suggest that the Norwegian Kroner amounts actually represent such dollar amounts or that such amounts could be or could have been converted into dollars at any particular rate, if at all. For a discussion of the impact of the exchange rate fluctuations on our financial condition and results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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PROSPECTUS SUMMARY

This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus before making an investment in our common shares. The information presented in this prospectus assumes, unless otherwise indicated, that the underwriters’ option to purchase additional common shares is not exercised.

Unless otherwise indicated, references to “North Atlantic Drilling,” the “Company,” “we,” “our,” “us” or similar terms refer to the registrant, North Atlantic Drilling Ltd., and its subsidiaries, and references to our “Predecessor” are to the subsidiaries of Seadrill Limited that had interests in the drilling rigs in our initial fleet prior to April 1, 2011. Unless otherwise indicated, all references to “U.S. dollars,” “dollars,” “U.S. $” and “$” in this prospectus are to the lawful currency of the United States of America and references to “Norwegian Kroner” and “NOK” are to the lawful currency of Norway. References in this prospectus to our common shares are adjusted to reflect the consolidation of our common shares through a one-for-five reverse stock split, which we expect to take effect prior to the effectiveness of the registration statement of which this prospectus is a part.

Our Business

North Atlantic Drilling Ltd. was formed on February 11, 2011, by Seadrill Limited (NYSE: SDRL), or Seadrill, as a new offshore drilling subsidiary focused on harsh environment operations. While we currently operate exclusively in the North Atlantic area, we may pursue harsh environment drilling operations in other locations in the future. Our drilling rigs are under long-term contracts with major oil companies such as Statoil, ConocoPhillips, Shell, Total and ExxonMobil, with an average remaining term of approximately three years as of September 30, 2012. We intend to grow our position in the harsh environment offshore drilling market by continuing to provide excellent service to our customers with our modern, technologically advanced fleet, together with our approximately 1,350 experienced and skilled employees. We also intend to leverage the relationships, expertise and reputation of Seadrill to re-contract our fleet under long-term contracts and to identify opportunities to expand our fleet through newbuildings and selective acquisitions. Seadrill is one of the world’s largest international offshore drilling contractors, and we believe Seadrill, which will own approximately         % of our outstanding common shares following completion of this offering, will be motivated to facilitate our growth because of its significant ownership interest in us.

Our fleet of nine harsh environment offshore drilling rigs consists of four semi-submersibles, one ultra-deepwater drillship, two jack-up rigs, and contracts for the construction of two additional drilling rigs, the West Linus, a jack-up rig with a maximum water depth of 450 feet, and the West Rigel, a sixth generation semi-submersible rig with maximum water depth of 10,000 feet. The West Linus is scheduled to be delivered to us in the fourth quarter of 2013, and the West Rigel is scheduled to be delivered to us in the first quarter of 2015. As of June 30, 2012, we had aggregate contractual commitments relating to these two newbuildings of $1,180 million, of which we have paid $225 million. We also have the option to acquire the construction contract for a harsh environment semi-submersible rig, the West Mira, from Seadrill. The option is exercisable on the pricing date of this offering and will terminate earlier if Seadrill enters into a firm contract for the employment of this drilling rig. While we intend to exercise this option on the pricing date, if it is terminated earlier, we intend to enter into an agreement for the construction of a new drilling rig with the same technical specifications and on similar financial terms as the West Mira. We refer to this new drilling rig as the Alternative Drilling Rig.

We plan to finance (i) the acquisition cost of the construction contract for the West Mira, or a portion of the construction cost of the Alternative Drilling Rig if we are unable to acquire the construction contract for the West Mira, in the amount of $             million and (ii) a portion of the remaining contractual commitments relating to the West Linus of approximately $             million, with the net proceeds of this offering. We plan to finance the remaining contractual commitments for the West Linus and the West Rigel in the aggregate amount of $             million, and the remaining contractual commitments for the West Mira, or the Alternative Drilling Rig if we are unable to acquire the construction contract for the West Mira, not covered by the net proceeds of this offering with cash flows from operations, borrowings under new credit facilities, and the net proceeds from securities offered in the public and private debt capital markets. Our entry into new credit facilities and access to the public and private debt capital markets are subject to significant conditions, including without limitation, the negotiation and execution of definitive documentation, as well as credit and debt market conditions, and we cannot assure you that we will be able to obtain such financing on terms acceptable to us or at all. This offering is not contingent upon our entry into new credit facilities or our accessing other sources of debt. Please read “Risk Factors” beginning on page 16 for a more complete discussion of risks and uncertainties that should be considered before investing in our common shares.

Our Fleet

The following table sets forth certain information regarding our drilling rigs as of the date of this prospectus:

Drilling Rig	Generation / Type *	Year Built		Water Depth Capacity (in feet)	Drilling Depth Capacity (in feet)	Contract
Floaters
Semi-Submersibles
West Phoenix	6th - HE	2008		10,000	30,000	Total
West Venture	5th - HE	2000		2,600	30,000	Statoil
West Alpha	4th - HE	1986		2,000	23,000	ExxonMobil
West Hercules (1)	6th - HE	2008		10,000	35,000	Statoil
West Rigel (2)	6th - HE	Q1 2015	(3)	10,000	40,000	N/A
Drillship
West Navigator	Ultra- deepwater - HE	2000		7,500	35,000	Shell
Jack-ups
West Epsilon	HD - HE	1993		400	30,000	Statoil
West Elara	HD - HE	2011		450	40,000	Statoil
West Linus (2)	HD - HE	Q4 2013	(3)	450	40,000	ConocoPhillips

*	HE – Harsh Environment
HD – Heavy Duty
(1)	The West Hercules is owned by a wholly owned subsidiary of Ship Finance International Limited, or Ship Finance, a member of the Fredriksen Group (discussed below), and is controlled by Seadrill through a bareboat charter agreement that expires in 2023. We expect to operate the West Hercules through a commercial management agreement with Seadrill.
(2)	Rig under construction
(3)	Expected delivery to us

Seadrill has granted us an option to acquire its contract for the construction of the harsh environment semi-submersible rig, the West Mira, on the same terms as the construction contract. We may exercise this option on the pricing date of this offering, which will require the assignment of the construction contract from Seadrill to us and our payment of the total project costs of approximately $650 million, consisting of payments to Seadrill of $114 million, representing amounts it has already paid to the shipyard, and $536 million to the shipyard, of which $57 million is due in May 2013 and $479 million is due on delivery, which is scheduled in the first quarter of 2015. The option will terminate early if Seadrill enters into a firm contract for the employment of this drilling rig. While we intend to exercise this option on the pricing date, if it is terminated earlier, we intend to enter into an agreement for the construction of the Alternative Drilling Rig. The West Mira, which is currently under construction at Hyundai Samho Shipyard in South Korea, has specifications similar to those of our semi-submersible rig under construction, the West Rigel.

Employment of Our Fleet

Our customers consist primarily of major integrated oil companies and independent oil and gas producers. We currently have contracts with Statoil, ConocoPhillips, Shell, Total and ExxonMobil.

Our contract backlog includes firm commitments only, which are represented by signed drilling contracts. As of September 30, 2012, our contract backlog was approximately $4.2 billion and was attributable to revenues we expect to generate from all of our drilling rigs. We calculate our contract backlog by multiplying the contractual dayrate by the minimum expected number of days committed under the contracts (excluding options to extend), assuming full utilization. The actual amount of revenues earned and the actual periods during which revenues are earned may differ from the amounts and periods shown in the table below due to, for example, shipyard and maintenance projects, downtime and other factors that result in lower revenues than our average contract backlog per day.

The firm commitments that comprise our contract backlog as of September 30, 2012 are as follows:

Drilling Rig	Contracted Location (North Sea)	Customer	Contract Backlog		Contractual Daily Rate		Earliest Expiration Date
West Phoenix	United Kingdom	Total		$369 million		$448,463	January 2015
West Venture	Norway	Statoil		$460 million		$444,278	July 2015
West Alpha	Norway	ExxonMobil ExxonMobil (1)	$ $	323 million/ 403 million	$ $	482,179/ 552,029	August 2014/ August 2016
West Navigator	Norway	Shell Shell	$ $	57 million/ 320 million	$ $	619,817/ 585,553	December 2012/ June 2014 (4)
West Epsilon	Norway	Statoil (2)		$236 million		$288,711	December 2014
West Elara	Norway	Statoil (3)		$598 million		$366,194	March 2017
West Linus	Norway	ConocoPhillips (4)		$672 million		$368,329	December 2018
West Hercules (5)	Norway	Statoil (6)		$732 million		$501,474	November 2016

For our drilling rigs operating in Norway, the daily rates listed in the table above include adjustments, effective from July 1, 2012, pursuant to the NR (Norges Rederiforbund) tariff, a Norwegian offshore industry tariff. The daily rate for the West Phoenix, which operates in the United Kingdom, is subject to annual rate revisions based on changes in indices derived from the U.S. Department of Labor, Bureau of Labor Statistics. Approximately 25% to 50% of the daily rates are payable in Norwegian Kroner or Great Britain Pounds.

(1)	ExxonMobil has the option to extend the contract until August 2017 on identical terms upon notice to us before December 31, 2014.
(2)	Statoil has the option to extend the contract until December 2016 on identical terms upon notice to us two years before the expiration of the firm contract period.
(3)	Statoil has the option to extend the contract until March 2019 on identical terms upon notice to us two years before the expiration of the firm contract period.
(4)	Employment of the West Linus is scheduled to commence in March 2014 upon its delivery to us from Jurong Shipyard in Singapore. ConocoPhillips has the option to extend the firm contract period from five to seven years at the same daily rate upon notice to us by the commencement date in March 2014. In addition, ConocoPhillips also has the option to extend the contract for two additional two year periods at a daily rate that is $10,000 less than the current daily rate for the extension periods upon 24 months’ notice to us prior to the expiration of the relevant period.
(5)	The West Hercules is owned by a wholly owned subsidiary of Ship Finance and is controlled by Seadrill through a bareboat charter agreement that expires in 2023. We expect to operate the West Hercules through a commercial management agreement with Seadrill.
(6)	Statoil has the option to extend the contract until November 2017 on identical terms upon notice to us two years before the expiration of the firm contract period.

Management of Our Business

Our board of directors has the authority to oversee and direct our operations, management and policies on an exclusive basis. Our board of directors has organized the provision of certain management and other services through Seadrill Management AS, or Seadrill Management, a wholly owned subsidiary of Seadrill, and North Atlantic Management AS, or North Atlantic Management, our wholly owned subsidiary.

We rely on the executive officers of Seadrill, who are employed through North Atlantic Management and Seadrill Management, to perform, among other things, Chief Executive Officer and Chief Financial Officer services for our benefit and who are responsible for our day-to-day management pursuant to an administrative services agreement, or the Services Agreement, subject to the direction and oversight of our board of directors. Until January 1, 2013, the services of Chief Executive Officer are provided by Seadrill Management. Mr. Alf Ragnar Løvdal has been appointed to serve as the Chief Executive Officer of North Atlantic Management effective as of that date. All references in this prospectus to “our officers” include those officers of North Atlantic Management and Seadrill Management who perform executive officer functions for our benefit. Please see “Management.” In addition, Seadrill Management provides treasury and financial advisory services, insurance placement and building supervisory services under the Services Agreement. The Services Agreement may be terminated by either party upon one month’s notice. In consideration of the services provided to us, we pay Seadrill Management a fee that includes the operating costs attributable to us plus a margin of 5%. During the period from January 1, 2012 through June 30, 2012, we paid Seadrill Management remuneration for its services in the amount of $7.0 million.

North Atlantic Management provides us with certain other day-to-day services pursuant to a management agreement among us and each of our rig-owning subsidiaries, which we refer to as the General Management Agreement. Under the terms of the General Management Agreement, North Atlantic Management is responsible for, among other things, corporate governance services, budgeting and accounting functions, the financing of our activities, commercial management including marketing of our drilling rigs, and the purchase and sale of assets. In addition, North Atlantic Management provides management services for the West Hercules and is responsible for, among other things, budgeting and accounting functions, technical management, staffing and commercial management of the customer and suppliers.

We also receive corporate, secretarial and certain other administrative services relating to the jurisdiction of Bermuda from Frontline Management (Bermuda) Ltd., or Frontline Management. Frontline Management is a wholly owned subsidiary of Frontline Ltd. (NYSE:FRO)(OSE:FRO), a company in which Hemen Holding Limited is a principal shareholder. Hemen Holding Limited holds approximately 1.75% of our shares and has an indirect interest in us through its ownership in Seadrill.

The executive offices of North Atlantic Management are located in Stavanger, Norway. It also has offices in Bergen, Norway.

Our Relationship with Seadrill Limited and the Fredriksen Group

One of our principal strengths is our relationship with Seadrill and the Fredriksen Group of companies, discussed below. We were established by Seadrill on February 11, 2011 as a new offshore drilling company focused on harsh environment operations. We expect our relationship with Seadrill will provide us with access to Seadrill’s customer, supplier and shipbuilder relationships and its technical, commercial and managerial expertise, which we believe will allow us to compete more effectively when seeking additional customers.

Upon completion of this offering, Seadrill will own approximately         % of our outstanding common shares and thus, in our view, will have significant incentives to contribute to our success. Seadrill is one of the world’s leading international offshore drilling contractors, providing offshore drilling services to the oil and natural gas industry. As of September 30, 2012, Seadrill owned and operated a fleet of 67 offshore drilling rigs, including 19 drilling rigs under construction and our drilling rigs. Seadrill’s fleet is comprised of jack-up rigs, tender drilling rigs, semi-submersible rigs and drillships, which operate from shallow to ultra-deepwater areas as well as in harsh and benign environments and are contracted to customers throughout the world. Seadrill reported total operating revenues of approximately $4.2 billion in fiscal year 2011.

In addition to our relationship with Seadrill, we believe there are opportunities for us to benefit from operational, customer and shipyard-based synergies due to our broader relationship with the Fredriksen Group. Seadrill’s main shareholder, Hemen Holding Ltd., or Hemen Holding, and other related companies are also the main shareholders of a number of other large companies involved in various sectors of the shipping and oil services industries, which we refer to together as the Fredriksen Group. In addition to Seadrill, the Fredriksen Group includes the following companies, among others:

•

Golar LNG Limited (NasdaqGS: GLNG)(OSE:GOL), an owner and operator of a fleet of seven liquefied natural gas, or LNG, carriers with 11 LNG carriers and two floating storage and regasification units, or FSRUs, on order;

•	Golar LNG Partners LP (NasdaqGS:GMLP), a master limited partnership and a majority owned subsidiary of Golar LNG Limited that owns and operates a fleet of two LNG carriers and four FSRUs;

•	Frontline Ltd. (NYSE:FRO)(OSE:FRO), a crude oil tanker company which owns and operates a fleet of 48 tankers;

•	Frontline 2012 Ltd. (N-OTC:FRNT), a crude oil tanker company which owns and operates 15 tankers, including contracts for the construction of five very-large crude carriers, or VLCCs;

•

Ship Finance International Limited (NYSE:SFL), a global international ship-owning company with a diverse fleet of 61 vessels, including crude oil tankers, chemical tankers, oil/bulk/ore vessels, dry-bulk carriers, container vessels, offshore supply vessels, one jack-up drilling rig and three ultra-deepwater drilling rigs;

•	Golden Ocean Group Limited (OSE:GOGL), a dry bulk shipping company that owns a fleet of 17 vessels, and manages an additional 11 vessels;

•	Archer Limited (OSE:ARCHER), an oil services company specializing in crewing offshore rigs and onshore land rigs, including associated wireline and well services;

•

Deep Sea Supply PLC (OSE:DESSC), an owner and operator of 23 anchor handling tug supply and platform supply vessels, operating in the North Sea spot market, West Africa, the Mediterranean, South East Asia and Brazil;

•	Northern Offshore Ltd. (OSE:NOF), an owner and operator of five offshore drilling rigs and a floating production unit operating in the mid-water market segment in the Northern U.K. North Sea; and

•

Seadrill Partners LLC (NYSE:SDLP), a master limited partnership and a majority owned subsidiary of Seadrill that owns and operates a fleet of four drilling rigs, including one drillship, two semi-submersibles and a tender rig.

We may not realize any benefits from our relationship with Seadrill or the Fredriksen Group.

Our Business Strategies

Our principal business objectives are to profitably grow our business and increase shareholder value. We expect to achieve these objectives through the following strategies:

•

Focus on harsh environment areas. There are a limited number of drilling rigs that are able to operate in offshore harsh environment areas, such as Norway, the United Kingdom, the Netherlands, Denmark, Eastern Canada, Alaska and Western Russia. Our operating fleet of seven drilling rigs, consisting of four semi-submersibles, one ultra-deepwater drillship and two jack-ups, currently operates exclusively in the harsh environment of the North Atlantic area. We also intend to employ our two newbuildings in the North Atlantic area upon their delivery to us. We believe that our established presence in the harsh-environment waters of the North Atlantic area, together with our fleet’s size and unique specifications, position us above our competitors to attract the business of oil and gas companies seeking activity in offshore harsh environment areas. Additionally, we believe we have a competitive advantage in Norway over new entrants in this market because Norway imposes added requirements for drilling facilities, including, among other things, strict standards relating to safety, drilling rig technical specifications, crew accommodations and certain other compliance measures, known as Acknowledgment of Compliance (“AOC”), which must be satisfied in order to operate in the Norwegian Continental Shelf. All of our drilling rigs meet, or are being constructed to meet, AOC requirements.

•

Pursue long-term contracts and maintain stable cash flows. We seek to maintain stable cash flows by pursuing long-term contracts and focusing on minimizing operating downtime. We believe that our focus on long-term contracts improves the stability and predictability of our operating cash flows, which we believe will enable us to access equity and debt capital markets on attractive terms and, therefore, facilitate our growth strategy.

•

Develop strategic relationships with high-quality customers. We plan to continue to develop strategic relationships with major international oil companies and large investment-grade independent exploration and production companies, both on our own and through our relationship with Seadrill. We expect to derive a significant portion of our revenues from contracts with these customers, the length and terms of which will depend on the type of drilling rig and the operating environment.

•

Grow through newbuilds and strategic and accretive acquisitions. We expect to grow through newbuilds and to consider strategic transactions, with a continued focus on harsh environment drilling operations. In addition to our jack-up and semi-submersible rigs currently under construction, we have the option to acquire the construction contract for an additional harsh environment semi-submersible rig, the West Mira, from Seadrill, which is exercisable on the pricing date of this offering. The option will terminate earlier if Seadrill enters into a firm contract for the employment of this drilling rig. Although we intend to exercise this option on the pricing date, if it is terminated earlier, we intend to enter into an agreement for the construction of the Alternative Drilling Rig. While we currently operate exclusively in Norway and in the United Kingdom, we may pursue harsh environment drilling operations in other locations, such as Arctic Russia, Greenland, Denmark, the Netherlands, Newfoundland and Northeastern Canada.

•

Provide excellent customer service and continue to prioritize safety as a key element of our operations. We believe that we and Seadrill have developed a reputation as a preferred offshore drilling contractor and that we can capitalize on this reputation by continuing to provide excellent customer service. We seek to deliver exceptional performance to our customers by consistently meeting or exceeding their expectations for operational performance, by, among others, maintaining high safety standards and minimizing downtime.

Competitive Strengths

We believe we are well positioned to achieve our primary business objectives and execute our business strategies based on the following competitive strengths:

•

Substantial revenue backlog with high quality customers. We have and are continuing to develop a strong revenue backlog that currently consists of contracts for all of our operating drilling rigs, as well as the West Linus, which is currently under construction at Jurong Shipyard in Singapore and is scheduled to be delivered to us in the fourth quarter of 2013. As of September 30, 2012, our contract backlog was approximately $4.2 billion. We believe these high-quality customer commitments will provide us with a stable cash flow for the next several years.

•

Technologically advanced harsh environment drilling fleet operated by experienced and skilled employees. Our fleet is comprised of technologically advanced drilling rigs designed to operate in harsh environments at water depths ranging from 150 feet to 10,000 feet with the ability to drill depths up to 40,000 feet. In addition, our drillship and semi-submersibles are self-propelled, dynamically positioned or moored, and are generally suitable for drilling in remote locations. We operate a modern fleet compared to most of our competitors in the region, with an average age of 8.7 years, assuming our two newbuilds have an average age of zero years. Modern and new drilling rigs generally result in lower maintenance capital expenditures than for older drilling rigs. We believe that with our modern, technologically advanced fleet, together with our approximately 1,350 experienced and skilled employees, we will be able to provide our customers with safe and effective operations, and establish, develop and maintain our position as a preferred provider of offshore drilling services for our customers. We believe that a combination of technologically advanced modern assets and highly skilled employees will facilitate the procurement of new contracts and dayrates that are competitive relative to current market rates for similar drilling rigs.

•

Relationship with Seadrill. We were established by Seadrill on February 11, 2011 as a new offshore drilling company focused on harsh environment operations. Following the completion of this offering Seadrill will own approximately         % of our common shares. Seadrill has provided significant financial and other resources to us and we believe that Seadrill will have incentives to facilitate our acquisition and growth strategy so long as it owns a significant interest in us. We expect our relationship with Seadrill will provide us access to Seadrill’s relationships with its customers, suppliers, shipbuilders and its technical and managerial expertise, which we believe will allow us to continue to expand our business and grow our customer base. In addition, we also have an option to acquire from Seadrill the construction contract for an additional harsh environment semi-submersible rig, the West Mira, which is exercisable on the pricing date of this offering. The option will terminate earlier if Seadrill enters into a firm contract for the employment of this drilling rig. Although we intend to exercise this option on the pricing date, if it is terminated earlier, we intend to enter into an agreement for the construction of the Alternative Drilling Rig.

•

Experienced and international management team. When taken together with our Predecessor, we have over 30 years of experience operating in locations worldwide. We believe that our management team’s significant experience in the offshore drilling industry, as well as its diverse international background, enhance our ability to effectively operate on an international basis and throughout industry cycles.

•

High barriers to entry. The Norwegian drilling market has high barriers to entry due to the strict regulations of the AOC, described above. In order to comply with these Norwegian health, safety and environmental regulations, drilling facilities incur significant additional construction costs relative to other areas of operation. Our fleet currently operates exclusively in the harsh environment of the North Atlantic area, offshore Norway and the United Kingdom. Because of these barriers to entry, we enjoy less competition and benefit from longer contract durations and higher dayrates than what we believe has been achieved in other geographic regions.

Recent Developments

On April 20, 2012, we issued a writ against the Norwegian tax authorities. The writ challenges a tax re-assessment related to a change of tax jurisdiction for some of our subsidiaries and calculation of taxable gains (See Note 6 to our combined consolidated carve-out financial statements). Seadrill has agreed to pay and indemnify us for all of our liabilities related to this tax claim with the Norwegian tax authorities in excess of $63 million. Management has performed an analysis for uncertain tax positions in the various jurisdictions in which we operate in accordance with ASC Topic 740 Income Taxes. Based on the analysis, a short term tax liability related to uncertain tax positions of $63 million has been recorded as of June 30, 2012 and December 31, 2011. We have not made any other provisions for uncertain tax positions. See “Risk Factors – Risks relating to our Company – A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries could result in a higher tax rate on our earnings, which could result in a significant negative impact on our earnings and cash flows from operations.”

In July 2012, the drilling rig management of the West Hercules, a harsh environment semi-submerisble rig controlled by Seadrill through a bareboat charter agreement with a subsidiary of Ship Finance, was transferred from Seadrill to us. The rig is currently in transit from Singapore to Norway, where it is scheduled to commence operation under a four year drilling contract with Statoil. The West Hercules will be operated by us through a commercial agreement with Seadrill, the terms of which are expected to be finalized prior to the completion of this offering.

Concurrently with this offering, we will offer to exchange all of the unregistered common shares we previously issued in the 2011 Private Placement and March 2012 Private Placement, other than common shares owned by Seadrill or other affiliates of ours, for common shares that have been registered under the Securities Act, which we refer to as the Exchange Offer. The Exchange Offer will be made only by means of a prospectus and a related letter of transmittal. See “Business – Exchange Offer.”

On September 21, 2012, at our annual general meeting, our shareholders authorized (i) the reduction of our share premium account from $834.3 million to $0 and an increase in our contributed surplus account of $834.3 million and (ii) our board of directors, in their sole discretion, to effect a one-for-five reverse stock split. References in this prospectus to our common shares are adjusted to reflect the consolidation of our common shares through a one-for-five reverse stock split, which we expect to take effect prior to the effectiveness of the registration statement of which this prospectus is a part.

Risk Factors

We face a number of risks associated with our business and industry and must overcome a variety of challenges to utilize our strengths and implement our business strategies. These risks relate to, among others, changes in the offshore contract drilling industry, including supply and demand, utilization rates, dayrates, customer drilling programs and commodity prices, a downturn in the global economy, hazards inherent in our industry and operations resulting in liability for personal injury or loss of life, damage to or destruction of property and equipment, pollution or environmental damage, inability to comply with covenants in our debt agreements, inability to finance capital projects, and inability to successfully employ our drilling rigs.

You should carefully consider the following risks, those risks described in “Risk Factors” and the other information in this prospectus before deciding whether to invest in our common shares.

Risks Relating to Our Business

•

Our growth depends on the level of activity in the offshore oil and natural gas industry, which is significantly affected by, among other things, volatile oil and natural gas prices, and may be materially and adversely affected by a decline in the offshore oil and natural gas industry.

•	An over-supply of drilling rigs may lead to a reduction in daily rates and therefore may materially impact our revenues and profitability.

•	We may be subject to liability under environmental laws and regulations, which could have a material adverse effect on our results of operations and financial condition.

•	Our business and operations involve numerous operating hazards, and our insurance and indemnities from our customers may not be adequate to cover potential losses from our operations.

•

The market value of our current drilling rigs and those we acquire in the future may decrease, which could cause us to incur losses if we decide to sell them following a decline in their market values.

Risks Relating to Our Company

•	The amount of our debt could limit our liquidity and flexibility in obtaining additional financing and in pursuing other business opportunities.

•	We may be unable to comply with covenants in our credit facilities or any future financial obligations that impose operating and financial restrictions on us.

•	Restrictions in our debt agreements may prevent us from paying dividends to our shareholders.

•	We currently derive all of our revenue from five customers, and the loss of any of these customers could result in a significant loss of revenues and cash flow.

•	The failure to consummate or integrate acquisitions in a timely and cost-effective manner could have an adverse effect on our financial condition and results of operations.

•	We depend on certain affiliates of Seadrill, including Seadrill Management, to assist us in operating and expanding our business.

•	Our future contracted revenue for our fleet of drilling rigs may not be ultimately realized.

•

A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries could result in a higher tax rate on our earnings, which could result in a significant negative impact on our earnings and cash flows from operations.

Risks relating to our Common Shares

•	There is no assurance that an active and liquid market for our common shares will develop or be sustained.

•	The price of our common shares may be highly volatile.

•	Following the completion of this offering, Seadrill will control a substantial ownership stake in us and Seadrill’s interests could conflict with interest of our other shareholders.

Implications of Being an Emerging Growth Company

We had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•

the ability to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement for our initial public offering;

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

•

exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to our auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if, among other things, we have more than $1.0 billion in “total annual gross revenues” during the most recently completed fiscal year. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to “opt out” of the extended transition period relating to the exemption from new or revised financial accounting standards and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Corporate Structure

North Atlantic Drilling Ltd. is a company incorporated under the laws of Bermuda on February 11, 2011. After the completion of this offering, Seadrill is expected to control a substantial ownership percentage in us, representing approximately         % of our outstanding common shares. We own our vessels through separate wholly owned subsidiaries that are incorporated in Bermuda.

The following diagram depicts our simplified organizational structure:

*	Ownership percentage is 100%, unless otherwise specified
*	Seadrill Norge Holding AS and Seadrill Norge AS, our wholly-owned subsidiaries, are dormant and have been excluded from the table. These two subsidiaries may be liable for certain Norwegian tax claims described in Note 6 to our combined consolidated carve-out financial statements.

Principal Executive Offices

Our principal executive headquarters are at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda. We have no proprietary management function. Pursuant to the Services Agreement and the General Management Agreement, all day-to-day management functions are provided by Seadrill Management and North Atlantic Management. Seadrill Management’s and North Atlantic Management’s offices are located at Finnestadveien 28, P.O. Box 109, 4001 Stavanger, Norway and its telephone number at that address is (011) 47 51 30 90 00. Seadrill Management may relocate its offices outside of Norway in the future. North Atlantic Management also has offices in Bergen, Norway. Our website is www.nadlcorp.com. The information contained on our website is not a part of this prospectus.

Other Information

Because we are incorporated under the laws of Bermuda, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Enforcement of Civil Liabilities” for more information.

The Offering

Common shares offered	common shares.

common shares, if the underwriters exercise their over-allotment option in full.

Common shares outstanding immediately after the offering	common shares.

common shares, if the underwriters exercise their over-allotment option in full.

Use of proceeds	We estimate that we will receive net proceeds of approximately $ million from this offering assuming the underwriters’ over-allotment option is not exercised, and approximately $ million if the underwriters’ over-allotment option is exercised in full, in each case after deducting underwriting discounts and commissions and estimated expenses payable by us. These estimates are based on an assumed initial public offering price of $ per share, which is the mid-point of the range on the cover of this prospectus.

We intend to use the net proceeds of this offering as follows:

•	$ million to fund the acquisition cost of the construction contract of the West Mira or a portion of the construction cost of the Alternative Drilling Rig;

•	$ million to partially fund the remaining contractual commitments relating to the construction of the West Linus; and

•	$ million for general corporate purposes and working capital.

Please read “Use of Proceeds.”

Voting rights	Holders of our common shares are entitled to one vote per common share in all shareholders’ meetings. Please read “Description of Capital Stock – Shareholder Rights.”

Dividend policy	Under our Bye-laws, our board of directors may, from time to time, declare cash dividends or distributions out of retained earnings and contributed surplus, and may also pay a fixed cash dividend biannually or on other dates. Our board of directors’ objective is to generate competitive returns for our shareholders. Any dividends declared will be in the sole discretion of the board of directors and will depend upon earnings, restrictions in our debt agreements described later in this prospectus, market prospects, current capital expenditure programs and investment opportunities, the provisions of Bermuda Law affecting the payment of distributions to shareholders and other factors. Under Bermuda law, the board of directors has no discretion to declare or pay a dividend if there are reasonable grounds for believing that (a) the Company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the Company’s assets would thereby be less than its liabilities.

In addition, since we are a holding company with no material assets other than the shares of our subsidiaries through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries’ distributing to us their earnings and cash flow. Please read “Dividend Policy.”

Exchange listing	We intend to apply to have our common shares listed for trading on the New York Stock Exchange, or the NYSE, under the symbol “NADL.”

Transfer agent	Computershare Shareowner Services

Risk factors	Investment in our common shares involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before investing in our common shares.

Summary Financial and Operating Data

We were formed on February 11, 2011, by Seadrill as a new offshore drilling subsidiary focused on harsh environment operations. On February 17, 2011, we entered into an agreement with Seadrill to acquire six harsh environment drilling rigs, including all relevant contracts, spares, stores and offshore personnel related to the drilling rigs, which we refer to as the North Atlantic Restructuring. The North Atlantic Restructuring closed on March 31, 2011 and our business is a direct continuation of the North Atlantic business of our parent, Seadrill, and its predecessor Smedvig asa, a Norwegian offshore drilling company. We did not engage in any business or other activities prior to the North Atlantic Restructuring, except in connection with our formation. The North Atlantic Restructuring was limited to entities that were under the control of Seadrill and its affiliates, and, as such, the North Atlantic Restructuring was accounted for as a transaction between entities under common control. As a result, prior to April 1, 2011, the results of operations, cash flows, and balance sheet have been carved out of the consolidated financial statements of Seadrill and therefore presented on a combined consolidated carve-out basis in our financial statements. The combined consolidated entities’ historical financial statements include assets, liabilities, revenues, expenses and cash flows directly attributable to drilling rigs transferred to us from Seadrill. References to the “combined consolidated entities” or to the “Predecessor” are to the subsidiaries of Seadrill that had interests in the drilling rigs in our initial fleet prior to April 1, 2011. The combined and consolidated financial information have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, and are in U.S. dollars. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Combined Carve-out Financial Statements and Consolidated Financial Statements.”

The following table presents, in each case for the periods and as of the dates indicated, historical summary combined consolidated carve-out financial and other data. The summary combined and consolidated financial data as of and for the years ended December 31, 2011 and 2010 are derived from the audited combined consolidated carve-out financial statements included in this prospectus. The summary consolidated financial data for the six months ended June 30, 2012, and the combined and consolidated financial data for the six months ended June 30, 2011, are derived from the unaudited condensed interim combined consolidated carve-out financial statements included in this prospectus. Our financial statements have been prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited condensed interim combined consolidated carve-out financial statements, and the notes thereto, and the audited combined consolidated carve-out financial statements, and the notes thereto, in each case included elsewhere in this prospectus. Our financial position, results of operations and cash flows could differ from those that would have resulted if we operated autonomously or as an entity independent of Seadrill in the periods for which historical financial data are presented on a carve-out basis below, and such data may not be indicative of our future operating results or financial performance.

	Six months ended June 30,		Year ended December 31,
	2012	2011	2011	2010
	Consolidated	Combined and Consolidated	Combined and Consolidated	Combined and Consolidated
	(In millions of U.S. dollars, except common share and per share data)
Statement of Operations Data
Total operating revenues from continuing operations	500.0	459.9	938.0	874.7
Net operating income from continuing operations	200.5	195.9	402.0	391.7
Net income from continuing operations	121.8	135.6	246.7	290.9
Earnings per share, basic and diluted – continuing operations (1)	0.57	0.73	1.28	1.94
Dividends declared per share	0.45	—	0.38	—
Weighted average common shares outstanding	212,960,000	186,441,356	192,455,504	150,003,000
Balance Sheet Data (at end of period):
Cash and cash equivalents	107.3		147.4	3.7
Drilling rigs	2,448.4		2,006.8	2,072.3
Newbuildings	225.3		572.2	119.0
Goodwill	480.6		480.6	480.6
Total assets	3,835.6		3,595.8	4,320.8
Interest bearing debt (including current portion)	2,493.3		2,626.7	1,480.0

	Six months ended June 30,		Year ended December 31,
	2012	2011	2011	2010
	Consolidated	Combined and Consolidated	Combined and Consolidated	Combined and Consolidated
	(In millions of U.S. dollars, except common share and per share data)
Share capital	1,138.1		988.1	—
Shareholders’ equity	3,835.6		525.7	1,667.5
Other Financial Data:
Net cash provided by continuing operations	207.5	67.1	346.1	252.8
Net cash used in investing activities from continuing operations	(316.5)	(118.7)	(390.4)	(104.1)
Net cash provided by/(used in) financing activities from continuing operations	68.9	165.2	188.1	(240.7)

(1)	Basic and diluted earnings per share has been computed assuming the shares issued to Seadrill upon formation of the Company and as part of consideration for the North Atlantic Restructuring, amounting to 150,003,000 common shares, were outstanding for all periods presented.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Where any forward-looking statement includes a statement about the assumptions or bases underlying the forward-looking statement, we caution that, while we believe these assumptions or bases to be reasonable and made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, our management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis. We cannot assure you, however, that the statement of expectation or belief will result or be achieved or accomplished. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. Forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. Forward-looking statements involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These risks include the risks that are identified in the “Risk Factors” section of this prospectus, and also include, among others, risks associated with the following:

•	our limited operating history;

•	our limited number of assets and small number of customers;

•	competition within our industry;

•	oversupply of rigs comparable to ours or higher specification rigs;

•	reduced expenditures by oil and natural gas exploration and production companies;

•	restrictions on offshore drilling, including the impact of the Deepwater Horizon incident on offshore drilling;

•	corruption, militant activities, political instability, ethnic unrest and regionalism in countries where we may operate;

•	delays and cost overruns in construction projects;

•	our substantial level of indebtedness;

•	our ability to incur additional indebtedness under and compliance with restrictions and covenants in our debt agreements;

•	our need for cash to meet our debt service obligations;

•	our levels of operating and maintenance costs;

•	availability of skilled workers and the related labor costs;

•	compliance with governmental, tax, environmental and safety regulation;

•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, or other applicable regulations relating to bribery;

•	general economic conditions and conditions in the oil and natural gas industry;

•	effects of new products and new technology in our industry;

•	termination of our customer contracts;

•	our dependence on key personnel;

•	operating hazards in the oilfield services industry;

•	adequacy of insurance coverage in the event of a catastrophic event;

•	our ability to obtain indemnity from customers;

•	changes in tax laws, treaties or regulations;

•	the volatility of the price of our common shares;

•	our incorporation under the laws of Bermuda and the limited rights to relief that may be available compared to other countries, including the United States; and

•	potential conflicts of interest between our controlling shareholder and our public shareholders.

Any forward-looking statements contained in this prospectus should not be relied upon as predictions of future events. No assurance can be given that the expectations expressed in these forward-looking statements will prove to be correct. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations proves to be inaccurate or is not realized. You should thoroughly read this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. Some important factors that could cause actual results to differ materially from those in the forward-looking statements are, in certain instances, included with such forward-looking statements and in “Risk Factors” in this prospectus. Additionally, new risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the forward-looking statements by these cautionary statements.

Readers are cautioned not to place undue reliance on the forward-looking statements contained in this prospectus, which represent the best judgment of our management. Such statements, estimates and projections reflect various assumptions made by us concerning anticipated results, which are subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control and which may or may not prove to be correct. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should consider carefully the following risk factors, as well as the other information contained in this prospectus, before making an investment in our common shares. The following risks relate principally to us and our business and the industry in which we operate, the securities market and ownership of our common shares. Any of the risk factors described below could significantly and negatively affect our business, financial condition or operating results, which may reduce our ability to pay dividends and lower the trading price of our common shares. You may lose part or all of your investment.

Risks relating to our Business

Our growth depends on the level of activity in the offshore oil and natural gas industry, which is significantly affected by, among other things, volatile oil and natural gas prices, and may be materially and adversely affected by a decline in the offshore oil and natural gas industry.

The offshore drilling industry is cyclical and volatile. Our growth strategy focuses on expansion in the offshore drilling sector, which depends on the level of activity in oil and natural gas exploration, development and production in offshore areas worldwide. The availability of quality drilling prospects, exploration success, relative production costs, the stage of reservoir development and political and regulatory environments affect customers’ drilling programs. Oil and natural gas prices and market expectations of potential changes in these prices also significantly affect this level of activity and demand for drilling rigs.

Oil and natural gas prices are extremely volatile and are affected by numerous factors beyond our control, including the following:

•	worldwide production and demand for oil and natural gas;

•	the cost of exploring for, developing, producing and delivering oil and natural gas;

•	expectations regarding future energy prices;

•	advances in exploration, development and production technology;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain levels and pricing;

•	the level of production in non-OPEC countries;

•	government regulations, including restrictions on offshore transportation of oil and natural gas;

•	local and international political, economic and weather conditions;

•	domestic and foreign tax policies;

•	development and exploitation of alternative fuels;

•	the policies of various governments regarding exploration and development of their oil and natural gas reserves;

•	accidents, severe weather, natural disasters and other similar incidents relating to the oil and natural gas industry; and

•

the worldwide political and military environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in the Middle East or other geographic areas or further acts of terrorism in the United States, or elsewhere.

Declines in oil and natural gas prices for an extended period of time, or market expectations of potential decreases in these prices, could negatively affect our future growth. Sustained periods of low oil and natural gas prices typically result in reduced exploration and drilling because oil and natural gas companies’ capital expenditure budgets are subject to cash flow from such activities and are therefore sensitive to changes in energy prices. These changes in commodity prices can have a dramatic effect on rig demand, and periods of low demand can cause excess rig supply and intensify the competition in the industry which often results in drilling rigs, particularly older and less technologically-advanced drilling rigs, being idle for long periods of time. We cannot predict the future level of demand for drilling rigs or future conditions of the oil and natural gas industry. Any decrease in exploration, development or production expenditures by oil and natural gas companies could reduce our revenues and materially harm our business, results of operations and cash available for distribution.

In addition to oil and natural gas prices, the offshore drilling industry is influenced by additional factors, including:

•	the availability of competing offshore drilling rigs;

•	the level of costs for associated offshore oilfield and construction services;

•	oil and natural gas transportation costs;

•	the level of rig operating costs including crew and maintenance;

•	the discovery of new oil and natural gas reserves; and

•	regulatory restrictions on offshore drilling.

Any of these factors could reduce demand for drilling rigs and adversely affect our business and results of operations.

An over-supply of drilling rigs may lead to a reduction in daily rates and therefore may materially impact our revenues and profitability.

During the recent period of high utilization and high daily rates, industry participants have increased the supply of drilling rigs by ordering construction of new drilling rigs. Historically, this has resulted in an over-supply of drilling rigs and has caused a subsequent decline in utilization and daily rates when the drilling rigs have entered the market, sometimes for extended periods of time until the new rigs have been absorbed into the active fleet. According to ODS – Petrodata, the worldwide fleet of ultra-deepwater drilling rigs consisted of 137 rigs, comprised of 62 semi-submersible rigs and 75 drillships as of September 8, 2012. An additional 15 semi-submersible rigs and 52 drillships are under construction or on order, which would bring the total fleet to 204 rigs. Of these rigs, 61 rigs are capable of harsh environment operations. A relatively large number of the drilling rigs currently under construction, including 10 harsh environment drilling rigs, have not been contracted for future work, which may intensify price competition as scheduled delivery dates occur and lead to a reduction in daily rates as the active fleet grows. Lower utilization and daily rates could adversely affect our revenues and profitability. Prolonged periods of low utilization and daily rates could also result in the recognition of impairment charges on our drilling rigs if future cash flow estimates, based on information available to management at the time, indicate that the carrying value of these drilling rigs may not be recoverable.

An economic downturn could have a material adverse effect on our revenue, profitability and financial position.

We depend on our customers’ willingness and ability to fund operating and capital expenditures to explore, develop and produce oil and natural gas, and to purchase drilling and related equipment. There has historically been a strong link between the development of the world economy and demand for energy, including oil and natural gas. The world economy is currently facing a number of challenges. As a result of the credit crisis in Europe, in particular in Greece, Italy, Ireland, Portugal and Spain, the European Commission created the European Financial Stability Facility, or the EFSF, and the European Financial Stability Mechanism, or the EFSM, to provide funding to Eurozone countries in financial difficulties that seek such support. In March 2011, the European Council agreed on the need for Eurozone countries to establish a permanent stability mechanism, the European Stability Mechanism, or the ESM, which will be activated by mutual agreement, to assume the role of the EFSF and the EFSM in providing external financial assistance to Eurozone countries after June 2013. Despite these measures, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the Euro. An extended period of adverse development in the outlook for European countries could reduce the overall demand for oil and natural gas and for our services. These potential developments, or market perceptions concerning these and related issues, could affect our financial position, results of operations and profitability. This includes uncertainty surrounding the sovereign debt and credit crises in certain European countries. In addition, turmoil and hostilities in the Middle East, North Africa and other geographic areas and countries are adding to overall risk. An extended period of adverse development in the outlook for the world economy could reduce the overall demand for oil and natural gas and for our services. Such changes could adversely affect our financial condition, results of operations and ability to pay dividends to our shareholders.

The current state of global financial markets and current economic conditions may adversely impact our ability to obtain additional financing on acceptable terms, which may hinder or prevent us from expanding our business or may otherwise negatively impact our business.

Global financial markets and economic conditions have been, and continue to be, volatile. The current state of global financial markets and current economic conditions might adversely impact our ability to issue additional equity at prices which will not be dilutive to our existing shareholders or preclude us from issuing equity at all. We cannot be certain that additional financing will be available if needed and to the extent required, on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to expand our existing business, complete drilling rig acquisitions or otherwise take advantage of business opportunities as they arise.

Consolidation and governmental regulation of suppliers may increase the cost of obtaining supplies or restrict our ability to obtain needed supplies, which may have a material adverse effect on our results of operations and financial condition.

We rely on certain third parties to provide supplies and services necessary for our offshore drilling operations, including drilling equipment suppliers, caterers and machinery suppliers. Recent mergers have reduced the number of available suppliers, resulting in fewer alternatives for sourcing key supplies. With respect to certain items, such as blow-out preventers, we are generally dependent upon the original equipment manufacturer for repair and replacement of the item or its spare parts. Such consolidation, combined with a high volume of drilling rigs under construction, may result in a shortage of supplies and services thereby increasing the cost of supplies and/or potentially inhibiting the ability of suppliers to deliver on time. These cost increases or delays could have a material adverse effect on our results of operations and result in rig downtime, and delays in the repair and maintenance of our drilling rigs. Furthermore, many of our suppliers are U.S. companies or non-U.S. subsidiaries owned or controlled by U.S. companies, which means that in the event a U.S. supplier was debarred or otherwise restricted by the U.S. government from delivering products, our ability to supply and service our operations could be materially impacted. For example, recently, four international freight forwarding companies, including our principal freight forwarder, CEVA, were debarred for a short period of time by the U.S. government. Because CEVA’s debarment was for a short period of time, our operations were not materially impaired. In addition, through regulation and permitting, certain foreign governments effectively restrict the number of suppliers and technicians available to supply and service our operations in those jurisdictions, which could materially impact our operations.

Governmental laws and regulations, including environmental laws and regulations, may add to our costs or limit our drilling activity.

Our business in the offshore drilling industry is affected by laws and regulations relating to the energy industry and the environment in the geographic areas where we operate. The offshore drilling industry is dependent on demand for services from the oil and gas exploration and production industry, and, accordingly, we are directly affected by the adoption of laws and regulations that, for economic, environmental or other policy reasons, curtail exploration and development drilling for oil and gas. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may, in the future, add significantly to our operating costs or significantly limit our drilling activity. Our ability to compete in international offshore contract drilling markets may be limited by foreign governmental regulations that favor or require the awarding of contracts to local contractors or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Governments in some countries are increasingly active in regulating and controlling the ownership of concessions, the exploration for oil and gas, and other aspects of the oil and gas industries. Offshore drilling in certain areas has been curtailed and, in certain cases, prohibited because of concerns over protection of the environment.

To the extent new laws are enacted or other governmental actions are taken that prohibit or restrict offshore drilling or impose additional environmental protection requirements that result in increased costs to the oil and gas industry, in general, or the offshore drilling industry, in particular, our business or prospects could be materially adversely affected. The operation of our drilling rigs will require certain governmental approvals. Depending on the jurisdiction, these governmental approvals may involve public hearings and costly undertakings on our part. We may not obtain such approvals or such approvals may not be obtained in a timely manner. If we fail to timely secure the necessary approvals or permits, our customers may have the right to terminate or seek to renegotiate their drilling contracts to our detriment. The amendment or modification of existing laws and regulations or the adoption of new laws and regulations curtailing or further regulating exploratory or development drilling and production of oil and gas could have a material adverse effect on our business, operating results or financial condition. Future earnings may be negatively affected by compliance with any such new legislation or regulations.

We may be subject to liability under environmental laws and regulations, which could have a material adverse effect on our results of operations and financial condition.

Our operations are subject to numerous environmental laws and regulations in the form of international conventions and treaties, and regional, national, state, and local laws and regulations (including those of the European Union, the United Kingdom, and Norway) controlling the discharge of materials into the environment, requiring removal and clean-up of materials that may harm the environment or otherwise relating to the protection of the environment. The offshore drilling industry is dependent on demand for services from the oil and natural gas exploration and production industry, and, accordingly, we are directly affected by the adoption of laws and regulations that, for economic, environmental or other policy reasons, may curtail exploration and development drilling for oil and gas. Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lifetime of our rigs. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations.

As an operator of mobile drilling rigs, we may be liable for damages and costs incurred in connection with spills of oil and other chemicals and substances related to our operations, and we may also be subject to significant fines in connection with spills. For example, an oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other international laws, as well as third-party damages. Laws and regulations protecting the environment have become more stringent in recent years, and may in some cases impose strict liability, rendering a person liable for environmental damage without regard to negligence. These laws and regulations may expose us to liability for the conduct of or conditions caused by others, or for acts that were in compliance with all applicable laws at the time when such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our financial position, results of operations or cash flows. In general, our drilling agreements contain a contractual indemnification clause, pursuant to which our clients agree to protect, hold harmless and indemnify us against liability for pollution, well and environmental damage, however, there is no assurance that we can obtain such indemnities in our future contracts or that our clients would have the financial capability to fulfill their contractual obligations to us. Also, these indemnities may be held to be unenforceable in certain jurisdictions, as a result of public policy or for other reasons.

We may be subject to litigation that could have an adverse effect on our business and financial condition.

We are currently not involved in any litigation matters that are expected to have a material adverse effect on our business or financial condition other than our ongoing tax dispute with the Norwegian tax authorities, which is described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments Concerning Our Taxation” and in Note 6 to our combined consolidated carve-out financial statements. Nevertheless, we anticipate that we could be involved in litigation matters from time to time in the future. The operating hazards inherent in the offshore drilling business expose us to litigation, including personal injury litigation, environmental litigation, contractual litigation with clients, intellectual property litigation, tax or securities litigation, and maritime lawsuits including the possible arrest of our drilling rigs. We cannot predict with certainty the outcome or effect of any claim or other litigation matter. Any future litigation may have an adverse effect on our business, financial position, results of operations and its ability to pay dividends, because of potential negative outcomes, the costs associated with prosecuting or defending such lawsuits, and the diversion of management’s attention to these matters.

Our business and operations involve numerous operating hazards, and our insurance and indemnities from our customers may not be adequate to cover potential losses from our operations.

Our operations are subject to hazards inherent in the offshore drilling industry, such as blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, punch-throughs, craterings, fires, explosions and pollution. Contract drilling requires the use of heavy equipment and exposure to hazardous conditions, which may subject us to liability claims by employees, customers and third parties. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations. Our offshore fleet is also subject to hazards inherent in marine operations, either while on-site or during mobilization, such as capsizing, sinking, grounding, collision, piracy, damage from severe weather and marine life infestations. Operations may also be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. We customarily provide contract indemnity to our customers for claims that could be asserted by us relating to damage to or loss of our equipment, including rigs, and claims that could be asserted by us or our employees relating to personal injury or loss of life.

Damage to the environment could also result from our operations, particularly through spillage of hydrocarbons, fuel, lubricants or other chemicals and substances used in drilling operations, or extensive uncontrolled fires. We may also be subject to property damage, environmental indemnity and other claims by oil and natural gas companies. Our insurance policies and drilling contracts contain rights to indemnity that may not adequately cover our losses, and we do not have insurance coverage or rights to indemnity for all risks. There are certain risks, including risks associated with the loss of control of a well (such as blowout, cratering, the cost to regain control of or re-drill the well and remediation of associated pollution), and our customers may be unable or willing to indemnify us against such risks. In addition, a court may decide that certain indemnities in our current or future contracts are not enforceable. We maintain insurance coverage for property damage, occupational injury and illness, and general and marine third-party liabilities. However, pollution and environmental risks generally are not totally insurable.

Our insurance provides for deductibles for damage to our offshore drilling equipment and third-party liabilities. With respect to hull and machinery, our insurance provides for a deductible per occurrence of $5 million for all of our fleet. However, in the event of a total loss or a constructive total loss of a drilling rig, such loss is fully covered by our insurance with no deductible. For general and marine third-party liabilities, our insurance provides for up to a $500,000 deductible per occurrence on personal injury liability for crew claims as well as non-crew claims and per occurrence on third-party property damage.

If a significant accident or other event occurs that is not fully covered by our insurance or an enforceable or recoverable indemnity from a customer, the occurrence could adversely affect our financial position, results of operations or profitability. The amount of our insurance may also be less than the related impact on enterprise value after a loss. Our insurance coverage will not in all situations provide sufficient funds to protect us from all liabilities that could result from our drilling operations. Our coverage includes annual aggregate policy limits. As a result, we retain the risk for any losses in excess of these limits. Any such lack of reimbursement may cause us to incur substantial costs. In addition, we could decide to retain more risk in the future, resulting in higher risk of losses, which could be material, that are not covered by third-party insurance contracts. Moreover, no assurance can be made that we will be able to maintain adequate insurance in the future at rates that we consider reasonable, or obtain insurance against certain risks.

The Deepwater Horizon oil spill in the U.S. Gulf of Mexico may result in more stringent laws and regulations governing offshore drilling, which could have a material adverse effect on our business, operating results or financial condition.

On April 20, 2010, there was an explosion and a related fire on the Deepwater Horizon, an ultra-deepwater semi-submersible drilling rig that is not connected to us, while it was servicing a well in the U.S. Gulf of Mexico. This catastrophic event resulted in the death of 11 workers and the total loss of that drilling rig, as well as the release of large amounts of oil into the U.S. Gulf of Mexico, impacting the environment and the region’s key industries. This event is being investigated by several federal agencies, including the United States Department of Justice and by the United States Congress, and is also the subject of numerous lawsuits. On May 30, 2010, the United States Department of the Interior issued a six-month moratorium on all deepwater drilling in the outer continental shelf regions of the U.S. Gulf of Mexico and the Pacific Ocean. On October 12, 2010, the United States government lifted the drilling moratorium, subject to compliance with enhanced safety requirements. On January 11, 2011, the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling released its final report, with recommendations for new regulations.

While we do not currently operate any of our drilling rigs in the U.S. Gulf of Mexico, these developments could have a substantial impact on the offshore oil and gas industry worldwide. Governmental investigations and proceedings may result in significant changes to existing laws and regulations and substantially stricter governmental regulation of our drilling rigs. For example, Norway’s Petroleum Safety Authority is assessing the results of the investigations into the Deepwater Horizon oil spill and issued a preliminary report of its recommendations in June 2011, and Oil & Gas United Kingdom has established the Oil Spill Prevention and Response Advisory Group, which issued its final report on industry practices in the United Kingdom in September 2011. In addition, BP plc, a company not affiliated with us and the rig operator of the Deepwater Horizon, has reached an agreement with the United States government to establish a claims fund of $20 billion, which far exceeds the $75 million strict liability limit set forth under the U.S. Oil Pollution Act of 1990. Amendments to existing laws and regulations or the adoption of new laws and regulations curtailing or further regulating exploratory or development drilling and production of oil and gas, may be highly restrictive and require costly compliance measures that could have a material adverse effect on our business, operating results or financial condition. Future earnings may be negatively affected by compliance with any such amended or new legislation or regulations.

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

Due to concern over the risk of climate change, a number of countries and the United Nations’ International Maritime Organization, or IMO, have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. However, in July 2011, the IMO’s Maritime Environment Protection Committee, or MEPC, adopted two new sets of mandatory requirements to address greenhouse gas emissions from ships that will enter into force in January 2013. Currently operating ships will be required to develop Ship Energy Efficiency Management Plans, and minimum energy efficiency levels per capacity mile will apply to new ships. These requirements could cause us to incur additional compliance costs. The IMO is also considering the development of market-based mechanisms to reduce greenhouse gas emissions from ships. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels, and in January 2012, the European Commission launched a public consultation on possible measures to reduce greenhouse gas emissions from ships.

Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our assets, and might also require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program.

Additionally, adverse effects upon the oil and gas industry relating to climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for oil and gas in the future or create greater incentives for use of alternative energy sources. Any long-term material adverse effect on the oil and gas industry could have a significant financial and operational adverse impact on our business.

Please see “Business – Environmental and Other Regulations in the Offshore Drilling Industry – Regulation of Greenhouse Gas Emissions” below for a more detailed discussion.

If we enter into drilling contracts or engage in certain other activities with countries or government-controlled entities that are subject to restrictions imposed by the U.S. government, or engage in certain other activities, our reputation and the market for our securities could be adversely affected.

From time to time, we may operate in countries that are subject to sanctions and embargoes imposed by the U.S. government and/or identified by the U.S. government as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expanded the application of the prohibitions to additional activities of companies such as ours and introduced limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the U.S., including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Act, which created new sanctions and strengthened existing sanctions. Among other things, the Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Act also includes a provision that states in part that, if a person is found transporting crude oil from Iran or transporting refined petroleum products to Iran, that person’s vessels could be barred from landing at U.S. ports for up to two years.

Although we believe that we are in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in our Company. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common shares may adversely affect the price at which our common shares trade. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into drilling contracts with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our securities may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

We cannot guarantee that the use of our drilling rigs will not infringe the intellectual property rights of others.

The majority of the intellectual property rights relating to our drilling rigs and related equipment are owned by our suppliers. In the event that one of our suppliers becomes involved in a dispute over infringement of intellectual property rights relating to equipment owned by us, we may lose access to repair services, replacement parts, or could be required to cease use of some equipment. In addition, our competitors may assert claims for infringement of intellectual property rights related to certain equipment on our drilling rigs and we may be required to stop using such equipment and/or pay damages and royalties for the use of such equipment. The consequences of technology disputes involving our suppliers or competitors could adversely affect our financial results and operations. We have provisions in some of our supply contracts for suppliers to provide indemnity to us against intellectual property lawsuits. However, we cannot be assured that these suppliers will be willing or financially able to honor their indemnity obligations, or guarantee that the indemnities will fully protect us from the adverse consequences of such technology disputes. We also have provisions in some of our client contracts to require the client to share some of these risks on a limited basis, but we cannot provide assurance that these provisions will fully protect us from the adverse consequences of such technology disputes.

We must make substantial capital and operating expenditures to maintain the operating capacity of our fleet, which will reduce cash available to pay dividends to shareholders.

We must make substantial capital and operating expenditures to maintain and replace, over the long-term, the operating capacity of our fleet. We estimate that our maintenance and replacement capital expenditures will average approximately $80 million per year. Maintenance and replacement capital expenditures include capital expenditures for maintenance (including special classification surveys) and capital expenditures associated with modifying an existing drilling rig, including to upgrade its technology, acquiring a new drilling rig or otherwise replacing current drilling rigs at the end of their useful lives to the extent these expenditures are incurred to maintain or replace the operating capacity of our fleet. These expenditures could vary significantly from quarter to quarter, and from year to year, and could increase as a result of changes in:

•	the cost of labor and materials;

•	customer requirements;

•	fleet size;

•	the cost of replacement drilling rigs;

•	the cost of replacement parts for existing drilling rigs;

•	the geographic location of the drilling rigs;

•	length of drilling contracts;

•	governmental regulations and maritime self-regulatory organization and technical standards relating to safety, security or the environment; and

•	industry standards.

These substantial capital and operating expenditures will reduce cash available to pay dividends to our shareholders, and any increases in our capital and operating expenditures will further reduce cash available to pay dividends to shareholders.

We may not be able to keep pace with the continual and rapid technological developments that characterize the market for our services, and our failure to do so may result in our loss of market share.

The market for our services is characterized by continual and rapid technological developments that have resulted in, and will likely continue to result in, substantial improvements in equipment functions and performance. As a result, our future success and profitability will be dependent, in part, on our ability to keep pace with technological developments. If we are not successful in acquiring new equipment or upgrading our existing equipment in a timely and cost-effective manner in response to technological developments or changes in standards in our industry, we could lose business and profits. In addition, current competitors or new market entrants may develop new technologies, services or standards that could render some of our services or equipment obsolete, which could have a material adverse effect on our operations.

In addition, we currently operate exclusively in Norway and in the United Kingdom. If we are unable to expand our operations and pursue harsh environment drilling operations in other locations, such as Arctic Russia, Greenland, Denmark, the Netherlands, Newfoundland and Northeastern Canada, it could have a material adverse effect on our operations.

The market value of our current drilling rigs and those we acquire in the future may decrease, which could cause us to record impairment losses, or incur realized losses if we decide to sell them following a decline in their market values.

If the offshore contract drilling industry suffers adverse developments in the future, the fair market value of our drilling rigs may decline. The fair market value of the drilling rigs that we currently own, or may acquire in the future, may increase or decrease depending on a number of factors, including:

•	general economic and market conditions affecting the offshore contract drilling industry, including competition from other offshore contract drilling companies;

•	types, sizes and ages of drilling rigs;

•	supply and demand for drilling rigs;

•	costs of newbuildings;

•	prevailing level of drilling services contract daily rates;

•	governmental or other regulations; and

•	technological advances.

Additionally, if we sell one or more of our drilling rigs at a time when drilling rig prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale price may be less than the drilling rig’s carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings. Furthermore, if drilling rig values fall significantly, we may have to record an impairment adjustment in our financial statements, which could adversely affect our financial results and condition.

Risks relating to our Company

The amount of our debt could limit our liquidity and flexibility in obtaining additional financing and in pursuing other business opportunities.

As of September 30, 2012, we had $2.5 billion in gross principal amount of interest bearing debt. Our current indebtedness and future indebtedness that we may incur could affect our future operations, as a portion of our cash flow from operations will be dedicated to the payment of interest and principal on such debt and will not be available for other purposes. Covenants contained in our debt agreements require us to meet certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our business or economic conditions, limit our ability to dispose of assets or place restrictions on the use of proceeds from such dispositions, withstand current or future economic or industry downturns and compete with others in our industry for strategic opportunities, and limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes and our ability to distribute dividends to our shareholders. Our ability to meet our debt service obligations and to fund planned expenditures, including construction costs for our newbuilding projects, will be dependent upon our future performance, which will be subject to prevailing economic conditions, industry cycles and financial, business, regulatory and other factors affecting our operations, many of which are beyond our control. Our future cash flows may be insufficient to meet all of our debt obligations and contractual commitments, and any insufficiency could negatively impact our business. To the extent that we are unable to repay our indebtedness as it becomes due or at maturity, we may need to refinance our debt, raise new debt, sell assets or repay the debt with the proceeds from equity offerings.

If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing dividends to shareholders, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our consolidated debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Furthermore, our financing agreements contain cross-default clauses which are linked to our other indebtedness. In the event of a default by one of our subsidiaries under one of its credit or other agreements, we could be adversely affected by the cross-default clauses, even if such default is cured.

We may be unable to comply with covenants in our credit facilities or any future financial obligations that impose operating and financial restrictions on us.

Our credit facilities impose, and future financial obligations may impose, operating and financial restrictions on us. These restrictions may prohibit or otherwise limit our ability to, among other things:

•	enter into other financing arrangements;

•	incur additional indebtedness;

•	create or permit liens on our assets;

•	sell our drilling rigs or the shares of our subsidiaries;

•	make investments;

•	change the general nature of our business;

•	pay dividends to our shareholders;

•	change the management and/or ownership of the drilling rigs;

•	make capital expenditures; and

•	compete effectively to the extent our competitors are subject to less onerous restrictions.

For more information, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Our Borrowing Activities.”

Our ability to comply with the restrictions and covenants, including financial ratios and tests, contained in our financing agreements is dependent on our future performance and may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If the market value of any of our drilling rigs declines, or if market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we are unable to comply with the restrictions and covenants in the agreements governing our indebtedness or in current or future debt financing agreements, there could be a default under the terms of those agreements. If a default occurs under these agreements, lenders could terminate their commitments to lend and/or accelerate the outstanding loans and declare all amounts borrowed due and payable. We pledge our drilling rigs as security for our indebtedness. If our lenders were to foreclose on our drilling rigs in the event of a default, this may adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. In addition, all of our loan agreements contain cross-default provisions, meaning that if we are in default under one of our loan agreements, amounts outstanding under our other loan agreements may also be accelerated and become due and payable. If any of these events occur, we cannot guarantee that our assets will be sufficient to repay in full all of our outstanding indebtedness, and we may be unable to find alternative financing. Even if we could obtain alternative financing, that financing might not be on terms that we find are favorable or acceptable. Any of these events would adversely affect our ability to pay dividends to our shareholders and cause a decline in the market price of our common shares. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Our Borrowing Activities.”

Failure to comply with covenants and other provisions in our existing or future financing agreements could result in cross-defaults under our existing financing agreements, which would have a material adverse effect on us.

Our existing financing agreements contain cross-default provisions that may be triggered if we default under the terms of our existing or future financing agreements. Please read “Management’s Discussion and Analysis of Financial Conditions and Results of Operations – Liquidity and Capital Resources – Our Borrowing Activities.” In the event of a default by us under one of our financing agreements, the lenders under our existing financing agreements could determine that we are in default under our other financing agreements. This could result in the acceleration of the maturity of such debt under these agreements and the lenders thereunder may foreclose upon any collateral securing that debt, including our drilling rigs, even if we were to subsequently cure such default. In the event of such acceleration and foreclosure, we might not have sufficient funds or other assets to satisfy all of our obligations, which would have a material adverse effect on our business, results of operations and financial condition and would significantly reduce our ability, or make us unable, to pay dividends to our shareholders for so long as such default is continuing. Additionally, we are a “restricted subsidiary” under the indenture relating to Seadrill’s $1,000 million 5 5/8% Senior Notes due 2017. While we are not a guarantor of the notes or a party to the indenture, Seadrill has agreed to cause us to comport with the restrictions on “restricted subsidiaries” contained in the indenture. Accordingly, Seadrill may use its influence over us to restrict our ability, among other things, to incur additional debt, pay dividends or issue guarantees, if Seadrill is required to do so under the terms of the indenture for the notes.

Restrictions in our debt agreements may prevent us from paying dividends to our shareholders.

The payment of principal and interest on our debt will reduce cash available for the payment of dividends to our shareholders. In addition, our current financing agreements contain provisions that, upon the occurrence of certain events, permit lenders to terminate their commitments and/or accelerate the outstanding loans and declare all amounts due and payable, which may prevent us from paying dividends to our shareholders. These events include, among others:

•	a failure to pay any principal, interest, fees, expenses or other amounts when due;

•	a violation of covenants requiring us to maintain certain levels of insurance coverage, minimum liquidity levels, minimum interest coverage ratios and minimum current ratios;

•	a default under any other provision of the financing agreement, as well as a default under any provision of related security documents;

•	a material breach of any representation or warranty contained in the applicable financing agreement;

•	a default under other indebtedness;

•	a failure to comply with a final legal judgment from a court of competent jurisdiction;

•	a bankruptcy or insolvency event;

•	a suspension or cessation of our business;

•

the destruction or abandonment of our assets, or the seizure or appropriation thereof by any governmental, regulatory or other authority if the lenders determine such occurrence could have a material adverse effect on our business or our ability to satisfy our obligations under or otherwise comply with the applicable financing agreement;

•	the invalidity, unlawfulness or repudiation of any financing agreement or related security document;

•	an enforcement of any liens or other encumbrances covering our assets; and

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the occurrence of certain other events that the lenders believe is likely to have a material adverse effect on our business or our ability to satisfy our obligations under or otherwise comply with the applicable financing agreement.

We expect that our future financing agreements will contain similar provisions. For more information regarding these financing agreements, please read “Management’s Discussion and Analysis of Financial Conditions and Results of Operations – Liquidity and Capital Resources – Our Borrowing Activities.”

We are a holding company, and depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments.

We are a holding company, and our subsidiaries, which are all directly and indirectly wholly owned by us, conduct all of our operations and own all of our operating assets. As a result, our ability to satisfy our financial obligations and to pay dividends to our shareholders depends on the ability of our subsidiaries to generate profits available for distribution to us and, to the extent that they are unable to generate profits, we will be unable to pay dividends to our shareholders.

Any limitation in the availability or operation of our nine drilling rigs could have a material adverse effect on our business, results of operations and financial condition and could significantly reduce our ability to pay dividends to shareholders.

Our fleet currently consists of five harsh environment semi-submersibles, one harsh environment deepwater drillship, and three harsh environment jack-up rigs, including contracts for the construction of one harsh environment semi-submersible rig and one harsh environment jack-up rig. If any of our drilling rigs are unable to generate revenues as a result of the expiration or termination of its drilling contracts or sustained periods of downtime, our results of operations and financial condition could be materially adversely affected.

Some of our customers have the right to terminate their drilling contracts without cause upon the payment of an early termination fee. The general principle is that such early termination fee shall compensate us for lost revenues less operating expenses for the remaining contract period, however, in some cases, such payments may not fully compensate us for the loss of the drilling contract. Under certain circumstances our contracts may permit customers to terminate contracts early without the payment of any termination fees as a result of non-performance, total loss of the rigs, extended periods of downtime or impaired performance caused by equipment or operational issues, or sustained periods of downtime due to force majeure events beyond our control. During periods of challenging market conditions, we may be subject to an increased risk of our clients seeking to repudiate their contracts, including through claims of non-performance. Our customers’ ability to perform their obligations under their drilling contracts may also be negatively impacted by the prevailing uncertainty surrounding the development of the world economy and the credit markets. If a customer cancels its contract, and we are unable to secure a new contract on a timely basis and on substantially similar terms, or if a contract is suspended for an extended period of time or if a contract is renegotiated on different terms, it could adversely affect our business, results of operations and financial condition and may reduce the amount of cash we have available to pay dividends to our shareholders. For more information regarding the termination provisions of our drilling contracts, please read “Business – Drilling Contracts.”

We currently derive all of our revenue from five customers, and the loss of any of these customers could result in a significant loss of revenues and cash flow.

We currently derive all of our revenues and cash flow from five customers, including ExxonMobil with respect to a drilling contract for the West Alpha, which commenced in September 2012. For the six months ended June 30, 2012, Statoil accounted for 43%, Total accounted for 18%, Shell accounted for 22% and BG Norge Limited accounted for 17% of our total revenues. For the year ended December 31, 2011, Statoil accounted for 31%, Total accounted for 23%, Shell accounted for 23% and BG Norge Limited accounted for 23% of our total revenues. All of our drilling contracts have fixed terms, but may be terminated early due to certain events or might nevertheless be lost in the event of unanticipated developments, such as the deterioration in the general business or financial condition of a customer, resulting in its inability meet its obligations under our contracts.

If any of our drilling contracts are terminated, we may be unable to re-deploy the drilling rig subject to such terminated contract on terms as favorable to us as our current drilling contracts. If we are unable to re-deploy a drilling rig for which the drilling contract has been terminated, we will not receive any revenues from that drilling rig, but we will be required to pay expenses necessary to maintain the drilling rig in proper operating condition. This may cause us to receive decreased revenues and cash flows from having fewer drilling rigs operating in our fleet. The loss of any customers, drilling contracts or drilling rigs, or a decline in payments under any of our drilling contracts, could have a material adverse effect on our business, results of operations, financial condition and ability to pay dividends to our shareholders.

In addition, our drilling contracts subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the offshore drilling industry, prevailing prices for oil and natural gas, the overall financial condition of the counterparty, the dayrates received for specific types of drilling rigs and the level of expenses necessary to maintain drilling activities. In addition, in depressed market conditions, our customers may no longer need a drilling rig that is currently under contract or may be able to obtain a comparable drilling rig at a lower dayrate. Should a counterparty fail to honor its obligations under an agreement with us, we could sustain losses, which could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends to our shareholders.

The failure to consummate or integrate acquisitions in a timely and cost-effective manner could have an adverse effect on our financial condition and results of operations.

Seadrill has granted us an option to acquire its contract for the construction of the harsh environment semi-submersible rig, the West Mira, on the same terms as the construction contract. We may exercise this option on the pricing date of this offering, which will require the assignment of the construction contract from Seadrill to us and our payment of the total project costs of approximately $650 million, consisting of payments to Seadrill of $114 million, representing amounts it has already paid to the shipyard, and $536 million to the shipyard, of which $57 million is due in May 2013 and $479 million is due on delivery, which is scheduled in the first quarter of 2015. The option will terminate early if Seadrill enters into a firm contract for the employment of this drilling rig. While we intend to exercise this option on the pricing date, if it is terminated earlier, we intend to enter into an agreement for the construction of the Alternative Drilling Rig. The West Mira, which is currently under construction at Hyundai Samho Shipyard in South Korea, has specifications similar to those of our semi-submersible rig under construction, the West Rigel.

We believe that other acquisition opportunities may arise from time to time, and any such acquisition could be significant. Any acquisition could involve the payment by us of a substantial amount of cash, the incurrence of a substantial amount of debt or the issuance of a substantial amount of equity. Certain acquisition and investment opportunities may not result in the consummation of a transaction. In addition, we may not be able to obtain acceptable terms for the required financing for any such acquisition or investment that arises. We cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading price of our common shares. Our future acquisitions could present a number of risks, including the risk of incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets, the risk of failing to successfully and timely integrate the operations or management of any acquired businesses or assets and the risk of diverting management’s attention from existing operations or other priorities. We may also be subject to additional costs related to compliance with various international laws in connection with such acquisitions. If we fail to consummate and integrate our acquisitions in a timely and cost-effective manner, our financial condition, results of operations and ability to pay dividends to our shareholders could be adversely affected.

We depend on certain affiliates of Seadrill, including Seadrill Management, to assist us in operating and expanding our business.

Our ability to enter into new drilling contracts and expand our customer and supplier relationships will depend largely on our ability to leverage our relationship with Seadrill and its reputation and relationships in the offshore drilling industry. If Seadrill suffers material damage to its reputation or relationships, it may harm our ability to:

•	renew existing drilling contracts upon their expiration;

•	obtain new drilling contracts;

•	efficiently and productively carry out our drilling activities;

•	successfully interact with shipyards;

•	obtain financing and maintain insurance on commercially acceptable terms; or

•	maintain satisfactory relationships with suppliers and other third parties.

Pursuant to the Services Agreement, Seadrill Management provides us with treasury and financial advisory services, insurance placement and building supervisory services. We also receive corporate, secretarial and certain other administrative services relating to the jurisdiction of Bermuda from Frontline Management. Our operational success and ability to execute our growth strategy will depend significantly upon the satisfactory performance of these services. Our business will be harmed if Seadrill and its affiliates fail to perform these services satisfactorily, if they cancel their agreements with us or if they stop providing these services to us. Please read “Certain Relationships and Related Party Transactions.”

Newbuilding projects are subject to risks that could cause delays or cost overruns.

We have entered into construction contracts with Jurong Shipyard in Singapore for one harsh environment jack-up rig with corresponding contractual commitments, including project management, operation preparations and variation orders, totaling $530 million of which we have paid $109 million as of June 30, 2012 and one sixth generation harsh environment semi-submersible with corresponding contractual commitments, including project management, operation preparations, and variation orders, totaling $650 million of which we have paid $116 million as of June 30, 2012. In addition, we also plan to acquire the contract for the construction of the West Mira, or enter into an agreement for the construction of the Alternative Drilling Rig, for approximately $650 million. Newbuilding construction projects are subject to risks of delay or cost overruns inherent in any large construction project from numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, unanticipated cost increases between order and delivery, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. Significant cost overruns or delays could adversely affect our financial position, results of operations and cash flows. Additionally, failure to complete a project on time may result in the delay of revenue from that rig. New drilling rigs may experience start-up difficulties following delivery or other unexpected operational problems that could result in uncompensated downtime, which also could adversely affect our financial position, results of operations and cash flows or the cancellation or termination of drilling contracts.

Our drilling contracts may not permit us to fully recoup our costs in the event of a rise in expenses.

Our drilling contracts have dayrates that are fixed over the contract term. In order to mitigate the effects of inflation on revenues from these term contracts, all of our drilling contracts include escalation provisions. These provisions allow us to adjust the dayrates based on certain published indices. These indices are designed to recompense us for certain cost increases, including wages, insurance and maintenance costs. However, actual cost increases may result from events or conditions that do not cause correlative changes to the applicable indices. Furthermore, certain indices are updated semi-annually, and therefore may be outdated at the time of adjustment. In addition, the adjustments are normally performed on a semi-annual or annual basis. For these reasons, the timing and amount received as a result of the adjustments may differ from the timing and amount of expenditures associated with actual cost increases, which could adversely affect our cash flow and ability to pay dividends to our shareholders.

An increase in operating and maintenance costs could materially and adversely affect our financial performance.

Our operating expenses and maintenance costs depend on a variety of factors including crew costs, provisions, equipment, insurance, maintenance and repairs and shipyard costs, many of which are beyond our control and affect the entire offshore drilling industry. During periods after which a rig becomes idle, we may decide to “warm stack” the rig, which means the rig is kept fully operational and ready for redeployment, and maintains most of its crew. As a result, our operating expenses during a warm stacking will not be substantially different than those we would incur if the rig remained active. We may also decide to “cold stack” the rig, which the means the rig is stored in a harbor, shipyard or a designated offshore area, and the crew is assigned to an active rig or dismissed. However, reductions in costs following the decision to cold stack a rig may not be immediate, as a portion of the crew may be required to prepare the rig for such storage. Moreover, as our drilling rigs are mobilized from one geographic location to another, the labor and other operating and maintenance costs can vary significantly. Operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues. Operating revenues may fluctuate as a function of changes in supply of offshore drilling rigs and demand for contract drilling services, which in turn, affect dayrates, and the economic utilization and performance of our fleet of drilling rigs. However, operating costs are generally related to the number of drilling rigs in operation and the cost level in each country or region where such drilling rigs are located. In addition, equipment maintenance costs fluctuate depending upon the type of activity that the drilling rig is performing and the age and condition of the equipment. Escalation provisions contained in our drilling contracts may not be adequate to substantially mitigate these increased operating and maintenance costs. In connection with new assignments, we might incur expenses relating to preparation for operations under a new contract. The expenses may vary based on the scope and length of such required preparations and the duration of the contractual period over which such expenditures are amortized. In situations where our drilling rigs incur idle time between assignments, the opportunity to reduce the size of our crews on those drilling rigs is limited as the crews will be engaged in preparing the drilling rig for its next contract. When a drilling rig faces longer idle periods, reductions in costs may not be immediate as some of the crew may be required to prepare drilling rigs for stacking and maintenance in the stacking period. Should drilling rigs be idle for a longer period, we may not be successful in redeploying crew members, who are not required to maintain the drilling rigs, and therefore may not be successful in reducing our costs in such cases.

We may not be able to renew or obtain new and favorable contracts for drilling rigs whose contracts are expiring or are terminated, which could adversely affect our revenues and profitability.

Our ability to renew expiring contracts or obtain new contracts will depend on the prevailing market conditions at the time. If we are not able to obtain new contracts in direct continuation with existing contracts, or if new contracts are entered into at dayrates substantially below the existing dayrates or on terms otherwise less favorable compared to existing contracts terms, our revenues and profitability could be adversely affected.

The offshore drilling markets in which we compete experience fluctuations in the demand for drilling services, as measured by the level of exploration and development expenditures and supply of capable drilling equipment. The existing drilling contracts for our drilling rigs currently employed are scheduled to expire from June 2014 through December 2018. We cannot guarantee that we will be able to obtain contracts for our drilling rigs currently employed upon the expiration or termination of their current contracts or that there will not be a gap in employment of the rigs between current contracts and subsequent contracts. In particular, if oil and natural gas prices are low, or it is expected that such prices will decrease in the future, at a time when we are seeking to arrange contracts for our drilling rigs, we may not be able to obtain drilling contracts at attractive dayrates or at all.

If the dayrates which we receive for the reemployment of our current drilling rigs are less favorable, we will recognize less revenue from their operations. Our ability to meet our cash flow obligations will depend on our ability to consistently secure drilling contracts for our drilling rigs at sufficiently high dayrates. We cannot predict the future level of demand for our services or future conditions in the oil and gas industry. If oil and gas companies do not continue to increase exploration, development and production expenditures, we may have difficulty securing drilling contracts, or we may be forced to enter into contracts at unattractive dayrates, which would adversely affect our ability to pay dividends to our shareholders.

Our future contracted revenue for our fleet of drilling rigs may not be ultimately realized.

As of September 30, 2012, the future contracted revenue for our fleet of drilling rigs, or contract drilling backlog, was approximately $4.2 billion under firm commitments. We may not be able to perform under these contracts due to events beyond our control, and our customers may seek to cancel or renegotiate our contracts for various reasons, including those described under “–Certain work stoppages or maintenance or repair work may cause our customers to suspend or reduce payment of dayrates until operation of the respective drilling rig is resumed, which may lead to termination or renegotiation of the drilling contract. Our inability, or the inability of our customers, to perform under the respective contractual obligations may have a material adverse effect on our financial position, results of operations and cash flows.

Competition within the offshore drilling industry may adversely affect us.

The offshore drilling industry is highly competitive and fragmented and includes several large companies, including Seadrill, that may compete in the markets we serve, as well as smaller companies. Offshore drilling contracts are generally awarded on a competitive bid basis or through privately negotiated transactions. In determining which qualified drilling contractor is awarded a contract, the key factors are pricing, rig availability, rig location, condition and integrity of equipment, its record of operating efficiency, including high operating uptime, technical specifications, safety performance record, crew experience, reputation, industry standing and client relations. Our operations may be adversely affected if our current competitors or new market entrants introduce new drilling rigs with better features, performance, price or other characteristics in comparison to our drilling rigs, or expand into service areas where we operate. In addition, mergers among oil and natural gas exploration and production companies have reduced, and may from time to time further reduce, the number of available customers, which would increase the ability of potential customers to achieve pricing terms favorable to them. Competitive pressures or other factors may also result in significant price competition, particularly during industry downturns, which could have a material adverse effect on our financial position, results of operations, cash flows and ability to pay dividends to our shareholders.

Currently, we operate exclusively offshore Norway and the United Kingdom, which have fields that are considered in the industry to be “mature” and as a result, overall activity may decline faster than anticipated.

Currently, we operate exclusively offshore Norway and the United Kingdom, which have fields that are considered in the industry to be “mature” and as a result, the overall activity in such fields may decline faster than anticipated. There are increased costs associated with retiring old North Sea oil and gas installations, which may threaten to slow the development of the region’s remaining resources. We will rely on work for our drilling rigs being available in Norway or in the United Kingdom, or alternatively, expand our area of operations, to be able to secure new contracts for our drilling rigs when the existing drilling contracts expire.

Our future growth depends on the level of international oil and gas activity and our ability to operate outside of Norway and the United Kingdom.

Our future growth will depend significantly on our ability to expand into markets outside of Norway and the United Kingdom. Expansion of our business depends on our ability to operate in these other regions. Expansion of our business outside of Norway and the United Kingdom may be adversely affected by local regulations requiring us to award contracts to local operators and the number and location of new drilling concessions granted by foreign governments. We cannot predict the restrictions or requirements that may be imposed in the countries in which we operate. If we are unable to expand our operations or gain contracts in markets outside of Norway and the United Kingdom, our future business, financial condition and results of operations may be adversely affected, and our operations may not grow.

In order to execute our growth plan, we may require additional capital in the future, which may not be available to us.

Our business is capital intensive and, to the extent we do not generate sufficient cash from operations, we may need to raise additional funds through public or private debt or equity financings to grow our business and to fund capital expenditures. Adequate sources of capital funding may not be available when needed or may not be available on favorable terms. If we raise additional funds by issuing additional equity securities, dilution to the holdings of existing shareholders may result. In addition, Seadrill has historically provided us with significant financial resources. We cannot assure you that Seadrill will continue to provide us with these financial resources. If funding is insufficient at any time in the future, we may be unable to fund maintenance requirements and acquisitions, take advantage of business opportunities or respond to competitive pressures, any of which could adversely impact on our financial condition and results of operations.

Fluctuations in exchange rates and non-convertibility of currencies could result in losses to us.

As a result of our international operations, we are exposed to fluctuations in foreign exchange rates due to parts of our revenues being received and operating expenses paid in currencies other than U.S. dollars. Currently, such currencies include the Norwegian Kroner (“NOK”) and the British Pound (“GBP”). Accordingly, we may experience currency exchange losses if we have not fully hedged our exposure to a foreign currency. We may also be unable to collect revenues because of controls over currency exchange or controls over the repatriation of income or capital. Please see Note 15, “Risk management and financial instruments,” to our combined consolidated carve-out financial statements for details of our financial instruments.

Interest rate fluctuations could affect our earnings and cash flow.

In order to finance our growth we have incurred significant amounts of debt. With the exception of the outstanding $500 million 7.75% unsecured bond due 2018, our debt arrangements have floating interest rates. As such, significant movements in interest rates could have an adverse effect on our earnings and cash flow. In order to manage our exposure to interest rate fluctuations, we use interest rate swaps to effectively fix a part of our floating rate debt obligations. The principal amount covered by interest rate swaps is evaluated continuously and determined based on our debt level, our expectations regarding future interest rates, our contract backlog and our overall financial risk exposure. As of June 30, 2012, our total net floating rate debt amounted to $1.87 million of which we had entered into interest rate swap agreements to fix the interest rate for a principal amount of $1.00 billion. For more information regarding our debt arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Our Borrowing Activities.”

If our drilling rigs fail to maintain their class certification or fail any required survey, that drilling rig would be unable to operate, thereby reducing our revenues and profitability.

Every offshore drilling rig is a registered marine vessel and must be “classed” by a classification society. The classification society certifies that the drilling rig is “in-class,” signifying that such drilling rig has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the drilling rig’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned. Our drilling rigs are certified as being “in class” by Det Norske Veritas, or DNV, and the relevant national authorities in the countries where our drilling rigs operate. If any drilling rig does not maintain its class and/or fails any periodical survey or special survey, the drilling rig will be unable to carry on operations and will be unemployable and uninsurable, which could cause us to be in violation of certain covenants in our credit facilities. Any such inability to carry on operations or be employed, could have a material adverse impact on our financial condition, results of operations, and ability to pay dividends to our shareholders.

Certain work stoppages or maintenance or repair work may cause our customers to suspend or reduce payment of dayrates until operation of the respective drilling rig is resumed, which may lead to termination or renegotiation of the drilling contract.

Compensation under our drilling contracts is based on daily performance and/or availability of each drilling rig in accordance with the requirements specified in the applicable drilling contract. For instance, when our drilling rigs are idle, but available for operation, our customers are generally entitled to pay a waiting rate lower than the operational rate.

Several factors could cause an interruption of operations, including:

•	breakdowns of equipment and other unforeseen engineering problems;

•	failure by our employees or contractors to operate critical equipment on the drilling rigs;

•	work stoppages, including labor strikes;

•	shortages of material and skilled labor;

•	delays in repairs by suppliers;

•	surveys by government and maritime authorities;

•	periodic classification surveys;

•	severe weather, strong ocean currents or harsh operating conditions; and

•	force majeure events.

In addition, if our drilling rigs are taken out of service for maintenance and repair for a period of time exceeding the scheduled maintenance periods set forth in our drilling contracts, we will not be entitled to payment of dayrates until the relevant rig is available for deployment. If the interruption of operations were to exceed a determined period due to an event of force majeure, our customers have the right to pay a rate (the “force majeure rate”) that is normally significantly lower than the waiting rate for a period of time, and, thereafter, may terminate the drilling contracts related to the subject rig. For more details on our drilling contracts, see “Business – Drilling Contracts” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors Affecting Our Results of Operations.” Suspension of drilling contract payments, prolonged payment of reduced rates or termination of any drilling contract agreements as a result of an interruption of operations as described herein could materially adversely affect our financial condition, results of operations and ability to pay dividends to our shareholders.

Failure to obtain or retain highly skilled personnel could adversely affect our operations.

We require highly skilled personnel to operate and provide technical services and support for our business. Competition for skilled and other labor required for our drilling operations has increased in recent years as the number of drilling rigs activated or added to worldwide fleets has increased. If this expansion continues and is coupled with improved demand for drilling services in general, shortages of qualified personnel could further create and intensify upward pressure on wages and make it more difficult for us to staff and service our drilling rigs. Such developments could adversely affect our financial results and cash flow. Furthermore, as a result of any increased competition for people and risk for higher turnover, we may experience a reduction in the experience level of our personnel, which could lead to higher downtime and more operating incidents.

Our labor costs and the operating restrictions that apply to us could increase as a result of collective bargaining negotiations and changes in labor laws and regulations.

The majority of our employees are represented by collective bargaining agreements, mainly in Norway and the U.K. As part of the legal obligations, we are required to contribute certain amounts to retirement funds and pension plans and are restricted in our ability to dismiss employees. In addition, many of these represented individuals are working under agreements that are subject to salary negotiation. These negotiations could result in higher personnel costs, other increased costs or increased operating restrictions that could adversely affect our financial performance.

Failure to comply with the United States Foreign Corrupt Practices Act could result in fines, criminal penalties, drilling contract terminations and an adverse effect on our business.

While we operate our drilling rigs offshore Norway and the United Kingdom, the existence of state or government owned shipbuilding, oil and gas or offshore drilling enterprises may put us in contact with persons who may be considered “foreign officials” under the FCPA. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Acts of terrorism, piracy and political and social unrest could affect the markets for drilling services, which may have a material adverse effect on our results of operations.

Acts of terrorism, piracy and political and social unrest, brought about by world political events or otherwise, have caused instability in the world’s financial and insurance markets in the past and may occur in the future. Such acts could be directed against companies such as ours. Our drilling operations could also be targeted by acts of piracy. In addition, acts of terrorism and social unrest could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for drilling services and result in lower daily rates. Insurance premiums could increase and coverage may be unavailable in the future. Increased insurance costs or increased cost of compliance with applicable regulations may have a material adverse effect on our results of operations.

A change in tax laws of any country in which we operate could result in a higher tax expense or a higher effective tax rate on our earnings.

We conduct our operations through various subsidiaries in various countries. Tax laws, regulations and treaties are highly complex and subject to interpretation. Consequently, we may be subject to changing tax laws, regulations and treaties in and between countries in which we operate. Our income tax expense is based upon our interpretation of the tax laws in effect in various countries at the time that the expense was incurred. A change in these tax laws, regulations or treaties, or in the interpretation thereof, or in the valuation of our deferred tax assets, which such events are beyond our control, may result in a materially higher tax expense or a higher effective tax rate on our earnings.

A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries could result in a higher tax rate on our earnings, which could result in a significant negative impact on our earnings and cash flows from operations.

Our income tax returns are subject to review and examination. We do not recognize the benefit of income tax positions we believe are more likely than not to be disallowed upon challenge by a tax authority. If any tax authority successfully challenges our operational structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries; or if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure; or if we lose a material tax dispute in any country, our effective tax rate on earnings could increase substantially and our earnings and cash flows from operations could be materially adversely affected.

In October 2011, the Norwegian tax authorities sent us a notice regarding our tax accounting treatment related to (i) the functional currency used by certain of our subsidiaries in their Norwegian tax returns; and (ii) the relocation of certain of our subsidiaries from mainland Norway to Svalbard. The Norwegian tax authorities have asserted claims against us for additional taxes of approximately $263 million. On April 20, 2012, we issued a writ against the Norwegian tax authorities. The writ challenges their tax re-assessment related to a change of tax jurisdiction for some of our subsidiaries and calculation of taxable gains. Management has performed an analysis for uncertain tax positions in the various jurisdictions in which we operate in accordance with ASC Topic 740 Income Taxes. Based on the analysis, a short term tax liability related to uncertain tax positions of $63 million has been recorded as of June 30, 2012 and December 31, 2011. We have not made any other provisions for uncertain tax positions. It is impossible to predict the final outcome with certainty and we will be liable for approximately $263 million in additional tax, including expenses related to the functional currency issue if we lose on appeal. Seadrill has agreed to pay and indemnify us for all of our liabilities relating to this ongoing tax claim with the Norwegian tax authorities in excess of $63 million; however, there is no guarantee that Seadrill will honor or will be able to honor its commitment to us if we lose our tax claim against the Norwegian tax authorities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Recent Developments Concerning Our Taxation” and Note 6 to our combined consolidated carve-out financial statements for more detail regarding this Norwegian taxation matter.

We may be classified as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders of our common shares.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes if either (1) at least 75 percent of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50 percent of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business but does not include income derived from the performance of services.

Based on the current and anticipated valuation of our assets, including goodwill, and composition of our income and assets, we intend to take the position that, and our counsel Seward & Kissel LLP is of the opinion that, we will not be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. This opinion is based and its accuracy is conditioned on representations, valuations and projections provided by us regarding our assets and income to our counsel. While we believe these representations, valuations and projections to be accurate, no assurance can be given that they will continue to be accurate. Moreover, we have not sought, and we do not expect to seek, a ruling from the Internal Revenue Service, or IRS, on this matter. As a result, the IRS or a court could disagree with our position. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. holders of our common shares will face adverse U.S. tax consequences. Under the PFIC rules, unless those holders make an election available under the Internal Revenue Code of 1986, as amended, (which election could itself have adverse consequences for such holders, as discussed below under “Tax Considerations – United States Federal Income Taxation of U.S. Holders”), such holders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our common shares. See “Tax Considerations – United States Federal Income Taxation of U.S. Holders” for a more comprehensive discussion of the United States federal income tax consequences to holders of our common shares if we are treated as a PFIC.

Risks relating to our Common Shares

There is no assurance that an active and liquid market for our common shares will develop or be sustained.

Prior to this offering, our common shares have traded only on the Norwegian OTC List and there has been no established trading market for our common shares in the United States. Active, liquid trading markets generally result in lower bid ask spreads and more efficient execution of buy and sell orders for market participants. If an active trading market for the common shares does not develop, the price of the common shares may be more volatile and it may be more difficult and time consuming to complete a transaction in the common shares, which could have an adverse effect on the realized price of the common shares. We cannot predict the price at which the common shares will trade.

The price of our common shares may be highly volatile.

The market price of the common shares has fluctuated since the listing on the Norwegian OTC List in February 2011 and may continue to fluctuate significantly in response to many factors, such as actual or anticipated fluctuations in our operating results, changes in financial estimates by securities analysts, economic and regulatory trends, general market conditions, rumors and other factors, many of which are beyond our control. Since February 24, 2011, the market price for our common shares, as reported by the Norwegian over-the-counter system, has varied between NOK 60 (approximately $10.43) and NOK 37.25 (approximately $6.50). In addition, following the completion of the Exchange Offer, an additional              of our common shares may be available for trading in the U.S. markets. An adverse development in the market price for our common shares could negatively affect our ability to issue new equity to fund our activities.

Following the completion of this offering, Seadrill will control a substantial ownership stake in us and Seadrill’s interests could conflict with interest of our other shareholders.

Following the completion of this offering, Seadrill will own approximately         % of our outstanding common shares. As a result of this substantial ownership interest, Seadrill currently has the ability to exert significant influence over certain actions requiring shareholders’ approval, including, increasing or decreasing the authorized share capital, the election of directors, declaration of dividends, the appointment of management, waiving of pre-emptive rights and other policy decisions. While transactions with Seadrill could benefit us, the interests of Seadrill could at times conflict with the interests of our other shareholders. Although we intend to conclude any related party transactions on an arm’s-length basis, conflicts of interest may arise between us and Seadrill or its affiliates, which may result in the conclusion of transactions on terms not determined by market forces. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares.

We are incorporated in Bermuda and it may not be possible for our investors to enforce U.S. judgments against us.

We are incorporated in Bermuda and substantially all of our assets are located outside the U.S. In addition, all of our directors and all but one of our executive officers are non-residents of the U.S., and all or a substantial portion of the assets of these non-residents are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us or our directors and executive officers, or to enforce a judgment against us for civil liabilities in U.S. courts.

In addition, you should not assume that courts in the countries in which we are incorporated or where our assets are located would enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws or would enforce, in original actions, liabilities against us based on those laws.

Because we are a foreign corporation, you may not have the same rights that a shareholder in a U.S. corporation may have.

We are a Bermuda exempted company. Our memorandum of association and bye-laws and the Companies Act, 1981 of Bermuda, or the Companies Act, govern our affairs. The Companies Act does not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. There is a statutory remedy under Section 111 of the Companies Act which provides that a shareholder may seek redress in the courts as long as such shareholder can establish that our affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including such shareholder. However, you may not have the same rights that a shareholder in a U.S. corporation may have.

We depend on directors and members of the executive management who are associated with our principal shareholder, which may create conflicts of interest.

Our principal shareholder is Seadrill. Mr. Rune Magnus Lundetræ serves as the Chief Financial Officer of both us and Seadrill through North Atlantic Management and Seadrill Management, respectively. Mrs. Kate Blankenship, one of our directors, is also a director of Seadrill and a director of other companies in the Fredriksen Group. Ms. Cecilie Fredriksen, one of our directors and the daughter of Mr. John Fredriksen, is also a director of other companies in the Fredriksen Group. Mr. Lundetræ, Mrs. Blankenship and Ms. Fredriksen owe fiduciary duties to both us and other companies in the Fredriksen Group, and may have conflicts of interest in matters involving or affecting us and our customers. In addition, they may have conflicts of interest when faced with decisions that could have different implications for Seadrill or other companies in the Fredriksen Group than they do for our company. We cannot assure that any of such potential conflicts of interest will be resolved in our favor.

Certain of our officers face conflicts in the allocation of their time to our business.

Currently, we do not have any executive officers. We rely on the executive officers of Seadrill, who are employed through North Atlantic Management and Seadrill Management, to perform, among other things, Chief Executive Officer and Chief Financial Officer services for our benefit and who are responsible for our day-to-day management, subject to the direction and oversight of our board of directors. Until January 1, 2013, the services of Chief Executive Officer are provided by Seadrill Management. Mr. Alf Ragnar Løvdal has been appointed to serve as the Chief Executive Officer of North Atlantic Management effective as of that date. Our executive officers are not required to work full-time on our affairs and also perform services for other companies, including Seadrill. For example, Rune Magnus Lundetræ, who is our Chief Financial Officer, also provides services in a similar capacity for Seadrill. These other companies conduct substantial businesses and activities of their own in which we have no economic interest. As a result, there could be material competition for the time and effort of our officers who also provide services to other companies, including Seadrill, which could have a material adverse effect on our business, results of operations and financial condition. Please read “Management.”

Seadrill and its affiliates may compete with us.

We were established by Seadrill as a new offshore drilling company focused on harsh environment operations. We believe Seadrill, which will own approximately         % of our outstanding common shares following the completion of this offering, will be motivated to facilitate our growth because of its significant ownership interest in us. However, we may not realize the benefits from our relationship with Seadrill. Additionally, Seadrill and its affiliates are not prohibited from competing with us in the harsh environment sector, or otherwise.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described under “Summary – Implications of Being an Emerging Growth Company.” We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of the our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.

Our costs of operating as a public company will be significant, and our management will be required to devote substantial time to complying with public company regulations.

Upon completion of this offering, we will be a public company, and as such, we will have significant legal, accounting and other expenses in addition to our initial registration and listing expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, have imposed various requirements on public companies, including changes in corporate governance practices, and these requirements may continue to evolve. We and our management personnel, and other personnel, if any, will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly.

Sarbanes-Oxley requires, among other things, that we maintain and periodically evaluate our internal control over financial reporting and disclosure controls and procedures. In particular, we need to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley subject to the reduced disclosure requirements for emerging growth companies set forth above. Our compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $             million from this offering assuming the underwriters’ over-allotment option is not exercised, and approximately $             million if the underwriters’ over-allotment option is exercised in full, in each case after deducting underwriting discounts and commissions and estimated expenses payable by us. These estimates are based on an assumed initial public offering price of $             per share, which is the mid-point of the range on the cover of this prospectus.

We intend to use the net proceeds of this offering as follows:

•	$ million to fund the acquisition cost of the construction contract of the West Mira or a portion of the construction cost of the Alternative Drilling Rig;

•	$ million to partially fund the remaining contractual commitments relating to the construction of the West Linus; and

•	$ million for general corporate purposes and working capital.

A $1.00 increase or decrease in the assumed initial public offering price of $             per common share would cause the net proceeds from this offering, after deducting the estimated underwriting discount and commissions and offering expenses payable by us, to increase or decrease, respectively, by approximately $             million. In addition, we may also increase or decrease the number of common shares we are offering. Each increase of 1.0 million common shares offered by us, together with a concomitant $1.00 increase in the assumed public offering price to $             per common share, would increase net proceeds to us from this offering by approximately $             million. Similarly, each decrease of 1.0 million common shares offered by us, together with a concomitant $1.00 decrease in the assumed initial offering price to $             per common share, would decrease the net proceeds to us from this offering by approximately $             million.

CAPITALIZATION

The following table sets forth our capitalization:

•	on an actual historical basis, as of June 30, 2012;

•

on an adjusted basis, giving effect to the issuance of             common shares in this offering at an assumed offering price of $             per share, which is the mid-point of the expected range set forth on the cover page of this prospectus.

There have been no significant adjustments to our capitalization since June 30, 2012, as so adjusted. The information set forth in the table assumes no exercise of the underwriters’ over-allotment option. You should read this capitalization table together with the section of this prospectus entitled “Selected Combined and Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of June 30, 2012
	Actual	As Adjusted
	(in millions of U.S. dollars)
Certain current assets
Cash and cash equivalents	107.3
Restricted cash	19.0
Total Cash	126.3

Debt (1)
$2,000 Million Senior Secured Credit Facility	1,833.3
$500 Million 7.75% Unsecured Bond	500.0
$200 Million Revolving Credit Facility	160.0
Total debt	2,493.3
Shareholders’ equity	849.7

Total capitalization	$3,343.0	$

(1)	Please refer to the sections of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Our Borrowing Activities” for a discussion of security and guarantees.

PER SHARE MARKET PRICE INFORMATION

Our common shares have traded on the Norwegian OTC List since the closing of our 2011 Private Placement, under the symbol “NADL.” The closing price of our common shares on the Norwegian OTC was NOK57.75 per share on October 17, 2012, which was equivalent to approximately $10.26 per share based on the Bloomberg Composite Rate of NOK5.63 to $1.00 in effect on that date.

We intend to apply to have our common shares listed for trading on the New York Stock Exchange under the symbol “NADL”.

The following table sets forth the high and low prices for our common shares as reported on the Norwegian OTC List since February 24, 2011, the day our common shares commenced trading, for the periods listed below, presented in U.S. dollars per common share based on the Bloomberg Composite Rate on each day of measurement.

	Norwegian OTC List
	High (U.S. dollars)	Low (U.S. dollars)
Fiscal year ended December 31, 2011 *	9.65	6.85

*	Period from February 24, 2011 through and including December 31, 2011.

The following table sets forth, for each full financial quarter for the two most recent fiscal years, the high and low closing prices of our common shares trading on the Norwegian OTC List:

	Norwegian OTC List
	High (U.S. dollars)	Low (U.S. dollars)
Second quarter 2011	9.65	7.95
Third quarter 2011	8.65	6.85
Fourth quarter 2011	9.00	6.85

	Norwegian OTC List
	High (U.S. dollars)	Low (U.S. dollars)
Fiscal year 2012 for the period up to September 30, 2012	10.75	7.40
First quarter 2012	10.75	7.45
Second quarter 2012	9.70	7.40
Third quarter 2012	9.75	7.80

The following table sets forth, for the six most recent months, the high and low closing prices of our common shares trading on the Norwegian OTC List:

	Norwegian OTC List
	High (U.S. dollars)	Low (U.S. dollars)
April 2012	9.70	9.30
May 2012	9.55	8.00
June 2012	7.65	7.40
July 2012	8.75	7.80
August 2012	9.40	8.50
September 2012	9.75	9.25
October 2012 (through and including October 17, 2012)	10.26	9.55

On October 17, 2012, the exchange rate between the Norwegian Kroner and the US. dollar was NOK5.63 to one US. Dollar based on the Bloomberg Composite Rate in effect on that date.

DIVIDEND POLICY

Under our Bye-laws, our board of directors may declare cash dividends or distributions out of retained earnings and contributed surplus and may also pay a fixed cash dividend biannually or on other dates. Our board of directors’ objective is to generate competitive returns for our shareholders. Any dividends declared will be in the sole discretion of the board of directors and will depend upon earnings, restrictions in our debt agreements described later in this prospectus, market prospects, current capital expenditure programs and investment opportunities, the provisions of Bermuda Law affecting the payment of distributions to shareholders and other factors. Under Bermuda law, the board of directors has no discretion to declare or pay a dividend if there are reasonable grounds for believing that (a) the Company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the Company's assets would thereby be less than its liabilities.

In addition, since we are a holding company with no material assets other than the shares of our subsidiaries through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries’ distributing to us their earnings and cash flows.

We have paid the following dividends per share since our inception in the first quarter of 2011 in respect of the periods set forth below:

Second quarter 2012	$0.225

First quarter 2012	$0.225

Fourth quarter 2011	$0.225

Third quarter 2011	$0.200

Second quarter 2011	$0.175

DILUTION

As of June 30, 2012, we had net adjusted tangible book value of $             million, or $             per share. After giving effect to the sale of         common shares at an initial offering price of $             per share, the mid-point of the price range on the cover page of this prospectus, deducting the estimated underwriting discounts and commissions and estimated offering expenses, and assuming that the underwriters’ over-allotment option is not exercised, the pro forma net adjusted tangible book value as of June 30, 2012 would have been $             million, or $             per share. This represents an immediate dilution in net tangible book value of $             per share to existing shareholders and an immediate accretion of net adjusted tangible book value of $             per share to new investors. The following table illustrates the pro forma per share accretion and dilution as of June 30, 2012:

Initial public offering price per share	$

Net adjusted tangible book value per share	$

Decrease in net adjusted tangible book value per share attributable to new investors in this offering	$

Pro forma net adjusted tangible book value per share after giving effect to this offering	$

Accretion per share to new investors	$

Net tangible book value per common share is determined by dividing our tangible net worth, which consists of tangible assets less liabilities, by the number of common shares outstanding. Dilution or accretion is the amount by which the offering price paid by the purchasers of our common shares in this offering will differ from the net tangible book value per common share after the offering. Accretion per share to new investors would be $             if the underwriters exercised their over-allotment option in full.

The following table summarizes, on a pro forma basis as of June 30, 2012, the differences between the number of common shares acquired from us, the total amount paid and the average price per share paid by the existing holders of common shares and by you in this offering.

	Pro Forma Shares Outstanding		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
(Expressed in millions of U.S. dollars, except percentages and per share data)
Existing investors
New investors

Total

SELECTED COMBINED AND CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents, in each case for the periods and as of the dates indicated, historical selected combined consolidated carve-out financial and other data. The selected combined and consolidated financial data for the years ended December 31, 2011 and 2010 are derived from the audited combined consolidated carve-out financial statements included in this prospectus. The selected consolidated financial data for the six months ended June 30, 2012, and combined consolidated financial data for the six months ended June 30, 2011, are derived from the unaudited condensed interim combined consolidated carve-out financial statements included in this prospectus. Our financial statements have been prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited condensed interim combined consolidated carve-out financial statements, and the notes thereto, and the audited combined consolidated carve-out financial statements, and the notes thereto, in each case included elsewhere in this prospectus. Our financial position, results of operations and cash flows could differ from those that would have resulted if we operated autonomously or as an entity independent of Seadrill in the periods for which historical financial data are presented below, and such data may not be indicative of our future operating results or financial performance.

	Six months ended June 30,		Year ended December 31,
	2012	2011	2011	2010
	Consolidated	Combined and Consolidated	Combined and Consolidated	Combined and Consolidated
	(In millions of U.S. dollars, except common share and per share data)
Statement of Operations Data
Total operating revenues from continuing operations	500.0	459.9	938.0	874.7
Net operating income from continuing operations	200.5	195.9	402.0	391.7
Net income from continuing operations	121.8	135.6	246.7	290.9
Earnings per share, basic and diluted – continuing operations (1)	0.57	0.73	1.28	1.94
Dividends declared per share	0.45	—	0.38	—
Weighted average common shares outstanding	212,960,000	186,441,356	192,455,504	150,003,000

Balance Sheet Data (at end of period):
Cash and cash equivalents	107.3		147.4	3.7
Drilling rigs	2,448.4		2,006.8	2,072,3
Newbuildings	225.3		572.2	119.0
Goodwill	480.6		480.6	480.6
Total assets	3,835.6		3,595.8	4,320.8
Interest bearing debt (including current portion)	2,493.3		2,626.7	1,480.0
Share capital	1,138.1		988.1	—
Shareholders’ equity	3,835.6		525.7	1,667.5

Other Financial Data:
Net cash provided by continuing operations	207.5	67.1	346.1	252.8
Net cash used in investing activities from continuing operations	(316.5)	(118.7)	(390.4)	(104.1)
Net cash provided by/(used in) financing activities from continuing operations	68.9	165.2	188.1	(240.7)

(1)	Basic and diluted earnings per share has been computed assuming the shares issued to Seadrill upon formation of the Company and as part of consideration for the North Atlantic Restructuring, amounting to 150,003,000 common shares, were outstanding for all periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Combined and Consolidated Financial and Other Data” and the accompanying financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors” and “Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. References in this prospectus to common shares are adjusted to reflect the consolidation of our common shares through a one-for-five reverse stock split, which we expect to take effect prior to the effectiveness of the registration statement of which this prospectus is a part.

Our Business

We were formed on February 11, 2011, by Seadrill as a new offshore drilling subsidiary focused on harsh environment operations. While we currently operate exclusively in the North Atlantic area, we may pursue harsh environment drilling operations in other locations in the future. Our drilling rigs are under long-term contracts with major oil companies such as Statoil, ConocoPhillips, Shell, Total and ExxonMobil, with an average remaining term of approximately three years as of September 30, 2012. We intend to grow our position in the harsh environment offshore drilling market by continuing to provide excellent service to our customers with our modern, technologically advanced fleet, together with our approximately 1,350 experienced and skilled employees. We also intend to leverage the relationships, expertise and reputation of Seadrill to re-contract our fleet under long-term contracts and to identify opportunities to expand our fleet through newbuildings and selective acquisitions. Seadrill is one of the world’s largest international offshore drilling contractors, and we believe Seadrill, which will own approximately             % of our outstanding common shares following completion of this offering, will be motivated to facilitate our growth because of its significant ownership interest in us.

Our fleet of nine harsh environment offshore drilling rigs consists of four semi-submersibles, one ultra-deepwater drillship, two jack-up rigs, and contracts for the construction of two additional drilling rigs, the West Linus, a jack-up rig with a maximum water depth of 450 feet, and the West Rigel, a sixth generation semi-submersible rig with maximum water depth of 10,000 feet. The West Linus is scheduled to be delivered to us in the fourth quarter of 2013, and the West Rigel is scheduled to be delivered to us in the first quarter of 2015. As of June 30, 2012, we had aggregate contractual commitments relating to these two newbuildings of $1,180 million, of which we have paid $225 million. We also have the option to acquire the construction contract for a harsh environment semi-submersible rig, the West Mira, from Seadrill. The option is exercisable on the pricing date of this offering and will terminate earlier if Seadrill enters into a firm contract for the employment of this drilling rig. While we intend to exercise this option on the pricing date, if it is terminated earlier, we intend to enter into an agreement for the construction of a new drilling rig with the same technical specifications and on similar financial terms as the West Mira. We refer to this new drilling rig as the Alternative Drilling Rig.

We plan to finance (i) the acquisition cost of the construction contract for the West Mira, or a portion of the construction cost of the Alternative Drilling Rig if we are unable to acquire the construction contract for the West Mira, in the amount of $             million and (ii) a portion of the remaining contractual commitments relating to the West Linus of approximately $             million, with the net proceeds of this offering. We plan to finance the remaining contractual commitments for the West Linus and the West Rigel in the aggregate amount of $             million, and the remaining contractual commitments for the West Mira, or the Alternative Drilling Rig if we are unable to acquire the construction contract for the West Mira, not covered by the net proceeds of this offering with cash flows from operations, borrowings under new credit facilities, and the net proceeds from securities offered in the public and private debt capital markets. Our entry into new credit facilities and access to the public and private debt capital markets are subject to significant conditions, including without limitation, the negotiation and execution of definitive documentation, as well as credit and debt market conditions, and we cannot assure you that we will be able to obtain such financing on terms acceptable to us or at all. This offering is not contingent upon our entry into new credit facilities or our accessing other sources of debt. Please read “Risk Factors” beginning on page 16 for a more complete discussion of risks and uncertainties that should be considered before investing in our common shares.

Our Fleet

The following table sets forth certain information regarding our drilling rigs as of the date of this prospectus:

Drilling Rig	Generation / Type *	Year Built		Water Depth Capacity (in feet)	Drilling Depth Capacity (in feet)	Contract
Floaters
Semi-Submersibles
West Phoenix	6th - HE	2008		10,000	30,000	Total
West Venture	5th - HE	2000		2,600	30,000	Statoil
West Alpha	4th - HE	1986		2,000	23,000	ExxonMobil
West Hercules (1)	6th - HE	2008		10,000	35,000	Statoil
West Rigel (2)	6th - HE	Q1 2015	(3)	10,000	40,000	N/A

Drillship

West Navigator	Ultra- deepwater - HE	2000		7,500	35,000	Shell

Jack-ups
West Epsilon	HD - HE	1993		400	30,000	Statoil
West Elara	HD - HE	2011		450	40,000	Statoil
West Linus (2)	HD - HE	Q4 2013	(3)	450	40,000	ConocoPhillips

*	HE – Harsh Environment
HD – Heavy Duty
(1)	The West Hercules is owned by a wholly owned subsidiary of Ship Finance and is controlled by Seadrill through a bareboat charter agreement that expires in 2023. We expect to operate the West Hercules through a commercial management agreement with Seadrill.
(2)	Rig under construction
(3)	Expected delivery to us

Seadrill has granted us an option to acquire its contract for the construction of the harsh environment semi-submersible rig, the West Mira, on the same terms as the construction contract. We may exercise this option on the pricing date of this offering, which will require the assignment of the construction contract from Seadrill to us and our payment of the total project costs of approximately $650 million, consisting of payments to Seadrill of $114 million, representing amounts it has already paid to the shipyard, and $536 million to the shipyard, of which $57 million is due in May 2013 and $479 million is due on delivery, which is scheduled in the first quarter of 2015. The option will terminate early if Seadrill enters into a firm contract for the employment of this drilling rig. While we intend to exercise this option on the pricing date, if it is terminated earlier, we intend to enter into an agreement for the construction of the Alternative Drilling Rig. The West Mira, which is currently under construction at Hyundai Samho Shipyard in South Korea, has specifications similar to those of our semi-submersible rig under construction, the West Rigel.

Recent Developments Concerning Our Taxation

In October 2011, the Norwegian tax authorities sent us a notice regarding our tax accounting treatment related to (i) the functional currency used by certain of our subsidiaries in their Norwegian tax returns; and (ii) the relocation of certain of our subsidiaries from mainland Norway to Svalbard. The Norwegian tax authorities have asserted claims against us for additional taxes of approximately $263 million. On April 20, 2012, we issued a writ against the Norwegian tax authorities. The writ challenges their tax re-assessment related to a change of tax jurisdiction for some of our subsidiaries and calculation of taxable gains. Management has performed an analysis for uncertain tax positions in the various jurisdictions in which we operate in accordance with ASC Topic 740 Income Taxes. Based on the analysis, a short term tax liability related to uncertain tax positions of $63 million has been recorded as of June 30, 2012 and December 31, 2011. We have not made any other provisions for uncertain tax positions. It is impossible to predict the final outcome with certainty and we will be liable for approximately $263 million in additional tax, including expenses related to the functional currency issue if we lose on appeal. Seadrill has agreed to pay and indemnify us for all of our liabilities relating to this ongoing tax claim with the Norwegian tax authorities in excess of $63 million; however, there is no guarantee that Seadrill will honor or will be able to honor its commitment to us if we lose our tax claim against the Norwegian tax authorities. See Note 6 to our combined consolidated carve-out financial statements for more detail regarding this Norwegian taxation matter.

General Industry Trends and Outlook

We believe that recent oil and gas discoveries together with declining rates for existing fields will increase demand for additional drilling capacity in the Norwegian market as well as the wider North Atlantic area. There is also a need to renew a portion of the existing harsh environment drilling rig fleet that was built in the 1970s. In addition, growth in the harsh environment drilling market is also supported by oil and gas discoveries in the Barents Sea and offshore Greenland. Oil companies continue to show interest for additional drilling rigs and ultra-large, high specification harsh environment jack-ups, similar to the West Elara and the West Linus, that satisfy more stringent drilling requirements and simultaneously host production equipment. However, this is a relatively small and specialized market. The Northern Atlantic area harsh environment drilling market is fragmented with several offshore drilling companies and a small number of drilling rigs. In Norway, no offshore drilling companies have more than seven rigs in operation. We believe that the demand trend for harsh environment drilling rigs is promising and we expect the supply/demand situation to remain tight.

North Atlantic Restructuring

We were formed on February 11, 2011 by Seadrill as a new offshore drilling subsidiary focused on harsh environment operations. On February 17, 2011, we entered into an agreement with Seadrill to acquire six harsh environment drilling rigs, including all relevant contracts, spares, stores and offshore personnel related to the rigs, which we refer to as the North Atlantic Restructuring. The North Atlantic Restructuring closed on March 31, 2011, and our business is a direct continuation of the North Atlantic business of our parent, Seadrill, and its predecessor Smedvig asa, a Norwegian offshore drilling company established in 1915. We did not engage in any business or other activities prior to the North Atlantic Restructuring except in connection with our formation. The North Atlantic Restructuring was limited to entities that were under the control of Seadrill and its affiliates, and, as such, the North Atlantic Restructuring was accounted for as a transaction between entities under common control. As a result, prior to April 1, 2011, our results of operations, cash flows, and balance sheet have been carved out of the consolidated financial statements of Seadrill and therefore presented on a combined consolidated carve-out basis in our financial statements. The combined consolidated entities’ historical financial statements include assets, liabilities, revenues, expenses and cash flows directly attributable to drilling rigs transferred to us from Seadrill. The combined and consolidated financial information have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and are in U.S. dollars. References to the “combined consolidated entities” or to the “Predecessor” are to the subsidiaries of Seadrill that had interests in the drilling rigs in our initial fleet prior to April 1, 2011.

Combined Consolidated Carve-out Financial Statements and Consolidated Financial Statements

Pre-April 1, 2011: Combined Consolidated Carve-out Financial Statements.

Prior to April 1, 2011, the results of operations, cash flows, and balance sheet have been carved out of the consolidated financial statements of Seadrill and are therefore presented on a combined consolidated carve-out basis. The Predecessor historical financial statements include the assets, liabilities, revenues, expenses and cash flows directly attributable to the Predecessor’s rig-owning and operating subsidiaries transferred to us, which are listed in Note 5 to the Predecessor combined consolidated carve-out financial statements.

The Predecessor combined consolidated carve-out financial statements include allocations of expenses from Seadrill and reflect assumptions and allocations of expenses incurred by Seadrill. Management believes the assumptions and allocations have been determined on a basis that we and Seadrill consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Predecessor during the periods presented. The actual basis of allocation for each item is as follows:

•	Debt specific to each drilling rig has been assigned to the Predecessor based on actual debt agreements, as these are readily separable and identifiable within the books of Seadrill.

•

There are loan facilities relating to the West Phoenix which were secured by one drilling rig which forms part of the Predecessor’s fleet. However, the facility previously included the debt relating to one other drilling rig, the West Eminence, which was not transferred to us. Accordingly, prior to the repayment of the West Phoenix’s drilling rig’s share of the loan facility in April 2011 by us, our share of interest expense, deferred finance fees and related balances were carved-out based on the relative settlement values at the date of settlement of the loan pertaining to the West Phoenix.

•

The Predecessor has also benefited from Seadrill’s general corporate debt. As the use of this debt was for general corporate purposes within the Seadrill group, a portion of the interest cost of this debt has been included in the Predecessor combined consolidated carve-out financial statements, based upon the relative fair value of the Predecessor’s drilling rigs at December 31, 2011 in proportion to the fair value of Seadrill’s drilling rigs (including the Predecessor’s drilling rigs).

•

Drilling rig operating expenses, which include drilling rig management fees for the provision of technical and commercial management of drilling rigs that cannot be attributed to specific drilling rigs have been allocated to the Predecessor based on intercompany charges from Seadrill.

•

Administrative expenses (including stock-based compensation, which is described further below) of Seadrill that cannot be attributed to specific drilling rigs and for which the Predecessor is deemed to have received the benefit have been allocated to the Predecessor based on intercompany charges from Seadrill.

•

Drilling rig operating and administrative expenses include an allocation of Seadrill’s defined benefit and defined contribution pension scheme costs. Seadrill operates two defined benefit pension plans. The defined pension plans are operated by both Seadrill Offshore AS and Seadrill Management AS. For the scheme operated by Seadrill Offshore AS, the assets and liabilities of the scheme, in addition to the period cost, have been included in the Predecessor combined consolidated carve-out financial statements as the pension assets and liabilities are specifically identifiable to employees that were transferred to us. For the defined benefit scheme operated by Seadrill Management AS, the Predecessor has treated these schemes as multiemployer scheme operated by Seadrill and has included only period costs allocated from Seadrill during the periods presented, on the basis of actual costs invoiced.

•

Administrative expenses include a portion of Seadrill’s stock-based compensation costs in respect of options awarded to certain employees and directors of Seadrill, whose employment or service cannot be specifically attributed to any specific rig. Therefore, it is considered that the Predecessor, as a part of Seadrill, received benefit from their services, and so should recognize a share of the respective cost. Accordingly, stock-based compensation costs have been included based on intercompany invoices received during the period reflecting the time spent by these employees on matters related to us.

•

Other financial items include an allocation of Seadrill’s mark-to-market adjustments for interest rate swaps which have been allocated on the basis of the Predecessor’s proportion of Seadrill’s floating rate debt.

Seadrill uses a centralized cash management system. Whether cash settled or not, for the periods presented, all allocated costs and expenses have been deemed to have been paid by the Predecessor to Seadrill in the year in which the costs were incurred.

The financial position, results of operations and cash flows of the Predecessor may differ from those that would have been achieved had the Predecessor operated autonomously as a publicly traded entity for all periods presented, because the Predecessor may have had additional administrative expenses, including legal, accounting, treasury and regulatory compliance and other costs normally incurred by a listed public entity.

In connection with the North Atlantic Restructuring, the Company purchased only certain of the assets and liabilities of the relevant legal entities, while other assets and operations remained with Seadrill and certain of its subsidiaries, pursuant to the acquisition agreement dated February 17, 2011. All assets, liabilities and operations in the Predecessor structure that were not contributed by Seadrill to us are presented as discontinued operations in the Predecessor combined consolidated carve-out financial statements and in note 3 thereto.

Post March 31, 2011 – Consolidated Financial Statements:

Beginning April 1, 2011, our financial statements as a separate legal entity are presented on a consolidated basis. The consolidated financial statements include our assets and liabilities. All intercompany balances and transactions have been eliminated on consolidation.

Critical Accounting Estimates

The preparation of the Predecessor combined consolidated carve-out financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures about contingent assets and liabilities. We base these estimates and assumptions on historical experience and on various other information and assumptions that we believe to be reasonable. Our critical accounting estimates are important to the portrayal of both our financial condition and results of operations and require us to make subjective or complex assumptions or estimates about matters that are uncertain. Basis of preparation and significant accounting policies are discussed in Note 1 (General Information and Basis of Presentation), and Note 2 (Accounting Policies), of the Predecessor’s notes to our combined consolidated carve-out financial statements appearing elsewhere in this prospectus. We believe that the following are the critical accounting estimates used in the preparation of the Predecessor combined consolidated carve-out financial statements. In addition, there are other items within the Predecessor combined consolidated carve-out financial statements that require estimation.

Drilling Rigs

Rigs, vessels and equipment are recorded at historical cost less accumulated depreciation. The cost of these assets less estimated residual value is depreciated on a straight-line basis over their estimated remaining economic useful lives. The estimated economic useful life of our drilling rigs, when new, is 30 years.

Significant investments are capitalized and depreciated in accordance with the nature of the investment. Significant investments that are deemed to increase an asset’s value for its remaining useful life, are capitalized and depreciated over the remaining life of the asset.

We determine the carrying value of these assets based on policies that incorporate our estimates, assumptions and judgments relative to the carrying value, remaining useful lives and residual values. The assumptions and judgments we use in determining the estimated useful lives of our drilling rigs reflect both historical experience and expectations regarding future operations, utilization and performance. The use of different estimates, assumptions and judgments in establishing estimated useful lives could result in materially different net book values of our drilling rigs and results of operations.

The useful lives of rigs and related equipment are difficult to estimate due to a variety of factors, including technological advances that impact the methods or cost of oil and gas exploration and development, changes in market or economic conditions and changes in laws or regulations affecting the drilling industry. We re-evaluate the remaining useful lives of our drilling rigs as and when certain events occur which directly impact our assessment of their remaining useful lives and include changes in operating condition, functional capability and market and economic factors.

The carrying values of our long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be appropriate. We assess recoverability of the carrying value of the asset by estimating the undiscounted future net cash flows expected to result from the asset, including eventual disposition. If the undiscounted future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value. In general, impairment analyses are based on expected costs, utilization and daily rates for the estimated remaining useful lives of the asset or group of assets being assessed. An impairment loss is recorded in the period in which it is determined that the aggregate carrying amount is not recoverable. Asset impairment evaluations are, by nature, highly subjective. They involve expectations about future cash flows generated by our assets, and reflect management's assumptions and judgments regarding future industry conditions and their effect on future utilization levels, daily rates and costs. The use of different estimates and assumptions could result in significantly different carrying values of our assets and could materially affect our results of operations.

Income Taxes

We are a Bermuda company. Currently, we are not required to pay taxes in Bermuda on ordinary income or capital gains. We have received written assurance from the Minister of Finance in Bermuda that we will be exempt from taxation until March 2035. Certain subsidiaries operate in other jurisdictions where taxes are imposed. Consequently income taxes have been recorded in these jurisdictions when appropriate. Our income tax expense is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. We provide for income taxes based on the tax laws and rates in effect in the countries in which operations are conducted and income is earned. The income tax rates and methods of computing taxable income vary substantially between jurisdictions. Our income tax expense is expected to fluctuate from year to year as our operations are conducted in different tax jurisdictions and the amount of pre-tax income fluctuates.

The determination and evaluation of our annual group income tax provision involves interpretation of tax laws in various jurisdictions in which we operate and requires significant judgment and use of estimates and assumptions regarding significant future events, such as amount, timing and character of income, deductions and tax credits. There are certain transactions for which the ultimate tax determination is unclear due to uncertainty in the ordinary course of business. We recognize tax liabilities based on our assessment of whether our tax positions are sustainable and on estimates of taxes that will ultimately be due. Changes in tax laws, regulations, agreements, treaties, foreign currency exchange restrictions or our levels of operations or profitability in each jurisdiction may impact our tax liability in any given year. While our annual tax provision is based on the information available to us at the time, a number of years may elapse before the ultimate tax liabilities in certain tax jurisdictions are determined. Current income tax expense reflects an estimate of our income tax liability for the current year, withholding taxes, changes in prior year tax estimates as tax returns are filed, or from tax audit adjustments. Our deferred tax expense or benefit represents the change in the balance of deferred tax assets or liabilities as reflected on the balance sheet. Valuation allowances are determined to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. To determine the amount of deferred tax assets and liabilities, as well as of the valuation allowances, we must make estimates and certain assumptions regarding future taxable income, including where our drilling rigs are expected to be deployed, as well as other assumptions related to our future tax position. A change in such estimates and assumptions, along with any changes in tax laws, could require us to adjust the deferred tax assets, liabilities, or valuation allowances.

Contingencies

We establish reserves for estimated loss contingencies when we believe a loss is probable and the amount of the loss can be reasonably estimated. Our contingency reserves relate primarily to litigation, indemnities and potential income and other tax assessments (see also “Income Taxes” above). Revisions to contingency reserves are reflected in income in the period in which different facts or information become known, or circumstances change, that affect our previous assumptions with respect to the likelihood or amount of loss. Reserves for contingencies are based upon our assumptions and estimates regarding the probable outcome of the matter and include our costs to defend any action. In situations where we expect insurance proceeds to offset contingent liabilities, we record a receivable for all probable recoveries until the net loss is zero. We recognize contingent gains when the contingency is resolved and the gain has been realized. Should the outcome differ from our assumptions and estimates or other events result in a material adjustment to the accrued estimated contingencies, revisions to the estimated contingency amounts would be required and would be recognized in the period when the new information becomes known.

Derivative Instruments

We use derivative financial instruments to reduce interest rate risks. The Predecessor’s Combined Consolidated Carve-out Statements of Operations includes an allocation of Seadrill’s derivatives’ gains and losses related to mark-to-market adjustments on floating to fixed interest rate swaps on the basis of the Predecessor’s proportion of Seadrill’s floating rate debt. It is also necessary to use judgment in estimating the value of the interest rate swap derivatives forming the basis of the mark-to-market adjustment. If different assumptions had been made, the amounts allocated to the statement of operations would have been different.

We do not use hedge accounting for these instruments.

Goodwill

We allocate the purchase price of acquired businesses to the identifiable tangible and intangible assets and liabilities acquired, with any remaining amount being capitalized as goodwill. Goodwill is tested for impairment at least annually at the reporting unit level, which is defined as an operating segment, or a component one level below an operating segment, that constitutes a business for which financial information is available and is regularly reviewed by management. We have one reporting unit. The goodwill impairment test requires us to compare the fair value of our reporting unit to its carrying value. In the event that the fair value is less than carrying value, we must perform an exercise similar to a purchase price allocation in a business combination in order to determine the amount of the impairment charge.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued new guidance relative to the test for goodwill impairment. The new guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two step goodwill impairment test. The new guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. We have decided to early adopt this new guidance. Qualitative factors considered include macroeconomic conditions, industry and marked considerations, cost factors, our market capitalization and other relevant entity-specific events. For the year ended December 31, 2011, we concluded it was not necessary to perform the two step goodwill impairment test.

For the years ended December 31, 2011 and 2010, no impairments have resulted from our analysis.

Factors Affecting our Results of Operations

The principal factors which have affected our results and are expected to affect our future results of operations and financial position include:

•	the number and availability of our drilling rigs;

•	the dayrates of our drilling rigs;

•	the daily operating expenses of our drilling rigs;

•	utilization for our drilling rigs;

•	administrative expenses;

•	interest and other financial items; and

•	tax expenses.

Revenues

In general, each of our drilling rigs is contracted for a period of time to an oil and gas company to provide offshore drilling services at an agreed daily rate. A rig will be stacked if it has no contract in place. Daily rates have historically varied from approximately $50,000 per day to more than $600,000 per day, depending on the type of drilling rig and its capabilities, operating expenses, taxes and other factors. An important factor in determining the level of revenue is the technical utilization of the drilling rig.

To the extent that our operations are interrupted due to equipment breakdown or operational failures, we do not generally receive daily rate compensation for the period of the interruption. Furthermore, our daily rates can be reduced in instances of interrupted or suspended service due to, among other things, repairs, upgrades, weather, maintenance, force majeure or requested suspension of services by the client and other operating factors.

The terms and conditions of the contracts allow for compensation when factors beyond our control, including weather conditions, influence the drilling operations and, in some cases, for compensation when we perform planned maintenance activities. In general, we are entitled to cost escalation to compensate for industry specific cost increases as reflected in publicly available cost indices.

In addition to contracted daily revenue, customers may pay mobilization and demobilization fees for rigs before and after their drilling assignments, and may also pay reimbursement of costs incurred by us at their request for additional supplies, personnel and other services, not covered by the contractual daily rate.

Expenses

Our expenses consist primarily of rig operating expenses, reimbursable expenses, depreciation and amortization, administration expenses, interest and other financial expenses and tax expenses.

Rig operating expenses are related to the drilling rigs we have either in operation or stacked and include the remuneration of offshore crews and onshore rig supervision staff, as well as expenses for repairs and maintenance. Reimbursable expenses are incurred at the request of customers, and include provision of supplies, personnel and other services. Depreciation and amortization costs are based on the historical cost of our drilling rigs and other equipment. Administration expenses include the costs of offices in various locations, as well as the remuneration and other compensation of the directors and employees engaged in the management and administration of us.

Our interest expenses depend on the overall level of debt and prevailing interest rates. However, these expenses may be reduced as a consequence of capitalization of interest expenses relating to drilling rigs under construction. Other financial items include various mark-to-market adjustments to the value of our interest rate and forward currency swap agreements.

Tax expenses reflect payable and deferred taxes related to our rig owning and operating activities and may vary depending on jurisdictions and contractual arrangements. In most cases the calculation of tax is based on net income.

Results of Operations

Six Months Ended June 30, 2012, compared to Six Months Ended June 30, 2011

The following table sets forth our operating results for the six months ended June 30, 2012 and June 30, 2011.

(In millions of U.S. dollars)	Six months ended June 30, 2012	Six months ended June 30, 2011
Total operating revenues	500.0	459.9
Total operating expenses	299.5	264.0

Operating income	200.5	195.9
Interest expense	(42.0)	(33.6)
Other financial items	(19.7)	(0.2)

Income before taxes	138.8	162.1
Income taxes	(17.0)	(26.5)

Net income from continuing operations	121.8	135.6
Net income from discontinued operations	—	3.2
Net income	121.8	138.8

Total operating revenues

The following table sets forth our total operating revenues for the six months ended June 30, 2012 and June 30, 2011.

(In millions of U.S. dollars)	Six months ended June 30, 2012	Six months ended June 30, 2011	Increase
Total operating revenues	500.0	459.9	8.7%

Total operating revenues increased from $459.9 million for the six months ended June 30, 2011 to $500.0 million for the six months ended June 30, 2012. Total operating revenues are predominantly contract revenues with additional, relatively small amounts of reimbursable and other revenue. The increase in total operating revenues is primarily due to the West Elara commencing operations in March 2012, which caused an increase in operating revenue of $47.5 million.

Total operating expenses

The following table sets forth our total operating expenses for the six months ended June 30, 2012 and June 30, 2011.

(In millions of U.S. dollars)	Six months ended June 30, 2012	Six months ended June 30, 2011	Increase
Total operating expenses	299.5	264.0	13.4%

Total operating expenses increased from $264 million for the six months ended June 30, 2011 to $299.5 million for the six months ended June 30, 2012. The increase in operating expenses was due to the delivery of the West Elara, which commenced operations in March 2012 and accounted for an increase in operating expenses of $29.5 million. Total operating expenses consist of vessel and rig operating expenses, depreciation and amortization, general and administrative expenses and reimbursable expenses. Vessel and rig operating expenses increased from $167.1 million for the six months ended June 30, 2011 to $171 million for the six months ended June 30, 2012. Depreciation and amortization increased from $69.6 million for the six months ended June 30, 2011 to $78.6 million for the six months ended June 30, 2012. General and administrative expenses increased from $13.5 million for the six months ended June 30, 2011 to $21.5 million for the six months ended June 30, 2012, primarily due to an increased number of onshore personnel required after we became a stand alone company. Reimbursable expenses increased from $13.8 million for the six months ended June 30, 2011 to $28.4 million for the six months ended June 30, 2012 due to an increased level of variation order requests managed on behalf of our customers in accordance with the terms of our drilling contracts.

Interest expense

Interest expense increased from $33.6 million for the six months ended June 30, 2011 to $42 million for the six months ended June 30, 2012, primarily due to an overall increase in interest bearing debt.

Other financial items

Other financial items reported in the income statement include the following items:

(In millions of U.S. dollars)	Six months ended June 30, 2012	Six months ended June 30, 2011
Interest income	—	4.9
(Loss)/Gain on derivative financial instruments	(15.1)	(0.5)
Foreign exchange (loss)/gain	(4.3)	(6.2)
Other financial items	(0.3)	1.6

Total other financial items	(19.7)	(0.2)

During the period from May 2011 through June 2012, we entered into interest rate swaps and forward exchange contracts, none of which are accounted for as hedges. During the six months ended June 30, 2012, recognized loss from derivative financial instruments was $15.1 million compared to a loss of $0.5 million for the six months ended June 30, 2011. These losses were primarily due to adjustments for the fair market value of these derivative financial instruments.

Income taxes

Income tax expense was $17.0 million for the six months ended June 30, 2012 compared to $26.5 million for the six months ended June 30, 2011. Our effective tax rate was approximately 12.3% for the six months ended June 30, 2012, as compared to 16.3% for the six months ended June 30, 2011.

Significant amounts of income and costs are reported in nontaxable jurisdictions, such as Bermuda. Our drilling rig operations are normally carried out in taxable jurisdictions. In the tax jurisdictions where we operate, the corporate tax rate has ranged from 16% to 30% for earned income. Currently, the corporate tax rate for Norway is 28% for earned income, and for the United Kingdom it is 28%. Further, losses in one tax jurisdiction may not be offset against taxable income in other jurisdictions. Accordingly, the effective tax rate may differ from period to period depending on the level of activity in and mix of each of the tax jurisdictions in which our operations are conducted and the level of income and expenses reported in nontaxable jurisdictions.

Fiscal Year Ended December 31, 2011, compared to Fiscal Year Ended December 31, 2010

The following table sets forth our operating results for 2011 and 2010.

(In millions of U.S. dollars)	Year ended December 31, 2011	Year ended December 31, 2010
Total operating revenues	938.0	874.7
Total operating expenses	536.0	483.0

Operating income	402.0	391.7
Interest expense	(77.6)	(42.3)
Other financial items	(38.2)	(26.9)

Income before taxes	286.2	322.5
Income taxes	(39.5)	(31.6)

Net income from continuing operation	246.7	290.9
Net income from discontinued operations	3.2	121.7
Net income	249.9	412.6

Total operating revenues

The following table sets forth our total operating revenues for the year ending 2011 and the year ending 2010.

(In millions of U.S. dollars)	2011	2010	Increase
Total operating revenues	938.0	874.7	7.2%

Total operating revenues increased from $874.7 million in 2010 to $938.0 million in 2011. Total operating revenues are predominantly contract revenues with additional, relatively small amounts of reimbursable and other revenue. The increase in total operating revenues is primarily related to the West Venture, which commenced employment under a new contract at a higher daily rate on August 1, 2010. The increased revenues from the West Venture amounted to $45.0 million. Also in 2011, the West Navigator had an increase in utilization. The increased utilization from the West Navigator amounted to $25.0 million in 2011 compared to 2010.

Total operating expenses

The following table sets forth our total operating expenses for the year ending 2011 and the year ending 2010.

(In millions of U.S. dollars)	2011	2010	Increase
Total operating expenses	536.0	483.0	11.0%

Total operating expenses increased from $483.0 million in 2010 to $536.0 million in 2011. Total operating expenses consist of vessel and rig operating expenses, depreciation and amortization, general and administrative expenses and reimbursable expenses. Vessel and rig operating expenses increased from $294.6 million in 2010 to $329.9 million in 2011 primarily due to increased personnel cost. Depreciation and amortization increased from $128.9 million in 2010 to $140.7 million in 2011 primarily due to depreciation on capital expenditures and long-term maintenance expenditures incurred during 2011. General and administrative expenses increased from $30.6 million in 2010 to $35.4 million in 2011. Reimbursable expenses increased from $28.9 million in 2010 to $30.0 million in 2011.

Interest expense

Interest expense increased from $42.3 million in 2010 to $77.6 million in 2011, as a result of the $500 million 7.75% unsecured bond due 2018 and the $210 million shareholder loan used to finance the North Atlantic Restructuring on March 31, 2011.

Other financial items

Other financial items reported in the Income statement include the following items:

(In millions of U.S. dollars)	2011	2010
Interest income	6.8	4.8
(Loss) on derivative financial instruments	(47.7)	(37.2)
Foreign exchange gain	3.3	5.0
Other financial items	(0.6)	0.5

Total other financial items	(38.2)	(26.9)

Interest income increased from $4.8 million in 2010 to $6.8 million in 2011. The increase was mainly due to higher holdings of interest bearing securities. We have entered into interest rate swaps and forward exchange contracts, none of which are accounted for as hedges. In 2011, the recognized loss from derivative financial instruments was $47.7 million compared to a loss of $37.2 million in 2010. The losses were due to relatively low interest rates throughout 2010 and 2011, compared to prevailing rates at the time we entered into the swap contracts.

Income taxes

Income tax expense was $39.5 million in 2011 compared to $31.6 million in 2010. Tax expense in 2011 includes a $13.7 million provision for uncertain tax positions related to the move of legal entities to a new tax jurisdiction and the functional currency used by certain of our subsidiaries in their Norwegian tax returns. Our effective tax rate was approximately 13.8% in 2011, as compared to 9.8% in 2010.

Significant amounts of the income and costs are reported in nontaxable jurisdictions such as Bermuda. Our drilling rig operations are normally carried out in taxable jurisdictions. In the tax jurisdictions where we operate, the corporate tax rate have ranged from 16% to 30% for the earned income. Currently, the corporate tax rate for Norway is 28% for earned income, and for the United Kingdom it is 28%. Further, losses in one tax jurisdiction may not be offset against taxable income in other jurisdictions. Accordingly, the effective tax rate may differ from period to period depending on the level of activity in and mix of each of the tax jurisdictions in which our operations are conducted and the level of income and expenses reported in nontaxable jurisdictions.

Liquidity and Capital Resources

We operate in a capital intensive industry and we have historically financed the purchase of drilling rigs and other capital expenditures through a combination of borrowings from commercial banks, proceeds from the issuance of bonds, cash generated from operations and equity capital. Our liquidity requirements relate to servicing debt and funding investments, funding working capital and payment of dividends. Most of our contract and other revenues are received monthly in arrears, and most of our operating costs are paid on a monthly basis.

Our funding and treasury activities are conducted within corporate policies to maximize returns while maintaining appropriate liquidity for our requirements. Cash and cash equivalents are held mainly in U.S. Dollars, with the addition of short term deposits in Norwegian Kroner, Euros, and Pound Sterling.

Our short-term liquidity requirements relate to servicing debt and funding working capital requirements, including required payments under the management agreements and administrative services agreements with North Atlantic Management, Seadrill Management and other unrelated and related third parties. Sources of short-term liquidity include cash balances, available amounts under revolving credit facilities and receipts from our drilling contracts.

Our long-term liquidity includes funding the payment of our newbuilding commitments and the repayment of long-term debt balances.

Newbuilding Commitments

The West Linus, a harsh environment jack-up rig, has a contract price of $450 million, with an estimated total project cost of $530 million, of which we have paid $109 million as of June 30, 2012. The West Rigel, a harsh environment semi-submersible, has a contract price of $568 million, with an estimated total project cost of $650 million, of which we have paid $116 million as of June 30, 2012. The West Linus is scheduled to be delivered to us in the fourth quarter of 2013, and the West Rigel is scheduled to be delivered to us in the first quarter of 2015. As of June 30, 2012, we had aggregate remaining project costs of $955 million, of which $0 was due in the first and second quarters of 2012, $421 million is due in 2013, $0 is due in 2014 and the balance is due thereafter.

Our Borrowing Activities

Debt Facilities	Amounts Outstanding
(In millions of U.S. dollars)	As of June 30, 2012	As of December 31, 2011
$2,000 Million Senior Secured Credit Facility	1,833.3	1,916.7
$500 Million 7.75% Unsecured Bond due 2018	500.0	500.0
$210 Million Shareholder Loan	—	210.0
$200 Million Revolving Credit Facility	160.0	—

Total interest bearing debt	2,493.3	2,626.7

As of December 31, 2011, all of our debt facilities were fully drawn. As of June 30, 2012, we had $40 million available to draw under our $200 Million Revolving Credit Facility.

$2,000 Million Senior Secured Credit Facility

On April 15, 2011, we entered into a $2,000 million senior secured credit facility with a syndicate of banks to refinance the existing debt related to three semi-submersible drilling rigs, the West Alpha, the West Phoenix, and the West Venture, two harsh environment jack-up rigs, the West Elara and the West Epsilon, and one drillship, the West Navigator, or the Acquired Vessels, which are mortgaged as collateral under this facility. This facility is comprised of a revolving facility in the amount of $1,000 million and a term loan facility in the amount of $1,000 million. This facility bears interest at LIBOR plus a margin of 2.0% per annum, and is repayable over a term of six years. As of June 30, 2012, the outstanding balance of this facility was $1,833.3 million.

$500 Million 7.75% Unsecured Bond due 2018

In April 2011, we issued a $500 million callable senior unsecured bond to partly finance the acquisition of the Acquired Vessels. The bond bears interest at a rate of 7.75% per annum, payable semi-annually in arrears, and matures in full on March 31, 2018. As of June 30, 2012, the outstanding balance on the bond was $500 million, and was held entirely by Seadrill.

$210 Million Shareholder Loan

On October 24, 2011, we entered into a $210 million unsecured loan from Seadrill at an interest rate of 6.0% per annum. We repaid a portion of the loan amounting to $150.0 million on March 27, 2012 by issuing to Seadrill an aggregate of 15,000,000 common shares at $10.00 per share. The remaining balance was repaid in full in March 2012.

$200 Million Revolving Credit Facility

On March 30, 2012, we entered into a $200 million unsecured revolving credit facility with Seadrill. This facility bears interest at LIBOR plus a margin of 3.0% and matures in January 2015. As of June 30, 2012, we had available borrowings of $40 million under this facility.

Covenants

Our debt agreements generally contain financial covenants. The main financial covenants contained in our existing credit facilities are as follows:

•	Minimum liquidity requirement, which requires us to maintain cash and cash equivalents of at least $50 million for the first twelve months and at least $75 million thereafter.

•	Minimum interest coverage ratio requirement, which requires us to maintain a ratio of EBITDA (described below) to interest expense of at least 3:1.

•

Current ratio requirement, which requires us to maintain a ratio of current assets (excluding, among other things, minimum cash), to current liabilities (excluding the current portion of our long term debt) of at least 1:1.

•

Equity ratio requirement, which requires us to maintain a ratio of total equity to total assets of at least 25% throughout 2011 and 30% thereafter. Both equity and total assets are adjusted for the difference between book value and market values of drilling rigs.

•

Leverage ratio requirement, which requires us to maintain a ratio of net debt to EBITDA (described below) of no greater than 5:1 until and including the fourth quarter of 2014, and not to exceed 4.5:1 thereafter. Net debt is calculated as all interest bearing debt less cash and cash equivalents excluding minimum liquidity requirements.

The main financial covenants contained in our 7.75% Unsecured Bond are as follows:

•

Equity ratio requirement, which requires us to maintain a ratio of total equity to total assets of at least 25%. Both equity and total assets are adjusted for the difference between book value and market values of drilling rigs.

•	Minimum liquidity requirement, which requires us to maintain cash and cash equivalents of at least $50 million.

Our credit facilities and 7.75% Unsecured Bond also contain customary restrictive covenants which may limit, among other things, our ability to:

•	incur additional indebtedness;

•	sell the mortgaged drilling rig, if applicable;

•	make additional investments or acquisitions;

•	pay dividends if there is an event of default or the aggregate amount of such dividends are more than 50% of the Company’s EBITDA (described below); and

•	effect a change of control in the Company.

A failure to comply with the covenants in our loan agreements could result in a default under those agreements and under other debt agreements containing cross-defaults provisions.

Our $ 2,000 Million Senior Secured Credit Facility is secured by:

•	Guarantees from the drilling rig owning subsidiaries and intra-group charterers (guarantors);

•	A first priority share charge over all of the shares issued by each of the guarantors;

•	A first priority mortgage in all collateral drilling rigs and any deed of covenant or general assignment thereto;

•	A first priority assignment of the earnings which arise out of the use of or operation of any of the collateral drilling rigs;

•	A first priority assignment of the bareboat charter contracts for the collateral drilling rigs;

•	A security interest in the earnings accounts; and

•	A first priority assignment of all of the insurance policies and contracts of insurance in respect of the collateral drilling rigs.

EBITDA means earnings before interest expenses, taxes, depreciation and amortization of the Company, including its subsidiaries, on a consolidated basis for the previous 12-month period, subject to certain adjustments.

Additionally, we are a “restricted subsidiary” under the indenture relating to Seadrill’s $1,000 million 5 5/8% Senior Notes due 2017. While we are not a guarantor of the notes or a party to the indenture, Seadrill has agreed to cause us to comport with the restrictions on “restricted subsidiaries” contained in the indenture. Accordingly, Seadrill may use its influence over us to restrict our ability, among other things, to incur additional debt, pay dividends or issue guarantees, if Seadrill is required to do so under the terms of the indenture for the notes.

As of June 30, 2012, we were in compliance with all of the covenants under our debt agreements. There was a temporary period of non-compliance with certain covenants relating to our $2,000 Million Senior Secured Credit Facility, which was remedied by March 31, 2012. This did not represent an event of default under this credit facility.

In addition to bank financing, we continually monitor equity and debt capital market conditions and may raise additional capital through the issuance of equity or debt securities from time to time.

Our Equity Activities

On February 16, 2011, we issued 50,000,000 of our common shares in a private transaction exempt from registration under the Securities Act.

In March, 2011, we issued 150,000,000 of our common shares to Seadrill in connection with the closing of the North Atlantic Restructuring, in a private transaction exempt from registration under the Securities Act.

In March 2012, we issued 30,000,000 of our common shares in a private transaction exempt from registration under the Securities Act, of which Seadrill purchased 15,000,000 common shares.

Off Balance Sheet Arrangements

As of the date of this prospectus, we do not have any off balance sheet arrangements.

Contractual Obligations

At December 31, 2011, we had the following contractual obligations and commitments:

	Payment due by period
(In millions of U.S. dollars)	Less than 1 year	1 – 3 years	3 – 5 years	After 5 years	Total
$2,000 Million Senior Secured Credit Facility	166.7	333.3	333.3	1,083.3	1,916.7
$500 Million 7.75% Unsecured Bond due 2018				500.0	500.0
$210 Million Shareholder Loan (1)		210.0	—	—	210.0
Total debt repayments	166.7	543.3	333.3	1,583.3	2,626.7
Total interest payments (2)	107.2	199.7	171.8	61.3	540.0
Accrued pension liabilities	2.9	6.4	7.4	21.4	38.1
Uncertain tax position	63.0	—	—	—	63.0
Total drilling rig purchases (3)	—	360.0	—	—	360.0
Total contractual cash obligations	339.8	1,109.4	512.5	1,666.0	3,924.8

(1)	In connection with the North Atlantic Restructuring, Seadrill provided us with a shareholder loan in the amount of $210 million which was scheduled for repayment in 2013. A portion of the loan amounting to $150.0 million was converted to equity in connection with the private placement completed on March 27, 2012 and the remaining balance was prepaid in full in March 2012.
(2)	Interest payments are based on the assumption that all of our loans are fully drawn over the period. It is further assumed that no refinancing of existing loans takes place and that there is no repayment on revolving credit facilities. Interest has been calculated using the U.S. Dollar Yield Curve published by Bloomberg, plus agreed margins for each loan facility. The effects of interest rate swaps have been included in the calculations.
(3)	We had contractual commitments under one newbuilding contract. The contract is for the construction of the West Linus, a harsh environment jack-up rig which is scheduled to be delivered in the fourth quarter of 2013. In addition to this, we entered into a newbuilding contract in the second quarter of 2012 for the construction of a harsh environment semi-submersible rig, the West Rigel, with a total contract price of $568 million and expected delivery in the first quarter of 2015. This has not been reflected in the table above because the contract was entered into after December 31, 2011. See “– Newbuilding Commitments” above.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various market risks, including foreign currency fluctuations, changes in interest rates and credit risk. Our policy is to hedge our exposure to these risks where possible, within boundaries deemed appropriate by management. We accomplish this by entering into appropriate derivative instruments and contracts to maintain the desired level of risk exposure.

Our activities expose us primarily to the financial risks of changes in foreign currency exchange rates and interest rates as described below.

Foreign currency risk management

We have U.S. dollars as our functional currency because the majority of our revenues and cash inflows are denominated in dollars. Accordingly, our reporting currency is also U.S. dollars. We do, however, earn some of our revenue and incur some of our expenses in other currencies (primarily Norwegian Kroner and British Pounds) and there is therefore a risk that currency fluctuations could have an adverse effect on our cash flows.

Our foreign currency risk arises from the measurement of debt and other monetary assets and liabilities denominated in foreign currencies converted to U.S. dollars, with the resulting gain or loss recorded as “Other financial items” and the impact of fluctuations in exchange rates on the reported amounts of our revenues and expenses which are contracted in foreign currencies.

As of June 30, 2012, we had entered into the following derivative contracts to manage our foreign currency risks:

	Notional amount	Fair value
(In millions of U.S. dollars)
Currency forward contracts	$85	$0.0

As of December 31, 2011, we had entered into the following derivative contracts to manage our foreign currency risks:

	Notional amount	Fair value
(In millions of U.S. dollars)
Currency forward contracts	$160	$(1.6)

A 1% change in the exchange rate between the US dollar and the bought forward currencies would result in a fair value gain or loss of $1.6 million that would be reflected in our consolidated statements of operations, based on our currency forward contracts as of December 31, 2011.

Interest rate risk

A significant portion of our debt obligations and surplus funds placed with financial institutions are subject to movements in interest rates. It is our policy to obtain the most favorable interest rates available without increasing our foreign currency exposure. In line with this strategy, we make use of a revolving tranche of our $2,000 Million Senior Secured Credit Facility by repaying outstanding borrowings with surplus funds or increasing outstanding borrowings as needed. Working capital is placed in bank accounts with floating interest rates held with reputable financial institutions.

We have no significant interest bearing assets other than cash and cash equivalents; therefore our income and operating cash flows are substantially independent of changes in market interest rates.

Interest rate swaps are used to manage our exposure to interest rate risks by convert floating rate debt obligations to a fixed rate in order to achieve an overall desired position of fixed and floating rate debt. In 2011, we acquired two interest rate swaps from Seadrill on arm’s length terms and entered into one new interest rate swap agreement fixing the interest rate on a notional amount of $500 million under our $2,000 million senior credit facility.

Financial instruments

The following table summarizes the notional amounts and estimated fair values of our financial instruments as of June 30, 2012:

	Notional amount	Fair value
(In millions of U.S. dollars)
Interest rate swap	$1,000	$(67.0)

The following table summarizes the notional amounts and estimated fair values of our financial instruments as of December 31, 2011:

	Notional amount	Fair value
(In millions of U.S. dollars)
Interest rate swap	$1,000	$(52.5)

The fair value of interest rate swaps is the estimated amount that counterparty would receive or pay to terminate the swap agreements at the reporting date. The valuation technique used to determine the fair value of interest rate swaps approximates the net present value of the swap contracts’ future cash flows.

As of December 31, 2011, our net effective exposure to floating interest rate fluctuations on our outstanding debt was $760 million, based on our total net interest bearing debt of $2,470 million less the $1,000 million notional principal of our floating to fixed interest rate swaps, less the $710 million in fixed interest loans. A 1% change in short-term interest rates would thus increase or decrease our effective cash expense to interests by approximately $7.6 million on an annual basis as of December 31, 2011.

Concentration of credit risk

The market for our services is the offshore oil and gas industry, and our customers consist primarily of major integrated oil companies, independent oil and gas producers and government owned oil companies. We perform ongoing credit evaluations of our customers and generally do not require collateral in our business agreements. Reserves for potential credit losses are maintained when necessary.

The following table shows the distribution of contract revenue by customer:

	June 30,		Year ended December 31,
	2012	2011	2011	2010
Customer
Statoil	43%	41%	31%	30%
Shell	22%	22%	23%	23%
Total	18%	18%	23%	24%
BG Norge Limited	17%	19%	23%	23%

Total	100%	100%	100%	100%

We may also face credit related losses in the event that counterparties to its derivative financial instrument contracts do not perform according to the terms of the contract. The credit risk arising from these counterparties relates to unrealized profits from derivative contracts. We generally do not require collateral for our financial instrument contracts. In the opinion of management, the relevant counterparties are creditworthy financial institutions, and we do not expect any significant loss to result from their non-performance. The credit exposure of derivative contracts is represented by the fair value of contracts with a positive fair value at the end of each period.

Recently issued accounting pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (International Financial Reporting Standards)”. In general, ASU 2011-04 clarifies the FASB’s intent about the application of existing fair value measurement and disclosure requirements, and for many of these requirements the amendments are not intended to result in any change in the application of ASC Topic 820, “Fair Value Measurement”. At the same time, there are some amendments that do change particular principles or requirements relating to fair value measurement and disclosure. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. Its adoption did not have a material impact on the Company’s combined consolidated carve-out financial statements.

In December 2011, the FASB issued ASU 2011-11 “Disclosures about Offsetting Assets and Liabilities” in order to standardize the disclosure requirements under U.S. GAAP and IFRS relating to both instruments and transactions eligible for offset in financial statements. ASU 2011-11 is applicable for annual reporting periods beginning on or after January 1, 2013. Its adoption is not expected to have a material impact on the Company’s combined consolidated carve-out financial statements.

INDUSTRY AND MARKET CONDITIONS

Overview

We operate within the harsh environment segment of the offshore drilling market, which constitutes a part of the international oil and gas service industry. Our fleet of nine harsh environment offshore drilling rigs consists of four semi-submersible rigs, one ultra-deepwater drillship, two jack-up rigs, and contracts for the construction of one additional semi-submersible rig and one additional jack-up rig. While we currently operate exclusively in Norway and the United Kingdom, we aim to pursue harsh environment drilling operations in other locations in the future. This region has historically offered long-term contracts, high utilization and competitive daily rates compared to the international offshore drilling market for similar drilling rigs.

Offshore Rig Classification

Most drilling rigs are owned by industry participants that engage in drilling operations as their primary activity. Drilling rigs are generally separated into onshore and offshore rigs. Offshore rigs are represented by four main categories as outlined below.

Jack-Up Rig

Jack-up rigs are mobile, self-elevating drilling platforms equipped with legs that are lowered to the ocean floor. A jack-up rig is towed to the drill site with its hull riding in the sea as a vessel and its legs raised. At the drill site, the legs are lowered until they penetrate the sea bed and the hull is elevated until it is above the surface of the water. After completion of the drilling operations, the hull is lowered until it rests on the water, the legs are raised and the rig can be relocated to another drill site. Jack-ups are generally suitable for water depths up to 450 feet and operate with crews of 40 to 60 people.

Tender rig

Self-erecting tender rigs conduct production drilling from fixed or floating platforms. During drilling operations, the tender rig is moored next to the platform. The modularized drilling package, stored on the deck during transit, is lifted prior to commencement of operations onto the platform by the rig’s integral crane. To support the operations, the tender rig contains living quarters, helicopter deck, storage for drilling supplies, power machinery for running the drilling equipment and well completion equipment. There are two types of tender rigs, barge type and semi-submersible (semi-tender) type. Tender barges and semi-tenders are equipped with similar equipment but the semi-tender’s semi-submersible hull structure allows the rig to operate in rougher weather conditions. Self-erecting tender rigs allow for drilling operations to be performed from platforms without the need for permanently installed drilling packages. Tender rigs generally operate with crews of 60 to 85 people.

Semi-Submersible Rig

Semi-submersible rigs consist of an upper working and living quarters deck resting on vertical columns connected to lower hull pontoons. Such rigs operate in a “semi-submerged” floating position, in which the lower hull is below the waterline and the upper deck protrudes above the surface.

There are two types of semi-submersible rigs, moored and dynamically positioned. Moored semi-submersible rigs are positioned over the wellhead location with anchors, while the dynamically positioned semi-submersible rigs are positioned over the wellhead location by a computer-controlled thruster-system. Depending on country of operation, semi-submersible rigs generally operate with crews of 65 to 100 people.

Drillship

Drillships are self-propelled ships equipped for drilling in deep waters, and are positioned over the well through a computer-controlled thruster system similar to that used on semi-submersible rigs. Drillships are suitable for drilling in remote locations because of their mobility and large load-carrying capacity. Depending on country of operation, drillships operate with crews of 65 to 100 people.

Industry Demand

The demand for offshore drilling rigs and associated services reflects oil companies’ demand for equipment to drill exploration, appraisal and development wells as well as perform maintenance on existing production wells. The activity level by oil companies is to a large extent driven by the worldwide demand for energy, including crude oil and natural gas which impacts their ability to fund investments in exploration, development and production activities.

In addition to absolute levels of demand from oil companies, the industry has experienced a steep change in the technical specifications for rigs required for many regions. Factors such as water depth, high pressure, sub-salt, and harsh environments are driving the need for technical advancements. As hydrocarbons are produced from more challenging regions, the continued requirement for technical advancements is to be expected. Drilling companies with highly technical fleets have experienced the benefits of this trend in the form of pricing power as compared to more commoditized players.

Since the 2008 financial crisis, oil prices have recovered dramatically, nearly doubling. In light of an often stagnant economic recovery, oil price movements are more indicative of supply side effects. The marginal cost of oil has increased as production has migrated to more challenging regions leading to significant support for a higher normalized price environment.

Oil Price

Source: Bloomberg

Global Consumption

The International Energy Agency (IEA) expects worldwide demand for oil to continue to grow based on global economic growth projections. Coupling forecasted demand growth with the inevitable depletion of existing reservoirs will likely lead to a production shortfall, higher oil prices, and increased exploration & development activity by oil companies.

Expected Decline in Global Production Capacity

Source: Wood Mackenzie, October 2012

Notes: Total production capacity indicates total liquids production. Numbers from 2012 onwards are forecasted estimates.

Increasing Upstream Capital Expenditures

Global exploration and production expenditures have increased from approximately $190 billion in 2003 to approximately $462 billion in 2011, as reported by Wood Mackenzie. According to the BP Energy Outlook 2030 (published January 2012), global oil and gas production is expected to grow by approximately 3% per annum from 2010 to 2030. In order to achieve this level of production, global exploration and production spending are expected to continue at robust levels.

Global Capital Expenditures of Oil and Gas Producers on the Rise

Source: Capital Expenditure (Capex) data from Wood Mackenzie (as of October 2012), Historical Brent prices (yearly average) and forecasts from Bloomberg

Declining Reserve Replacement

Worldwide, major oil companies have generally reported declining reserve replacement ratios (the ratio of new proved reserve additions to oil produced). For example, the top six global integrated oil companies (as covered by IHS Herold as of September 2012) have recorded fewer reserve extensions and discoveries than their annual oil production since 2001. The challenge to replace reserves will ultimately lead to oil companies focusing on more challenging offshore areas as the traditional onshore and shallow water hydrocarbon provinces will fail to meet reserve growth goals.

Declining Global Liquids Proved Reserve Additions vs. Production

Source: IHS Herold’s Financial and Operations Database as of October 2012

Note: Peer set includes all Global, Integrated, Diversified and Independent exploration & production Oil and Gas Companies contained in IHS Herold’s Financial and Operations Database.

* Includes total Oil & Gas Extensions and Discoveries as well as reserves added through Oil & Gas Improved Recovery.

The Offshore Rig Market

The activity in the global offshore drilling market has historically been volatile as drilling operators’ operating results are directly linked to oil and gas companies’ regional and worldwide level of spending on offshore exploration and development. Oil and gas companies’ offshore exploration and development spending fluctuate from year-to-year and from region-to-region depending on several factors, including:

•	General worldwide economic activity;

•	Worldwide supply and demand for crude oil and natural gas products;

•	Oil and gas operators’ expectations regarding crude oil and natural gas prices;

•	Disruption to exploration and development activities due to severe weather conditions;

•	Anticipated production levels and inventory levels;

•	Political, social and legislative environments in major oil and gas producing regions;

•	Regional and global economic conditions and changes therein; and

•	The attractiveness of the underlying geological prospects, in both specific fields and geographic locations.

Offshore oil and gas production has historically been more equipment intensive, time consuming and expensive than onshore production due to more challenging access to offshore oil and gas reserves.

Historical Offshore Contract Drilling Revenue

Source: ODS-Petrodata

World-Wide Offshore Rig Fleet

The world-wide fleet of offshore drilling rigs (including rigs under construction) totals 1,052 as of September 8, 2012. The world-wide fleet consists of 387 drillships and semi-submersible rigs, 568 jack-ups, four submersibles, 45 tender rigs and 48 drill barges.

Floaters

The floater market covers drillships and semi-submersible rigs. The market for floaters is divided into market segments based on the water depth of operation, namely mid-water, deepwater and ultra-deepwater, benign and harsh environment and technical specification of the rigs. Out of the world-wide floater fleet of 387 rigs, 242 are dynamically positioned, 213 are currently on the water and 73 rigs are rigs currently under construction or on order for expected deliveries between now and end of 2020.

The majority of floaters were constructed in late 1970s to mid 1980s and have limitations when it comes to operation in water depths deeper than 3,000 ft. Most of the easy oil (oil no deeper than 3,000 ft) has been explored; oil companies have increased focus on deepwater regions for exploration and production of oil and gas. As it is infeasible to upgrade or modify existing mid-water rigs to undertake deepwater drilling campaigns, the ultra deepwater drilling market has experienced increasing utilization over the last year. Out of the existing floater fleet, 114 rigs are outfitted for operation in harsh environments including 26 rigs that have an Acknowledgment of Compliance (AOC), which allows them to operate Norway.

Drillship / Semis – Newbuilds & Accumulated # Rigs

Source: ODS-Petrodata

Tender Rigs

The world-wide fleet of self-erecting tender rigs totals 45 rigs including nine rigs under construction. The construction of new tender rigs reflects the general growth in demand for modern offshore drilling rigs as well as high-grading of the fleet. Tender rigs are not suited for work in harsh environments.

Jack-Up Rigs

The worldwide fleet of jack-up rigs contains 568 rigs with an average age of approximately 22 years. 82 jack-up rigs have been built after 2005 and there are currently 78 jack-up rigs under construction. The increase in supply of new jack-up rigs reflects oil companies’ demand for more advanced and efficient jack-up rigs, and a general trend towards high-grading the technical capabilities of the world-wide fleet. The majority of the jack-up newbuildings have been ordered on speculation (i.e., without fixed employment for future work in place). The 568 rigs include 75 jack-up rigs outfitted for operations in harsh environments, of which ten have received an Acknowledgment of Compliance from Norway to operate in the Norwegian Continental Shelf.

Jack-ups – Newbuilds & Accumulated # of Rigs

Source: ODS-Petrodata

The Global Offshore Drilling Market

The global offshore drilling market is becoming more specialized as new technology enables drilling activities in deeper waters and harsher environments, facilitating exploration and development drilling in new geographical areas. As a result, new market segments are developing related to water depth, technical capacities and rig types required to meet changes in rig requirements from oil companies. The industry currently defines its offshore drilling into four main water depth categories: shallow water (up to 500 feet), mid-water (up to 3,000 feet), deepwater (3,000 to 7,500 feet) and ultra-deepwater (deeper than 7,500 feet, “UDW”).

The floater market is focused on mid-water, deepwater and ultra-deepwater segments.

Deep and Ultra-Deepwater Segment

The majority of oil and gas production to date stems from shallow water oil and gas fields. As production from shallow water oil and gas fields is rapidly declining, deepwater oil and gas production is of increasing importance. Evolving drilling technology has led to several successful deepwater discoveries in recent years, reinforcing the shift towards deeper waters and building backlog for deepwater development projects.

Brazil, the U.S. Gulf of Mexico and West Africa remain the key ultra-deepwater markets. However, regions such the Mediterranean, East Africa and the China Sea are also adding demand for deepwater drilling equipment. Because of this trend, the utilization rate for the ultra-deepwater fleet is currently close to 100%. Similarly, the deepwater fleet utilization rate is currently 98%. Overall utilization rates have improved this year after a significant drop in drilling activity after the Macondo incident in the U.S. Gulf of Mexico in 2010. Following the Macondo incident, oil companies have increased focus on drilling equipment applied in drilling activities, showing a clear preference towards modern hi-specification rigs. In response to this development, average daily rates awarded year to date have been 19% higher for post 2005 built ultra-deepwater rigs than for rigs built pre-2005. This trend is expected to continue due to deeper and more complex drilling activity, as well as stricter safety and regulatory requirements going forward.

In absolute terms, year-to-date (from January 2012 through August 2012), daily rates for deepwater and ultra-deepwater fixtures range from $445,000 to $612,000 with the current average daily rate for the deepwater and ultra-deepwater fixtures at $578,063. Given the high level of demand on deepwater floaters, the contract lead-time across the deepwater and ultra-deepwater fleet is around 630 days.

Marketed Deepwater / Ultra-Deepwater Utilization

Source: ODS-Petrodata

Dayrate Development – Global Deepwater & Ultra-Deepwater Segment

Source: ODS-Petrodata

Mid-Water Segment

The mid-water market has started to see the same positive development as the deep and ultra-deepwater market, with utilization increasing from just below 75% in the early 2000’s to above 75% currently.

Despite an increasing number of contract awards over the past few months, daily rates remain in the range of $250,000 to $310,000. The average current daily rate for mid-water fixtures is $308,108. Contract lead-time across the mid-water fleet is stable and around 194 days. A modest improvement compared to earlier this year when the average lead-time for new mid-water contracts was around 100 days across the worldwide fleet.

Utilization and Dayrate Development – Global Mid-Water Segment

Source: ODS-Petrodata

Jack-Up Rig Market

The Jack-up rig market covers exploration and production drilling in water-depths up to 450 feet in benign and harsh environments.

International Jack-Up Rig Market

Since the beginning of 2010, the international jack-up market has developed into a two tier market with oil companies showing a clear preference for premium jack-ups, broadly defined as rigs built after 2000. In the premium segment, utilization is currently close to 95%, a slightly higher level than in the beginning of 2011. Utilization for rigs built prior to 2000 (“conventional rigs”) currently have a utilization of approximately 80%, up from the low of 75% in mid-2011, indicating a strong increase in the overall demand for jack-up rigs. In the premium jack-up segment, contract lead times are generally 6-12 months ahead of actual contract commencement, while in the conventional jack-up market lead-times are significantly shorter and could be as low as only weeks ahead of the commencement date.

Utilization – Marketed Jack-up Rigs

Source: ODS-Petrodata

Jack-up Contracts

Source: ODS-Petrodata

The jack-up market has strengthened across all segments in 2011 and into 2012. However, according to ODS Petrodata there are currently 60 idle jack-up rigs, of which 42 are cold stacked, 12 hot stacked and six warm stacked. While cold stacked jack-ups have been reduced from 68 cold stacked rigs in late 2010, high re-activation costs and outdated technical equipment makes it unlikely that the majority of these jack-ups will be redeployed into the market. The majority of the cold stacked rigs have less than 300-foot legs, causing operational limitations which significantly reduce the regional operational flexibility.

The tightening market trend for high pressure, high temperature (HP/HT) jack-up rigs have established a foothold for daily rates awarded to modern jack-ups above $140,000, up from the 2010 daily rate range of $100.000 to $88,000. Similarly, daily rates for conventional rigs have increased by more than $30,000 since the beginning of 2011, now quoted in a wide range from $90,000 to $130,000 depending on area of operation.

Characteristics of the Norwegian offshore drilling market

Average Annual Oil & Gas Discoveries in Norway

Source: Norwegian Petroleum Directorate

The Norwegian drilling market has been characterized by stringent technical and environmental requirements related to offshore drilling rigs and operations due to the harsh weather conditions as well as strict legislation. As a result, the initial construction price for an offshore rig to operate in Norway has been higher than for comparable rigs intended for operation in most other regions. This has resulted in a cost barrier to entry as rig owners are unwilling to pay for additional equipment only relevant for operation on the Norwegian Continental Shelf. Norway also imposes added requirements for drilling facilities operating in the Norwegian Continental Shelf, including, among other things, heightened standards relating to safety, drilling rig technical specifications, crew accommodations and certain other compliance measures. Rig owners that already have rigs on the Norwegian Continental Shelf enjoy less competition and benefit from higher earnings visibility through longer contract durations and higher daily rate levels than what has been achieved in other geographical regions.

Norwegian Floater Market

The Norwegian floater market is among the most developed and active harsh environment regions worldwide, currently consisting of 24 semi-submersibles and one drillship. The supply demand balance in the Norwegian floater market has been favorable for drilling contractors in recent years, with a limited number of new rigs entering the region and a continuous demand improvement.

The Norwegian drilling market has high barriers to entry due to strict regulations on safety, technical specifications, documentation material, and accommodation facilities. In order to comply with Norwegian regulations rig owners incur significant additional construction costs relative to other areas of operation. There are seven harsh environment ultra-deepwater rigs currently operating in other regions that could be candidates for operations in Norway if material upgrades to those rigs were implemented. At the same time, demand in Norway for advanced floaters is expected to increase driven by further exploration and development activities.

The average lead time in Norway is 15 months compared to 5 months for the overall floater market. The average age of the total fleet operating in Norway is approximately 19 years. As illustrated in the graph below, levels for daily rates in the Norwegian floater segment have over time been at a premium compared to other regions helped by high barriers to entry.

Floater Dayrates

Source: ODS-Petrodata

Age Profile for Offshore Drilling Rigs in Norway

Source: ODS-Petrodata as of September 2012

Norwegian Jack-Up Market

In addition to the increasing differentiation between conventional and modern jack-ups, the jack-up market is also differentiated in terms of geographical areas of operation.

Norway is one of the harshest environments for drilling activities globally. This is reflected in higher investment cost for assets intended to operate on the Norwegian Continental Shelf as well as higher operational costs. In order to compensate for the higher construction and operational costs in Norway, the daily rates required by rig owners are higher than in the international jack-up market. However, the daily rate premium in Norway has historically more than offset the higher cost of operating in this region due to a limited number of rigs technically compliant to operate on the Norwegian Continental Shelf. The limited number of compliant rigs has led to longer lead times from contract signing to commencement of operation in Norway compared to other areas of rig operations. The contract lead time in Norway is currently 35 months compared to five months for the worldwide jack-up fleet. The Norwegian jack-up rig market is likely to continue to experience differentiated market characteristics as the Norwegian market is less likely to see speculative newbuild orders. There are currently three rigs under construction capable of operating in Norway.

Jack-up Dayrates

Source: ODS-Petrodata

Highly Competitive Industry

The offshore contract drilling service industry is highly competitive with numerous industry participants, ranging from large international companies to smaller locally owned companies. The largest industry participants’ operations are usually geographically dispersed in oil and gas development areas around the globe due to the high mobility of most rigs. Although the cost of moving a rig from one region to another and the availability of rig-moving vessels may cause an imbalance between supply and demand from one region to another, significant variations between regions do not tend to exist in the long-term. Harsh environment areas however, operate in an isolated region where the majority of the world’s rigs are prevented from operating due to the lack of technical specifications. Consequently, we operate in an area with limited competition and enjoy an operating area with high barriers to entry.

Floater and Jack-Up League Table – Norway

Source: ODS-Petrodata

*	Assumes NADL’s and FOE’s HE newbuilds will be operating in Norway

The Norwegian offshore drilling market remains a highly fragmented market with 12 drilling contractors controlling the portfolio of contracts. There are currently a total of 29 rigs with contracts for operations in Norway, of which 26 were working in Norway at the end of 2011. Below is a short description of our competitors operating in Norway.

Maersk Drilling: Maersk Drilling (formerly named Maersk Contractors) was established in 1972, and provides offshore drilling services to oil companies worldwide. The fleet consists of deepwater semi-submersible rigs, drilling barges and jack-up rigs. In 2011, Maersk Drilling signed a contract with Samsung Heavy Industries in South Korea for the construction of two ultra deepwater drillships. Maersk Drilling has six rigs operating in Norway and three jack-up newbuilds under construction.

Transocean (RIG): Transocean is the second largest global offshore drilling contractor measured in market capitalization and the largest measured in number of rigs. Transocean has seven rigs operating in Norway, including the two existing harsh environment semi-submersible rigs Transocean Barents and Transocean Spitsbergen which were acquired through the acquisition of Aker Drilling in 2011.

Songa Offshore (SONG): Songa Offshore was founded in January 2005. Songa Offshore is an offshore drilling company operating 6 semisubmersible rigs, with additional four rigs on order. Songa Offshore has three rigs operating in Norway, with an additional four rigs post delivery of the category D rigs.

Fred Olsen Energy (FOE): Fred Olsen Energy is a Norwegian contract driller operating a fleet of nine rigs, comprising of two deepwater rigs, and six mid-water semi-submersible drilling rigs in addition to one accommodation rig. A new ultra-deepwater drillship is scheduled to be delivered in the third quarter of 2013 from Hyundai Heavy Industries. FOE has three rigs operating in Norway, with one drillship under construction with expected deliver in the fourth quarter of 2013.

China Oilfield Services (COSL): COSL is an integrated oilfield services provider. Its services cover each phase of offshore oil and gas exploration, development and production. Its four core business segments are geophysical services, drilling services, well services, marine support and transportation services. COSL currently operates 34 drilling rigs of which 27 are jack-up drilling rigs and seven are semi-submersible drilling rigs, two accommodation rigs, four module rigs and eight land drilling rigs. COSL has two rigs operating in Norway.

Odfjell Drilling (Odfjell): Odfjell Drilling is a privately owned international drilling, well service and engineering Company with some 3,000 employees. Odfjell Drilling owns and/or manages seven offshore drilling rigs, of which two are under construction, in addition to being a major supplier of personnel for drilling operations and maintenance on fixed and floating production platforms in the North Sea. In 2011, the company took delivery of the two partly owned drillships Deepsea Metro I and Deepsea Metro II from HHI in Korea. Odfjell Drilling has two rigs operating in Norway, with one semi-submersible newbuild under construction which is expected to commence operations in the summer of 2013.

Saipem: Saipem is a large, international contractor in the oil & gas industry. Saipem is organized into two business units, Engineering & Construction and Drilling. Saipem employs over 40,000 people comprising more than 110 nationalities. Saipem has two rigs operating in Norway.

Diamond Offshore Drilling (DO): Diamond Offshore Drilling owns and operates a fleet of 32 semi-submersible rigs, 13 jack-up rigs and four dynamically positioned drillships, three of which are on order with delivery expected in 2013 and 2014. Diamond Offshore Drilling has one rig operating in Norway.

Rowan Companies (RDC): Rowan Companies is an international provider of contract drilling services with a focus on high-specification and premium jack-up rigs located worldwide. Rowan Companies has three rigs operating in Norway.

Stena Drilling (Stena): Stena Drilling, a wholly owned subsidiary of Stena AB, is a independent international drilling contractor. Stena Drilling has two rigs operating in Norway.

Ocean Rig (ORIG): Ocean Rig is an international offshore drilling contractor providing oilfield services for offshore oil and gas exploration, development and production drilling, and specializing in the ultra-deepwater and harsh-environment segment of the offshore drilling industry. Ocean Rig owns and operates ten offshore ultra deepwater drilling rigs, including two ultra deepwater semisubmersible drilling rigs and eight ultra deepwater drillships, three of which are scheduled to be delivered to Ocean Rig during 2013 and one in 2015. As of the date hereof, Ocean Rig has one rig operating in Norway.

Arctic Regions

Oil and gas companies are increasingly exploring and developing fields that are located in deeper, colder and more remote areas. Typical conditions in harsh and Arctic environments are colder temperatures, rougher sea, stronger currents, limited daylight and ice in close proximity. The North Sea is the most mature of the harsh environment regions today, while new regions are being explored further north such as Arctic Russia, Greenland, Northeastern Canada and the Barents Sea. Drillers with experience in harsh environment areas, such as the North Sea, have a competitive advantage targeting these regions as activity accelerates.

Arctic Regions

Source: CARA, USGS, NPD, Statoil

BUSINESS

History and Development of the Company

North Atlantic Drilling Ltd. was established on February 11, 2011 under the laws of Bermuda as a subsidiary of Seadrill. On February 16, 2011, we raised gross proceeds of $425 million through a Norwegian private placement of 50,000,000 common shares. On February 17, 2011, we entered into an agreement with Seadrill to acquire six harsh environment drilling rigs, including all relevant contracts, spares, stores and offshore personnel related to the rigs, which we refer to as the North Atlantic Restructuring. On March 31, 2011, we completed the North Atlantic Restructuring at a purchase price of $2.35 billion, which consisted of a cash payment of $369.8 million, the issuance to Seadrill of 150,000,000 common shares valued at $8.50 per share, which will not be part of the Exchange Offer, the issuance of a $500 million bond bearing interest at 7.75% for a term of seven years, and a $210 Million Shareholder Loan from Seadrill.

In March 2012, we raised gross proceeds of $300 million through a private placement of 30,000,000 common shares, of which Seadrill purchased 15,000,000 common shares. The proceeds from this private placement were partially used to fully repay our outstanding indebtedness under the Shareholder Loan. Also in March 2012, we entered into a new $200 Million Revolving Credit Facility with Seadrill, which bears interest at LIBOR plus 3.00% and matures in January 2015.

Our fleet of nine harsh environment offshore drilling rigs consists of four semi-submersibles, one ultra-deepwater drillship, two jack-up rigs, and contracts for the construction of two additional drilling rigs, the West Linus, a jack-up rig with a maximum water depth of 450 feet, and the West Rigel, a sixth generation semi-submersible rig with maximum water depth of 10,000 feet. The West Linus is scheduled to be delivered to us in the fourth quarter of 2013, and the West Rigel is scheduled to be delivered to us in the first quarter of 2015. As of June 30, 2012, we had aggregate contractual commitments relating to these two newbuildings of $1,180 million, of which we have paid $225 million. We also have the option to acquire the construction contract for a harsh environment semi-submersible rig, the West Mira, from Seadrill. The option is exercisable on the pricing date of this offering and will terminate earlier if Seadrill enters into a firm contract for the employment of this drilling rig. While we intend to exercise this option on the pricing date, if it is terminated earlier, we intend to enter into an agreement for the construction of a new drilling rig with the same technical specifications and on similar financial terms as the West Mira. We refer to this new drilling rig as the Alternative Drilling Rig.

We plan to finance (i) the acquisition cost of the construction contract for the West Mira, or a portion of the construction cost of the Alternative Drilling Rig if we are unable to acquire the construction contract for the West Mira, in the amount of $             million and (ii) a portion of the remaining contractual commitments relating to the West Linus of approximately $             million, with the net proceeds of this offering. We plan to finance the remaining contractual commitments for the West Linus and the West Rigel in the aggregate amount of $             million, and the remaining contractual commitments for the West Mira, or the Alternative Drilling Rig if we are unable to acquire the construction contract for the West Mira, not covered by the net proceeds of this offering with cash flows from operations, borrowings under new credit facilities, and the net proceeds from securities offered in the public and private debt capital markets. Our entry into new credit facilities and access to the public and private debt capital markets are subject to significant conditions, including without limitation, the negotiation and execution of definitive documentation, as well as credit and debt market conditions, and we cannot assure you that we will be able to obtain such financing on terms acceptable to us or at all. This offering is not contingent upon our entry into new credit facilities or our accessing other sources of debt. Please read “Risk Factors” beginning on page 16 for a more complete discussion of risks and uncertainties that should be considered before investing in our common shares.

Business Overview

We are an international offshore drilling company that provides harsh environment offshore drilling services to the oil and gas industry. We target geographic areas, such as the North Atlantic area, which require drilling rigs that are capable of operating in harsh environments. Our fleet consists of nine harsh environment drilling rigs, which includes one jack-up rig and one semi-submersible rig currently under construction.

Our primary objective is to profitably grow our business and increase shareholder value by focusing on modern state-of-the-art offshore drilling rigs in harsh environments. While we currently operate exclusively in the North Atlantic area, we may pursue harsh environment drilling operations in other locations in the future. Our drilling rigs are under long-term contracts with major oil companies such as Statoil, ConocoPhillips, Shell, Total and ExxonMobil, with an average remaining term of approximately three years as of September 30, 2012. We intend to grow our position in the harsh environment offshore drilling market by continuing to provide excellent service to our customers with our modern, technologically advanced fleet, together with our approximately 1,350 experienced and skilled employees. We also intend to leverage the relationships, expertise and reputation of Seadrill to re-contract our fleet under long-term contracts and to identify opportunities to expand our fleet through newbuildings and selective acquisitions. Seadrill is one of the world’s largest international offshore drilling contractors, and we believe Seadrill, which will own approximately         % of our outstanding common shares following completion of this offering, will be motivated to facilitate our growth because of its significant ownership interest in us.

Our Fleet

The following table sets forth certain information regarding our drilling rigs as of the date of this prospectus:

Drilling Rig	Generation / Type *	Year Built		Water Depth Capacity (in feet)	Drilling Depth Capacity (in feet)	Contract
Floaters
Semi-Submersibles
West Phoenix	6th - HE	2008		10,000	30,000	Total
West Venture	5th - HE	2000		2,600	30,000	Statoil
West Alpha	4th - HE	1986		2,000	23,000	ExxonMobil
West Hercules (1)	6th - HE	2008		10,000	35,000	Statoil
West Rigel (2)	6th - HE	Q1 2015	(3)	10,000	40,000	N/A
Drillship
West Navigator	Ultra- deepwater - HE	2000		7,500	35,000	Shell
Jack-ups
West Epsilon	HD - HE	1993		400	30,000	Statoil
West Elara	HD - HE	2011		450	40,000	Statoil
West Linus (2)	HD - HE	Q4 2013	(3)	450	40,000	ConocoPhillips

*	HE – Harsh Environment
HD – Heavy Duty
(1)	The West Hercules is owned by a wholly owned subsidiary of Ship Finance and is controlled by Seadrill through a bareboat charter agreement that expires in 2023. We expect to operate the West Hercules through a commercial management agreement with Seadrill.
(2)	Rig under construction
(3)	Expected delivery to us

Seadrill has granted us an option to acquire its contract for the construction of the harsh environment semi-submersible rig, the West Mira, on the same terms as the construction contract. We may exercise this option at any time prior to February 28, 2013, which will require the assignment of the construction contract from Seadrill to us and our payment of the total project costs of approximately $650 million, consisting of payments to Seadrill of $114 million, representing amounts it has already paid to the shipyard, and $536 million to the shipyard, of which $57 million is due in May 2013 and $479 million is due on delivery, which is scheduled in the first quarter of 2015. The West Mira, which is currently under construction at Hyundai Samho Shipyard in South Korea, has specifications similar to those of our semi-submersible rig under construction, the West Rigel. We intend to exercise this option prior to its expiration.

Our Relationship with Seadrill Limited and the Fredriksen Group

One of our principal strengths is our relationship with Seadrill and the Fredriksen Group of companies, discussed below. We were established by Seadrill on February 11, 2011 as a new offshore drilling company focused on harsh environment operations. We expect our relationship with Seadrill will provide us with access to Seadrill’s customer, supplier and shipbuilder relationships and its technical, commercial and managerial expertise, which we believe will allow us to compete more effectively when seeking additional customers.

Upon completion of this offering, Seadrill will own approximately         % of our outstanding common shares and thus, in our view, will have significant incentives to contribute to our success. Seadrill is one of the world’s leading international offshore drilling contractors, providing offshore drilling services to the oil and natural gas industry. As of September 30, 2012, Seadrill owned and operated a fleet of 67 offshore drilling rigs, including 19 drilling rigs under construction and our drilling rigs. Seadrill’s fleet is comprised of jack-up rigs, tender drilling rigs, semi-submersible rigs and drillships, which operate from shallow to ultra-deepwater areas as well as in harsh and benign environments and are contracted to customers throughout the world. Seadrill reported total operating revenues of approximately $4.2 billion in fiscal year 2011.

In addition to our relationship with Seadrill, we believe there are opportunities for us to benefit from operational, customer and shipyard-based synergies due to our broader relationship with the Fredriksen Group. Seadrill’s main shareholder, Hemen Holding Ltd., or Hemen Holding, and other related companies are also the main shareholders of a number of other large companies involved in various sectors of the shipping and oil services industries, which we refer to together as the Fredriksen Group. In addition to Seadrill, the Fredriksen Group includes the following companies, among others:

•	Golar LNG Limited (NasdaqGS: GLNG)(OSE:GOL), an owner and operator of a fleet of seven LNG carriers with 11 LNG carriers and two FSRUs on order;

•	Golar LNG Partners LP (NasdaqGS:GMLP), a master limited partnership and a majority owned subsidiary of Golar LNG Limited that owns and operates a fleet of two LNG carriers and four FSRUs;

•	Frontline Ltd. (NYSE:FRO)(OSE:FRO), a crude oil tanker company which owns and operates a fleet of 48 tankers;

•	Frontline 2012 Ltd. (N-OTC:FRNT), a crude oil tanker company which owns and operates 15 tankers, including contracts for the construction of five VLCCs;

•

Ship Finance International Limited (NYSE:SFL), a global international ship-owning company with a diverse fleet of 61 vessels, including crude oil tankers, chemical tankers, oil/bulk/ore vessels, dry-bulk carriers, container vessels, offshore supply vessels, one jack-up drilling rig and three ultra-deepwater drilling rigs;

•	Golden Ocean Group Limited (OSE:GOGL), a dry bulk shipping company that owns a fleet of 17 vessels, and manages an additional 11 vessels;

•	Archer Limited (OSE:ARCHER), an oil services company specializing in crewing offshore rigs and onshore land rigs, including associated wireline and well services;

•

Deep Sea Supply PLC (OSE:DESSC), an owner and operator of 23 anchor handling tug supply and platform supply vessels, operating in the North Sea spot market, West Africa, the Mediterranean, South East Asia and Brazil;

•	Northern Offshore Ltd. (OSE:NOF), an owner and operator of five offshore drilling rigs and a floating production unit operating in the mid-water market segment in the Northern U.K. North Sea; and

•

Seadrill Partners LLC (NYSE:SDLP), a master limited partnership and a majority owned subsidiary of Seadrill that owns and operates a fleet of four drilling rigs, including one drillship, two semi-submersibles and a tender rig.

We may not realize any benefits from our relationship with Seadrill or the Fredriksen Group.

Our Business Strategies

Our principal business objectives are to profitably grow our business and increase shareholder value. We expect to achieve these objectives through the following strategies:

•

Focus on harsh environment areas. There are a limited number of drilling rigs that are able to operate in offshore harsh environment areas, such as Norway, the United Kingdom, the Netherlands, Denmark, Eastern Canada, Alaska and Western Russia. Our operating fleet of seven drilling rigs, consisting of four semi-submersibles, one ultra-deepwater drillship and two jack-ups, currently operates exclusively in the harsh environment of the North Atlantic area. We also intend to employ our two newbuildings in the North Atlantic area upon their delivery to us. We believe that our established presence in the harsh-environment waters of the North Atlantic area, together with our fleet’s size and unique specifications, position us above our competitors to attract the business of oil and gas companies seeking activity in offshore harsh environment areas. Additionally, we believe we have a competitive advantage in Norway over new entrants in this market because Norway imposes added requirements for drilling facilities, including, among other things, strict standards relating to safety, drilling rig technical specifications, crew accommodations and certain other compliance measures, known as Acknowledgment of Compliance (“AOC”), which must be satisfied in order to operate in the Norwegian Continental Shelf. All of our drilling rigs meet, or are being constructed to meet, AOC requirements.

•

Pursue long-term contracts and maintain stable cash flows. We seek to maintain stable cash flows by pursuing long-term contracts and focusing on minimizing operating downtime. We believe that our focus on long-term contracts improves the stability and predictability of our operating cash flows, which we believe will enable us to access equity and debt capital markets on attractive terms and, therefore, facilitate our growth strategy.

•

Develop strategic relationships with high-quality customers. We plan to continue to develop strategic relationships with major international oil companies and large investment-grade independent exploration and production companies, both on our own and through our relationship with Seadrill. We expect to derive a significant portion of our revenues from contracts with these customers, the length and terms of which will depend on the type of drilling rig and the operating environment.

•

Grow through newbuilds and strategic and accretive acquisitions. We expect to grow through newbuilds and to consider strategic transactions, with a continued focus on harsh environment drilling operations. In addition to our jack-up and semi-submersible rigs currently under construction, we have the option to acquire the construction contract for an additional harsh environment semi-submersible rig, the West Mira, from Seadrill, which is exercisable on the pricing date of this offering. The option will terminate earlier if Seadrill enters into a firm contract for the employment of this drilling rig. Although we intend to exercise this option on the pricing date, if it is terminated earlier, we intend to enter into an agreement for the construction of the Alternative Drilling Rig. While we currently operate exclusively in Norway and in the United Kingdom, we may pursue harsh environment drilling operations in other locations, such as Arctic Russia, Greenland, Denmark, the Netherlands, Newfoundland and Northeastern Canada.

•

Provide excellent customer service and continue to prioritize safety as a key element of our operations. We believe that we and Seadrill have developed a reputation as a preferred offshore drilling contractor and that we can capitalize on this reputation by continuing to provide excellent customer service. We seek to deliver exceptional performance to our customers by consistently meeting or exceeding their expectations for operational performance by, among others, maintaining high safety standards and minimizing downtime.

Competitive Strengths

We believe we are well positioned to achieve our primary business objectives and execute our business strategies based on the following competitive strengths:

•

Substantial revenue backlog with high quality customers. We have and are continuing to develop a strong revenue backlog that currently consists of contracts for all of our operating drilling rigs, as well as the West Linus, which is currently under construction at Jurong Shipyard in Singapore and is scheduled to be delivered to us in the fourth quarter of 2013. As of September 30, 2012, our contract backlog was approximately $4.2 billion. We believe these high-quality customer commitments will provide us with a stable cash flow for the next several years.

•

Technologically advanced harsh environment drilling fleet operated by experienced and skilled employees. Our fleet is comprised of technologically advanced drilling rigs designed to operate in harsh environments at water depths ranging from 150 feet to 10,000 feet with the ability to drill depths up to 40,000 feet. In addition, our drillship and semi-submersibles are self-propelled, dynamically positioned or moored, and are generally suitable for drilling in remote locations. We operate a modern fleet compared to most of our competitors in the region, with an average age of 8.7 years, assuming our two newbuilds have an average age of zero years. Modern and new drilling rigs generally result in lower maintenance capital expenditures than for older drilling rigs. We believe that with our modern, technologically advanced fleet, together with our approximately 1,350 experienced and skilled employees, we will be able to provide our customers with safe and effective operations, and establish, develop and maintain our position as a preferred provider of offshore drilling services for our customers. We believe that a combination of technologically advanced modern assets and highly skilled employees will facilitate the procurement of new contracts and dayrates that are competitive relative to current market rates for similar drilling rigs.

•

Relationship with Seadrill. We were established by Seadrill on February 11, 2011 as a new offshore drilling company focused on harsh environment operations. Following the completion of this offering Seadrill will own approximately         % of our common shares. Seadrill has provided significant financial and other resources to us and we believe that Seadrill will have incentives to facilitate our acquisition and growth strategy so long as it owns a significant interest in us. We expect our relationship with Seadrill will provide us access to Seadrill’s relationships with its customers, suppliers, shipbuilders and its technical and managerial expertise, which we believe will allow us to continue to expand our business and grow our customer base. In addition, we also have an option to acquire from Seadrill the construction contract for an additional harsh environment semi-submersible rig, the West Mira, which is exercisable on the pricing date of this offering. The option will terminate earlier if Seadrill enters into a firm contract for the employment of this drilling rig. Although we intend to exercise this option on the pricing date, if it is terminated earlier, we intend to enter into an agreement for the construction of the Alternative Drilling Rig.

•

Experienced and international management team. When taken together with our Predecessor, we have over 30 years of experience operating in locations worldwide. We believe that our management team’s significant experience in the offshore drilling industry, as well as its diverse international background, enhance our ability to effectively operate on an international basis and throughout industry cycles.

•

High barriers to entry. The Norwegian drilling market has high barriers to entry due to the strict regulations of the AOC, described above. In order to comply with these Norwegian health, safety and environmental regulations, drilling facilities incur significant additional construction costs relative to other areas of operation. Our fleet currently operates exclusively in the harsh environment of the North Atlantic area, offshore Norway and the United Kingdom. Because of these barriers to entry, we enjoy less competition and benefit from longer contract durations and higher dayrates than what we believe has been achieved in other geographic regions.

Exchange Offer

Concurrently with this offering, we will offer to exchange the unregistered common shares previously issued in the 2011 Private Placement and the March 2012 Private Placement, other than common shares owned by Seadrill or other affiliates of ours, for common shares that have been registered under the Securities Act. The Exchange Offer will be made only by means of a prospectus and a related letter of transmittal.

Drilling Rig Specifications

Semi-submersible drilling rigs

Semi-submersible drilling rigs consist of an upper working and living quarters deck resting on vertical columns connected to lower hull pontoons. Such rigs operate in a “semi-submerged” floating position, in which the lower hull is below the waterline and the upper deck protrudes above the surface. The rig is situated over a wellhead location and remains stable for drilling in the semi-submerged floating position, due in part to its wave transparency characteristics at the water line.

There are two types of semi-submersible rigs: moored and dynamically positioned. Moored semi-submersible rigs are positioned over the wellhead location with anchors, while dynamically positioned semi-submersible rigs are positioned over the wellhead location by a computer-controlled thruster system. Depending on the country of operation, semi-submersible rigs generally operate with crews of 65 to 100 people.

We have five semi-submersible rigs in our fleet, including one rig under construction: the West Alpha, the West Phoenix, the West Rigel, the West Hercules and the West Venture. The information below highlights some of the principal features of each of our semi-submersible drilling rigs.

West Alpha. The West Alpha is a fourth generation semi-submersible drilling rig capable of operating in harsh environments.

Principal Features:

•   Type: semi-submersible drilling rig

•   Generation: 4th

•   Maximum water depth: 2,000 feet

•   Drilling Depth: 23,000 feet

•   Dimensions: 292 feet x 217 feet

•   Built: 1986

•   Builder: Nippon Kokan

•   Accommodates: 110 people

•   Transit Speed: N/A

West Phoenix. The West Phoenix is a sixth generation semi-submersible drilling rig capable of operating in harsh environments.

Principal Features:

•   Type: semi-submersible drilling rig

•   Generation: 6th

•   Maximum Water Depth: 10,000 feet

•   Drilling Depth: 30,000 feet

•   Dimensions: 273 feet x 239 feet

•   Built: 2008

•   Builder: Samsung Heavy Industries

•   Accommodates: 128 people

•   Transit Speed: 8 knots

West Rigel. The West Rigel is a sixth generation harsh environment semi-submersible drilling rig capable of operating in harsh environments. The West Rigel is currently under construction at Jurong Shipyard in Singapore and is scheduled to be delivered to us in the first quarter of 2015.

Principal Features:

•   Type: semi-submersible drilling rig

•   Generation: 6th

•   Maximum Water Depth: 10,000 feet

•   Drilling Depth: 40,000 feet

•   Dimensions: 305 feet x 402 feet

•   Built: 2015

•   Builder: Jurong Shipyard

•   Accommodates: 180/150 people

•   Transit Speed: 8 knots

Picture of Seadrill’s rig, the West Pegasus, which has similar principal features to the West Rigel.

West Hercules. The West Hercules is a sixth generation harsh environment semi-submersible drilling rig capable of operating in harsh environments.

Principal Features:

•   Type: semi-submersible drilling rig

•   Generation: 6th

•   Maximum Water Depth: 10,000 feet

•   Drilling Depth: 35,000 feet

•   Dimensions: 382 feet x 317 feet

•   Built: 2008

•   Builder: DSME

•   Accommodates: 180 people

•   Transit Speed: 6 knots

West Venture. The West Venture is a fifth generation semi-submersible drilling rig capable of operating in harsh environments.

Principal Features:

•   Type: semi-submersible rig

•   Generation: 5th

•   Maximum Water Depth: 2,600 feet

•   Drilling Depth: 30,000 feet

•   Dimensions: 386 feet x 229 feet

•   Built: 2000

•   Builder: Hitachi Zosen, Osaka

•   Accommodates: 114 people

•   Transit Speed: 8 knots

Drillships

West Navigator. The West Navigator is an ultra deepwater drillship capable of operating in harsh environments. The West Navigator is a self-propelled ship equipped for drilling in deep waters, and is positioned over the well through a computer-controlled thruster system similar to that used on semi-submersible rigs. Drillships are suitable for drilling in remote locations because of their mobility and large load-carrying capacity. Depending on country of operation, drillships operate with crews of 65 to 100 people.

Principal Features:

•   Type: ultra-deepwater drillship

•   Maximum Water Depth: 7,500 feet

•   Drilling Depth: 35,000 feet

•   Dimensions: 830 feet x 138 feet

•   Built: 2000

•   Builder: Samsung/Kyungnam, South Korea shipyard

•   Accommodates: 117 people

•   Transit Speed: 12 knots

Jack-ups

Jack-up rigs are mobile, self-elevating drilling platforms equipped with legs that are lowered to the ocean floor. A jack-up rig is towed to the drill site with its hull riding in the sea as a vessel and its legs raised. At the drill site, the legs are lowered until they penetrate the sea bed and the hull is elevated until it is above the surface of the water. For relocation of the rig, the hull is lowered until it rests on the water, the legs are raised and the rig can be moved by tug-boats or heavy-lift transport ships to another drill site. Jack-ups are generally suitable for water depths of 450 feet or less and operate with crews of 40 to 60 people.

We have three jack-up rigs in our fleet, including one rig under construction: the West Elara, the West Epsilon, and the West Linus. The information below highlights some of the principal features of each of our jack-up rigs.

West Elara. The West Elara is a heavy-duty jack-up rig capable of operating in harsh environments.

Principal Features:

•   Type: heavy-duty jack-up rig

•   Maximum Water Depth: 450 feet

•   Drilling Depth: 40,000 feet

•   Dimensions: 291 feet x 319 feet

•   Built: 2011

•   Builder: Jurong Shipyard

•   Accommodates: 120 people

•   Transit Speed: N/A

West Epsilon. The West Epsilon is a heavy-duty jack-up rig capable of operating in harsh environments.

Principal Features:

•   Type: heavy-duty jack-up rig

•   Maximum Water Depth: 400 feet

•   Drilling Depth: 30,000 feet

•   Dimensions: 257 feet x 296 feet

•   Built: 1993

•   Builder: Far East Levingston

•   Accommodates: 115 people

•   Transit Speed: N/A

West Linus. The West Linus is a heavy-duty jack-up rig capable of operating in harsh environments. The West Linus is currently under construction at Jurong Shipyard in Singapore and is scheduled to be delivered to us in the fourth quarter of 2013.

Principal Features:

•   Type: heavy-duty jack-up rig

•   Maximum Water Depth: 450 feet

•   Drilling Depth: 40,000 feet

•   Dimensions: 291 feet x 319 feet

•   Built: Expected 2013

•   Builder: Jurong Shipyard

•   Accommodates: 120 people

•   Transit Speed: N/A

Artist rendering of our jack-up rig currently under construction.

Management of Our Business

Our board of directors has the authority to oversee and direct our operations, management and policies on an exclusive basis. Our board of directors has organized the provision of certain management and other services through Seadrill Management, a wholly owned subsidiary of Seadrill, and North Atlantic Management, our wholly owned subsidiary.

We rely on the executive officers of Seadrill, who are employed through North Atlantic Management and Seadrill Management, to perform, among other things, Chief Executive Officer and Chief Financial Officer services for our benefit and who are responsible for our day-to-day management pursuant to an administrative services agreement, or the Services Agreement, subject to the direction and oversight of our board of directors. Until January 1, 2013, the services of Chief Executive Officer are provided by Seadrill Management. Mr. Alf Ragnar Løvdal has been appointed to serve as the Chief Executive Officer of North Atlantic Management effective as of that date. All references in this prospectus to “our officers” include those officers of North Atlantic Management and Seadrill Management who perform executive officer functions for our benefit. Please see “Management.” In addition, Seadrill Management provides treasury and financial advisory services, insurance placement and building supervisory services under the Services Agreement. The Services Agreement may be terminated by either party upon one month’s notice. In consideration of the services provided to us, we pay Seadrill Management a fee that includes the operating costs attributable to us plus a margin of 5%. During the period from January 1, 2012 through June 30, 2012, we paid Seadrill Management remuneration for its services in the amount of $7.0 million.

North Atlantic Management provides us with certain other day-to-day services pursuant to a management agreement among us and each of our rig-owning subsidiaries, which we refer to as the General Management Agreement. Under the terms of the General Management Agreement, North Atlantic Management is responsible for, among other things, corporate governance services, budgeting and accounting functions, the financing of our activities, commercial management including marketing of our drilling rigs, and the purchase and sale of assets. In addition, North Atlantic Management provides management services for the West Hercules and is responsible for, among other things, budgeting and accounting functions, technical management, staffing and commercial management of the customer and suppliers.

We also receive corporate, secretarial and certain other administrative services relating to the jurisdiction of Bermuda from Frontline Management. Frontline Management is a wholly owned subsidiary of Frontline Ltd., a company in which Hemen Holding Limited is a principal shareholder. Hemen Holding Limited holds approximately 1.75% of our shares and has an indirect interest in us through its ownership in Seadrill.

The executive offices of North Atlantic Management are located in Stavanger, Norway. It also has offices in Bergen, Norway.

Customers

Offshore exploration and production is a capital intensive, high-risk industry. Operating and pursuing opportunities in deepwater basins significantly increases the amount of capital required to effectively conduct such operations. As a result, a significant number of operators in this segment of the offshore exploration and production industry are either national oil companies, major oil and natural gas companies or well-capitalized large independent oil and natural gas companies. Our current customers are Statoil, ConocoPhillips, Shell, Total and ExxonMobil. For the six months ended June 30, 2012, Statoil accounted for 43%, Total accounted for 18%, Shell accounted for 22% and BG Norge Limited accounted for 17% of our total revenues. For the year ended December 31, 2011, Statoil accounted for 31%, Total accounted for 23%, Shell accounted for 23% and BG Norge Limited accounted for 23% of our total revenues. We expect that our future customers will be well capitalized companies, including state owned national oil and natural gas companies, major integrated oil and natural gas companies and large independent exploration and production companies.

Contract Backlog

Our customers consist primarily of major integrated oil companies and independent oil and gas producers. We currently have contracts with Statoil, ConocoPhillips, Shell, Total and ExxonMobil.

Our contract backlog includes firm commitments only, which are represented by signed drilling contracts. As of September 30, 2012, our contract backlog was approximately $4.2 billion and was attributable to revenues we expect to generate from all of our drilling rigs. We calculate our contract backlog by multiplying the contractual dayrate by the minimum expected number of days committed under the contracts (excluding options to extend), assuming full utilization. The actual amount of revenues earned and the actual periods during which revenues are earned may differ from the amounts and periods shown in the table below due to, for example, shipyard and maintenance projects, downtime and other factors that result in lower revenues than our average contract backlog per day.

The firm commitments that comprise our contract backlog as of September 30, 2012 are as follows:

Drilling Rig	Contracted Location (North Sea)	Customer	Contract Backlog	Contractual Daily Rate	Earliest Expiration Date

West Phoenix	United Kingdom	Total	$369 million	$448,463	January 2015

West Venture	Norway	Statoil	$460 million	$444,278	July 2015

West Alpha	Norway	ExxonMobil	$323 million/	$482,179/	August 2014/
		ExxonMobil (1)	$403 million	$552,029	August 2016

West Navigator	Norway	Shell	$57 million/	$619,817/	December 2012/
		Shell	$320 million	$585,553	June 2014 (4)

West Epsilon	Norway	Statoil (2)	$236 million	$288,711	December 2014

West Elara	Norway	Statoil (3)	$598 million	$366,194	March 2017

West Linus	Norway	ConocoPhillips (4)	$672 million	$368,329	December 2018

West Hercules (5)	Norway	Statoil (6)	$732 million	$501,474	November 2016

For our drilling rigs operating in Norway, the daily rates listed in the table above include adjustments, effective from July 1, 2012, pursuant to the NR (Norges Rederiforbund) tariff, a Norwegian offshore industry tariff. The daily rate for the West Phoenix, which operates in the United Kingdom, is subject to annual rate revisions based on changes in indices derived from the U.S. Department of Labor, Bureau of Labor Statistics. Approximately 25% to 50% of the daily rates are payable in Norwegian Kroner or Great Britain Pounds.

(1)	ExxonMobil has the option to extend the contract until August 2017 on identical terms upon notice to us before December 31, 2014.
(2)	Statoil has the option to extend the contract until December 2016 on identical terms upon notice to us two years before the expiration of the firm contract period.
(3)	Statoil has the option to extend the contract until March 2019 on identical terms upon notice to us two years before the expiration of the firm contract period.
(4)	Employment of the West Linus is scheduled to commence in March 2014 upon its delivery to us from Jurong Shipyard in Singapore. ConocoPhillips has the option to extend the firm contract period from five to seven years at the same daily rate upon notice to us by the commencement date in March 2014. In addition, ConocoPhillips also has the option to extend the contract for two additional two year periods at a daily rate that is $10,000 less than the current daily rate for the extension periods upon 24 months’ notice to us prior to the expiration of the relevant period.

(5)	The West Hercules is owned by a wholly owned subsidiary of Ship Finance and is controlled by Seadrill through a bareboat charter agreement that expires in 2023. We expect to operate the West Hercules through a commercial management agreement with Seadrill.
(6)	Statoil has the option to extend the contract until November 2017 on identical terms upon notice to us two years before the expiration of the firm contract period.

Drilling Contracts

We provide drilling services on a “dayrate” contract basis. We do not provide “turnkey” or other risk-based drilling services to the customer. Under dayrate contracts, the drilling contractor provides a drilling rig and rig crews and charges the customer a fixed amount per day regardless of the number of days needed to drill the well. The customer bears substantially all of the ancillary costs of constructing the well and supporting drilling operations, as well as the economic risk relative to the success of the well. In addition, dayrate contracts usually provide for a lump sum amount or dayrate for mobilizing the rig to the initial operating location, which is usually lower than the contractual dayrate for uptime services, and a reduced dayrate when drilling operations are interrupted or restricted by equipment breakdowns, adverse weather conditions or other conditions beyond the contractor’s control. A dayrate drilling contract generally covers either the drilling of a single well or a number of wells or has a stated term regardless of the number of wells. These contracts may generally be terminated by the customer in the event the drilling rig is destroyed or lost or if drilling operations are suspended for an extended period of time as a result of a breakdown of equipment, “force majeure” events beyond the control of either party or upon the occurrence of other specified conditions. In some instances, the dayrate contract term may be extended by the customer exercising options for the drilling of additional wells or for an additional length of time at fixed or mutually agreed terms, including dayrates.

Our drilling contracts are the result of negotiations with our customers. Our existing drilling contracts generally contain, among other things, the following commercial terms:

•	contract duration extending over a specific period of time;

•	term extension options in favor of our customer, generally upon advance notice to us, at mutually agreed, indexed or fixed rates;

•

provisions permitting early termination of the contract if the drilling rig is lost or destroyed, if operations are suspended for an extended period of time due to breakdown of major rig equipment or “force majeure” events beyond our control and the control of the customer;

•	provisions allowing early termination of the contract by the customer without cause with a specified early termination fee or a reduced rate for a specified period of time;

•

payment of compensation to us (generally in U.S. dollars although some contracts require a portion of the compensation to be paid in local currency) on a dayrate basis (lower rates or no compensation generally apply during periods of equipment breakdown and repair or in the event operations are suspended or interrupted by other specified conditions, some of which may be beyond our control);

•	payment by us of the operating expenses of the drilling rig, including crew labor and incidental rig supply costs;

•	provisions entitling us to adjustments of dayrates in accordance with published indices or otherwise;

•	provisions requiring us or Seadrill to provide a performance guarantee;

•

indemnity provisions between us and our customers in respect of third-party claims and risk allocations between us and our customers relating to damages, claims or losses to us, our customers, or third parties; and

•

provisions permitting the customer’s assignment to a third party with our prior consent, such consent not to be unreasonably withheld. Our indemnification provisions may not cover all damages, claims or losses to us or third parties, and the indemnifying party may not have sufficient resources to cover its indemnification obligations. See also “Risk Factors – Risks Inherent in Our Business – our customers may be unable or unwilling to indemnify us.” In addition, our drilling contracts typically provide for situations where the drilling rig would operate at reduced operating dayrates.

The terms of drilling contracts for the West Navigator, the West Venture, the West Epsilon, the West Elara, the West Linus and the West Hercules generally conform to the description above with no significant variations. The West Phoenix drilling contract specifies a fixed number of wells to be drilled instead of a fixed term period. The current drilling contract for the West Alpha is also for a fixed number of wells estimated to end in August 2014, however, the subsequent drilling contract for the West Alpha with ExxonMobil during the period from August 2014 to August 2016 is for a fixed term. Revenue on these contracts for a fixed number of wells is earned on a day rate basis which is consistent with the fixed term contracts. Additionally, the drilling contracts for the West Alpha and the West Venture do not contain provisions requiring us or Seadrill to provide a performance guarantee.

Principal Suppliers

We source the equipment and services used on our drilling rigs from well-established suppliers, including:

•	Aker-MH AS, Cameron Sense AS and National Oilwell Varco, Inc., which provide drilling equipment packages;

•	Cameron International Corp., GE Oil & Gas, and National Oilwell Varco, Inc., which provide well control equipment;

•	Wartsila Norway AS and Pon Power AS (Caterpillar) which provide main engines;

•	Kongsberg Maritime AS and ABB AS, which provide power management systems and supplies dynamic positioning systems;

•	Rolls Royce Marine AS, which provides thrusters; and

•	Liebherr-Werk Nenzing GmbH, which provide cranes.

In addition, each of our customers is responsible for providing supply vessels and helicopter transport as well as fuel to be used by the drilling rigs that it contracts from us, at the customer’s own cost.

Crewing and Staff

As of September 30, 2012, approximately 1,190 offshore staff employees served on our offshore drilling rigs including preparations for operation for West Hercules and West Linus, and approximately 180 staff employees served onshore in technical, commercial and administrative roles in Norway and in the United Kingdom. We employ approximately 90% of our onshore staff and 100% of our offshore staff through certain of our subsidiaries. In addition, Seadrill Management provides onshore advisory, operational and administrative support to our operating subsidiaries pursuant to a Services Agreement. Please read “Certain Relationships and Related Party Transactions – Services Agreement.”

One of our top priorities is attracting and retaining motivated offshore personnel, and, as a result, we believe we offer competitive employment packages and comprehensive benefits and opportunities for career development.

The majority of our employees and our contracted labor offshore are covered by collective bargaining agreements. Some of these agreements for our employees require the contribution of certain amounts to retirement funds and pension plans and special procedures for the dismissal of employees. In addition, many of these represented individuals are working under agreements that are subject to annual salary negotiation. These negotiations could result in higher personnel costs for us, other increased costs or increased operating restrictions. However, because our drilling contracts generally have escalation clauses whereby the daily rate is adjusted according to tariff adjustments and cost indices on an annual basis, we do not expect that such increased cost, if any, will adversely affect our financial performance.

We consider our relationships with the various unions as stable, productive and professional. Presently, we do not have any ongoing negotiations relating our collective bargaining agreements.

Risk of Loss and Insurance

Our operations are subject to hazards inherent in the drilling of oil and natural gas wells, including blowouts and well fires, which could cause personal injury, suspend drilling operations, destroy the equipment involved or cause serious environmental damage. Offshore drilling contractors such as us are also subject to hazards particular to marine operations, including capsizing, grounding, collision and loss or damage from severe weather. Our marine insurance package policy provides insurance coverage for physical damage to our drilling rigs, loss of hire and third-party liability.

Our insurance claims are subject to a deductible, or non-recoverable, amount. We currently maintain a deductible per occurrence of up to $5 million related to physical damage to our drilling rigs. However, a total loss of, or a constructive total loss of, a drilling rig is recoverable without being subject to a deductible. For general and marine third-party liabilities, we generally maintain a deductible of up to $25,000 per occurrence on personal injury liability for crew claims, non-crew claims and third-party property damage including oil pollution from the drilling rigs. Furthermore, for some of our drilling rigs we purchase insurance to cover loss due to the drilling rig being wholly or partially deprived of income as a consequence of damage to the rig. The loss of hire insurance has a deductible period of 60 days after the occurrence of physical damage. Thereafter, coverage is limited to 210 days. If the repair period for any physical damage exceeds the number of days permitted under our loss of hire policy, we will be responsible for the costs in such period.

Competition

The offshore drilling industry is highly competitive, with market participants ranging from large multinational companies to smaller companies with fewer than five drilling rigs.

The demand for offshore drilling services is driven by oil and natural gas companies’ exploration and development drilling programs. These drilling programs are affected by oil and natural gas companies’ expectations regarding oil and natural gas prices, anticipated production levels, worldwide demand for oil and natural gas products and many other factors. The availability of quality drilling prospects, exploration success, availability of qualified rigs and operating personnel, relative production costs, availability and lead time requirements for drilling and production equipment, the stage of reservoir development and political and regulatory environments also affect customers’ drilling programs. Oil and natural gas prices are volatile, which has historically led to significant fluctuations in expenditures by customers for drilling services. Variations in market conditions impact us in different ways, depending primarily on the length of drilling contracts we have for our rigs. Short-term changes in these markets may have a minimal short-term impact on revenues and cash flows, unless the timing of contract renewals coincides with short-term movements in the market.

Offshore drilling contracts are generally awarded on a competitive bid basis or through privately negotiated transactions. In determining which qualified drilling contractor is awarded a contract, the key factors are pricing, rig availability, rig location, condition and integrity of equipment, its record of operating efficiency, including high operating uptime, technical specifications, safety performance record, crew experience, reputation, industry standing and client relations.

Competition for offshore drilling rigs, particularly for floaters, is generally on a global basis, as rigs are highly mobile. However, the cost associated with mobilizing rigs between regions is sometimes substantial, as entering a new region could necessitate modifications of the drilling rig and its equipment to specific regional requirements. For example, Norway imposes added requirements for drilling facilities, including, among other things, heightened standards relating to safety, drilling rig technical specifications, crew accommodations and certain other compliance measures known as Acknowledgment of Compliance, which must be satisfied in order to operate in the Norwegian Continental Shelf. Consequently, the barriers-to-entry in Norway are generally considered to be higher than for other comparable jurisdictions with offshore drilling activities.

We believe that the market for drilling contracts will continue to be highly competitive for the foreseeable future. We believe that our fleet of well maintained and technologically advanced drilling rigs provides us with a competitive advantage over competitors with older fleets, as our drilling rigs are generally better suited to meet the requirements of customers for drilling in harsh environments. However, certain competitors may have greater financial resources than we do, which may enable them to better withstand periods of low utilization, and compete more effectively on the basis of price.

Seasonality

In general, seasonal factors do not have a significant direct effect on our business. However, because our drilling rigs are located in the North Atlantic, we could be subject to short-term adverse weather conditions that could adversely impact the operation of our drilling rigs, but generally such operational interruptions do not have a significant impact on our revenues.

Environmental and Other Regulations in the Offshore Drilling Industry

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our drilling rigs operate or are registered, which can significantly affect the ownership and operation of our drilling rigs. These requirements include, but are not limited to, the International Convention for the Prevention of Pollution from Ships, or MARPOL, the International Convention on Civil Liability for Oil Pollution Damage of 1969, generally referred to as CLC, the International Convention on Civil Liability for Bunker Oil Pollution Damage, or Bunker Convention, the International Convention for the Safety of Life at Sea of 1974, or SOLAS, the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments in February 2004, or the BWM Convention, and the European Union regulations. These laws govern the discharge of materials into the environment or otherwise relate to environmental protection. In certain circumstances, these laws may impose strict liability, rendering us liable for environmental and natural resource damages without regard to negligence or fault on our part.

International Maritime Organization

The United Nations’ International Maritime Organization, or IMO, is the United Nations’ agency for maritime safety. The IMO provides international regulations governing shipping and international maritime trade. Many countries, but not the United States, have ratified and follow the liability regime adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969, as updated by the 1992 Protocol (or CLC). Under this convention, a vessel’s registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil (e.g. crude oil, fuel oil, heavy diesel oil or lubricating oil), subject to certain defenses. The right to limit liability to specified amounts that are periodically revised is forfeited under the CLC when the spill is caused by the owner’s actual fault or when the spill is caused by the owner’s intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative regimes or common law governs, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

The requirements contained in the International Management Code for the Safe Operation of Ships and for Pollution Prevention (the ISM Code) promulgated by the IMO, govern our operations. Among other requirements, the ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a policy for safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and also describing procedures for responding to emergencies. The ISM Code requires vessel operators to obtain a safety management certification for each vessel they manage, evidencing the shipowner’s development and maintenance of an extensive safety management system. Each of the existing vessels in our fleet, except for our harsh environment jack-up rig, the West Epsilon, which is registered in the Panamanian Ship Registry, is currently ISM Code-certified, and we expect to obtain safety management certificates for each newbuilding vessel and acquired vessel upon delivery.

The IMO has adopted MARPOL, including Annex VI which sets limits on sulfur dioxide and nitrogen oxide emissions from ship exhausts Annex VI applies to all ships and, among other things, imposes a global cap on the sulfur content of fuel oil and allows for specialized areas to be established internationally with even more stringent controls on sulfur emissions. For vessels 400 gross tons and greater, platforms and drilling rigs, Annex VI imposes various survey and certification requirements. Moreover, recent amendments to Annex VI require the imposition of progressively stricter limitations on sulfur emissions from ships. These limitations require that fuels of vessels in covered Emission Control Areas, or ECAs, contain no more than 1% sulfur. These capped amounts will then decrease progressively until they reach 0.5% by January 1, 2020 for non-ECA areas and 0.1% by January 1, 2015 for ECA areas. The amendments also establish new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. Our operation of vessels in international waters are subject to the requirements of Annex VI in those countries that have implemented its provisions. We may incur costs to comply with these revised standards. Rigs and drillships must comply with MARPOL limits on sulfur oxide and nitrogen oxide emissions, chlorofluorocarbons, and the discharge of other air pollutants, except that the MARPOL limits do not apply to emissions that are directly related to drilling, production, or processing activities.

In addition, there are several other regulatory requirements to use low sulfur fuel that are either already in force or are upcoming. The EU Directive 33/2005 (or the Directive) requiring the use of low sulfur fuel came into force on January 1, 2010. Under this legislation, vessels are required to burn fuel with sulfur content below 0.1% while berthed or anchored in an EU port. As of January 1, 2015, all vessels operating within Emissions Control Areas (ECA) worldwide must comply with 0.1% sulfur requirements. Currently, the only grade of fuel meeting 0.1% sulfur content requirement is low sulfur marine gas oil (or LSMGO). From July 1, 2010, the reduction of applicable sulfur content limits in the North Sea, the Baltic Sea and the English Channel Sulfur Control Areas will be 0.1%. We do not expect that we will be required to modify any of our drilling rigs to meet any of the foregoing low sulfur fuel requirements.

Our drilling rigs are subject not only to MARPOL regulation of air emissions, but also to the Bunker Convention’s strict liability for pollution damage caused by discharges of bunker fuel in jurisdictional waters of ratifying states. The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended) and to obtain a certificate issued by a State Party attesting that such insurance is in force. The State-issued certificate must be carried on board at all times. P&I Clubs in the International Group issue the required Bunkers Convention “Blue Cards” to enable signatory states to issue certificates. All of our vessels have received “Blue Cards” from their P&I Club and are in possession of a CLC State-issued certificate attesting that the required insurance coverage is in force. With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur. We believe that all of our drilling rigs are currently compliant in all material respects with these regulations.

The IMO continues to review and introduce new regulations. It is difficult to accurately predict what additional regulations, if any, may be passed by the IMO in the future and what effect, if any, such regulations might have on our operations.

The IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention's implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping tonnage. To date, there has not been sufficient adoption of this standard for it to take force. However, Panama may adopt this standard in the relatively near future, which would be sufficient for it to take force. Upon entry into force of the BWM Convention, mid-ocean ballast exchange would be mandatory for our vessels. In addition, our vessels would be required to be equipped with a ballast water treatment system that meets mandatory concentration limits not later than the first intermediate or renewal survey, whichever occurs first, after the anniversary date of delivery of the vessel in 2014, for vessels with ballast water capacity of 1500-5000 cubic meters, or after such date in 2016, for vessels with ballast water capacity of greater than 5000 cubic meters. If mid-ocean ballast exchange is made mandatory throughout the United States or internationally, or if ballast water treatment requirements or options are instituted, the cost of compliance could increase for ocean carriers, and the costs of ballast water treatment may be material.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulation may have on our operations.

Other International Operations

In addition to the requirements described above, our international operations in the offshore drilling segment are subject to various other international conventions and laws and regulations in countries in which we operate, including laws and regulations relating to the importation of and operation of drilling rigs and equipment, currency conversions and repatriation, oil and gas exploration and development, environmental protection, taxation of offshore earnings and earnings of expatriate personnel, the use of local employees and suppliers by foreign contractors and duties on the importation and exportation of drilling rigs and other equipment. New environmental or safety laws and regulations could be enacted, which could adversely affect our ability to operate in certain jurisdictions. Governments in some countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and gas and other aspects of the oil and gas industries in their countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil and gas companies and may continue to do so. Operations in less developed countries can be subject to legal systems that are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

Numerous governmental agencies issue regulations to implement and enforce the laws of the applicable jurisdiction, which often involve lengthy permitting procedures, impose difficult and costly compliance measures, particularly in ecologically sensitive areas, and subject operators to substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. Some of these laws contain criminal sanctions in addition to civil penalties. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly compliance or limit contract drilling opportunities, including changes in response to a serious marine incident that results in significant oil pollution or otherwise causes significant adverse environmental impact, such as the April 2010 Deepwater Horizon oil spill in the Gulf of Mexico, could adversely affect our financial results. While we believe that we are in substantial compliance with the current laws and regulations, there is no assurance that compliance can be maintained in the future.

Implementation of new environmental laws or regulations that may apply to any of our drilling rigs or newbuilds may subject us to increased costs or limit the operational capabilities of our drilling rigs and could materially and adversely affect our operations and financial condition. In addition to the regulatory changes taking place in the United States, other countries have announced that they are undertaking a review of the regulation of the offshore drilling industry following the Deepwater Horizon Incident. A discussion of risks relating to environmental regulations can be found under the heading “Risk Factors” of this prospectus.

Regulation of Greenhouse Gas Emissions

In February 2005, the Kyoto Protocol entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. However, international negotiations are continuing with respect to a successor to the Kyoto Protocol, which sets emission reduction targets through 2012, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the United States and Canada, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. In addition, in December 2011, the Conference of the Parties to the United Nations Convention on Climate Change adopted the Durban Platform which calls for a process to develop binding emissions limitations on both developed and developing countries under the United Nations Framework Convention on Climate Change applicable to all Parties.

On July 15, 2011, the IMO approved mandatory measures to reduce emissions of greenhouse gases from international shipping. The amendments to MARPOL Annex VI Regulations for the prevention of air pollution from ships add a new Chapter 4 to Annex VI on Regulations on energy efficiency requiring the Energy Efficiency Design Index, or EEDI, for new ships, and the Ship Energy Efficiency Management Plan , or SEEMP, for all ships. Other amendments to Annex VI add new definitions and requirements for survey and certification, including the format for the International Energy Efficiency Certificate. The regulations apply to all ships of 400 gross tonnage and above and are expected to enter into force on January 1, 2013. When these regulations enter into force, these new rules will likely affect the operations of vessels that are registered in countries that are signatories to MARPOL Annex VI or vessels that call upon ports located within such countries. The implementation of the EEDI and SEEMP standards could cause us to incur additional compliance costs. The IMO is also considering the development of market-based mechanisms to reduce greenhouse gas emissions from ships. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels, and in January 2012 the European Commission launched a public consultation on possible measures to reduce greenhouse gas emissions from ships.

Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time.

Our business depends on the level of activity in the offshore oil and gas industry, existing or future laws, regulations, treaties or international agreements related to greenhouse gases and climate change, including incentives to conserve energy or use alternative energy sources, could have a negative impact on our business if such laws, regulations, treaties or international agreements reduce the worldwide demand for oil and gas. In addition, such laws, regulations, treaties or international agreements could result in increased compliance costs or additional operating restrictions, which may have a negative impact on our business.

Legal Proceedings

We are routinely party, as plaintiff or defendant, to claims and lawsuits in various jurisdictions for demurrage, damages, off-hire and other claims and commercial disputes arising from the operation of our drilling rigs, in the ordinary course of our business or in connection with our acquisition activities. We believe that the resolution of such claims will not have a material adverse effect on our operations or financial condition, and currently has no outstanding legal proceeding which we consider to be material.

On April 20, 2012, we issued a writ against the Norwegian tax authorities. The writ challenges their tax re-assessment related to a change of tax jurisdiction for some of our subsidiaries and calculation of taxable gains. Seadrill has agreed to pay and indemnify us for all of our liabilities related to this ongoing tax claim with the Norwegian tax authorities in excess of $63 million. Management has performed an analysis for uncertain tax positions in the various jurisdictions in which we operate in accordance with ASC Topic 740 Income Taxes. Based on the analysis, a short term tax liability related to uncertain tax positions of $63 million has been recorded as of June 30, 2012 and December 31, 2011. We have not made any other provisions for uncertain tax positions. See “Risk Factors – Risks relating to our Company – A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries could result in a higher tax rate on our earnings, which could result in a significant negative impact on our earnings and cash flows from operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments Concerning Our Taxation” and Note 6 to our combined consolidated carve-out financial statements.

Properties

Other than our drilling rigs, we do not own any material property.

Exchange Controls

The Bermuda Monetary Authority (the “BMA”) must give permission for all issuances and transfers of securities of a Bermuda exempted company like ours, unless the proposed transaction is exempted by the BMA’s written general permissions. We intend to apply for general permission from the BMA to issue any unissued common shares and for the free transferability of our common shares as long as our common shares are listed on an “appointed stock exchange”. We intend to apply to list our common shares on the New York Stock Exchange, which is an “appointed stock exchange”. Upon such listing, a general permission issued by the BMA in response to our application would result in our common shares being freely transferable among persons who are residents and non-residents of Bermuda.

Although we are incorporated in Bermuda, we are classified as a non-resident of Bermuda for exchange control purposes by the BMA. Other than transferring Bermuda Dollars out of Bermuda, there are no restrictions on our ability to transfer funds into and out of Bermuda or to pay dividends in currency other than Bermuda Dollars to U.S. residents (or other non-residents of Bermuda) who are holders of our common shares.

In accordance with Bermuda law, share certificates may be issued only in the names of corporations, individuals or legal persons. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust.

We will take no notice of any trust applicable to any of our shares or other securities whether or not we had notice of such trust.

MANAGEMENT

Directors and Senior Management

Set forth below are the names, ages and positions of our current directors and executive officers. Each director holds office until his or her term expires at the next annual general meeting of shareholders or until his or her death, resignation, removal or the earlier termination of his or her term of office. All directors whose term expires are eligible for re-election. Officers are appointed from time to time by our board of directors and hold office until a successor is appointed or their employment is terminated. The business address of each of our directors and executive officers listed below is North Atlantic Drilling Ltd., Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda.

Name	Age	Position

Alf Thorkildsen	56	Chairman of the Board

Kate Blankenship	47	Director and Audit Committee Member

Cecilie Fredriksen	29	Director

Oscar Spieler	52	Director

Paul Leand	46	Director

Alf Ragnar Løvdal	53	Designated Chief Executive Officer, North Atlantic Management AS

Rune Magnus Lundetræ	35	Chief Financial Officer, North Atlantic Management AS

Biographical information concerning the directors and executive officers listed above is set forth below.

Alf C. Thorkildsen has served as the Chairman of our Board since our inception in February 2011. Mr. Thorkildsen was also Chief Executive Officer of North Atlantic Management AS and the Chief Executive Officer of Seadrill Management AS, a position he held from February 2011 to October 2012 and from June 2008 to October 2012, respectively. From 2007 to 2008 Mr. Thorkildsen served as Chief Operating Officer of Seadrill Management AS. From 2002 to 2006, Mr. Thorkildsen was the Chief Financial Officer of Smedvig asa. Following the acquisition of Smedvig asa by Seadrill, Mr. Thorkildsen served as the Chief Financial Officer of Seadrill Management AS until 2007. Prior to joining Smedvig asa, Mr. Thorkildsen worked for more than 20 years at Royal Dutch Shell plc in various senior positions. Mr. Thorkildsen is currently a member of the Board of Comrod Communication ASA, which is listed on Oslo Børs. Mr. Thorkildsen graduated from the Norwegian School of Business Administration with a degree in economics and from Arizona State University with a Masters of Business Administration. Mr. Thorkildsen is a Norwegian citizen, resident in Norway.

Kate Blankenship has served as a director since our inception in February 2011. Mrs. Blankenship has also served as a director of Seadrill Partners LLC since its inception in June 2012. Mrs. Blankenship has also served as a director of Seadrill since its inception in May 2005. Mrs. Blankenship has also served as a director of Frontline Ltd. since 2003. Mrs. Blankenship joined Frontline Ltd. in 1994 and served as its Chief Accounting Officer and Secretary until October 2005. Mrs. Blankenship has been a director of Ship Finance since October 2003. Mrs. Blankenship has been a director of Independent Tankers Corporation Limited since February 2008, Golar LNG Limited since July 2003, Golar LNG Partners since September 2007, Golden Ocean Group Limited since November 2004 and Archer Limited since its incorporation in 2007. She is a member of the Institute of Chartered Accountants in England and Wales. Mrs. Blankenship is a British citizen resident in France.

Cecilie Fredriksen has served as a director since our inception in February 2011. Ms. Fredriksen is currently employed by Frontline Corporate Services Ltd. in London. Ms. Fredriksen is a director of Aktiv Kapital ASA, Archer Limited, Golden Ocean Group Limited, Ship Finance, Frontline Ltd., Marine Harvest ASA and Northern Offshore, Ltd. She received a BA in Business and Spanish from the London Metropolitan University in 2006. Ms. Fredriksen is a Norwegian citizen, resident in the United Kingdom.

Oscar Spieler has served as a director since our inception in February 2011. Mr. Spieler is currently acting as Executive Advisor to the Board of Golar LNG Limited. Mr. Spieler served as Chief Executive Officer of Golar LNG Energy Limited from 2009 to 2011, as Chief Executive Officer of Sea Production Management AS from 2006 to 2008, as Chief Executive Officer of Frontline Management AS from 2003 to 2006, and as Technical Director in Frontline Management AS from 1999 to 2003. Mr. Spieler is a Norwegian citizen, resident in Norway.

Paul Leand has served as a director since February 2012. Mr. Leand is the Chief Executive Officer and director of AMA Capital Partners LLC, or AMA, an investment bank specializing in the maritime industry. Mr. Leand has also served as a director of Ship Finance since 2003. From 1989 to 1998 Mr. Leand served at the First National Bank of Maryland where he managed the Bank’s Railroad Division and its International Maritime Division. He has worked extensively in the U.S. capital markets in connection with

AMA’s restructuring and mergers and acquisitions practices. Mr. Leand serves as a member of American Marine Credit LLC’s Credit Committee and served as a member of the Investment Committee of AMA Shipping Fund I, a private equity fund formed and managed by AMA. Mr. Leand is a U.S. citizen, resident in the U.S.

Alf Ragnar Løvdal was appointed Designated Chief Executive Officer of North Atlantic Management AS in October 2012, with effect from January 1, 2013. He also serves as Senior Vice President for the North Atlantic Drilling region for Seadrill. Prior to becoming the Chief Executive officer of North Atlantic Management AS, Mr. Løvdal was Senior Vice President, Asia Pacific for Seadrill from April 2009 to December 2012. Before that he served as Chief Executive Officer in Seawell Management AS. Mr. Løvdal has close to 30 years of experience in the oil and gas industry, of which 20 years as responsible for the well services business in the drilling contractor Smedvig ASA, which Seadrill acquired in early 2006. Mr. Løvdal held several senior positions within Smedvig ASA, including general manager of operations for the mobile rigs. Prior to his engagement with Smedvig, Mr. Løvdal held various positions in different oil service companies, including five years of offshore field experience with Schlumberger. He has a degree in mechanical engineering from Horten Engineering Academy in Norway.

Rune Magnus Lundetræ has served as the Chief Financial Officer of North Atlantic Management AS since May 2012. Mr. Lundetræ has also served as the Chief Financial Officer and Senior Vice President of Seadrill Limited since February 2012. Mr. Lundetræ was also the Finance Director for Seadrill Americas and Commercial Director for Seadrill Europe (which has been restructured into North Atlantic Drilling Limited) from 2007 to January 2012. He also served as Chief Financial Officer for Scorpion Offshore Ltd. after Seadrill acquired a majority stake in that company in July 2010 and up to the delisting of that company in November 2010. Prior to joining Seadrill Mr. Lundetræ worked as an auditor for KPMG and PricewaterhouseCoopers in Stavanger, Norway from 2001 until 2007. Mr. Lundetræ graduated as MSc in Management from the London School of Economics in 2001 and as MSc in Accounting and Auditing from the Norwegian School of Business Administration (NHH) in 2004. He registered as a Certified Public Accountant (CPA) in Norway in 2005. Mr. Lundetræ is a Norwegian citizen.

Board of Directors and Committees

Our board of directors currently consists of five members, of which three are considered “independent” under the rules of the NYSE: Mrs. Blankenship, Mr. Spieler and Mr. Leand.

Our board of directors has established an audit committee that consists of one director, Mrs. Kate Blankenship. Our audit committee is responsible for ensuring that we have an independent and effective internal and external audit system. Additionally, the audit committee supports the board of directors in the administration and exercise of its responsibility for supervisory oversight of financial reporting and internal control matters and maintains appropriate relationships with our auditors. Our board of directors has determined that Mrs. Blankenship qualifies as “independent” under Rue 10A-3 under the Exchange Act, and as an “audit committee financial expert” for purposes of SEC rules and regulations.

Our board of directors may, in the future, establish such other committees as it determines from time to time.

Corporate Governance Practices

Pursuant to an exception under the NYSE listing standards available to foreign private issuers, we are not required to comply with all of the corporate governance practices followed by U.S. companies under the NYSE listing standards, which are available at www.nyse.com. Pursuant to Section 303.A.11 of the NYSE Listed Company Manual, we are required to list the significant differences between our corporate governance practices and the NYSE standards applicable to listed U.S. companies. Set forth below is a list of those differences:

Independence of Directors. The NYSE requires that a U.S. listed company maintain a majority of independent directors. As permitted under Bermuda law and our Bye-laws, three of five members of our board of directors are independent according to the NYSE’s standards for independence. However, we cannot assure you that we will maintain in the future a board of directors with a majority of independent members.

Compensation Committee and Nominating/Corporate Governance Committee. The NYSE requires that a listed U.S. company have a compensation committee and a nominating/corporate governance committee of independent directors and a committee charter specifying the purpose, duties and evaluation procedures of the committee. As permitted under Bermuda law and our Bye-laws, we do not currently have a compensation committee or nominating or corporate governance committee.

Executive Sessions. The NYSE requires that non-management directors meet regularly in executive sessions without management. The NYSE also requires that all independent directors meet in an executive session at least once a year. As permitted under Bermuda law and our Bye-laws, our non-management directors do not regularly hold executive sessions without management and we do not expect them to do so in the future.

Audit Committee. The NYSE requires, among other things, that a listed U.S. company have an audit committee with a minimum of three members. As permitted by Rule 10A-3 under the Exchange Act, our audit committee consists of one independent member of our board of directors. Pursuant to our audit committee charter, the audit committee confers with our independent registered public accounting firm and reviews, evaluates and advises the board of directors concerning the adequacy of our accounting systems, our financial reporting practices, the maintenance of our books and records and our internal controls. In addition, the audit committee reviews the scope of the audit of our financial statements and results thereof.

Corporate Governance Guidelines. The NYSE requires U.S. companies to adopt and disclose corporate governance guidelines. The guidelines must address, among other things: director qualification standards, director responsibilities, director access to management and independent advisers, director compensation, director orientation and continuing education, management succession and an annual performance evaluation. We are not required to adopt such guidelines under Bermuda law and we have not adopted such guidelines.

Board of Directors and Executive Compensation

Our company was established in February 2011, and no compensation has been paid to members of our board of directors or officers for the last full financial year. Further, none of the members of our board of directors or officers will receive any benefits upon termination of their directorships or officers positions. Our officers or officers of Seadrill who also serve as our directors will not receive additional compensation for their service as directors but may receive director fees in lieu of other compensation paid by Seadrill. We anticipate that each non-management director will receive compensation for attending meetings of our board of directors, as well as committee meetings. We expect non-management directors will each receive a director fee of $50,000 per year, and members of the audit committee will each receive a committee fee of $10,000 per year. In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Bermuda law.

We rely on the executive officers of Seadrill, who are employed through North Atlantic Management and Seadrill Management, to perform, among other things, Chief Executive Officer and Chief Financial Officer services for our benefit and who are responsible for our day-to-day management pursuant to an administrative services agreement, or the Services Agreement, subject to the direction and oversight of our board of directors. Until January 1, 2013, the services of Chief Executive Officer are provided by Seadrill Management. Mr. Alf Ragnar Løvdal has been appointed to serve as the Chief Executive Officer of North Atlantic Management effective as of that date. All references in this prospectus to “our officers” include those officers of North Atlantic Management and Seadrill Management who perform executive officer functions for our benefit. Please see “– Directors and Senior Management.” In addition, Seadrill Management provides treasury and financial advisory services, insurance placement and building supervisory services under the Services Agreement. The Services Agreement may be terminated by either party upon one month’s notice. In consideration of the services provided to us, we pay Seadrill Management a fee that includes the operating costs attributable to us plus a margin of 5%. During the period from January 1, 2012 through June 30, 2012, we paid Seadrill Management remuneration for its services in the amount of $7.0 million. Officers and employees of affiliates of North Atlantic Management may participate in employee benefit plans and arrangements sponsored by Seadrill and its affiliates, including plans that may be established in the future. Please read “Certain Relationships and Related Party Transactions – Services Agreement.”

Equity Compensation Plans

On February 14, 2011, our board of directors resolved to establish a share option based incentive plan for our employees and directors, approved a set of rules applicable to the plan and reserved 6,000,000 of our authorized, but unissued common shares for use to satisfy future exercises of options granted under the plan.

Further, our board of directors also resolved that options granted prior to the listing of the underlying shares could be granted at an exercise price equal to the subscription price in the private placement in February 2011, or $8.50 per share.

No options have, to date, been granted under the plan.

Employees

As of the date of this prospectus, we employ approximately 1,350 people in our offices in Stavanger, Bergen and Aberdeen, including 160 onshore employees and 1,190 offshore employees. Some of our employees and our contracted labor, who work in Norway and the United Kingdom, are represented by collective bargaining agreements. As part of the legal obligations in some of these agreements, we are required to contribute certain amounts to retirement funds and pension plans and have restricted ability to dismiss employees. In addition, many of these represented individuals are working under agreements that are subject to salary negotiation. These negotiations could result in higher personnel costs, other increased costs or increased operating restrictions that could adversely affect our financial performance. We consider our relationships with the various unions as stable, productive and professional. At present, there are no ongoing negotiations or outstanding issues. The following table sets forth the number of employees, including contracted labor, as of September 30, 2012 and December 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

North Atlantic Restructuring

On February 17, 2011, we entered into an agreement with Seadrill to acquire five harsh environment drilling rigs, by purchasing all of the shares in the Seadrill subsidiaries owning these drilling rigs, and one rig under construction, including all relevant contracts, spares, stores and offshore personnel related to the rigs, which we refer to as the North Atlantic Restructuring. On March 31, 2011, we completed the North Atlantic Restructuring at a purchase price of $2.35 billion, which consisted of a cash payment of $369.8 million, the issuance to Seadrill of 150,000,000 shares valued at $8.50 per share, which will not be part of the Exchange Offer, the issuance of a $500 million 7.75% unsecured bond bearing interest at 7.75% for a term of seven years, and a $210 Million Shareholder Loan from Seadrill.

$500 Million 7.75% Unsecured Bond Due 2018

In April 2011, we issued a $500 million callable senior unsecured bond to partly finance the acquisition of the Acquired Vessels. The bond bears interest at a rate of 7.75% per annum, payable semi-annually in arrears, and matures in full on March 31, 2018. As of June 30, 2012, the outstanding balance on the bond was $500 million and was held entirely by Seadrill.

$210 Million Shareholder Loan

On October 24, 2011, we entered into a $210 million unsecured loan with Seadrill at an interest rate of 6.0% per annum. We repaid a portion of the loan amounting to $150.0 million on March 27, 2012 by issuing to Seadrill an aggregate of 15,000,000 common shares at $10.00 per share, and the remaining balance was prepaid in full in March 2012.

$200 Million Revolving Credit Facility

On March 30, 2012, we entered into a $200 million revolving credit facility with Seadrill. This facility bears interest at LIBOR plus a margin of 3.0% and matures in January 2015. As of June 30, 2012, we had available borrowings of $40 million under this facility.

Short-term loans to Seadrill

In May 2012, we lent Seadrill $60 million with an annual interest rate of Libor plus a margin of 1.9%, of which $10 million was repaid on May 23, 2012 and the balance was repaid in July 2012. In June 2012, we lent Seadrill $120 million with an annual interest rate of Libor plus a margin of 1.9%, which was repaid in July 2012.

Acquisition of the West Linus

In May 2011, we entered into an agreement to acquire a harsh environment jack-up rig, the West Linus, which is currently under construction at Jurong Shipyard in Singapore, from Seadrill for $90 million, the price that Seadrill paid for the construction contract.

Option to Acquire the West Mira

Seadrill has granted us an option to acquire its contract for the construction of the harsh environment semi-submersible rig, the West Mira, on the same terms as the construction contract. We may exercise this option on the pricing date of this offering, which will require the assignment of the construction contract from Seadrill to us and our payment of the total project costs of approximately $650 million, consisting of payments to Seadrill of $114 million, representing amounts it has already paid to the shipyard, and $536 million to the shipyard, of which $57 million is due in May 2013 and $479 million is due on delivery, which is scheduled in the first quarter of 2015. The option will terminate early if Seadrill enters into a firm contract for the employment of this drilling rig. While we intend to exercise this option on the pricing date, if it is terminated earlier, we intend to enter into an agreement for the construction of the Alternative Drilling Rig. The West Mira, which is currently under construction at Hyundai Samho Shipyard in South Korea, has specifications similar to those of our semi-submersible rig under construction, the West Rigel.

Private Placement Transactions

In March 2011, we issued an aggregate of 150,000,000 of our common shares to Seadrill in connection with the closing of the North Atlantic Restructuring.

On March 27, 2012, we completed a private placement of 30,000,000 of our common shares, of which Seadrill purchased 15,000,000 common shares. The proceeds from this private placement were partially used to fully repay our outstanding indebtedness to Seadrill under the Shareholder Loan.

Only non-affiliate shareholders who acquired common shares in the private placements can take part in the Exchange Offer.

Performance guarantees

Our fleet currently operates under drilling contracts acquired from Seadrill. All of these contracts had Seadrill Offshore AS, a wholly owned subsidiary of Seadrill, as party. Seadrill Offshore AS’ performance under these contracts was guaranteed by Seadrill.

When these contracts were assigned to us, the counterparties declined to release Seadrill from its performance guarantees. Consequentially, Seadrill receives an annual fee of 1% of the guaranteed amount from North Atlantic Norway Ltd. (the entity now a party to the contracts) for maintaining the existing guarantees. We have also agreed to reimburse Seadrill for all claims made against Seadrill pursuant to the performance guarantees.

The following performance guarantees issued by Seadrill are currently outstanding:

•	$20 million performance guarantee in favor of Exxon dated June 28, 2011.

•	$50 million performance guarantee in favor of Statoil Petroleum AS dated August 19, 2010.

•	$50 million performance guarantee in favor of Statoil Petroleum AS dated August 19, 2010.

•	$25 million performance guarantee in favor of A/S Norske Shell

•	$25 million performance guarantee in favor of Total E&P Norge AS dated April 7, 2011.

•	$30 million performance guarantee in favor of Total E&P United Kingdom Limited dated July 12, 2010.

•	$25 million performance guarantee in favor of Statoil Petroleum AS dated March 31, 2010.

•	$50 million performance guarantee in favor of Conoco Philips dated April 12, 2011.

Services Agreement

We rely on the executive officers of Seadrill, who are employed through North Atlantic Management and Seadrill Management, to perform, among other things, Chief Executive Officer and Chief Financial Officer services for our benefit and who are responsible for our day-to-day management pursuant to an administrative services agreement, or the Services Agreement, subject to the direction and oversight of our board of directors. Until January 1, 2013, the services of Chief Executive Officer are provided by Seadrill Management. Mr. Alf Ragnar Løvdal has been appointed to serve as the Chief Executive Officer of North Atlantic Management effective as of that date. All references in this prospectus to “our officers” include those officers of North Atlantic Management and Seadrill Management who perform executive officer functions for our benefit. Please see “Management.” In addition, Seadrill Management provides treasury and financial advisory services, insurance placement and building supervisory services under the Services Agreement. The Services Agreement may be terminated by either party upon one month’s notice. In consideration of the services provided to us, we pay Seadrill Management a fee that includes the operating costs attributable to us plus a margin of 5%. During the period from January 1, 2012 through June 30, 2012, we paid Seadrill Management remuneration for its services in the amount of $7.0 million.

Administrative Services

We also receive corporate, secretarial and certain other administrative services relating to the jurisdiction of Bermuda from Frontline Management. Frontline Management is a wholly owned subsidiary of Frontline Ltd., a company in which Hemen Holding Limited is a principal shareholder. Hemen Holding Limited holds approximately 1.75% of our shares and has an indirect interest in us through its ownership in Seadrill.

Operation and Management of the West Hercules

The West Hercules is owned by a wholly owned subsidiary of Ship Finance, a member of the Fredriksen Group, and is controlled by Seadrill through a bareboat charter agreement that expires in 2023. North Atlantic Management provides management services for the West Hercules and is responsible for, among other things, budgeting and accounting functions, technical management, staffing and commercial management of the customer and suppliers. In addition, we expect to operate the West Hercules through a commercial management agreement with Seadrill.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common shares as of the date of this prospectus and upon completion of this offering held by beneficial owners of 5% or more of our common shares and by all of our directors and officers as a group. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.

	Common Shares Beneficially Owned Prior to Offering		Common Shares to be Beneficially Owned After Offering (1)
Name and Address of Beneficial Owner	Number	Percentage	Number	Percentage
Seadrill Limited	153,317,723	73%	153,317,723
Alf C. Thorkildsen	*		*
Kate Blankenship	*		*
Cecile Fredriksen	*		*
Oscar Spieler	*		*
Paul Leand	*		*
Alf Ragnar Løvdal	*		*
Rune Magnus Lundetræ	*		*
Directors and executive officers as a group	72,000		72,000

*	Less than 1.0% of our outstanding common shares.
(1)	Assumes the underwriters do not exercise their over-allotment option.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our Amended and Restated Memorandum of Association and Bye-laws currently in effect. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, please read our Amended and Restated Memorandum of Association and Bye-laws, copies of which are attached hereto as exhibits to the registration statement, of which this prospectus is a part.

Purpose

Our purpose, as stated in our Amended and Restated Memorandum of Association, is to engage in any lawful act or activity for which companies may be organized under the Bermuda Companies Act of 1981, or the Companies Act.

Authorized Capitalization

Under our Amended and Restated Memorandum of Association, our authorized share capital is $2,000,000,000 divided into 400,000,000 shares, each with a par value of $5.00. Currently, the total number of shares issued is 230,003,000. Upon completion of this offering, we will have outstanding common shares.

Share History

On February 11, 2011, we issued 3,000 common shares to Seadrill in connection with our formation.

On February 16, 2011, we issued 50,000,000 common shares in a private transaction exempt from registration under the Securities Act.

In March, 2011, we issued 150,000,000 common shares to Seadrill in connection with the closing of the North Atlantic Restructuring, in a private transaction exempt from registration under the Securities Act.

In March 2012, we issued 30,000,000 common shares in a private transaction exempt from registration under the Securities Act, of which Seadrill purchased 15,000,000 common shares.

In July 2011 and September 2011, we repurchased an aggregate of 2,373,823 common shares, which are held as treasury shares, at an average price of $7.76 per share based on the Bloomberg Composite Rate of NOK5.63 per $1.00 on October 17, 2012.

Common Shares

Shareholder Rights

Shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Holders of common shares are entitled to receive, ratably, all dividends, if and when declared by our board of directors, out of funds legally available for dividends, subject to any preferred dividend right of holders of any preference shares. Holders of common shares do not have pre-emptive, subscription, redemption, conversion or sinking fund rights, and do not have any cumulative voting rights. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which we may issue in the future. Directors to be elected by shareholders require a simple majority of votes cast at a meeting at which a quorum is present. For all other matters, unless a different majority is required by law or our Bye-laws, resolutions to be approved by shareholders require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Upon liquidation, dissolution or winding up of the Company, under Bermuda law, shareholders will be entitled to receive, ratably, our net assets available after the payment of all our debts and liabilities and any preference amount owed to any preference shareholders.

Other Rights

Special rights attaching to any class of our shares may be altered or abrogated with the consent, in writing, of not less than 75% of the issued shares of that class, or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

Directors

Our Bye-laws currently provide that the number of directors shall be such number not less than two, or as the shareholders by ordinary resolution may from time to time determine. Effective February 12, 2011, by written resolution, our shareholders set the maximum number of directors to six. Our board of directors currently consists of five members. Directors shall serve until re-elected or their successors are appointed at the next Annual General Meeting of Shareholders.

Under the Companies Act, subject to a company’s bye-laws, the shareholders of a company may, at a special general meeting called for that purpose, remove any director. Any director whose removal is to be considered at such a special general meeting is entitled to receive not less than 14 days’ notice and shall be entitled to be heard at the meeting. A vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director or in the absence of such election, by the other directors.

Shareholder meetings

Under our Bye-laws, annual meetings of shareholders will be held at such times and places as our board shall designate each calendar year. Special meetings of shareholders may be called by our board of directors at any time and, pursuant to Bermuda law, special meetings must be called at the request of shareholders holding at least 10% of our paid-up share capital carrying the right to vote at general meetings. Under our Bye-laws, at least five days’ notice of an annual meeting or any special meeting must be given to each shareholder entitled to vote at that meeting. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. Our board of directors may set a record date at any time before or after any date on which such notice is dispatched.

Dissenters’ Rights of Appraisal

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Shareholders’ Derivative Actions

Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged, to be beyond the corporate power of the company, or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it. However, generally a derivative action will not be permitted where there is an alternative action available that would provide an adequate remedy. Any property or damages recovered by derivative action go to the company, not to the plaintiff shareholders. When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company or that the company be wound up.

A statutory right of action is conferred on subscribers to shares of a Bermuda company against persons (including directors and officers) responsible for the issue of a prospectus in respect of damage suffered by reason of an untrue statement contained in the prospectus, but this confers no right of action against the Bermuda company itself. In addition, subject to any limitations that may be contained in the company’s bye-laws a shareholder may bring a derivative action on behalf of the company to enforce a right of the company (as opposed to a right of its shareholders) against its officers (including directors) for breach of their statutory and fiduciary duty to act honestly and in good faith with a view to the best interests of the company.

Our Bye-laws contain provisions whereby each shareholder agrees that the liability of our officers shall be limited, and further agrees to waive any claim such shareholder may have, whether individually or derivatively, against our officers in respect of the officer’s performance of his or her duties, and to indemnify and hold harmless its officers in respect of any liability attaching to such officer incurred by him or her as an officer of the Company. The restrictions on liability, the indemnity and the waiver do not extend to any liability of an officer for fraud or dishonesty.

Limitations on Director Liability and Indemnification of Directors and Officers

Bermuda law permits the bye-laws of a Bermuda company to contain provisions excluding personal liability of a director, alternate director, officer, member of a committee authorized under the company’s bye-laws, resident representative or their respective heirs, executors or administrators to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty. Bermuda law also grants companies the power, generally, to indemnify directors, alternate directors and officers of the company and any member of a committee authorized under the company’s bye-laws, resident representatives or their respective heirs, executors or administrators if any such person was or is a party, or threatened to be made a party, to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the company or member of a committee authorized under the company’s bye-laws, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.

Our Bye-laws provide that our current directors, officers, resident representative and members of our board committees shall be indemnified out of the funds of the Company from and against all civil liabilities, loss, damage or expense incurred or suffered by him or her as such director, officer, resident representative or committee member, and the indemnity extends to any person acting as a director, officer, resident representative or committee member of the Company, in the reasonable belief that he or she has been so appointed or elected notwithstanding any defect in such appointment or election. Such indemnity shall not extend to any matter which would render it void pursuant to the Companies Act.

Transfer Agent

The registrar and transfer agent for our shares of common shares is Computershare Shareowner Services.

CERTAIN BERMUDA COMPANY CONSIDERATIONS

Our corporate affairs are governed by our Amended and Restated Memorandum of Association and Bye-laws and by the Companies Act. You should be aware that the Companies Act differs in certain material respects from the laws generally applicable to U.S. companies incorporated in the State of Delaware. Accordingly, you may have more difficulty protecting your interests under Bermuda law in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction, such as the State of Delaware. The following table provides a comparison between the statutory provisions of the Companies Act and the Delaware General Corporation Law relating to shareholders’ rights.

Bermuda	Delaware

Shareholder Meetings and Voting Rights

Shareholder meetings may be held at such times and places as designated in the byelaws.	Shareholder meetings may be held at such times and places as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors at any time. A special shareholder meeting may be called at the request of shareholders holding at least 10% of paid-up share capital carrying the right to vote at general meetings.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

A minimum of five days’ notice of an annual meeting or special meeting must be given to each shareholder. Accidental failure to give notice will not invalidate proceedings at a meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting. Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Shareholder meetings may be held in or outside of Bermuda.	Shareholder meetings may be held within or without the State of Delaware.

Shareholders may take action by written consent with 100% shareholders consent required.	Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Transactions with Significant Shareholders

A company may enter into certain business transactions with its significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders	Subject to certain exceptions and conditions, a corporation may not enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder without prior approval from shareholders holding at least 66 2/3% of the corporation’s outstanding voting stock which is not owned by such interested shareholder.

Dissenters’ Rights of Appraisal

In the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.

Shareholders’ Suits

Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of a company’s memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than actually approved it.	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter developed upon such shareholder by operation of law.

Indemnification of Directors and Officers

A company’s bye-laws may contain provisions excluding personal liability of a director, alternate director, officer, member of a committee authorized under the company’s bye-laws, resident representative or their respective heirs, executors or administrators to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty. Companies also have the power, generally, to indemnify directors, alternate directors and officers of a company and any member of a committee authorized under the company’s bye-laws, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the company or member of a committee authorized under the company’s bye-laws, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.	A corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Directors

The board of directors must consist of at least two members, although the minimum number of directors may be set higher.	The board of directors must consist of at least one member.

The maximum number of directors may be set by the shareholders at a general meeting or in accordance with the Bye-laws. The maximum number of directors is usually fixed by the shareholders at the annual general meeting and may be fixed at a special general meeting. Only the shareholders may increase or decrease the number of directors’ seats last approved by the shareholders. If the maximum number of directors fixed by the shareholders has not been elected by the shareholders, the shareholders may authorize the board of directors to fill any vacancies.	Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

Duties of Directors

Members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company, and to exercise their powers and fulfill the duties of their office honestly.	The business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

SHARES ELIGIBLE FOR FUTURE SALE

common shares, or             %, of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common shares to drop significantly, even if our business is doing well.

After this offering, we will have outstanding common shares. This includes the we are selling in this offering, which may be resold in the public market immediately. The remaining             %, or shares, of our total outstanding shares will become available for resale in the public market as shown in the chart below.

As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

Number of shares / % of total outstanding	Date of availability for resale into public market

/ %	days after the date of this prospectus due to an agreement these shareholders have with the underwriters. However, the underwriters can waive this restriction and allow these shareholders to sell their shares at any time subject to the limitations imposed by the U.S. securities laws applicable to our affiliates.

/ %	Following the completion of the Exchange Offer, which will be completed shortly after this offering, up to an additional common shares that were sold in the 2011 Private Placement and the March 2012 Private Placement may be available for trading in the U.S. markets.

TAX CONSIDERATIONS

Bermuda Tax Considerations

We are not currently subject to taxation under the laws of Bermuda. Distributions we receive from our subsidiaries also are not subject to any Bermuda tax. There is currently no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, or estate duty or inheritance tax payable by non-residents of Bermuda in respect of capital gains realized on a disposition of our common shares or in respect of distributions they receive from us with respect to our common shares. This discussion does not, however, apply to the taxation of persons ordinarily resident in Bermuda. Bermuda shareholders should consult their own tax advisors regarding possible Bermuda taxes with respect to dispositions of, and distributions on, our common shares.

We have received from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, the imposition of any such tax shall not be applicable to us or to any of our operations or shares, debentures or other obligations, until March 31, 2035. This assurance is subject to the proviso that it is not to be construed to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent of the application of any tax payable in accordance with the provisions of the Land Tax Act 1967. The assurance does not exempt us from paying import duty on goods imported into Bermuda. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government. We and our subsidiaries incorporated in Bermuda pay annual government fees to the Bermuda government.

Bermuda currently has no tax treaties in place with other countries in relation to double-taxation or for the withholding of tax for foreign tax authorities.

United States Federal Income Tax Considerations

In the opinion of Seward & Kissel LLP, our United States counsel, the following are the material United States federal income tax consequences to U.S. Holders and Non-U.S. Holders, each as defined below, of the ownership of our common shares. This discussion does not purport to deal with the tax consequences of owning common shares to all categories of investors, some of which, such as banks, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect the mark-to-market method of accounting for their securities, investors whose functional currency is not the United States dollar, investors that are or own our common shares through partnerships or other pass-through entitles, investors that own, actually or under applicable constructive ownership rules, 10 percent or more of our common shares, persons that will hold the common shares as part of a hedging transaction, “straddle” or “conversion transaction,” persons who are deemed to sell the common shares under constructive sale rules and persons who are liable for the alternative minimum tax may be subject to special rules. The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, as amended, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, or the Treasury Regulations, all of which are subject to change, possibly with retroactive effect. This discussion deals only with holders who purchase common shares in connection with this offering and hold the common shares as a capital asset. The discussion below is based, in part, on the description of our business as described herein and assumes that we conduct our business as described herein. Unless otherwise noted, references in the following discussion to the “Company,” “we” and “us” are to North Atlantic Drilling Ltd. and its subsidiaries on a consolidated basis.

United States Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of common shares that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in the holder’s common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common shares will generally be treated as “passive category income” or, in the case of certain types of U.S. Holders, “general category income” for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common shares through December 31, 2012 to a U.S. Holder who is an individual, trust or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Non-Corporate Holders at preferential tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the New York Stock Exchange, on which our common shares will be listed after this offering); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (as discussed below); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) the U.S. Non-Corporate Holder is not under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar related property. There is no assurance that any dividends paid on our common shares will be eligible for these preferential tax rates in the hands of a U.S. Non-Corporate Holder. In the absence of legislation extending the preferential treatment of qualified dividend income, however, this preferential treatment will expire for dividends received in taxable years beginning on or after January 1, 2013, and those dividends will instead be taxed at rates applicable to ordinary income.

Special rules may apply to any “extraordinary dividend” generally, a dividend paid by us in an amount which is equal to or in excess of ten percent of a U.S. Non-Corporate Holder’s adjusted tax basis (or fair market value in certain circumstances) in a share of common shares paid by us. If we pay an “extraordinary dividend” on our common shares that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares

Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company

Special United States federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company, or PFIC for United States federal income tax purposes. In general, a foreign corporation will be treated as a PFIC with respect to a United States shareholder in such foreign corporation, if, for any taxable year in which such shareholder holds stock in such foreign corporation, either:

•

at least 75 percent of the corporation’s gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50 percent of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether a foreign corporation is a PFIC, it will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25 percent of the value of the subsidiary’s stock.

Income earned by a foreign corporation in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless the foreign corporation is treated under specific rules as deriving its rental income in the active conduct of a trade or business or receiving the rental income from a related party.

Based on the current and anticipated valuation of our assets, including goodwill, and composition of our income and assets, we intend to take the position that, and our counsel Seward & Kissel LLP is of the opinion that, we will not be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. This opinion is based and its accuracy is conditioned on representations, valuations and projections provided by us regarding our assets and income to our counsel. While we believe these representations, valuations and projections to be accurate, no assurance can be given that they will continue to be accurate. Moreover, we have not sought, and we do not expect to seek, a ruling from the Internal Revenue Service, or the IRS, on this matter. As a result, the IRS or a court could disagree with our position. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common shares, as discussed below.

If we were to be treated as a PFIC for any taxable year, a U.S. Holder would be required to file an annual report with the IRS for that year with respect to such U.S. Holder’s common shares.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for United States federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common shares. A U.S. Holder would make a QEF election with respect to any year that our company is a PFIC by filing IRS Form 8621 with his United States federal income tax return. If we were aware that we or any of our subsidiaries were to be treated as a PFIC for any taxable year, we would, if possible, provide each U.S. Holder with all necessary information in order to make the QEF election described above. If we were to be treated as a PFIC, a U.S. Holder would be treated as owning his proportionate share of stock in each of our subsidiaries which is treated as a PFIC and such U.S. Holder would need to make a separate QEF election for any such subsidiaries. It should be noted that we may not be able to provide such information if we did not become aware of our status as a PFIC in a timely manner.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our shares are treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. The “mark-to-market” election will not be available for any of our subsidiaries. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. It should be noted that the mark-to-market election would likely not be available for any of our subsidiaries which are treated as PFICs.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common shares in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the common shares;

•	the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common shares. If a Non-Electing Holder who is an individual dies while owning our common shares, such holder’s successor generally would not receive a step-up in tax basis with respect to such shares.

United States Federal Income Taxation of “Non-U.S. Holders”

A beneficial owner of our common shares that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

Dividends on Common Shares

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is also attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is also attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common shares, including dividends and the gain from the sale, exchange or other disposition of the common shares that are effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, in the case of a corporate Non-U.S. Holder, its earnings and profits that are attributable to the effectively connected income, subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30 percent, or at a lower rate as may be specified by an applicable United States income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if paid to a non-corporate U.S. Holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that he has failed to report all interest or dividends required to be shown on his federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If a Non-U.S. Holder sells his common shares to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless the Non-U.S. Holder certifies that he is a non-U.S. person, under penalties of perjury, or otherwise establishes an exemption. If a Non-U.S. Holder sells his common shares through a non-United States office of a non-United States broker and the sales proceeds are paid to the Non-U.S. Holder outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to a Non-U.S. Holder outside the United States, if the Non-U.S. Holder sells common shares through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

Backup withholding tax is not an additional tax. Rather, a taxpayer generally may obtain a refund of any amounts withheld under backup withholding rules that exceed the taxpayer’s income tax liability by filing a refund claim with the IRS.

Individuals who are U.S. Holders (and to the extent specified in applicable Treasury Regulations, certain individuals who are Non-U.S. Holders and certain United States entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury Regulations). Specified foreign financial assets would include, among other assets, our common shares, unless the shares are held through an account maintained with a United States financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury Regulations, an individual Non-U.S. Holder or a United States entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of United States federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including United States entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.

Other Tax Considerations

In addition to the tax consequences discussed above, we may be subject to tax in one or more other jurisdictions where we conduct activities. The amount of any such tax imposed upon our operations may be material.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of common shares indicated below:

Name		Number of Shares
Morgan Stanley & Co. LLC
Total:

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option below.

The underwriters initially propose to offer part of the common shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional             shares of common shares.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $            .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of common shares offered by them.

We intend to apply to list our common shares on the New York Stock Exchange under the trading symbol “NADL”. Our common shares are currently traded on the Norwegian OTC List, an over the counter market that is administered and operated by a subsidiary of the Norwegian Securities Dealers Association, under the symbol “NADL”.

We and certain of our affiliates, including our directors and officers, have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares.

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of common shares to the underwriters; or

•

the issuance by the Company of common shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the transfer of common shares, provided that (i) such plan does not provide for the transfer of common shares during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common shares may be made under such plan during the restricted period.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us and our affiliates, for which they received or will receive customary fees and expenses.

Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of the Company and its affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market in the United States for our common shares. The initial public offering price will be determined by negotiations between us and the representative. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our common shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our common shares in, from or otherwise involving the United Kingdom.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Bermuda as a corporation. Bermuda has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Gary J. Wolfe of Seward & Kissel LLP, located at One Battery Park Plaza, New York, New York 10004, to accept service of process on our behalf in any such action.

MJM Limited, our counsel as to Bermuda law, has advised us that there is uncertainty as to whether the courts of Bermuda would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in Bermuda, based on these laws.

LEGAL MATTERS

Matters relating to United States law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004. The validity of the common shares and certain other matters relating to Bermuda law will be passed upon for us by MJM Limited, Thistle House 4 Burnaby Street, Hamilton HM 11, Bermuda. Certain legal matters with respect to United States Federal and New York law in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

The combined consolidated carve-out financial statements of North Atlantic Drilling Ltd. as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers AS is a member of the Norwegian Institute of Public Accountants. PricewaterhouseCoopers AS is located at Dronning Eufemiasgate 8, N-0191, Oslo, Norway.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to our common shares offered by this prospectus. For the purposes of this section, the term “registration statement” means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Although we believe that we have accurately summarized the material terms of documents filed as exhibits to the registration statement, you should read those exhibits for a complete statement of their provisions. The registration statement on Form F-1, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm and intend to make available quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with U.S. GAAP and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of any stock exchange on which our common shares may be listed in the future, those proxy statements will not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee	$ [*]
Printing and Engraving Expenses	$ [*]
Legal Fees and Expenses	$ [*]
Accountants’ Fees and Expenses	$ [*]
NYSE Listing Fee	$ [*]
FINRA Fee	$ [*]
Blue Sky Fees and Expenses	$ [*]
Transfer Agent’s Fees and Expenses	$ [*]
Miscellaneous Costs	$ [*]

Total	$ [*]

*To	be provided by amendment

INDEX TO FINANCIAL STATEMENTS OF NORTH ATLANTIC DRILLING LTD.

Index to Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements

Unaudited Condensed Interim Consolidated Statement of Operations for the six months ended June 30, 2012, and the Unaudited Condensed Interim Combined Consolidated Carve-out Statement of Operations for the six months ended June 30, 2011

F-2

Unaudited Condensed Interim Consolidated Statement of Comprehensive Income for the six months ended June 30, 2012, and Unaudited Condensed Interim Combined Consolidated Carve-out Statement of Comprehensive Income for the six months ended June 30, 2011

F-3

Unaudited Condensed Interim Consolidated Balance Sheet as of June 30, 2012, and Unaudited Condensed Interim Consolidated Balance Sheet as of December 31, 2011	F-4

Unaudited Condensed Interim Consolidated Statement of Cash Flows for the six months ended June 30, 2012, and Unaudited Condensed Interim Combined Consolidated Carve-out Statement of Cash Flows for the six months ended June 30, 2011

F-5

Unaudited Condensed Interim Consolidated Carve-out Statement of Changes in Equity for the six months ended June 30, 2012	F-7

Notes to Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements	F-8

Index to Combined Consolidated Carve-out Financial Statements

Report of Independent Registered Public Accounting Firm	F-25

Combined Consolidated Carve-out Statement of Operations for the years ended December 31, 2011 and 2010	F-26

Combined Consolidated Carve-out Statement of Comprehensive Income for the years ended December 31, 2011 and 2010	F-27

Consolidated Balance Sheet as of December 31, 2011, and Combined Consolidated Carve-out Balance Sheet as of December 31, 2010	F-28

Combined Consolidated Carve-out Statement of Cash Flows for the years ended December 31, 2011 and 2010	F-29

Combined Consolidated Carve-out Statement of Changes in Equity for the years ended December 31, 2011 and 2010	F-31

Notes to Combined Consolidated Carve-out Financial Statements	F-32

NORTH ATLANTIC DRILLING LTD.

Unaudited Condensed Interim Consolidated Statement of Operations for the six months ended June 30, 2012, and the Unaudited Condensed Interim Combined Consolidated Carve-out Statement of Operations for the six months ended June 30, 2011

(In millions of U.S. dollars, except per share data)

	Six Months Ended June 30,
	2012	2011
Operating revenues
Contract revenues	469.8	427.0
Reimbursables	30.1	14.5
Other revenues	0.1	18.4

Total operating revenues	500.0	459.9

Operating expenses
Vessel and rig operating expenses	171.0	167.1
Reimbursable expenses	28.4	13.8
Depreciation and amortization	78.6	69.6
General and administrative expenses	21.5	13.5

Total operating expenses	299.5	264.0

Net operating income	200.5	195.9

Financial items
Interest income	—	4.9
Interest expense	(42.0)	(33.6)
Foreign exchange loss	(4.3)	(6.2)
Loss on derivative financial instruments	(15.1)	(0.5)
Other financial items	(0.3)	1.6

Total financial items	(61.7)	(33.8)

Income before income taxes	138.8	162.1

Income taxes	(17.0)	(26.5)

Net income from continuing operations	121.8	135.6

Net income from discontinued operations, net of tax	—	3.2

Net income	121.8	138.8

Basic and diluted earnings per share – continuing operations	0.57	0.73
Basic and diluted earnings per share – discontinued operations	—	0.02
Basic and diluted earnings per share – total	0.57	0.75

Declared dividend per share (U.S. dollar)	0.450	—

See accompanying notes that are an integral part of these Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Unaudited Condensed Interim Consolidated Statement of Comprehensive Income for the six months ended June 30, 2012, and Unaudited Condensed Interim Combined Consolidated Carve-out Statement of Comprehensive Income for the six months ended June 30, 2011

(In millions of U.S. dollars)

	Six Months Ended June 30,
	2012	2011
Net income	121.8	138.8

Other comprehensive (loss), net of tax:
Change in actuarial (loss)/gain relating to pension	(0.1)	—

Other comprehensive (loss):	121.7	138.8

Total comprehensive income for the six months ended	121.7	138.8

See accompanying notes that are an integral part of these Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Unaudited Condensed Interim Consolidated Balance Sheet as of June 30, 2012 and December 31, 2011

(In millions of U.S. dollars)

	June 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	107.3	147.4
Restricted cash	19.0	12.2
Accounts receivables, net	172.4	153.9
Related party receivables	174.8	—
Deferred tax assets	9.5	9.5
Other current assets	32.0	34.8

Total current assets	515.0	357.8

Non-current assets
Goodwill	480.6	480.6
Deferred tax assets	22.3	27.0
Newbuildings	225.3	572.2
Drilling rigs	2,448.4	2,006.8
Other non-current assets	144.0	151.4

Total non-current assets	3,320.6	3,238.0

Total assets	3,835.6	3,595.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	166.7	166.7
Related party liabilities	63.1	6.8
Tax payable	144.8	174.7
Deferred taxes	10.7	10.0
Other current liabilities	171.1	170.0

Total current liabilities	556.4	528.2

Non-current liabilities
Long-term interest bearing debt	1,666.7	1,750.0
Related party debt	660.0	710.0
Deferred taxes	17.9	25.3
Pension liabilities	36.0	38.0
Other non-current liabilities	48.9	18.6

Total non-current liabilities	2,429.5	2,541.9

Commitments and contingencies	—	—

Shareholders’ equity
Common shares of par value US$5.00 per share: 227,629,176 shares outstanding at June 30, 2012 (December 31, 2011: 197,629,177)	1,138.1	988.1
Additional paid in capital	834.3	687.0
Contributed deficit	(1,237.6)	(1,237.6)
Accumulated earnings	126.5	99.8
Accumulated other comprehensive loss	(11.7)	(11.6)

Total shareholders’ equity	849.7	525.7

Total liabilities and shareholders’ equity	3,835.6	3,595.8

See accompanying notes that are an integral part of these Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Unaudited Condensed Interim Consolidated Statement of Cash Flows for the six months ended June 30, 2012,

and Unaudited Condensed Interim Combined Consolidated Carve-out Statement of Cash Flows for the six months ended June 30, 2011

(In millions of U.S. dollars)

	Six Months Ended June 30,
	2012	2011
Cash Flows from Operating Activities
Net income	121.8	138.8
Net income from discontinued operations	—	3.2
Net income from continuing operations	121.8	135.6
Adjustments to reconcile net income to net cash provided by continuing operations:
Depreciation and amortization	78.6	69.6
Amortization of deferred loan charges	2.6	5.1
Amortization of unfavorable contracts	—	(18.3)
Amortization of CIRR gain	—	(0.8)
Amortization of mobilization revenue	(5.4)	(7.9)
Proceeds from mobilization fees	41.3	23.7
Payments for long-term maintenance	(33.3)	(8.9)
Unrealized loss related to derivative financial instruments	12.8	4.1
Unrealized foreign exchange loss	4.0	6.0
Deferred income tax expense	(27.1)	8.4
Loss on disposal of fixed assets	(0.1)	—
Changes in operating assets and liabilities
Trade accounts receivable	(18.5)	19.6
Trade accounts payable	(19.8)	(14.5)
Change in short term related party receivables and liabilities	51.4	(155.1)
Other receivables and other assets	(1.2)	13.8
Other liabilities	0.4	(13.3)

Net cash provided by continuing operations	207.5	67.1

Net cash provided by discontinued operations	—	60.5

Net cash provided by operations	207.5	127.6

See accompanying notes that are an integral part of these Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Unaudited Condensed Interim Consolidated Statement of Cash Flows for the six months ended June 30, 2012, and Unaudited Condensed Interim Combined Consolidated Carve-out Statement of Cash Flows for the six months ended June 30, 2011

(In millions of U.S. dollars)

	Six Months Ended June 30,
	2012	2011
Cash Flows from Investing Activities
Additions to newbuilding	(131.1)	(110.7)
Additions to rigs and equipment	(35.3)	(15.1)
Proceeds from sale of other fixed assets	0.1	—
Settlement of disputes with shipyard	26.5	—
Loan to related party	(180.0)	—
Proceeds from settlement of related party loan	10.0	—
Change in restricted cash	(6.7)	7.1

Net cash used in investing activities from continuing operations	(316.5)	(118.7)

Net cash used in investing activities by discontinued operations	—	(2.1)
Net cash used in investing activities	(316.5)	(120.8)

Cash Flows from Financing Activities
Repayments of debt	(83.3)	(1,389.7)
Proceeds from debt	—	1,702.6
Debt fees paid	—	(30.6)
Installments paid on shareholder loan	(60.0)	—
Proceeds from new shareholder loan	160.0	—
Changes in owner’s equity and repayment of owner’s funding	—	(541.0)
Proceeds from issuance of equity, net of issuance cost	147.3	423.9
Dividends paid	(95.1)	—

Net cash provided by/(used in) financing activities from continuing operations	68.9	165.2

Net cash provided by/(used in) financing activities by discontinued operations	—	(101.0)

Net cash provided by/(used in) financing activities	68.9	64.2

Effect of exchange rate changes on cash and cash equivalents	—	0.3

Net increase (decrease) in cash and cash equivalents from discontinued operations	—	(42.6)

Net increase/(decrease) in cash and cash equivalents	(40.1)	113.9
Cash and cash equivalents at beginning of the period	147.4	3.7

Cash and cash equivalents at the end of period	107.3	117.6

Supplementary disclosure of cash flow information
Interest paid, net of capitalized interest	(42.2)	(20.3)
Taxes paid	(45.5)	(21.5)

See accompanying notes that are an integral part of these Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Unaudited Condensed Interim Consolidated Carve-out Statement of Changes in Equity for the six months ended June 30, 2012

(In millions of U.S. dollars)

	Share Capital	Additional paid-in capital	Retained earnings	Other comprehensive income (loss)	Contributed deficit	Total equity
Balance at December 31, 2011	988.1	687.0	99.8	(11.6)	(1,237.6)	525.7
Issuance of common stock in private placement	150.0	150.0	—	—	—	300.0
Cost related to capital increase	—	(2.6)	—	—	—	(2.6)
Changes in actuarial gain (loss) relating to pensions	—	—	—	(0.1)	—	(0.1)
Dividend paid	—	—	(95.1)	—	—	(95.1)
Net income	—	—	121.8	—	—	121.8

Balance at June 30, 2012	1,138.1	834.4	126.5	(11.7)	(1,237.6)	849.7

See accompanying notes that are an integral part of these Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements.

Note 1 – General information

North Atlantic Drilling Ltd (“North Atlantic”) is a Norwegian Over The Counter (N-OTC) listed company. North Atlantic was formed as a wholly owned subsidiary of Seadrill Limited (“Seadrill” or the “Parent”) on February 11, 2011 under the laws of Bermuda and registered on the N-OTC list on February 24, 2011. As used herein, and unless otherwise required by the context, the terms the “Company”, “we”, “Group”, “our”, “us” and words of similar import refer to North Atlantic and its consolidated companies for the periods that are consolidated and the combined consolidated group for the periods that are combined and consolidated. The use herein of such terms as group, organization, we, us, our and its, or references to specific entities, is not intended to be a precise description of corporate relationships.

Through the acquisition of other companies and investment in newbuildings, the Company has developed developed into a leading offshore drilling contractor in the North Atlantic Area. As of June 30, 2012, the Company owned eight offshore drilling rigs, including two drilling rigs under construction. Our fleet consists of one drillship, three jack-up drilling rigs (of which one was under construction) and four semi-submersible drilling rigs (of which one was under construction) for operations in harsh environments.

On February 16, 2011, North Atlantic issued 50 million shares in a Norwegian private placement and raised US$425 million.

On March 21, 2011, the Company entered into a contract with Jurong Shipyard Pte Ltd. for the construction of the West Linus, a jack-up drilling rig, and recorded a liability to Seadrill for US$90.0 million representing the amount paid by Seadrill on the Company’s behalf for the first installment for the construction of the drilling rig.

On March 31, 2011 North Atlantic acquired 100% of the equity interests in certain wholly owned subsidiaries of Seadrill, which owned 100% of four operating drilling rigs – West Alpha, West Epsilon, West Venture and West Navigator – and the contracts for the construction of one jack-up drilling rig, West Elara, including the associated drilling contracts, offshore personnel and management. In addition, the drilling contract, offshore personnel and management related to the West Phoenix rig was included in this transaction (set forth below is a breakdown of the consideration paid for the West Phoenix rig). The consideration of US$2,354.8 million has been accounted for as a common control transaction. As such the consolidation of the purchased companies is based on Seadrill group net asset carrying values of US$1,047.7 million including goodwill of US$480.6 million. The excess of the consideration transferred, which was based on the fair value of drilling rigs, drilling contracts, offshore personnel and management, over the carrying amount of net assets received from Seadrill, of US$1,307.1, million was treated as an equity transaction and was recorded as contributed deficit in shareholders’ equity. This transaction is referred to as the “North Atlantic Restructuring”.

Consideration paid to Seadrill on March 31, 2011, in millions of U.S. dollars:

Share issuance to Seadrill [1]	1,275.0
Bond – coupon rate of 7.75%	500.0
Shareholder loan – fixed interest rate of 6.0% per annum	210.0
Cash	369.8

Total	$2,354.8

1	Share issuance of 150,000,000 common shares, representing a 75.0% equity interest in North Atlantic, at a subscription price of US$8.50 per share, or US$1,275 million.

A breakdown of the net assets transferred to the Company on March 31, 2011 is as follows:

ASSETS	March 31, 2011
(In millions of U.S. dollars)
Current assets
Cash and cash equivalents	0.2
Restricted cash	18.0
Deferred tax assets	9.8
Related party receivables	341.9
Other current assets	3.1

Total current assets	373.0

Non-current assets
Goodwill	480.6
Deferred tax assets	29.4
Fixed assets (drilling rigs and newbuildings)	1,432.1
Restricted cash	92.2
Other non-current assets	113.1

Total non-current assets	2,147.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	146.6
Related party payables	16.0
Tax payable	147.0
Deferred taxes	10.6
Other current liabilities	38.5

Total current liabilities	358.7

Non-current liabilities
Long-term interest bearing debt	989.3
Deferred taxes	95.8
Pension liabilities	26.0
Other non-current liabilities	2.9

Total non-current liabilities	1,114.0

Net assets purchased entities	1,047.7
Purchase price	(2,354.8)

Contributed deficit	(1,307.1)

The completion of the North Atlantic Restructuring marked the commencement of the Company’s business operations as a standalone company. As such, the financial statements presented herein reflect the Company’s actual consolidated results for the period April 1, 2011 through June 30, 2012. As described further in the Basis of Presentation section below, the Company’s results of operations, cash flows and balance sheet related to periods prior to this transaction have been carved out of the consolidated financial statements of Seadrill.

On April 14, 2011, as part of the North Atlantic Restructuring, the Company acquired from Seadrill the West Phoenix, a semi-submersible drilling rig. This transaction was also deemed to be a common control transaction. As a result, the difference between the consideration transferred to Seadrill of US$675.0 million (consisting of transferring US$309.2 million of outstanding debt from Seadrill to the Company, which was subsequently settled, and a US$365.8 million cash payment) and the carrying amount of the assets received from Seadrill of US$744.5 million was treated as an equity transaction and was recorded as contributed deficit in shareholders’ equity. Furthermore, the Company’s financial statements have been presented including the results, cash flows and net assets of the West Phoenix during all periods under common control with Seadrill.

On March 27, 2012, the Company completed a private placement of 30,000,000 new ordinary shares at US$ 10.00 per share. Seadrill was allocated 15,000,000 shares in the private placement and converted US$150.0 million of its existing loan to the Company as consideration for the shares. Of the remaining proceeds from the private placement, US$128.3 million was received as of March 31, 2012, and the remaining US$21.7 million was received on April 4, 2012. Following the transaction Seadrill Ltd. owns 73.9% of the Company.

Basis of presentation

The Company’s Combined Consolidated Carve-out Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Investments in companies in which the Company directly or indirectly holds more than 50% of the voting control are consolidated in the financial statements. All inter-company balances and transactions are eliminated. The amounts are presented in United States dollars (“U.S. dollars”) rounded to the nearest one hundred thousand, unless otherwise stated.

Reverse Stock Split

The Company’s shareholders passed a resolution at the annual general meeting held on September 21, 2012, authorizing the Company’s board of directors (the “Board”), at the Board’s discretion, to effect the consolidation of the Company’s common shares through a one-for-five reverse stock split. All references to common shares and per share data throughout these financial statements and notes to the financial statements have been adjusted for all periods presented to give retroactive effect to the reverse stock split which is expected to take effect on or about November 30, 2012.

Basis of combination and consolidation

Pre April 1, 2011 – Combined Consolidated Carve-out Financial Statements:

Prior to April 1, 2011, the results of operations, cash flows, and balance sheet have been carved out of the consolidated financial statements of Seadrill and are, therefore, presented on a combined consolidated carve-out basis. The combined consolidated entities’ (“the Predecessor”) historical financial statements includes the assets, liabilities, revenues, expenses and cash flows directly attributable to the Predecessor’s rig-owning and operating subsidiaries transferred to the Company, which are listed in Note 5 to the Predecessor Combined Consolidated Carve-out Financial Statements.

The Predecessor Combined Consolidated Carve-out Financial Statements include allocations of expenses from the Parent and reflect assumptions and allocations of expenses incurred by Seadrill. Management believes the assumptions and allocations have been determined on a basis that the Parent and the Company consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Predecessor during the periods presented. The actual basis of allocation for each item is as follows:

•	Debt specific to each drilling rig has been assigned to the Predecessor based on actual debt agreements, as these are readily separable and identifiable within the books of Seadrill.

•

There are loan facilities relating to the West Phoenix which were secured by one drilling rig which forms part of the Predecessor’s fleet. However, the facility previously included the debt relating to one other drilling rig, the West Eminence, which was not transferred to the Company. Accordingly, prior to the repayment of the West Phoenix rig’s share of the loan facility in April 2011 by the Company, its share of interest expense, deferred finance fees and related balances were carved-out based on the relative settlement values at the date of settlement of the loan pertaining to the West Phoenix.

•

The Predecessor has also benefited from Seadrill’s general corporate debt. As the use of this debt was for general corporate purposes within the Seadrill group, a portion of the interest cost of this debt has been included in the Predecessor Combined Consolidated Carve-out Financial Statements, based upon the relative fair value of the Predecessor’s drilling rigs at December 31, 2011 in proportion to the fair value of Seadrill’s drilling rigs (including the Predecessor’s drilling rigs).

•

Rig operating expenses, which include rig management fees for the provision of technical and commercial management of rigs that cannot be attributed to specific drilling rigs, have been allocated to the Predecessor based on intercompany charges from Seadrill.

•

Administrative expenses (including stock-based compensation, which is described further below) of Seadrill that cannot be attributed to specific drilling rigs and for which the Predecessor is deemed to have received the benefit have been allocated to the Predecessor based on intercompany charges from Seadrill.

•

Rig operating and administrative expenses include an allocation of Seadrill’s defined benefit and defined contribution pension scheme costs. Seadrill operates two defined benefit pension plans. The defined pension plans are operated by both Seadrill Offshore AS and Seadrill Management AS. For the scheme operated by Seadrill Offshore AS, the assets and liabilities of the scheme, in addition to the period cost, have been included in the Predecessor Combined Consolidated Carve-out Financial Statements as the pension assets and liabilities are specifically identifiable to employees that were transferred to the Company. For the defined benefit scheme operated by Seadrill Management AS, the Predecessor has treated these schemes as multiemployer schemes operated by Seadrill and has included only period costs allocated from Seadrill during the periods presented, on the basis of actual costs invoiced.

•

Administrative expenses include a portion of Seadrill’s stock-based compensation costs in respect of options awarded to certain employees and directors of Seadrill, whose employment or service cannot be specifically attributed to any specific rig. Therefore, it is considered that the Predecessor, as a part of Seadrill, received benefit from their services, and so should recognize a share of the respective cost. Accordingly, stock-based compensation costs have been included based on intercompany invoices received during the period reflecting the time spent by these employees on Company related matters.

•

Other financial items include an allocation of Seadrill’s mark-to-market adjustments for interest rate swaps which have been allocated on the basis of the Predecessor’s proportion of Seadrill’s floating rate debt.

Seadrill uses a centralized cash management system. Whether cash settled or not, for the periods presented, all allocated costs and expenses have been deemed to have been paid by the Predecessor to Seadrill in the year in which the costs were incurred.

The financial position, results of operations and cash flows of the Predecessor may differ from those that would have been achieved had the Predecessor operated autonomously as a publicly traded entity for all periods presented, because the Predecessor may have had additional administrative expenses, including legal, accounting, treasury and regulatory compliance and other costs normally incurred by a listed public entity.

All assets, liabilities and operations in the Predecessor structure that were not contributed by Seadrill to the Company in connection with the North Atlantic Restructuring are presented as discontinued operations in the Predecessor Combined Consolidated Carve-out Financial Statements further disclosed in footnote 3.

Post March 31, 2011 – Consolidated Financial Statements:

Beginning April 1, 2011, the financial statements of the Company as a separate legal entity are presented on a consolidated basis.

The Consolidated Financial Statements include the assets and liabilities of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated on consolidation.

Interim presentation

The Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements are stated in accordance with U.S. GAAP for interim financial information. The Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements do not include all of the disclosures required in complete annual financial statements. These Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements should be read in conjunction with our Combined Consolidated Carve-out Financial Statements as at December 31, 2011. The year-end condensed balance sheet data that was derived from those audited financial statements does not include all disclosures required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement have been included.

Significant accounting policies

The accounting policies adopted in the preparation of the Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements are consistent with those followed in the preparation of our Combined Consolidated Carve-out Financial Statements and accompanying notes for the year ended December 31, 2011, and have been applied consistently to all periods presented.

Note 2 – New Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (International Financial Reporting Standards)”. In general, ASU 2011-04 clarifies the FASB’s intent about the application of existing fair value measurement and disclosure requirements, and for many of these requirements the amendments are not intended to result in any change in the application of ASC Topic 820, “Fair Value Measurement”. At the same time, there are some amendments that do change particular principles or requirements relating to fair value measurement and disclosure. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. Its adoption did not have a material impact on the Company’s Combined Consolidated Carve-out Financial Statements.

In December 2011, the FASB issued ASU 2011-11 “Disclosures about Offsetting Assets and Liabilities” in order to standardize the disclosure requirements under U.S. GAAP and IFRS relating to both instruments and transactions eligible for offset in financial statements. ASU 2011-11 is applicable for annual reporting periods beginning on or after January 1, 2013. Its adoption is not expected to have a material impact on the Company’s Combined Consolidated Carve-out Financial Statements.

Note 3 – Discontinued operations

The Company has presented the assets and liabilities of all legal entities and the results of operations thereof for all periods presented within the historical combined and consolidated carve out financial statements. However, on March 31, 2011, the date of the North Atlantic Restructuring, the Company purchased only certain of the assets and liabilities of these legal entities, while other assets and operations remained with the Seadrill and certain of its subsidiaries, pursuant to the acquisition agreement dated February 17, 2011.

In order to prepare the historical Predecessor Combined Consolidated Carve-out Financial Statements under U.S. GAAP, all assets, liabilities and operations in the Predecessor structure that were not contributed by Seadrill to the Company in connection with the North Atlantic Restructuring are presented as discontinued operations for periods prior to March 31, 2011. The purpose of this is to display the full historical results of the businesses which were contributed to North Atlantic, while not excluding the businesses that were not contributed so as to give a full picture of historical operations during the periods presented.

The businesses that were not contributed include:

•

certain businesses within Seadrill Americas and Seadrill Servicos Petroleo LTDA, which pertain to South American operations not included within North Atlantic but which were legally owned by North Atlantic during the period;

•	certain businesses within Eastern Drilling AS, which pertain to offshore crewing services on non-North Atlantic assets but which were legally owned by North Atlantic during the period; and

•

certain businesses within Seadrill Offshore AS, which was a counterparty to certain charters on non-North Atlantic assets during the period, but which was legally owned by North Atlantic during the period.

While there was no actual sale of these entities, and therefore no gain or loss included in the historical Combined Consolidated Carve-out Financial Statements, the Company has assessed and presented these as discontinued operations as they were not contributed by Seadrill in connection with the North Atlantic Restructuring. The net assets of entities not contributed to North Atlantic were US$415.0 million as of March 31, 2011.

The following table presents the results of discontinued operations:

	Six Months Ended June 30,
(In millions of U.S. dollars)	2012	2011
Total operating revenues	—	358.3
Total operating expenses	—	(329.4)
Net operating income / (loss)	—	28.9
Total financial items	—	(18.9)
Income from discontinued operations before tax	—	10.0
Income taxes	—	(6.8)
Income from discontinued operations	—	3.2

There were no assets or liabilities related to discontinued operations in the Company’s Interim Consolidated Balance Sheet as of June 30, 2012 and December 31, 2011

Note 4 – Segment information

Operating segments

We provide harsh environment offshore drilling services to the oil and gas industry. The Company’s performance is reviewed by the chief operating decision maker as one single business segment, mobile units.

Geographic segment data

Revenues are attributed to geographical segments based on the country of operations for drilling activities; that is, the country where the revenues are generated. The following presents the Company’s revenue by geographic area:

	Six Months Ended June 30,
(In millions of U.S. dollars)	2012	2011
Norway	423.7	389.3
United Kingdom	76.3	70.6
Total	500.0	459.9

As of June 30, 2012, one of the Company’s drilling rigs, with a net book value of $689.2 million, was located in the United Kingdom and all other rigs were located in Norway. At December 31, 2011, all drilling rigs were in Norway. Asset location at the end of the period is not necessarily indicative of the geographic distribution of the revenues or operating profits generated by such assets during the period

Note 5 – Subsidiaries

The following table lists the principal subsidiaries that are included in the Predecessor’s Combined Consolidated Carve-out Financial Statements during the periods presented and their purpose. Unless otherwise indicated, the Predecessor owned 100% of each subsidiary.

Name of the company	Jurisdiction of incorporation	Principal activities
North Atlantic Management AS	Norway	Management company
North Atlantic Alpha Ltd.	Bermuda	SPV, rig owning company
North Atlantic Elara Ltd.	Bermuda	SPV, rig owning company
North Atlantic Epsilon Ltd.	Bermuda	SPV, rig owning company
North Atlantic Linus Ltd.	Bermuda	SPV, rig owning company
North Atlantic Navigator Ltd.	Bermuda	SPV, rig owning company
North Atlantic Phoenix Ltd.	Bermuda	SPV, rig owning company
North Atlantic Venture Ltd.	Bermuda	SPV, rig owning company
North Atlantic Norway Ltd.	Bermuda	Drilling services contractor
North Atlantic Drilling UK Ltd.	UK	Drilling services contractor
North Atlantic Crew AS	Norway	Vessel Management company
North Atlantic Crewing Ltd	Bermuda	Vessel Management company
Seadrill Norge Holding AS	Spitzbergen	Dormant
Seadrill Norge AS	Spitzbergen	Dormant
Seadrill Offshore AS (1)	Norway	Drilling services contractor
Eastern Drilling AS (1)	Norway	Management company
Seadrill Americas Inc. (1)	USA	Drilling services contractor
Seadrill Servicos Petroleo (SA) (1)	Brazil	Services contractor

(1)	Several entities which are owned by Seadrill Norges AS, a holding company that was contributed to North Atlantic, include Seadrill Offshore AS, which is the counterparty to certain charters on drilling rigs owned and operated by Seadrill, Eastern Drilling AS, an offshore crewing business, Seadrill Americas Inc., a technical and administrative centre which manages certain technical operations on behalf of Seadrill, including specific service contracts in Brazil and Seadrill Servicos Petroleo, a counterparty to provide service contracts with external clients in Brazil. While these entities are presented in the Predecessor Combined Consolidated Carve-out Financial Statements as if they were owned during the periods presented, these entities were not contributed to North Atlantic in connection with the North Atlantic Restructuring. As a result of this Predecessor structure, there are businesses included within the Predecessor Combined Consolidated Carve-out Financial Statements that have been displayed as discontinued operations within the statement of operations and balance sheet as they are not being contributed by Seadrill and no consideration has been paid for them by North Atlantic.

Note 6 – Taxation

Income taxes consist of the following:

	Six Months Ended June 30,
(In millions of U.S. dollars)	2012	2011
Current tax expense:
Bermuda	—	—
Foreign	14.1	119.4
Deferred tax expense:
Bermuda
Foreign	(3.8)	(6.0)
Tax effect related to internal sales of assets	—	(92.1)
Amortization of tax effect on internal sale of assets	6.7	5.2

Total provision	17.0	26.5

Effective tax rate	12.3%	16.3%

The Company may be taxable in more than one jurisdiction based on its drilling rig operations. A loss in one jurisdiction may not be offset against taxable income in another jurisdiction. Thus, the Company may pay tax within some jurisdictions even though it might have an overall loss at the consolidated level.

The income taxes for the six months ended June 30, 2012 and 2011 differed from the amount computed by applying the statutory income tax rate of 0% due to operations in foreign jurisdictions with different applicable tax rates as compared to Bermuda.

	Six Months Ended June 30,
(In millions of U.S. dollars)	2012	2011
Income taxes at statutory rate	—	—
Tax effect related to internal sale of assets	—	(92.1)
Amortization of tax effect on internal sale of assets	6.7	5.2
Effect of taxable income in various countries	10.3	113.4
Permanent difference related to foreign currency	—	—

Total	17.0	26.5

Deferred Income Taxes

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. The net deferred tax assets (liabilities) consist of the following:

Deferred Tax Assets:

	June 30,	December 31,
(In millions of U.S. dollars)	2012	2011
Pension	4.5	4.5
Contracts	27.3	32.0

Gross deferred tax asset	31.8	36.5

Deferred Tax Liability:

(In millions of U.S. dollars)	June 30, 2012	December 31, 2011
Long term maintenance	28.6	35.3

Gross deferred tax liability	28.6	35.3

Net deferred tax asset/(liability)	3.2	1.2

Net deferred taxes are classified as follows:

(In millions of U.S. dollars)	June 30, 2012	December 31, 2011
Short-term deferred tax asset	9.5	9.5
Long-term deferred tax asset	22.3	27.0
Short-term deferred tax liability	(10.7)	(10.0)
Long-term deferred tax liability	(17.9)	(25.3)

Net deferred tax assets/(liability)	3.2	1.2

In October 2011, the tax authorities in Norway issued a tax reassessment pertaining to tax filings made by two of our consolidated subsidiaries for the years 2007, 2008 and 2009. The following issues were addressed in the tax reassessment:

a)	North Atlantic’s 2007 tax positions relating to a possible taxable gain arising from the transfer of certain legal entities to a different tax jurisdiction. These positions also affect the relevant filed tax assessments for 2008, 2009, 2010 and 2011. To the extent there is a taxable gain, there is also an uncertainty related to the amount of such gain, and this, in turn, is affected by the timing of the transfer of the domiciles of the legal entities to a new tax jurisdiction. In Company’s opinion, the transfer by the legal entities of their domiciles took place in December 2007. Management remains of the opinion that the tax authorities’ position is based on an unconstitutional retroactive application of the law. The Company plans to vigorously defend itself against this claim and it has filed legal action in Norway to mitigate the liability.

b)	The principles for conversion of the functional currency for several Norwegian subsidiaries for tax reporting purposes. In the Company’s view, applicable tax legislation is subject to various interpretations related to the calculation of the tax basis measured in Norwegian kroner (NOK). There is ongoing correspondence with tax authorities with regards to calculation methods for conversion of accounts in functional currency to taxable income in Norwegian kroner.

The total remaining claim following the tax reassessment is approximately US$263 million and is calculated based on tax reassessments received, reduced with payments and ordinary current tax related to 2010 and 2011.

In relation to the above mentioned possible tax claims, Seadrill has provided the Company with an indemnity declaration pursuant to which Seadrill has agreed to hold the Company harmless for any tax claims exceeding $63 million related to the move of legal entities to a new tax jurisdiction and the use of the US dollar as the functional currency for tax reporting purposes.

Management has performed an analysis for uncertain tax positions in the various jurisdictions in which the Company operates in accordance with ASC Topic 740 Income Taxes. Based on the analysis, a short term tax liability related to uncertain tax positions of US$63 million has been recorded as of June 30, 2012 (December 31, 2011: US$63 million).

The changes to our liabilities related to unrecognized tax positions, excluding interest and penalties that we recognize as a component of income tax expense, were as follows:

(In millions of U.S. dollars)
Balance at December 31, 2011	63.0
Additions	—

Balance at June 30, 2012	63.0

Based on the analysis, the Company has not made any other provisions for uncertain tax positions than the one described above.

North Atlantic is headquartered in Bermuda where we have been granted a tax exemption until 2035. Other jurisdictions in which the Company operates are taxable based on rig operations. A loss in one jurisdiction may not be offset against taxable income in another jurisdiction. Thus, the Company may pay tax within some jurisdictions even though it may have an overall loss at the consolidated level. The following table summarizes the earliest tax years that remain subject to examination by the major taxable jurisdictions in which the Company operates:

Jurisdiction	Earliest Open Year
Norway	2007

Note 7 – Earnings per share

The components of the numerator and denominator for the calculation of basic and diluted earnings per share resulting from continuing operations are as follows:

Basic and diluted earnings per share

(In millions of U.S. dollars)	Net income	Weighted average shares outstanding	Earnings per share
Six months ended June 30, 2011:
Continuing operations	135.6	186,441,356	0.73
Discontinued operations	3.2	186,441,356	0.02
Net income	138.8	186,441,356	0.75
Six months ended June 30, 2012:
Continuing operations	121.8	212,960,000	0.57
Discontinued operations	—	212,960,000	—
Net income	121.8	212,960,000	0.57

Basic and diluted EPS has been computed assuming the shares issued to Seadrill upon formation of the Company and as part of consideration for the North Atlantic Restructuring amounting to 150,003,000 common shares, were outstanding for all periods presented.

The number of shares referred to in the above calculation have been adjusted for all periods presented to give retroactive effect to the one-for-five reverse stock split which is expected to take effect on or about November 30, 2012.

Note 8 – Newbuildings

(In millions of U.S. dollars)
Opening balance at December 31, 2011	572.2
Additions	131.1
Re-classified as Drilling rigs	478.0

Closing balance at June 30, 2012	225.3

Additions relate to the West Elara, West Linus and West Rigel rigs, and include capitalized interest expenses and loan related costs of US$2.9 million for the six month period ending June 30, 2012 (June 30, 2011: US$2.1 million). The first yard installment for the semi-submersible drilling rig, West Rigel, was paid on April 2, 2012.

The reclassification to drilling rigs is related to the West Elara which commenced operations on March 22, 2012.

Note 9 – Drilling rigs

(In millions of U.S. dollars)	June 30, 2012	December 31, 2011
Cost	3,120.5	2,600.3
Accumulated depreciation	(672.1)	(593.5

Net book value	2,448.4	2,006.8

Note 10 – Goodwill

As described in Note 1 “General Information”, the Company acquired the shares in the entities owning Seadrill’s harsh environment drilling rigs – West Alpha, West Epsilon, West Venture, West Navigator and West Phoenix – and one harsh environment drilling rig under construction, West Elara. The consideration for the shares was US$2,354.8 million and has been accounted for as a common control transaction. As such, the consolidation of the purchased companies is based on Seadrill’s net asset carrying values of US$1,047.7 million, including goodwill of US$480.6 million.

As described in Note 2 “Accounting policies”, the Company tests the value of goodwill at the end of each financial year and if the book value exceeds the fair value an impairment loss is taken. No impairment losses were recognized in the six month periods ended June 30, 2012 and 2011, respectively.

Note 11 – Long-term interest bearing debt and interest expenses

As of June 30, 2012 and December 31, 2011, the Company had the following debt facilities:

(In millions of U.S. dollars)	June 30, 2012	December 31, 2011
Credit facilities:
US$2,000 facility	1,833.3	1,916.7

Total Bank Loans	1,833.3	1,916.7

Bonds:
Bond loan, subscribed in full by related party	500.0	500.0

Total Bonds	500.0	500.0

Shareholder loan to related party	160.0	210.0

Total interest bearing debt	2,493.3	2,626.7

Less: current portion	(166.7)	(166.7)

Long-term portion of interest bearing debt	2,326.7	2,460.0

The outstanding debt as of June 30, 2012 is repayable as follows:

Year ending December 31 (In millions of U.S. dollars)
2012	83.3
2013	166.7
2014	166.7
2015	326.7
2016	166.7
2017 and thereafter	1,583.2

Total debt	2,493.3

Credit facilities

In April 2011, a US$2,000 million senior secured credit facility and a US$500 million bond were entered into with Seadrill to fund the Company’s acquisition of West Phoenix, West Navigator, West Alpha, West Epsilon, West Venture and the newbuildings, West Elara and West Linus.

The US$2,000 million senior secured credit facility has a six year tenor payable quarterly with a balloon payment of US$1,000 million at maturity. The loan bears interest of Libor plus 2.0% per annum. The US$500 million bond has a coupon of 7.75%, matures in full on March 31, 2018 and must be repaid at par (100%) by the Company. The bond was subscribed in full by Seadrill.

The US$210 million shareholder loan facility bearing fixed interest at 6.0% per annum was repaid in March 2012 by converting $150 million of the loan as consideration for 15,000,000 shares issued to Seadrill, and the remaining $60 million in cash.

Seadrill has provided North Atlantic with a US$200 million unsecured revolving credit facility that matures on January 30, 2015. The interest is Libor plus 3.0% per annum. As of June 30, 2012, US$160 million of the facility was drawn.

Covenants

The Company has various covenants relating to its credit facilities. These mainly consist of minimum liquidity requirements, interest coverage ratio, current ratio, equity ratio and leverage ratio.

As of June 30, 2012, the Company was in compliance with all of the covenants under its debt agreements. There was a temporary period of non-compliance with certain covenants relating to the $2,000 million senior secured credit facility, which was remedied by March 31, 2012. This did not represent an event of default under the credit facility.

Note 12 – Share capital

	June 30, 2012		December 31, 2011
All shares are common shares of US$5.00 par value each	Shares	US$. Millions	Shares	US$ Millions
Authorized share capital	400,000,000	2,000.0	400,000,000	2,000.0

Issued and fully paid share capital	230,003,000	1,150.0	200,003,000	1,000.0
Treasury shares held by Company	(2,373,823)	(11.9)	(2,373,823)	(11.9)

Outstanding shares in issue	227,629,177	1,138.0	197,629,177	988.1

As of June 30, 2012, the Company’s shares were listed on the Norwegian OTC list. The total number of shares issued by the Company as at June 30, 2012 consisted of 3,000 shares issued upon formation of the Company, 50,000,000 shares issued to the general public in a private placement during February 2011, 150,000,000 shares issued to Seadrill as part of the consideration for the completion of the North Atlantic Restructuring, and 30,000,000 shares issued in a private placement during March 2012.

After incorporation, the Company repurchased shares that may be cancelled or held as treasury shares. As at June 30, 2012, the Company held 2,373,823 common shares as treasury shares at cost and as of June 30, 2012 there were 227,629,177 common shares outstanding.

Note 13 – Accumulated Other Comprehensive Income

(In millions of U.S. dollars)	June 30, 2012	December 31, 2011
Actuarial loss relating to pension	(11.7)	(11.6)

Total accumulated other comprehensive loss	(11.7)	(11.6)

For actuarial loss related to pension, the accumulated applicable amount of income taxes related to companies domiciled in Norway, where the tax rate is 28%, amounted to US$4.5 million at June 30, 2012.

Note 14 – Related party transactions

Common control transaction – North Atlantic Restructuring:

In addition to the initial N-OTC share issue to Seadrill, initial installment payment for the West Linus newbuild, $2,354.8 million acquisition for the four operating drilling rigs and one newbuild and the US$675 million acquisition of the West Phoenix discussed in Note 1 – General Information, the Company had the following related party transactions during the six months ended June 30, 2012 and 2011:

Bond:

Seadrill is the holder of all of the bonds issued in the US$500.0 million bond. The bond was entered into in April 2011 and has a coupon of 7.75% per annum payable semi-annually in arrears.

US$210 million Shareholder loan:

In connection with the North Atlantic Restructuring, Seadrill provided North Atlantic a shareholder loan of US$210 million. $150 million of the loan was converted to equity, and the remaining $60 million repaid in cash in connection with the private placement completed on March 27, 2012. The interest was fixed at 6.0% during the loan period.

US$200 million Revolving Credit Facility:

Seadrill has provided North Atlantic an unsecured revolving credit facility of US$200 million. The maturity date is January 30, 2015. The interest is Libor plus 3.00% per annum. At June 30, 2012, the Company had drawn US$160 million from the facility.

Short- term interest bearing loan to related party

The Company granted Seadrill a short-term loan of US$60 million on May 9, 2012, of which US$10 million was repaid on May 23, 2012. In addition, the Company granted Seadrill a short-term loan of US$120 million in June 2012. The loans bear interests of LIBOR plus 1.9% per annum and were repaid in July, 2012.

Performance guarantees

The Company’s fleet operates under drilling contracts acquired from Seadrill. All of these contracts had Seadrill Offshore AS, a wholly owned subsidiary of Seadrill, as party. Seadrill Offshore AS’ performance under these contracts was guaranteed by Seadrill.

When these contracts were assigned to the Company in connection with the North Atlantic Restructuring on March 31, 2011, each of the counterparties declined to release Seadrill from its performance guarantees. As a result, the Company has agreed to pay Seadrill an annual fee of 1% of the guaranteed amount from North Atlantic Norway Ltd. (the party to the contracts) for maintaining the existing guarantees. The Company has in addition agreed to reimburse Seadrill for all claims made against Seadrill under the performance guarantees. The total amount of such guarantees was US$220 million at June 30, 2012 and December 31, 2011, and the fee paid to Seadrill for the six month period ended June 30, 2012 and 2011 was US$1.1 million and US$0.5 million, respectively.

Option to acquire the West Mira construction contract:

Seadrill has granted the Company an option to acquire its contract for the construction of the harsh environment semi-submersible rig, the West Mira, on the same terms as the construction contract. The option is exercisable on the pricing date of our anticipated share offering, which is expected to take place in the first quarter of 2013, and will terminate early if Seadrill enters into a firm contract for the employment of this drilling rig.

Management services:

North Atlantic Management provides all day-to-day management functions to the Company and its subsidiaries in accordance with the terms of the General Management Agreement.

North Atlantic Management has contracted in senior management services from Seadrill Management in accordance with the terms of the Services Agreement. The agreement can be terminated by either party at one month’s notice. The remuneration model is based on a cost plus principle, with the margin being 5%. As of June 30, 2012 Seadrill Management had charged North Atlantic Management a fee of US$7.0 million for providing the services under the Services Agreement for the period from January 1, 2012 until June 30, 2012.

The Company and its subsidiaries incorporated in Bermuda receive corporate secretarial and certain other administrative services applicable to the jurisdiction of Bermuda from Frontline Management (Bermuda) Ltd. The terms are market compatible and the fee was less than $0.1 million for the six month periods ended June 30, 2012 and 2011. Frontline Management (Bermuda) Ltd. is a wholly owned subsidiary of Frontline Ltd., a company in which Hemen Holding Limited is a large shareholder.

Allocations:

As described in note 1, management has allocated administrative expenses and pension costs and other financial items for the purposes of the Predecessor Combined Consolidated Carve-out Financial Statements. Amounts allocated to the Predecessor and included within administrative expenses was $19.7 million for the six months ended June 30, 2011. Interest expense related to general corporate purpose debt allocated to the Predecessor was $1.5 million for the six months ended June 30, 2011. Derivatives’ gains/losses allocated to the Predecessor and included in other financial items was a gain of $1.3 million for the six months ended June 30, 2011. There were no allocations to the Company’s consolidated financial statements for the six months ended June 30, 2012.

Related Party Balances:

The following are the related party balances as at June 30, 2012 and December 31, 2011:

(in millions of U.S. dollars)	June 30, 2012	December 31, 2011
Receivables:
Seadrill	4.8	—

Short-term interest bearing loan:
Short-term interest bearing loan to Seadrill	170.0	—

Total receivables and short-term interest bearing loans	174.8	—

Payables
Seadrill	—	0.3
Seadrill Insurance Ltd.	3.4	—
Seadrill Offshore AS	7.4	4.2
Seadrill Management AS	16.8	2.3
Seadrill Deepwater Crewing Ltd.	31.1	—
Seadrill Deepwater Units Ltd.	4.2	—
Other Seadrill subsidiaries	0.2	—

Total payables	63.1	6.8

Long-term shareholder loan to Seadrill	160.0	210.0

Bond loan to Seadrill	500.0	500.0

Receivables and payables with related parties arise when the Company pays an invoice on behalf of a related party and when a related party pays an invoice on behalf of the Company, respectively. Receivables and payables are generally settled monthly in arrears.

Amounts due to Seadrill and its subsidiaries under business operations are unsecured, interest-free and intended to be settled in the ordinary course of business.

Interest charged relating to the bond loan and shareholder loan to Seadrill for the six months ended June 30, 2012 and 2011 amounted to US$22.7 million and US$12.5 million, respectively.

Interest earned on the loan to Seadrill for the six months ended June 30, 2012 was US$0.6 million.

Note 15 – Risk management and financial instruments

The majority of our gross earnings from drilling rigs are receivable in U.S. dollars and the majority of our other transactions, assets and liabilities are denominated in U.S. dollars, the functional currency of the Company. However, the Company has operations and assets in countries with currency other than U.S. dollars and incurs expenditures in other currencies, causing its results from operations to be affected by fluctuations in currency exchange rates. The Company is also exposed to changes in interest rates on floating interest rate debt. There is thus a risk that currency and interest rate fluctuations will have a negative effect on the value of the Company’s cash flows.

Interest rate risk management

The Company’s exposure to interest rate risk relates mainly to its floating interest rate debt and balances of surplus funds placed with financial institutions. This exposure is managed through the use of interest rate swaps. The Company’s objective is to obtain the most favorable interest rate borrowings available without increasing its foreign currency exposure. Surplus funds are generally placed in fixed deposits with reputable financial institutions, yielding higher returns than are available on overnight deposits in banks. Such deposits generally have short-term maturities, in order to provide the Company with flexibility to meet all requirements for working capital and capital investments. The extent to which the Company utilizes interest rate swaps and other derivatives to manage its interest rate risk is determined by the net debt exposure and its views on future interest rates.

Interest rate swap agreements not qualified as hedge accounting

At June 30, 2012, the Company had interest rate swap agreements with an outstanding principal amount of $1,000 million (December 31, 2011: $1,000 million), all of which were entered into after the Company commenced operations as a standalone entity on April 1, 2011. Certain of these interest rate swaps are forward starting swaps as disclosed below. All agreements do not qualify for hedge accounting, and accordingly any changes in the fair values of the swap agreements are included in the Consolidated Statement of Operations under “Other Financial Items.” The total fair value of the interest rate swaps outstanding at June 30, 2012 amounted to a liability of US$67.0 million (December 31, 2011: US$52.5 million).

The Company did not enter into any new swap agreements, nor did it change any existing swap agreements, in the six months ended June 30, 2012. For a complete overview of the interest rate swap agreements please refer to Note 24 of the Company’s year ended December 31, 2011 combined consolidated carve-out financial statements.

Foreign currency risk management

The Company uses foreign currency forward contracts and other derivatives to manage its exposure to foreign currency risk on certain assets, liabilities and future anticipated transactions. Such derivative contracts do not qualify for hedge accounting treatment and are recorded in the balance sheet under other current assets if the contracts have a net positive fair value, and under other short-term liabilities if the contracts have a net negative fair value. At June 30, 2012, the Company had forward contracts to sell approximately US$85 million between July 2012 and November 2012 at exchange rates ranging from NOK5.76 to NOK6.12 per US dollar. The total fair value of currency forward contracts at June 30, 2012 amounted to US$48 thousand (December 31, 2011: US$1.6 million liability).

Credit risk

The Company has financial assets, including cash and cash equivalents, restricted cash, other receivables and certain amounts receivable on derivative instruments, mainly forward exchange contracts and interest rate swaps. These assets expose the Company to credit risk arising from possible default by the counterparty. The Company considers the counterparties to be creditworthy financial institutions and does not expect any significant loss to result from non-performance by such counterparties. The Company, in the normal course of business, does not demand collateral. The credit exposure of interest rate swap agreements and foreign currency contracts is represented by the fair value of contracts with a positive fair value at the end of each period, reduced by the effects of master netting agreements. It is the Company’s policy to enter into master netting agreements with the counterparties to derivative financial instrument contracts, which give the Company the legal right to discharge all or a portion of amounts owed to a counterparty by offsetting them against amounts that the counterparty owes to the Company.

Fair values

The carrying value and estimated fair value of the Company's financial instruments at June 30, 2012 and December 31, 2011 are as follows:

	June 30, 2012		December 31, 2011
(In millions of U.S. dollars)	Fair value	Carrying value	Fair value	Carrying value
Cash and cash equivalents	107.3	107.3	147.4	147.4
Restricted cash	19.0	19.0	12.2	12.2
Related party receivables	170.0	170.0	—	—
Current portion of long-term debt	166.7	166.7	166.7	166.7
Long-term interest bearing debt	1,666.7	1,666.7	1,750.0	1,750.0
Related party debt	704.9	660.0	747.7	710.0

Financial instruments that are measured at fair value on a recurring basis:

		June 30, 2012		December 31, 2011
(In millions of U.S. dollars)		Fair value	Carrying value	Fair value	Carrying value
Currency forward contracts	Level 2	—	—	1.6	1.6
Interest rate swaps	Level 2	67.0	67.0	52.5	52.5

Movements in financial derivatives:

(In millions of U.S. dollars)
Beginning balance, December 31, 2011	54.1
Changes in fair value	12.9

Closing balance, June 30, 2012	67.0

ASC Topic 820 Fair Value Measurement and Disclosures (formerly FAS 157) emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within levels one and two of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within level three of the hierarchy).

Level one input utilizes unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Level two inputs are inputs other than quoted prices included in level one that are observable for the asset or liability, either directly or indirectly. Level two inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability, other than quoted prices, such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. Level three inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Quoted market prices are used to estimate the fair value of marketable securities, which are valued at fair value on a recurring basis.

The fair values of interest rate swaps and forward exchange contracts are calculated using the income approach, discounting of future contracted cash flows on LIBOR and NIBOR interest rates.

The carrying value of cash and cash equivalents, restricted cash, trade accounts receivable and payable reported in the financial statements approximate their fair value because of the short-term nature of this account.

The fair value of the current portion of long-term debt is estimated to be equal to the carrying values, since it is repayable within twelve months.

The fair value of the long-term portion of floating rate debt is estimated to be equal to the carrying value. This estimate is based on the assumption that changes in interest rates have minimal impact on fair value since the Company’s loans reprice to market frequently.

The fair value of the US$500 million bond at June 30, 2012 is estimated based on difference in credit spread as at June 30, 2012 and at the time of entering into the debt agreement.

Note 16 – Commitments and contingencies

Legal Proceedings:

The Company is a party, as plaintiff or defendant, to lawsuits in various jurisdictions for demurrage, damages, off-hire and other claims and commercial disputes arising from the operation of its drilling rigs, in the ordinary course of business. The Company believes that the resolution of such claims either individually or in aggregate will not have a material adverse effect on the Company’s operations or financial condition, and currently has no outstanding legal proceeding it consider material.

Pledged assets

The book value of assets pledged under mortgages and overdraft facilities at June 30, 2012 was US$2,448.4 million.

Purchase Commitments

As of June 30, 2012, we had two contractual commitments under newbuilding contracts. The contracts are for the construction of one jack-up drilling rig and one semi-submersible drilling rig which is scheduled to be delivered in Q4 2013 and Q1 2015, respectively.

The maturity schedule for the contractual commitments as of June 30, 2012 is as follows:

(In millions of U.S. dollars)	2012	2013	2014	2015	2016	2017 and thereafter
Newbuildings	—	360.0	—	454.0	—	—

Total	—	360.0	—	454.0	—	—

Guarantees

The Company has not issued any guarantees in favor of third parties.

Note 17 – Subsequent Events

In July 2012, the management of West Hercules, a harsh environment semi-submersible drilling rig controlled by Seadrill through a financial lease with a subsidiary of Ship Finance International Ltd., was transferred from Seadrill to North Atlantic Drilling. The drilling rig is currently in transit from Singapore to Norway, where it will be working under a 4 year contract with Statoil. West Hercules will be operated by North Atlantic Drilling through a commercial agreement with Seadrill.

The Company’s shareholders passed a resolution at the annual general meeting held on September 21, 2012, authorizing the Board to effect, at the Board’s discretion, the consolidation of the Company’s common shares through a one-for-five reverse stock split. All references to common shares and per share data throughout these financial statements and notes to the financial statements have been adjusted for all periods presented to give retroactive effect to the reverse stock split which is expected to take effect on or about November 30, 2012.

The Company’s shareholders passed a resolution at the annual general meeting held on September 21, 2012, authorizing the reduction of the Company’s share premium account from US$834.3 million to US$0 and an increase in the Company’s contributed surplus account of US$834.3 million, with immediate effect.

Report of Independent Registered Public Accounting Firm

The reverse stock split described in Note 1 to the Combined Consolidated Carve-out Financial Statements has not been consummated at October 26, 2012. When it has been consummated, we will be in a position to furnish the following report.

/s/ PricewaterhouseCoopers AS

PricewaterhouseCoopers AS

Stavanger, Norway

October 26, 2012

“Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of North Atlantic Drilling Limited:

In our opinion, the accompanying combined consolidated carve-out balance sheets and the related combined consolidated carve-out statements of operations, , of comprehensive income, of cash flows and of changes in equity present fairly, in all material respects, the financial position of North Atlantic Drilling Limited and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Stavanger, Norway

October 26, 2012, except for the effects of the reverse stock split described in Note 1, as to which the date is                     , 2012.”

NORTH ATLANTIC DRILLING LTD.

Combined Consolidated Carve-out Statement of Operations for the years ended December 31, 2011 and 2010

(In millions of U.S. dollars, except per share data)

	2011	2010
Operating revenues
Contract revenues	881.3	805.4
Reimbursables	33.3	30.7
Other revenues	23.4	38.6

Total operating revenues	938.0	874.7

Operating expenses
Vessel and rig operating expenses	329.9	294.6
Reimbursable expenses	30.0	28.9
Depreciation and amortization	140.7	128.9
General and administrative expenses	35.4	30.6

Total operating expenses	536.0	483.0

Net operating income	402.0	391.7
Financial items
Interest income	6.8	4.8
Interest expense	(77.6)	(42.3)
Foreign exchange gain	3.3	5.0
Loss on derivative financial instruments	(47.7)	(37.2)
Other financial items	(0.6)	0.5

Total financial items	(115.8)	(69.2)

Income before income taxes	286.2	322.5
Income taxes	(39.5)	(31.6)

Net income from continuing operations	246.7	290.9
Net income from discontinued operations, net of tax	3.2	121.7
Net income	249.9	412.6
Basic and diluted earnings per share – continuing operations	1.28	1.94
Basic and diluted earnings per share – discontinued operations	0.02	0.81
Basic and diluted earnings per share – total	1.30	2.75
Declared dividend per share (U.S. dollar)	0.375	—

See accompanying notes that are an integral part of these Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Combined Consolidated Carve-out Statement of Comprehensive Income for the years ended December 31, 2011 and 2010

(In millions of U.S. dollars)

	2011	2010
Net income	249.9	412.6
Other comprehensive (loss), net of tax:
Change in actuarial (loss)/gain relating to pension	(3.6)	(14.9)

Other comprehensive (loss):	(3.6)	(14.9)

Total comprehensive income for the year	246.3	397.7

See accompanying notes that are an integral part of these Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Consolidated Balance Sheet as of December 31, 2011,

and Combined Consolidated Carve-out Balance Sheet as of December 31, 2010

(In millions of U.S. dollars)

	2011	2010
ASSETS
Current assets
Cash and cash equivalents	147.4	3.7
Restricted cash	12.2	26.6
Accounts receivables, net	153.9	152.8
Deferred tax assets	9.5	3.6
Other current assets	34.8	30.1
Assets of discontinued operations	—	1,225.6

Total current assets	357.8	1,442.4

Non-current assets
Goodwill	480.6	480.6
Deferred tax assets	27.0	8.3
Newbuildings	572.2	119.0
Drilling rigs	2,006.8	2,072.3
Restricted cash	—	85.2
Other non-current assets	151.4	113.0

Total non-current assets	3,238.0	2,878.4

Total assets	3,595.8	4,320.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	166.7	191.9
Related party liabilities	6.8	—
Tax payable	174.7	151.2
Deferred taxes	10.0	29.5
Other current liabilities	170.0	114.4
Liabilities of discontinued operations	—	735.7

Total current liabilities	528.2	1,222.7

Non-current liabilities
Long-term interest bearing debt	1,750.0	1,288.1
Related party debt	710.0	—
Deferred taxes	25.3	101.5
Pension liabilities	38.0	29.7
Other non-current liabilities	18.6	11.3

Total non-current liabilities	2,541.9	1,430.6

Commitments and contingencies
Shareholders’ equity
Owner’s invested equity	—	1,675.5
Common shares of par value US$5.00 per share: 197,629,177 shares outstanding at December 31, 2011	988.1	—
Additional paid in capital	687.0	—
Contributed deficit	(1,237.6)	—
Accumulated earnings	99.8	—
Accumulated other comprehensive loss	(11.6)	(8.0)

Total shareholders’ equity	525.7	1,667.5

Total liabilities and shareholders’ equity	3,595.8	4,320.8

See accompanying notes that are an integral part of these Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Combined Consolidated Carve-out Statement of Cash Flows for the years ended December 31, 2011 and 2010

(In millions of U.S. dollars)

	2011	2010
Cash Flows from Operating Activities
Net income	249.9	412.6
Net income from discontinued operations	3.2	121.7
Net income from continuing operations	246.7	290.9
Adjustments to reconcile net income to net cash provided by continuing operations:
Depreciation and amortization	140.7	128.9
Amortization of deferred loan charges	7.7	6.7
Amortization of unfavorable contracts	(23.3)	(39.4)
Amortization of CIRR gain	(3.2)	(1.1)
Amortization of mobilization revenue	(16.7)	(14.5)
Payments for long-term maintenance	(38.4)	(72.3)
Unrealized loss related to derivative financial instruments	47.7	37.2
Unrealized foreign exchange gain	(3.1)	(3.0)
Share-based compensation	0.7	0.5
Deferred income tax expense	(72.4)	6.2
Loss on disposal of fixed assets	—	0.8
Changes in operating assets and liabilities
Trade accounts receivable	(1.1)	(37.4)
Trade accounts payable	3.8	(12.1)
Change in short term related party receivables and liabilities	6.8	—
Other assets	32.4	(16.7)
Other liabilities	17.8	(21.9)

Net cash provided by continuing operations	346.1	252.8

Net cash provided by discontinued operations	60.5	13.4

Net cash provided by operations	406.6	266.2

See accompanying notes that are an integral part of these Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Combined Consolidated Carve-out Statement of Cash Flows for the years ended December 31, 2011 and 2010

(In millions of U.S. dollars)

	2011	2010
Cash Flows from Investing Activities
Additions to newbuilding	(453.2)	(119.0)
Additions to rigs and equipment	(36.8)	(3.9)
Change in restricted cash	99.6	18.8

Net cash used in investing activities from continuing operations	(390.4)	(104.1)

Net cash used in investing activities by discontinued operations	(2.1)	(2.6)

Net cash used in investing activities	(392.5)	(106.7)
Cash Flows from Financing Activities
Repayments of debt	(1,668.6)	(311.6)
Proceeds from debt	2,102.6	170.0
Debt fees paid	(30.6)	—
Changes in owner’s equity and repayment of owner’s funding	(541.0)	(99.1)
Purchase of treasury shares	(18.7)	—
Dividends paid	(73.7)	—
Proceeds from issuance of equity, net of issuance cost	418.1	—

Net cash provided by/(used in) financing activities from continuing operations	188.1	(240.7)

Net cash provided by/(used in) financing activities by discontinued operations	(101.1)	10.0

Net cash provided by/(used in) financing activities	87.0	(230.7)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.1)

Net (decrease)/increase in cash and cash equivalents from discontinued operations	(42.7)	20.8

Net increase/(decrease) in cash and cash equivalents	143.7	(92.1)
Cash and cash equivalents at beginning of the period	3.7	95.8

Cash and cash equivalents at the end of period	147.4	3.7

Supplementary disclosure of cash flow information
Interest paid, net of capitalized interest	69.9	37.9
Taxes paid	102.9	21.5

See accompanying notes that are an integral part of these Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Combined Consolidated Carve-out Statement of Changes in Equity for the years ended December 31, 2011 and 2010

(In millions of U.S. dollars)

	Invested Equity	Share Capital	Additional paid-in capital	Retained earnings	Other comprehensive income (loss)	Contributed deficit	Total equity
Balance at December 31, 2009	1,220.1	—	—	—	6.9	—	1,227.0
Net income	412.6	—	—	—	—	—	412.6
Stock options	1.8	—	—	—	—	—	1.8
Changes in actuarial gain (loss) relating to pensions	—	—	—	—	(14.9)	—	(14.9)
Movement in Invested Equity	41.0	—	—	—	—	—	41.0

Balance at December 31, 2010	1,675.5	—	—	—	(8.0)	—	1,667.5
Net income	76.4	—	—	—			76.4
Discontinued operations not contributed to the Company	(415.0)	—	—	—	—	—	(415.0)
Movement in Invested Equity	146.1	—	—	—		—	146.1
Issued at inception (3,000 shares at par value of US$5 each)	—	—	—	—	—	—	—
Issuance of common shares in private placement	—	250.0	175.0	—	—	—	425.0
Cost related to capital increase	—	—	(6.9)	—	—	—	(6.9)
Issuance of common shares to Seadrill in exchange for harsh environment rigs	—	750.0	525.0	—	—	—	1,275.0
Operations contributed to the Company	(1047.7)	—	—	—	—	1,047.7	—
Purchase of Seadrill companies owning harsh environment rigs	—	—	—	—	—	(2,354.8)	(2,354.8)

Balance at March 31, 2011	435.3	1,000.0	693.1	—	(8.0)	(1,307.1)	813.3
West Phoenix contributed to the Company	(435.3)	—	—	—	—	435.3	—
Settlement for West Phoenix	—	—	—	—	—	(365.8)	(365.8)
Purchase of treasury shares	—	(11.9)	(6.8)	—	—	—	(18.7)
Stock options	—	—	0.7	—	—	—	0.7
Changes in actuarial gain (loss) relating to pensions	—	—	—	—	(3.6)	—	(3.6)
Dividend paid	—	—	—	(73.7)	—	—	(73.7)
Net income	—	—	—	173.5	—	—	173.5

Balance at December 31, 2011	—	988.1	687.0	99.8	(11.6)	(1,237.6)	525.7

See accompanying notes that are an integral part of these Combined Consolidated Carve-out Financial Statements.

Note 1 – General information

North Atlantic Drilling Ltd. (“we”, “the Company”, or “our”) is a Norwegian Over The Counter (N-OTC) listed company. The Company was formed as a wholly owned subsidiary of Seadrill Limited (“Seadrill”, “the Parent”) on February 10, 2011, under the laws of Bermuda and registered on the N-OTC list on February 24, 2011. As used herein, and unless otherwise required by the context, the term “North Atlantic” refers to North Atlantic Drilling Limited and the terms “Company”, “we”, “Group”, “our” and words of similar import refer to North Atlantic and its consolidated companies for the periods that are consolidated and the combined consolidated group for the periods that are combined and consolidated. The use herein of such terms as group, organization, we, us, our and its, or references to specific entities, is not intended to be a precise description of corporate relationships.

Through the acquisition of other companies and investment in newbuildings, the Company has developed into a leading offshore drilling contractor in the North Atlantic Area. As of December 31, 2011, we owned seven offshore drilling rigs, including two rigs under construction. Our fleet consists of one drillship, three jack-up rigs (of which two were under construction) and three semi-submersible rigs for operations in harsh environments.

On February 16, 2011, the Company issued 50 million shares to the general public in a private placement and raised US$425 million.

On March 21, 2011, the Company entered into a contract with Jurong Shipyard Pte Ltd for the construction of the West Linus, a jack-up drilling rig, and recorded a liability to Seadrill for US$90.0 million representing the amount paid by Seadrill on the Company’s behalf for the first installment for the construction of the drilling rig.

On March 31, 2011, the Company acquired 100% of the equity interests of certain wholly owned subsidiaries of Seadrill, which owned 100% of four operating drilling rigs – West Alpha, West Epsilon, West Venture and West Navigator – and the contracts for the construction of one jack-up drilling rig, West Elara, including the associated drilling contracts, offshore personnel and management. In addition, the drilling contract, offshore personnel and management related to the West Phoenix drilling rig was included in this transaction (set forth below is a breakdown of the consideration paid for the West Phoenix rig). The consideration of US$2,354.8 million has been accounted for as a common control transaction. As such the consolidation of the purchased companies was based on Seadrill’s net asset carrying values of US$1,047.7 million, including goodwill of US$480.6 million. The excess of the consideration transferred, which was based on the fair value of drilling rigs, drilling contracts, offshore personnel and management, over the carrying amount of net assets received from Seadrill, of US$1,307.1 million was treated as an equity transaction and was recorded as contributed deficit in shareholders’ equity. This transaction is referred to as the “North Atlantic Restructuring.”

Consideration paid to Seadrill on March 31, 2011, in U.S. dollar millions:

Share issuance to Seadrill [1]	1,275.0
Bond – coupon rate of 7.75%	500.0
Shareholder loan – fixed interest rate of 6.0% per annum	210.0
Cash	369.8

Total	2,354.8

1	Share issuance of 150,000,000 common shares, representing a 75.0% equity interest in the Company, at a subscription price of US$8.50 per share, or US$1,275 million.

A breakdown of the net assets transferred to the Company on March 31, 2011 is as follows:

(In millions of U.S. dollars)	March 31, 2011
ASSETS
Current assets
Cash and cash equivalents	0.2
Restricted cash	18.0
Deferred tax assets	9.8
Related party receivables	341.9
Other current assets	3.1

Total current assets	373.0

Non-current assets
Goodwill	480.6
Deferred tax assets	29.4
Fixed assets (drilling rigs and newbuildings)	1,432.1
Restricted cash	92.2
Other non-current assets	113.1

Total non-current assets	2,147.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	146.6
Related party payables	16.0
Tax payable	147.0
Deferred taxes	10.6
Other current liabilities	38.5

Total current liabilities	358.7

Non-current liabilities
Long-term interest bearing debt	989.3
Deferred taxes	95.8
Pension liabilities	26.0
Other non-current liabilities	2.9

Total non-current liabilities	1,114.0

Net assets purchased entities	1,047.7
Purchase price	(2,354.8)

Contributed deficit	(1,307.1)

The completion of the North Atlantic Restructuring marked the commencement of the Company’s business operations as a standalone company. As such, the financial statements presented herein reflect our actual consolidated results for the period April 1, 2011 through December 31, 2012. As described further in the Basis of Presentation section below, our results of operations, cash flows and balance sheet related to periods prior to this transaction have been carved out of the consolidated financial statements of Seadrill.

On April 14, 2011, as part of the North Atlantic Restructuring, the Company acquired from Seadrill the West Phoenix, a semi-submersible drilling rig. This transaction was also deemed to be a common control transaction. As a result, the difference between the consideration transferred to Seadrill of US$675.0 million (consisting of transferring US$309.2 million of outstanding debt from Seadrill to the Company, which was subsequently settled, and a US$365.8 million cash payment) and the carrying amount of the assets received from Seadrill of US$744.5 million was treated as an equity transaction and was recorded as contributed deficit in shareholders’ equity. Furthermore, the Company’s financial statements have been presented including the results, cash flows and net assets of the West Phoenix during all periods under common control of Seadrill Limited.

Basis of presentation

Our Combined Consolidated Carve-out Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Investments in companies in which we directly or indirectly hold more than 50% of the voting control are consolidated in the financial statements. All inter-company balances and transactions are eliminated. The amounts are presented in United States dollars (“U.S. dollars”) rounded to the nearest one hundred thousand, unless otherwise stated.

Reverse Stock Split

The Company’s shareholders passed a resolution at the annual general meeting held on September 21, 2012, authorizing the Company’s board of directors (“the Board”), at the Board’s discretion, to effect the consolidation of the Company’s common shares through a one-for-five reverse stock split. All references to common shares and per share data throughout these financial statements and notes to the financial statements have been adjusted for all periods presented to give retroactive effect to the reverse stock split which is expected to take effect on or about November 30, 2012.

Basis of combination and consolidation

Pre April, 2011 – Combined Consolidated Carve-out Financial Statements:

Prior to April 1, 2011, the results of operations, cash flows, and balance sheet have been carved out of the consolidated financial statements of Seadrill and are, therefore, presented on a combined consolidated carve-out basis. The combined consolidated entities’ (“the Predecessor”) historical financial statements includes the assets, liabilities, revenues, expenses and cash flows directly attributable to the Predecessor’s rig-owning and operating subsidiaries transferred to North Atlantic, which are listed in Note 5.

The Predecessor Combined Consolidated Carve-out financial statements include allocations of expenses from the Parent and reflect assumptions and allocations of expenses incurred by the Parent. Management believes the assumptions and allocations have been determined on a basis that the Parent and the Company consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Predecessor during the periods presented. The actual basis of allocation for each item is as follows:

•	Debt specific to each drilling rig has been assigned to the Predecessor based on actual debt agreements, as these are readily separable and identifiable within the books of Seadrill.

•

There are loan facilities relating to the West Phoenix which were secured on one drilling rig which forms part of the Predecessor’s fleet. However, the facility previously included the debt relating to one other drilling rig, the West Eminence, which was not transferred to North Atlantic. Accordingly, prior to the repayment of the West Phoenix rig’s share of the loan facility in April 2011 by North Atlantic, its share of interest expense, deferred finance fees and related balances were carved-out based on the relative settlement values at the date of settlement of the loan pertaining to the West Phoenix.

•

The Predecessor has also benefited from Seadrill’s general corporate debt. As the use of this debt was for general corporate purposes within the Seadrill group, a portion of the interest cost of this debt has been included in the Predecessor Combined Consolidated Carve-out Financial Statements, based upon the relative fair value of the Predecessor’s drilling rigs at December 31, 2011 in proportion to the fair value of Seadrill’s drilling rigs (including the Predecessor’s drilling rigs).

•

Rig operating expenses, which include rig management fees for the provision of technical and commercial management of rigs, that cannot be attributed to specific drilling rigs have been allocated to the Predecessor based on intercompany charges from Seadrill.

•

Administrative expenses (including stock-based compensation, which is described further below) of Seadrill that cannot be attributed to specific drilling rigs, and for which the Predecessor is deemed to have received the benefit of, have been allocated to the Predecessor based on intercompany charges from Seadrill.

•

Rig operating and administrative expenses include an allocation of Seadrill’s defined benefit and defined contribution pension scheme costs. Seadrill operates two defined benefit pension plans. The defined pension plans are operated by both Seadrill Offshore AS and Seadrill Management AS. For the scheme operated by Seadrill Offshore AS, the assets and liabilities of the scheme, in addition to the period cost, has been included in the Predecessor Combined Consolidated Carve-out Financial Statements as the pension assets and liabilities are specifically identifiable to employees that were transferred to North Atlantic. For the defined benefit scheme operated by Seadrill Management AS, the Predecessor has treated these schemes as multiemployer schemes operated by Seadrill and has included only period costs allocated from Seadrill during the periods presented, on the basis of actual costs invoiced.

•

Administrative expenses include a portion of Seadrill’s stock-based compensation costs in respect of options awarded to certain employees and directors of Seadrill, whose employment or service cannot be specifically attributed to any specific vessel. Therefore, it is considered that the Predecessor, as a part of Seadrill, received benefit from their services, and so should recognize a share of the respective cost. Accordingly, stock-based compensation costs have been included based on intercompany invoices received during the period reflecting the time spent by these employees on Company related matters.

•

Other financial items include an allocation of Seadrill’s mark-to-market adjustments for interest rate swaps which have been allocated on the basis of the Predecessor’s proportion of Seadrill’s floating rate debt.

Seadrill uses a centralized cash management system. Whether cash settled or not, for the periods presented, all allocated costs and expenses have been deemed to have been paid by the Predecessor to Seadrill in the year in which the costs were incurred.

The financial position, results of operations and cash flows of the Predecessor may differ from those that would have been achieved had the Predecessor operated autonomously as a publicly traded entity for all periods presented, because the Predecessor may have had additional administrative expenses, including legal, accounting, treasury and regulatory compliance and other costs normally incurred by a listed public entity.

All assets, liabilities and operations in the Predecessor structure that were not contributed by Seadrill to the Company in connection with the North Atlantic Restructuring are presented as discontinued operations in the Predecessor Combined Consolidated Carve-out Financial Statements further disclosed in footnote 3.

Post March 31, 2011 – Consolidated Financial Statements:

Beginning April 1, 2011, the financial statements of the Company as a separate legal entity are presented on a consolidated basis.

The Consolidated Financial Statements include the assets and liabilities of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated on consolidation.

Note 2 – Accounting policies

The accounting policies set out below have been applied consistently to all periods in these Combined Consolidated Carve-out Financial Statements.

Use of estimates

Preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Contract revenue

A substantial majority of the Company’s revenues are derived from dayrate based drilling contracts (which may include lump sum fees for mobilization and demobilization) and other service contracts. Both dayrate based and lump sum fee revenues are recognized ratably over the contract period as services are rendered. Under some contracts, the Company is entitled to additional payments for meeting or exceeding certain performance targets. Such additional payments are recognized when any uncertainties regarding achievements of such targets are resolved or upon completion of the drilling program.

In connection with drilling contracts, the Company may receive lump sum fees for the mobilization of equipment and personnel or for capital additions and upgrades prior to commencement of drilling services. These up-front fees are recognized as revenue over the original contract term, excluding any extension option periods.

In some cases, the Company may receive lump sum non-contingent fees or dayrate based fees from customers for demobilization upon completion of a drilling contract. Non-contingent demobilization fees are recognized as revenue over the original contract term, excluding any extension option periods. Contingent demobilization fees are recognized as earned upon completion of the drilling contract.

Fees received from customers under drilling contracts for capital upgrades are deferred and recognized over the remaining contract term, excluding any extension option periods.

Reimbursables

Reimbursements received for the purchases of supplies, personnel services and other services provided on behalf of and at the request of our customers in accordance with a contract or agreement are recorded as revenue. The related costs are recorded as reimbursable expenses in the same period.

Other revenues

In a business combination there may exists favorable and unfavorable drilling contracts which are recorded at fair value at the date of acquisition when the purchase price allocation is prepared. A favorable or unfavorable drilling contract is a contract that has a dayrate which differs from prevailing market rates at the time of acquisition. The net present value of such contracts is recorded as an asset or liability at the purchase date and subsequently recognized as revenue or reduction to revenue over the contract term.

Mobilization and demobilization expenses

Mobilization costs incurred as part of a contract are capitalized and recognized as expense over the original contract term, excluding any extension option periods. The costs of relocating drilling rigs that are not under contract are expensed as incurred.

Demobilization costs are costs related to the transfer of a vessel or drilling rig to a safe harbor or different geographic area and are expensed as incurred.

Repairs, maintenance and periodic surveys

Costs related to periodic surveys of drilling rigs are capitalized under drilling rigs and amortized over the anticipated period between overhauls, which is generally five years. These costs are primarily shipyard costs and the cost of employees directly involved in the work. Amortization costs for periodic surveys are included in depreciation and amortization expense.

Costs for other repair and maintenance activities are included in rig operating expenses and expensed when the repairs and maintenance take place.

Foreign currencies

The Company and its subsidiaries use the U.S. dollar as their functional currency because the majority of their revenues and expenses are denominated in U.S. dollars. Accordingly, the Company’s reporting currency is also U.S. dollars.

Transactions in foreign currencies during a period are translated into U.S. dollar at the rates of exchange in effect on the date of the transaction. Foreign currency assets and liabilities are translated using rates of exchange at the balance sheet date. Gains and losses on foreign currency transactions are included in the Company’s Combined Consolidated Carve-out statements of operations.

Current and non-current classification

Receivables and liabilities are classified as current assets and liabilities, respectively, if their maturity is within one year of the balance sheet date. Otherwise, they are classified as non-current assets and liabilities.

Cash and cash equivalents

Cash and cash equivalents consist of cash, bank deposits and highly liquid financial instruments with original maturities of three months or less

Restricted cash

Restricted cash consists of bank deposits which have been pledged as collateral for certain guarantees issued by a bank or minimum deposits which must be maintained in accordance with contractual arrangements. Restricted cash with maturity longer than one year are classified on a separate line as non-current assets.

Receivables

Receivables, including accounts receivable, are recorded in the balance sheet at their nominal amount less an allowance for doubtful accounts. The Company establishes reserves for doubtful accounts on a case-by-case basis when it is unlikely that required payments of specific amounts will occur. In establishing these reserves, the Company considers the financial condition of the customer as well as specific circumstances related to the receivable, such as customer disputes. Receivable amounts determined as being unrecoverable are written off.

Newbuildings

The carrying value of rigs under construction (“Newbuildings”) represents the accumulated costs at the balance sheet date. Cost components include payments for yard installments and variation orders, construction supervision, equipment, spare parts, capitalized interest, costs related to first time mobilization and commissioning costs. No charge for depreciation is made until commissioning of the newbuilding has been completed and it is ready for its intended use.

The Company has option agreements with shipyards to order new rigs at fixed or variable prices which require some or no additional payment upon exercise. Payments for rig purchase options are capitalized at the time when option contracts are acquired or entered into. The Company reviews the expected future cash flows, which would result from the exercise of each option contract on a contract by contract basis to determine whether the carrying value of the option is recoverable.

Capitalized interest

Interest expenses are capitalized during construction of newbuilds based on accumulated expenditures for the applicable project at the Company’s current rate of borrowing. The amount of interest expense capitalized in an accounting period shall be determined by applying an interest rate (“the capitalization rate”) to the average amount of accumulated expenditures for the asset during the period. The capitalization rates used in an accounting period are based on the rates applicable to borrowings outstanding during the period. The Company does not capitalize amounts beyond the actual interest expense incurred in the period.

If the Company’s financing plans associate a specific new borrowing with a qualifying asset, the Company uses the rate on that borrowing as the capitalization rate to be applied to that portion of the average accumulated expenditures for the asset that does not exceed the amount of that borrowing. If average accumulated expenditures for the asset exceed the amounts of specific new borrowings associated with the asset, the capitalization rate to be applied to such excess shall be a weighted average of the rates applicable to other borrowings of the Company.

Drilling rigs

Drilling rigs are recorded at historical cost less accumulated depreciation. The cost of these assets less estimated residual value is depreciated on a straight-line basis over their estimated remaining economic useful lives. The estimated economic useful life of the Company’s drilling rigs, when new, is 30 years.

Expenditures for major additions and improvements to rigs that extend the lifetime or increase functionality are capitalized, while routine maintenance and repairs are expensed as incurred.

Assets are classified as held for sale when management is actively committed to a probable asset sale within one year of an asset ready for immediate sale. Cost of property and equipment sold or retired, with the related accumulated depreciation and write-downs are removed from the balance sheet, and resulting gains or losses are included in the consolidated statement of operations.

Impairment of Long-Lived Assets

The carrying value of long-lived assets that are held and used by the Company are reviewed for impairment whenever certain trigger events indicate that the carrying amount of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the undiscounted future net cash flows expected to result from the asset, including eventual disposition. If the undiscounted future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

Other equipment

Other equipment is recorded at historical cost less accumulated depreciation and is depreciated over its estimated remaining useful life, which is between three and five years depending on the type of asset.

Goodwill

The Company allocates the purchase price of acquired businesses to the identifiable tangible and intangible assets and liabilities acquired, with any remaining amount being capitalized as goodwill. Goodwill is tested for impairment at least annually at the reporting unit level, which is defined as an operating segment, or a component one level below an operating segment, that constitutes a business for which financial information is available and is regularly reviewed by management. The Company has one reporting unit. The goodwill impairment test requires the Company to compare the fair value of its reporting unit to their carrying value. In the event that the fair value is less than carrying value, the Company must perform an exercise similar to a purchase price allocation in a business combination in order to determine the amount of the impairment charge.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued new guidance relative to the test for goodwill impairment. The new guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two step goodwill impairment test. The new guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. We have decided to early adopt this new guidance. Qualitative factors considered include macroeconomic conditions, industry and marked considerations, cost factors, our market capitalization and other relevant entity-specific events. For the year-ended December 31, 2011, we concluded it was not necessary to perform the two step goodwill impairment test.

Defined benefit pension plans

The Company has defined benefit plans which provide retirement, death and early termination benefits. The Company’s net obligation is calculated separately for each plan by estimating the amount of the future benefit that employees have earned in return for their cumulative service.

The aggregated projected future benefit obligation is discounted to a present value, and the aggregated fair value of any plan assets is deducted. The discount rate is the market yield at the balance sheet date on government bonds in the relevant currency and based on terms consistent with the post-employment benefit obligations. The retirement benefits are generally a function of number of years of employment and amount of employees’ remuneration. The plans are primarily funded through payments to insurance companies. The Company records its pension costs in the period during which the services are rendered by the employees. Actuarial gains and losses are recognized in the statement of operations when the net cumulative unrecognized actuarial gains or losses for each individual plan at the end of the previous reporting year exceed 10% of the higher of the present value of the defined benefit obligation and the fair value of plan assets at that date. These gains and losses are recognized over the expected remaining working lives of the employees participating in the plans. Otherwise, recognition of actuarial gains and losses is included in other comprehensive income. Those amounts will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated other comprehensive income.

Treasury shares

Treasury shares are recognized at cost as a separate component of shareholders’ equity. The purchase of treasury shares reduces the Company’s share capital by the nominal value of the acquired treasury shares. The amount paid in excess of the nominal value is treated as a reduction of additional paid-in capital.

Derivative Financial Instruments and Hedging Activities

The Company’s interest-rate swap agreements and forward exchange contracts are recorded at fair value. The Company’s interest-rate swap agreements and forward exchange contracts have not been designated as hedging instruments, so changes in the fair value are recorded as a gain or loss as a separate line item within Financial Items.

The Predecessor’s combined consolidated net income includes an allocation of the Parent’s derivatives’ gains and losses related to mark-to-market adjustments on floating to fixed interest rate swaps. The Predecessor does not use hedge accounting for these instruments and no derivative instruments have been included in the Predecessor Combined Consolidated Carve-out Balance Sheet.

Income taxes

North Atlantic is a Bermuda company. Currently, North Atlantic is not required to pay taxes in Bermuda on ordinary income or capital gains as it qualifies as an exempt company. The Company has received written assurance from the Minister of Finance in Bermuda that, it will be exempt from taxation until March 2035. Certain subsidiaries operate in other jurisdictions where taxes are imposed. Consequently income taxes have been recorded in these jurisdictions when appropriate.

The Predecessor’s income taxes are calculated on an “as if” separate tax return basis. Seadrill’s global tax model has been developed based on its entire business. Accordingly, the tax results are not necessarily reflective of the results that the Predecessor would have generated on a stand-alone basis. Income tax expense is based on reported income or loss before income taxes.

As tax law is based on interpretations and applications of the law, which are only ultimately decided by the courts of the particular jurisdictions, significant judgment is involved in determining our provision for income taxes in the ordinary course of our business. We recognize tax assets and liabilities based on our assessment of whether our tax positions are more likely than not sustainable, based on the technical merits of each position and having regard to the relevant taxing authority’s widely understood administrative practices and precedence.

Interest and penalties relating to income taxes are included in current income tax expense in our consolidated statement of income.

Deferred tax assets and liabilities are based on temporary differences that arise between carrying values used for financial reporting purposes and amounts used for taxation purposes of assets and liabilities and the future tax benefits of tax loss carry forwards. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. The impact of tax law changes is recognized in periods when the change is enacted.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Deferred charges

Loan related costs, including debt arrangement fees, are capitalized and amortized over the term of the related loan and are included in interest expense.

Provisions

A provision is recognized in the balance sheet when the Company has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate of the amount can be made. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

Segment reporting

The Company has one reportable segment: mobile units.

Related parties

Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also related if they are subject to common control or common significant influence. All transactions between the related parties are based on the principle of arm’s length (estimated market value).

Earnings per share

Basic earnings per share (“EPS”) is calculated based on the income (loss) for the period available to common stockholders divided by the weighted average number of shares outstanding for basic EPS for the period. Diluted EPS includes the effect of the assumed conversion of potentially dilutive instruments. The determination of dilutive earnings per share requires the Company to potentially make certain adjustments to net income and for the weighted average shares outstanding used to compute basic earnings per share unless anti-dilutive. Basic and diluted EPS has been computed assuming the shares issued to Seadrill upon formation of the Company and as part of consideration for the Business amounting to 150,003,000 common shares were outstanding for all periods presented.

New Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (International Financial Reporting Standards)”. In general, ASU 2011-04 clarifies the FASB’s intent about the application of existing fair value measurement and disclosure requirements, and for many of these requirements the amendments are not intended to result in any change in the application of ASC Topic 820, “Fair Value Measurement”. At the same time, there are some amendments that do change particular principles or requirements relating to fair value measurement and disclosure. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. Its adoption is not expected to have a material impact on the Company’s disclosures or consolidated financial position, results of operations, and cash flows.

In June 2011, the FASB issued ASU 2011-05 “Presentation of Comprehensive Income” in order to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. ASU 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity, and requires entities to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 also required entities to present reclassification adjustments from other comprehensive income to net income on the face of the financial statements. In December 2011, the FASB issued ASU 2011-12 “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” in order to redeliberate the requirement to present such reclassifications on the face of the financial statements. ASU 2011-05 and ASU 2011-12 are effective for fiscal years beginning after December 15, 2011, although early adoption is permitted. The Company has early adopted the provisions of ASU 2011-05 and ASU 2011-12 and presented total comprehensive income and, the components of net income as two separate but consecutive statements in 2011 and 2010.

In September 2011, the FASB issued new guidance relative to the test for goodwill impairment. The new guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The new guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. The Company has early adopted this new guidance.

In December 2011, the FASB issued ASU 2011-11 “Disclosures about Offsetting Assets and Liabilities” in order to standardize the disclosure requirements under U.S. GAAP and IFRS relating to both instruments and transactions eligible for offset in financial statements. ASU 2011-11 is applicable for annual reporting periods beginning on or after January 1, 2013. Its adoption is not expected to have a material impact on the Company’s disclosures.

Note 3 – Discontinued operations

The Company has presented the assets and liabilities of all legal entities and the results of operations thereof for all periods presented within the historical combined and consolidated carve out financial statements. However, on March 31, 2011, the date of the North Atlantic Restructuring, the Company purchased only certain of the assets and liabilities of these legal entities, while other assets and operations remained with the Seadrill group, pursuant to the acquisition agreement dated February 17, 2011.

In order to prepare the historical Predecessor Combined Consolidated Carve-out Financial Statements under U.S. GAAP, all assets, liabilities and operations in the Predecessor structure that were not contributed by Seadrill to the Company in connection with the North Atlantic Restructuring are presented as discontinued operations for periods prior to March 31, 2011. The purpose of this is to display the full historical results of the businesses which were contributed to North Atlantic, while not excluding the businesses that were not contributed so as to give a full picture of historical operations during the periods presented.

The businesses that were not contributed include:

•

certain businesses within Seadrill Americas and Seadrill Servicos Petroleo LTDA, which pertain to South American operations not included within North Atlantic but which were legally owned by North Atlantic during the period;

•	certain businesses within Eastern Drilling AS, which pertain to offshore crewing services on non-North Atlantic assets but which were legally owned by North Atlantic during the period; and

•

certain businesses within Seadrill Offshore AS, which was a counterparty to certain charters on non-North Atlantic assets during the period, but which was legally owned by North Atlantic during the period.

While there was no actual sale of these entities, and therefore no gain or loss included in the historical Combined Consolidated Carve-out Financial Statements, the Company has assessed and presented these entities as discontinued operations as they were not contributed by Seadrill in connection with the North Atlantic Restructuring. The net assets of entities not contributed to North Atlantic were US$415.0 million as of March 31, 2011. The following table presents the results of discontinued operations:

(In millions of U.S. dollars)	2011	2010
Total operating revenues	358.3	1,374.0
Total operating expenses	(329.4)	(1,175.7)
Net operating income / (loss)	28.9	198.3
Total financial items	(18.9)	(40.8)
Income from discontinued operations before tax	10.0	157.5
Income taxes	(6.8)	(35.8)
Income from discontinued operations	3.2	121.7

The major classes of assets and liabilities of the discontinued operations were as follows:

(In millions of U.S. dollars)	2011	2010
ASSETS
Cash and cash equivalents	—	58.7
Accounts receivables, net	—	214.6
Other current assets	—	86.2
Drilling rigs	—	783.8
Deferred tax asset	—	10.3
Other non-current assets	—	13.7
Goodwill	—	58.3
Total assets	—	1,225.6
LIABILITIES
Current portion of long-term debt	—	81.5
Tax payable	—	12.7
Other current liabilities	—	51.8
Long-term interest bearing debt	—	579.5
Other non-current liabilities	—	10.2
Total liabilities	—	735.7

Note 4 – Segment information

Operating segments

We provide harsh environment offshore drilling services to the oil and gas industry. The Company’s performance is reviewed by the chief operating decision maker as one single business segment, mobile units.

Geographic segment data

Revenues are attributed to geographical segments based on the country of operations for drilling activities; that is, the country where the revenues are generated. The following presents the Company’s revenue by geographic area:

(In millions of U.S. dollars)	2011	2010
Norway	867.4	808.2
United Kingdom	70.6	12.1
Faroe Islands	—	54.4

Total	938.0	874.7

The Company’s drilling rigs were all located in Norway as of December 31, 2011. As of December 31, 2010, one rig with a net book value of US$751.1 million was located in the United Kingdom and all other units were located in Norway. Asset location at the end of the period is not necessarily indicative of the geographic distribution of the revenues or operating profits generated by such assets during the period.

Note 5 – Subsidiaries

The following table lists the principal subsidiaries that are included in the Predecessor’s Combined Consolidated Carve-out Financial Statements during the periods presented and their purpose. Unless otherwise indicated, the Predecessor owned 100% of each subsidiary.

Name of the company	Jurisdiction of incorporation	Principal activities
North Atlantic Management AS	Norway	Management company
North Atlantic Alpha Ltd.	Bermuda	SPV, rig owning company
North Atlantic Elara Ltd.	Bermuda	SPV, rig owning company
North Atlantic Epsilon Ltd.	Bermuda	SPV, rig owning company
North Atlantic Linus Ltd.	Bermuda	SPV, rig owning company
North Atlantic Navigator Ltd.	Bermuda	SPV, rig owning company
North Atlantic Phoenix Ltd.	Bermuda	SPV, rig owning company
North Atlantic Venture Ltd.	Bermuda	SPV, rig owning company
North Atlantic Norway Ltd.	Bermuda	Drilling services contractor
North Atlantic Drilling UK Ltd.	UK	Drilling services contractor
North Atlantic Crew AS	Norway	Vessel Management company
North Atlantic Crewing Ltd	Bermuda	Vessel Management company
Seadrill Norge Holding AS	Spitzbergen	Dormant
Seadrill Norge AS	Spitzbergen	Dormant
Seadrill Offshore AS (1)	Norway	Drilling services contractor
Eastern Drilling AS (1)	Norway	Management company
Seadrill Americas Inc. (1)	USA	Drilling services contractor
Seadrill Servicos Petroleo (SA) (1)	Brazil	Services contractor

(1)	Several entities which are owned by Seadrill Norges AS, a holding company that was contributed to North Atlantic, including Seadrill Offshore AS, which is the counterparty to certain charters on rigs within the Seadrill business, Eastern Drilling AS, an offshore crewing business, Seadrill Americas Inc., a technical and administrative centre which manages certain technical operations on behalf of Seadrill, including specific service contracts in Brazil and Seadrill Servicos Petroleo, a counterparty to provide service contracts with external clients in Brazil. While these entities are presented in the Predecessor Combined Consolidated Carve-out Financial Statements as if they were owned during the periods presented, these entities were not contributed to North Atlantic in connection with the North Atlantic Restructuring. As a result of this predecessor structure, there are businesses included within the Predecessor Combined Consolidated Carve-out Financial Statements that have been displayed as discontinued operations within the statement of operations and balance sheet as they are not being contributed by Seadrill and no consideration has been paid for them by North Atlantic.

Note 6 – Taxation

Income taxes consist of the following:

(In millions of U.S. dollars)	2011	2010
Current tax expense:
Bermuda	—	—
Foreign	127.5	97.4
Deferred tax expense:
Bermuda	—	—
Foreign	(7.9)	(9.7)
Tax effect related to internal sale of assets	(92.1)	(42.0)
Amortization of tax effect on internal sale of assets	12.0	5.9

Total provision	39.5	31.6

Effective tax rate	13.8%	9.7%

The Company, including its subsidiaries, may be taxable in more than one jurisdiction based on its rig operations. A loss in one jurisdiction may not be offset against taxable income in another jurisdiction. Thus, the Company may pay tax within some jurisdictions even though it might have an overall loss at the consolidated level.

The income taxes for the year ended December 31 2011 and 2010 differed from the amount computed by applying the statutory income tax rate of 0% due to operations in foreign jurisdictions with different applicable tax rates as compared to Bermuda.

(In millions of U.S. dollars)	2011	2010
Income taxes at statutory rate	—	—
Tax effect related to internal sale of assets	(92.1)	(42.0)
Amortization of tax effect on internal sale of assets	12.0	5.9
Effect of taxable income in various countries	108.4	67.7
Permanent difference related to foreign currency	11.2	—

Total	39.5	31.6

Deferred Income Taxes

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. The net deferred tax assets (liabilities) consist of the following:

Deferred Tax Assets:

(In millions of U.S. dollars)	2011	2010
Pension	4.5	8.3
Contracts	32.0	—
Unfavorable contracts	—	2.1
Other	—	1.5

Gross deferred tax asset	36.5	11.9

Deferred Tax Liability:

(In millions of U.S. dollars)	2011	2010
Drilling rigs	—	85.4
Long term maintenance	35.3	45.6

Gross deferred tax liability	35.3	131.0

Net deferred tax asset/(liability)	1.2	(119.1)

Net deferred taxes are classified as follows:

(In millions of U.S. dollars)	2011	2010
Short-term deferred tax asset	9.5	3.6
Long-term deferred tax asset	27.0	8.3
Short-term deferred tax liability	(10.0)	(29.5)
Long-term deferred tax liability	(25.3)	(101.5)

Net deferred tax assets/(liability)	1.2	(119.1)

In October 2011, the tax authorities in Norway issued a tax reassessment pertaining to tax filings made by two of our consolidated subsidiaries for the years 2007, 2008 and 2009. The following issues were addressed in the tax reassessment:

a)	The Company’s 2007 tax positions relating to a possible taxable gain arising from the transfer of certain legal entities to a different tax jurisdiction. These positions also affect the relevant filed tax assessments for 2008, 2009, 2010 and 2011. To the extent there is a taxable gain, there is also an uncertainty related to the amount of such gain, and this, in turn, is affected by the timing of the transfer of the domiciles of the legal entities to a new tax jurisdiction. In the Company’s opinion, the transfer by the legal entities of their domiciles took place in December 2007. Management remains of the opinion that the tax authorities’ position is based on an unconstitutional retroactive application of the law. The Company plans to vigorously defend itself against this claim and it has filed legal action in Norway to mitigate the liability.

b)	The principles for conversion of the functional currency for several Norwegian subsidiaries for tax reporting purposes. In the Company’s view, applicable tax legislation is subject to various interpretations related to the calculation of the tax basis measured in Norwegian kroner (NOK). There is ongoing correspondence with tax authorities with regards to calculation methods for conversion of accounts in functional currency to taxable income in Norwegian kroner.

The total remaining claim following the tax reassessment is approximately US$263 million and is calculated based on tax reassessments received, reduced with payments and ordinary current tax accruals related to 2010 and 2011.

In relation to the above mentioned possible tax claims, Seadrill Limited has provided the Company with an indemnity declaration pursuant to which Seadrill has agreed to hold the Company harmless for any tax claims exceeding US$63 million related to the move of legal entities to a new tax jurisdiction and the use of the US dollar as the functional currency for tax reporting purposes.

Management has performed an analysis for uncertain tax positions in the various jurisdictions in which the Company operates, in accordance with ASC Topic 740 Income Taxes. Based on the analysis, a short term tax liability related to uncertain tax positions of US$63 million has been recorded as of December 31, 2011 (December 31, 2010: US$51.8 million).

The changes to our liabilities related to unrecognized tax positions, excluding interest and penalties that we recognize as a component of income tax expense, were as follows:

(In millions of U.S. dollars)	2011	2010
Balance beginning of period	51.8	51.8
Additions	11.2	—

Balance end of period	63.0	51.8

Additions of $11.2 million were in relation to item b) above and were recorded as a tax expense in the year ended December 31, 2011.

Based on the analysis, the Company has not made any other provisions for uncertain tax positions than the one described above.

The parent company, North Atlantic Drilling Limited, is headquartered in Bermuda where we have been granted a tax exemption until 2035. Other jurisdictions in which the Company operates are taxable based on rig operations. A loss in one jurisdiction may not be offset against taxable income in another jurisdiction. Thus, the Company may pay tax within some jurisdictions even though it may have an overall loss at the consolidated level. The following table summarizes the earliest tax years that remain subject to examination by the major taxable jurisdictions in which the Company operates:

Jurisdiction	Earliest Open Year
Norway	2007

Note 7 – Earnings per share

The components of the numerator and denominator for the calculation of basic and diluted earnings per share resulting from continuing operations are as follows:

Basic and diluted earnings per share

(In millions of U.S. dollars)	Net income	Weighted average shares outstanding	Earnings per share
2010
Continuing operations	290.9	150,003,000	1.94
Discontinued operations	121.7	150,003,000	0.81
Net income	412.6	150,003,000	2.75

2011
Continuing operations	246.7	192,455,504	1.28
Discontinued operations	3.2	192,455,504	0.02
Net income	249.9	192,455,504	1.30

Basic and diluted EPS has been computed assuming the shares issued to Seadrill upon formation of the Company and as part of consideration for the North Atlantic Restructuring amounting to 150,003,000 common shares, were outstanding for all periods presented.

The number of shares referred to in the above calculation have been adjusted for all periods presented to give retroactive effect to the one-for-five reverse stock split which is expected to take effect on or about November 30, 2012.

Note 8 – Other revenues

Other revenues comprise the following items:

	Year ended December 31,
(In millions of U.S. dollars)	2011	2010
Amortization of unfavorable contracts	23.3	39.5
Others	0.1	(0.9)

Total	23.4	38.6

The unfavorable contract values arose from contracts originally purchased by Seadrill Offshore AS from third parties that have been contributed to the Company, and represent the net present value of the existing contracts compared to the current market rates, discounted at the weighted average cost of capital. The estimated unfavorable contract values have been amortized and recognized under other revenues over the terms of the contracts, ranging from two to five years and are fully amortized at December 31, 2011.

Note 9 – Restricted cash

Restricted cash includes:

(In millions of U.S. dollars)	2011	2010
CIRR deposits (see Note below)	—	102.2
Tax withholding deposits	12.2	9.6

Total restricted cash	12.2	111.8
Long-term restricted cash	—	(85.2)

Short-term restricted cash	12.2	26.6

CIRR deposits are cash deposited with commercial banks, which match Commercial Interest Reference Rate (“CIRR”) loans from Exportfinans ASA, the Norwegian export credit agency. In 2011, the Company repaid and settled the CIRR loans. The restricted cash and loan were novated at transfer on March 31, 2011 and subsequently settled.

Note 10 – Accounts receivable

Accounts receivable are presented net of allowances for doubtful accounts. The allowance for doubtful accounts receivables at December 31, 2011 was US$0 million (December 31, 2010: US$0 million).

The Company did not recognize any bad debt expense in 2011 and 2010.

Note 11 – Other current assets

Other current assets include:

(In millions of U.S. dollars)	2011	2010
Reimbursable amounts due from customers	11.0	15.6
Prepaid expenses	2.1	4.9
Deferred tax effect of internal transfer of assets – current portion	6.6	3.0
Loan fees – short term portion	5.1	6.3
VAT receivables	4.8	—
Other	5.2	0.3

Total other current assets	34.8	30.1

Note 12 – Newbuildings

(In millions of U.S. dollars)	2011	2010
Opening balance	119.0	—
Additions	442.8	117.1
Capitalized interest and loan related costs	10.4	1.9
Re-classified as Drilling rigs	—	—

Closing balance	572.2	119.0

Additions in 2011 are related to the construction of jack-up drilling rigs, West Linus and West Elara. Additions in 2010 are principally related to the construction of West Elara.

Note 13 – Drilling rigs

(In millions of U.S. dollars)	2011	2010
Cost	2,600.3	2,525.1
Accumulated depreciation	(593.5)	(452.8)

Net book value	2,006.8	2,072.3

Additions in 2011 are related to expenditures for major additions, improvements and long term maintenance to existing drilling rigs that extend the life of a drilling rig or increase functionality.

Note 14 – Goodwill

As described in Note 1 “General Information”, the Company acquired the shares in the entities owning Seadrill`s harsh environment drilling rigs – West Alpha, West Epsilon, West Venture, West Navigator and West Phoenix – and one harsh environment drilling rig under construction, West Elara. The consideration for the shares was US$2,354.8 million and has been accounted for as a common control transaction. As such the consolidation of the purchased companies is based on Seadrill’s net asset carrying values of US$1,047.7 million including goodwill of US$480.6 million.

As described in Note 2 “Accounting policies”, the Company tests the value of goodwill at the end of each financial year and if the book value exceeds the fair value an impairment loss is taken. No impairment losses were recognized for the year ended December 31, 2011 and 2010.

Note 15 – Other non-current assets

(In millions of U.S. dollars)	2011	2010
Deferred tax effect of internal transfer of assets – net of current portion	128.9	109.7
Loan fee	21.8	—
Other	0.7	3.3

Total other non-current assets	151.4	113.0

Note 16 – Long-term interest bearing debt and interest expenses

As of December 31, 2011 and 2010, the Company had the following debt facilities:

(In millions of U.S. dollars)	2011	2010
Credit facilities:
US$800 (part of the facility in the combined consolidated carve-out balance sheet)	—	317.7
US$1,500 facility	—	1,060.1
US$2,000 facility	1,916.7	—

Total Bank Loans	1,916.7	1,377.8
Bonds:
Bond, subscribed in full by related party	500.0	—

Total Bonds	500.0	—

Other credit facilities with corresponding restricted cash deposit	—	102.2
Shareholder loan to related party	210.0	—

Total interest bearing debt	2,626.7	1,480.0

Less: current portion	(166.7)	(191.9)

Long-term portion of interest bearing debt	2,460.0	1,288.1

The outstanding debt as of December 31, 2011 is repayable as follows:

Year ending December 31 (In millions of U.S. dollars)
2012	166.7
2013	376.7
2014	166.7
2015	166.7
2016 and thereafter	1,749.9

Total debt	2,626.7

Credit facilities

In April 2011, a US$2,000 million senior secured credit facility and a US$500 million bond were entered into with Seadrill to fund the Company’s acquisition of West Phoenix, West Navigator, West Alpha, West Epsilon and West Venture and the newbuildings, West Elara and West Linus.

The US$2,000 million senior secured credit facility has a six year tenor payable quarterly with a balloon payment of US$1,000 million at maturity. The loan bears interest of Libor plus 2.0 % per annum. The US$500 million bond has a coupon of 7.75%, matures in full on March 31, 2018 and must be repaid at par (100%) by the Company. The bond was subscribed in full by Seadrill.

Seadrill has provided North Atlantic a shareholder loan of US$210 million with a maturity date of November 30, 2013. The interest is fixed at 6.0% per annum during the period.

US$1,500 million secured credit facility

In June 2007, the Company’s predecessor (Seadrill Rig AS) entered into a US$1,500 million senior secured loan facility with a syndicate of banks to partly fund the acquisition of four drilling rigs, West Epsilon, West Navigator, West Alpha and West Venture, which were pledged as security. The net book value at December 31, 2010 of the rigs pledged as security was US$1,321.2 million. The facility bore interest at LIBOR plus a margin of between 1.10% and 1.55% per annum depending on the ratio of net debt to EBITDA, and was repayable over a term of seven years. At maturity a balloon payment of US$610 million was due. This facility was repaid in full upon the completion of the refinancing described above in April 2011.

US$800 million secured term loan

In August 2005, a Company’s predecessor (Seadrill Deepwater Rigs Ltd) entered into a US$300 million secured term loan facility with a syndicate of banks to partly fund the acquisition of two semi-submersible drilling rigs, West Eminence and West Phoenix, which were pledged as security. The facility was amended and increased in 2006 to US$800 million. The net book value at December 31, 2010 of the rigs pledged as security was US$1,432.6 million. The facility consisted of two tranches, and bore interest at LIBOR plus 1.70% and 3.25% per annum. The final repayment of US$368 million was due in 2013. This facility was repaid in full upon the completion of the refinancing described above in April 2011.

For the purposes of the Predecessor Combined Consolidated Carve-out Financial Statements, only the portion relating to West Phoenix has been included within continuing operations in the financial statements. The long term interest bearing debt as at December 31, 2010 amounted to US$317.7 million and the related interest expense was US$1,7million and US$7.9 million for the years ended December 31, 2011 and 2010, respectively.

Covenants on loans and bonds

Bank Loans

In addition to security provided to lenders in the form of pledged assets, the US$2,000 million senior secured credit facility contains financial covenants, including the following:

•	Minimum liquidity requirement: to maintain cash and cash equivalents of at least US$50 million within the group for the first twelve months and at least US$75 million thereafter.

•	Interest coverage ratio: to maintain an EBITDA[1] to interest expense ratio of at least 3.0:1.

•	Current ratio: to maintain current assets (excluding, among other things, cash) to current liabilities (excluding the current portion of the Company’s long-term debt) ratio of at least 1:1.

•

Equity ratio: to maintain total equity to total assets ratio of at least 25.0% throughout 2011 and 30.0% thereafter. Both equity and total assets are adjusted for the difference between book value and market values of drilling rigs.

•

Leverage ratio: to maintain a ratio of net debt to EBITDA no greater than 5:1 until and including the fourth quarter of 2014 and not exceed 4.5:1 thereafter. Net debt is calculated as all interest bearing debt less cash and cash equivalents excluding minimum liquidity requirements.

Bonds

For the Company’s outstanding bonds, the material covenants are as follows;

•	Equity Ratio: to maintain a total equity to total assets ratio of at least 25.0%. Both equity and total assets are adjusted for the difference between book value and market values of drilling rigs.

•	Minimum liquidity requirement: to maintain cash and cash equivalents of at least US$50 million within the Group.

As of December 31, 2011, the Company is in compliance with all of the covenants under its outstanding bond. There was a temporary period of non-compliance with certain covenants relating to our $2,000 million senior secured credit facility, which was remedied by March 31, 2012. This did not represent an event of default under the credit facility.

[1]

“EBITDA” means the earnings before interest, tax, depreciation and amortization of the Company on a consolidated basis for the previous period of twelve (12) months as such term is defined in accordance with accounting principles consistently applied, subject to certain adjustments.

Note 17 – Other current liabilities

Other current liabilities are comprised of the following:

(In millions of U.S. dollars)	2011	2010
Accounts payable	23.0	19.2
Derivative financial instruments [1]	54.1	—
Accrued interest expense	18.8	2.8
Accrued expenses	38.7	33.9
Employee withheld taxes, social security and vacation payment	27.0	20.7
Short term portion of deferred mobilization revenues	8.4	13.1
Short-term portion of unfavorable contract values	—	23.3
Other current liabilities	—	1.4

Total other current liabilities	170.0	114.4

[1]	Derivative financial instruments consist of unrealized losses on interest rate swaps and foreign exchange rate forwards. Additional disclosure has been provided in Note 24.

Note 18 – Other non-current liabilities

Other non-current liabilities are comprised of the following:

(In millions of U.S. dollars)	2011	2010
Long term portion of deferred mobilization revenues	18.6	8.0
Other non-current liabilities	—	3.3

Total other non-current liabilities	18.6	11.3

Note 19 – Share capital

	December 31, 2011
All shares are common shares of US$5.00 par value each	Shares	$millions
Authorized share capital	400,000,000	2,000.0

Issued and fully paid share capital	200,003,000	1,000.0
Treasury shares held by Company	(2,373,823)	(11.9)

Outstanding shares in issue	197,629,177	988.1

As of December 31, 2011, the Company's shares were listed on the Norwegian OTC list. The total number of shares issued by the Company as at December 31, 2011 consisted of 3,000 shares issued upon formation of the Company, 50,000,000 shares issued to the general public in a private placement during February 2011 and 150,000,000 shares issued to Seadrill as part of the consideration for the transfer of the business to the Company on March 31, 2011.

After incorporation, the Company repurchased shares that may be cancelled or held as treasury shares. As at December 31, 2011 the Company held 2,373,823 common shares as treasury shares at cost and as of December 31, 2011 there were 197,629,177 common shares outstanding.

The Company paid a cash dividend of US$0.175 per share on September 20, 2011 and a cash dividend of US$0.2 per share on December 8, 2011, resulting in a total dividend of US$73.7 million.

Note 20 – Accumulated Other Comprehensive Income

(In millions of U.S. dollars)	2011	2010
Actuarial loss relating to pension	(11.6)	(8.0)

Total accumulated other comprehensive loss	(11.6)	(8.0)

For actuarial loss related to pension, the accumulated applicable amount of income taxes related to companies domiciled in Norway, where the tax rate is 28%, amounted to US$4.5 million at December 31, 2011. The tax component of Other Comprehensive Income for the years ended December 31, 2011 and 2010 was US$1.0 million and US$4.2 million, respectively.

Note 21 – Share option plan

The Board resolved, in its meeting on February 14, 2011, to establish a share option based incentive scheme for the Company’s employees and directors, approved a set of rules applicable to the scheme and reserved 6,000,000 of its authorized, but unissued share for use to satisfy future exercises of options granted under the scheme.

Further, the Board resolved that options granted prior to the listing of the Company’s shares could be granted at an exercise price equal to the subscription price in the private placement. No option has been granted under the scheme in 2011. However, the Company does recognize a charge of share options granted at the Seadrill level related to North Atlantic employees.

Note 22 – Pension benefits

The Company has defined benefit pension plans covering substantially all Norwegian employees. A significant part of this plan is administered by a life insurance company. Under this scheme, the Company contributes to the employee’s pension plan amounts ranging into five to eight percent of the employee’s annual salary. In April 2011, pension obligations and assets amounting to US$11.9 million and US$8.9 million, respectively, relating to North Atlantic’s management employees previously employed by Seadrill Management AS were transferred to the Company. The Company has included only period costs allocated from Seadrill as pension costs relating to these employees during the Predecessor Combined Consolidated Carve-out periods as these employees were a part of a pension scheme operated by Seadrill Management AS and, therefore, this scheme was treated as multi-employer scheme.

For onshore employees in Norway, continuing with the defined benefits plan, the primary benefits are retirement pension of approximately 66% of salary at retirement age of 67 years, together with a long-term disability pension. The retirement pension per employee is capped at an annual payment of 66 percent of the total of 12 times the Norwegian Social Security Base. Most employees in this group may choose to retire at 62 years of age on a pre-retirement pension. Offshore employees in Norway have retirement and long-term disability pension of approximately 60% of salary at retirement age of 67. Offshore employees on mobile units may choose to retire at 60 years of age on a pre-retirement pension.

In addition, the Company has a defined contribution plan for all new onshore employees. Total payments to this plan were US$0.3 million for the years ended December 31, 2011 and 2010.

Annual pension cost

(In millions of U.S. dollars)	2011	2010
Benefits earned during the year	11.0	8.4
Interest cost on prior years’ benefit obligation	5.6	4.1

Gross pension cost for the year	16.6	12.5
Expected return on plan assets	(5.4)	(3.8)
Administration charges	0.4	0.3

Net pension cost for the year	11.6	9.0
Social security cost	1.6	1.3
Amortization of actuarial gains/losses	(0.1)	(0.4)

Total net pension cost	13.1	9.9

The funded status of the defined benefit plan

(In millions of U.S. dollars)	2011	2010

Projected benefit obligations	114.7	98.9
Plan assets at market value	(81.4)	(72.7)
Accrued pension liability exclusive social security	33.3	26.2
Social security related to pension obligations	4.7	3.5

Accrued pension liabilities	38.0	29.7

Change in benefit obligations

(In millions of U.S. dollars)	2011	2010

Benefit obligations at beginning of year	98.9	78.8
Interest cost	5.6	4.1
Current service cost	11.0	8.2
Benefits paid	(3.3)	(1.4)
Change in unrecognized actuarial loss (gain)	(5.7)	10.1
Transfer of members from Seadrill Management AS	11.9	—
Foreign currency translations	(3.7)	(0.9)

Benefit obligations at end of year	114.7	98.9

Change in pension plan assets

(In millions of U.S. dollars)	2011	2010

Fair value of plan assets at beginning of year	72.7	69.0
Estimated return	5.4	3.7
Contribution by employer	14.0	8.6
Administration charges	(0.4)	(0.3)
Benefits paid	(2.2)	(1.4)
Change in unrecognized actuarial (loss) gain	(9.4)	(7.2)
Transfer of members from Seadrill Management AS	8.9	—
Foreign currency translations	(7.6)	0.3

Fair value of plan assets at end of year	81.4	72.7

Pension obligations are actuarially determined and are critically affected by the assumptions used, including the expected return on plan assets, discount rates, compensation increases and employee turnover rates. The Company periodically reviews the assumptions used, and adjusts them and the recorded liabilities as necessary.

The expected rate of return on plan assets and the discount rate applied to projected benefits are particularly important factors in calculating the Company’s pension expense and liabilities. The Company evaluates assumptions regarding the estimated rate of return on plan assets based on historical experience and future expectations on investment returns, which are calculated by a third party investment advisor utilizing the asset allocation classes held by the plan's portfolios. The discount rate is based on the Norwegian government 10 year-bond effective yield. Changes in these and other assumptions used in the actuarial computations could impact the projected benefit obligations, pension liabilities, pension expense and other comprehensive income.

Assumptions used in calculation of pension obligations	2011	2010

Rate of compensation increase at the end of year	4.00%	4.00%
Discount rate at the end of year	3.90%	4.20%
Prescribed pension index factor	1.10%	2.00%
Expected return on plan assets for the year	4.80%	4.60%
Employee turnover	4.00%	4.00%
Expected increases in Social Security Base	3.75%	3.75%
Expected annual early retirement from age 60/62:
Offshore personnel fixed installations	30.0%	30.0%
Offshore personnel Mobile units and onshore employees	50.0%	50.0%

The weighted-average asset allocation of funds related to the Company's defined benefit plan at December 31, 2011 and 2010 was as follows:

Pension benefit plan assets	2011	2010

Equity securities	10.4%	15.6%
Debt securities	48.7%	49.1%
Real estate	18.0%	16.1%
Money market	21.7%	13.2%
Other	1.20%	6.0%

Total	100.0%	100.0%

The investment policies and strategies for the pension benefit plan funds do not use target allocations for the individual asset categories. The investment objectives are to maximize returns subject to specific risk management policies. The Company diversifies its allocation of plan assets by investing in both domestic and international fixed income securities and domestic and international equity securities. These investments are readily marketable and can be sold to fund benefit payment obligations as they become payable. The estimated yearly return on pension assets was 4.8% in 2011 and 5.3% in 2010.

Cash flows – Contributions expected to be paid

The table below shows the Company's expected annual pension plan contributions under defined benefit plans for the years 2012-2021. The expected payments are based on the assumptions used to measure the Company's obligations at December 31, 2011 and include estimated future employee services.

(In millions of U.S. dollars)	December 31 2011

2012	6.0
2013	6.4
2014	6.8
2015	7.3
2016	7.9
2017-2021	44.2

Total payments expected during the next 10 years	78.6

Note 23 – Related party transactions

Common control transaction – North Atlantic Restructuring:

In addition to the initial N-OTC share issue to Seadrill, the initial installment payment for the West Linus newbuild, US$2,354.8 million acquisition for the four operating drilling rigs and one newbuild and the US$675 million acquisition of the West Phoenix discussed in Note 1 “General Information”, the Company had the following related party transactions during the years ended December 31, 2011 and 2010:

Bond:

Seadrill is the holder of all of the bonds issued in the US$500 million bond. The bond was entered into in April 2011 and has a coupon of 7.75% per annum payable semi-annually in arrears.

Shareholder loan:

In connection with the North Atlantic Restructuring, Seadrill provided North Atlantic a shareholder loan of US$210 million. The loan has a 3 month notice period and is callable by North Atlantic in January 1, 2013 at the first time with date of maturity November 30, 2013. The interest is fixed at 6.0% per annum during the period.

Performance guarantees:

North Atlantic Drilling’s fleet operates under drilling contracts acquired from Seadrill. All of these contracts had Seadrill Offshore AS, a wholly owned subsidiary of Seadrill, as party. Seadrill Offshore AS’ performance under these contracts was guaranteed by Seadrill.

When these contracts were assigned to the Company in connection with the North Atlantic Restructuring on March 31, 2011, each of the counterparties declined to release Seadrill from its performance guarantees. Consequentially, Seadrill will receive an annual fee of 1% of the guaranteed amount from North Atlantic Norway Ltd. (the entity now being party to the contracts) for maintaining the existing guarantees. North Atlantic Drilling has in addition agreed to reimburse Seadrill for all claims made against Seadrill under the performance guarantees. The total amount of such guarantees was US$220 million at December 31, 2011, and the fee paid to Seadrill for the year ended December 31, 2011 was US$1.7 million.

Management services:

North Atlantic Management provides all day-to-day management functions to the Company and its subsidiaries in accordance with the terms of the General Management Agreement.

North Atlantic Management has contracted in senior management services from Seadrill Management in accordance with the terms of the Services Agreement. The agreement can be terminated by either party at one month's notice. The remuneration model is based on a cost plus principle, with the margin being 5%. As of December 31, 2011 Seadrill Management had charged North Atlantic Management a fee of US$11.3 million for providing the services under the Services Agreement for the period from April 1, 2011 until December 31, 2011.

The Company and its subsidiaries incorporated in Bermuda receive corporate secretarial and certain other administrative services applicable to the jurisdiction of Bermuda from Frontline Management (Bermuda) Ltd. The terms are market compatible and the fee was less than $0.1 million for the years ended December 31, 2011 and 2010. Frontline Management (Bermuda) Ltd. is a wholly owned subsidiary of Frontline Ltd., a company in which Hemen Holding Limited is a large shareholder.

Allocations:

As described in note 1, management has allocated administrative expenses and pension costs and other financial items for the purposes of the Predecessor Combined Consolidated Carve-out Financial Statements. Amounts allocated to the Predecessor and included within administrative expenses were US$19.7 million and US$44.6 million for the years ended December 31, 2011 and 2010, respectively. Interest expense related to general corporate purpose debt allocated to the Predecessor was US$1.5 million and US$6.7 million for the years ended December 31, 2011 and 2010, respectively.

Derivatives’ gains/losses allocated to the Predecessor and included in other financial items were a gain of US$1.3 million and a loss of US$37.2 million for the years ended December 31, 2011 and 2010, respectively.

The following are the related party balances as at December 31, 2011 and 2010:

(In millions of U.S. dollars)	2011	2010

Payables
Seadrill	0.3	—
Seadrill Offshore AS	4.2	—
Seadrill Management AS	2.3	—

Total payables	6.8	—

Bond to Seadrill	500.0	—
Long-term shareholder loan to Seadrill	210.0	—

Receivables and payables with related parties arise when the Company pays an invoice on behalf of a related party and vice versa. Receivables and payables are generally settled monthly in arrears.

Amounts due to Seadrill and its subsidiaries under business operations are unsecured, interest-free and intended to be settled in the ordinary course of business.

Interest charged relating to the bond loan and shareholder loan to Seadrill for the year ended December 31, 2011 amounted to US$29.1 million and US$9.6 million, respectively.

Note 24 – Risk management and financial instruments

The majority of our gross earnings from drilling rigs are receivable in U.S. dollars and the majority of our other transactions, assets and liabilities are denominated in U.S. dollars, the functional currency of the Company. However, the Company has operations and assets in countries with currency other than U.S. dollars and incurs expenditures in other currencies, causing its results from operations to be affected by fluctuations in currency exchange rates. The Company is also exposed to changes in interest rates on floating interest rate debt. There is thus a risk that currency and interest rate fluctuations will have a negative effect on the value of the Company’s cash flows.

Interest rate risk management

The Company's exposure to interest rate risk relates mainly to its floating interest rate debt and balances of surplus funds placed with financial institutions. This exposure is managed through the use of interest rate swaps. The Company’s objective is to obtain the most favorable interest rate borrowings available without increasing its foreign currency exposure. Surplus funds are generally placed in fixed deposits with reputable financial institutions, yielding higher returns than are available on overnight deposits in banks. Such deposits generally have short-term maturities, in order to provide the Company with flexibility to meet all requirements for working capital and capital investments. The extent to which the Company utilizes interest rate swaps and other derivatives to manage its interest rate risk is determined by the net debt exposure and its views on future interest rates.

Interest rate swap agreements not qualified as hedge accounting

At December 31, 2011, the Company had interest rate swap agreements with an outstanding principal of $1,000 million, all of which were entered into after the Company commenced operations as a standalone entity on April 1, 2011. Certain of these interest rate swaps are forward starting swaps as disclosed below. All agreements do not qualify for hedge accounting, and accordingly any changes in the fair values of the swap agreements are included in the Consolidated Statement of Operations under “Other Financial Items”. The total fair value of the interest rate swaps outstanding at December 31, 2011 amounted to a liability of US$52.5 million.

The Predecessor Combined Consolidated Carve-out Financial Statements have been allocated a proportion of the unrealized loss from derivative instruments from its Parent based on the share of floating interest debt and hence no positions are recorded within the Company’s financial statements as of December 31, 2010.

The Company's interest rate swap agreements as at December 31, 2011, were as follows:

Outstanding principal	Receive rate	Pay rate	Length of contract
(In millions of U.S. dollars)
100	3 month LIBOR	2.1665%	Aug 2012 – Aug 2017
100	3 month LIBOR	2.1705%	Aug 2012 – Aug 2017
200	3 month LIBOR	2.5660%	June 2012 – June 2017
100	3 month LIBOR	2.5570%	June 2012 – June 2017
100	3 month LIBOR	2.7410%	May 2012 – May 2017
200	3 month LIBOR	2.1400%	May 2011 – Jan 2016
200	3 month LIBOR	2.1400%	May 2011 – Jan 2016

The counterparties to the above agreements are Swedbank AB, Fokus Bank, ABN Amro and Nordea Bank Finland Plc. Credit risk exists to the extent that the counterparties are unable to perform under the contracts, but this risk is considered remote as the counterparties are banks which have all provided loan finance to us and the interest rate swaps are related to those financing arrangements.

Foreign currency risk management

The Company uses foreign currency forward contracts and other derivatives to manage its exposure to foreign currency risk on certain assets, liabilities and future anticipated transactions. Such derivative contracts do not qualify for hedge accounting treatment and are recorded in the balance sheet under other current assets if the contracts have a net positive fair value, and under other short-term liabilities if the contracts have a net negative fair value. At December 31, 2011, the Company had forward contracts to sell approximately US$160 million between January 2012 and November 2012 at exchange rates ranging from NOK5.75 to NOK6.08 per U.S. dollar. The total fair value of currency forward contracts December 31, 2011 amounted to a liability of US$1.6 million.

Credit risk

The Company has financial assets, including cash and cash equivalents, restricted cash, other receivables and certain amounts receivable on derivative instruments, mainly forward exchange contracts and interest rate swaps. These assets expose the Company to credit risk arising from possible default by the counterparty. The Company considers the counterparties to be creditworthy financial institutions and does not expect any significant loss to result from non-performance by such counterparties. The Company, in the normal course of business, does not demand collateral. The credit exposure of interest rate swap agreements and foreign currency contracts is represented by the fair value of contracts with a positive fair value at the end of each period, reduced by the effects of master netting agreements. It is the Company's policy to enter into master netting agreements with the counterparties to derivative financial instrument contracts, which give the Company the legal right to discharge all or a portion of amounts owed to a counterparty by offsetting them against amounts that the counterparty owes to the Company.

Fair values

The carrying value and estimated fair value of the Company's financial instruments at December 31, 2011 and December 31, 2010 are as follows:

	December 31, 2011		December 31, 2010
(In millions of U.S. dollars)	Fair value	Carrying value	Fair value	Carrying value

Cash and cash equivalents	147.4	147.4	3.7	3.7
Restricted cash	12.2	12.2	26.6	26.6
Current portion of long-term debt	166.7	166.7	191.9	191.9
Long-term interest bearing debt	1,750.0	1,750.0	1,288.1	1,288.1
Related party debt	747.7	710.0	—	—

Financial instruments that are measured at fair value on a recurring basis:

	Fair value	Fair value measurements at reporting date using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions of U.S. dollars)	December 31, 2011	(Level 1)	(Level 2)	(Level 3)
Other current liabilities:
Currency forward contracts	1.6		1.6
Interest rate swap contracts	52.5		52.5

Total liabilities	54.1		54.1

Movements in financial derivatives:

(In millions of U.S. dollars)
Beginning balance January 1, 2011	—
Purchase (negative value at purchase date)	6.4
Changes in fair value	47.7

Closing balance December 31, 2011	54.1

ASC Topic 820 Fair Value Measurement and Disclosures (formerly FAS 157) emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within levels one and two of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within level three of the hierarchy).

Level one input utilizes unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Level two inputs are inputs other than quoted prices included in level one that are observable for the asset or liability, either directly or indirectly. Level two inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability, other than quoted prices, such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. Level three inputs are unobservable inputs for the asset or liability, which are typically based on an entity's own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Quoted market prices are used to estimate the fair value of marketable securities, which are valued at fair value on a recurring basis.

The fair values of interest rate swaps and forward exchange contracts are calculated using the income approach, discounting of future contracted cash flows on LIBOR and NIBOR interest rates.

The carrying value of cash and cash equivalents, restricted cash, trade accounts receivable and payable reported in the financial statements approximate their fair value because of the short-term nature of this account.

The fair value of the current portion of long-term debt is estimated to be equal to the carrying values, since it is repayable within twelve months.

The fair value of the long-term portion of floating rate debt is estimated to be equal to the carrying value. This estimate is based on the assumption that changes in interest rates have minimal impact on fair value since the Company’s loans reprice to market frequently.

The fair value of the US$500 million bond at June 30, 2012 is estimated based on difference in credit spread as at June 30, 2012 and at the time of entering into the debt agreement.

Retained Risk

a) Physical Damage Insurance

The Company retains the risk, through self-insurance, for the deductibles relating to physical damage insurance on the Company's drilling rig fleet, currently a maximum of US$5 million per occurrence.

b) Loss of Hire Insurance

The Company purchases insurance to cover the Company’s fleet for loss of revenue in the event of extensive downtime caused by physical damage, where such damage is covered under the Company's physical damage insurance. The Company's self-insured retentions under the loss of hire insurance are up to 60 days after the occurrence of the physical damage. Thereafter, under the terms of the insurance, the Company is compensated for loss of revenue for a period ranging from 210 days up to 290 days. The Company retains the risk that the repair of physical damage takes longer than the total number of days in the loss of hire policy.

Concentration of risk

The Company has financial assets, including cash and cash equivalents, other receivables and certain derivative instrument receivable amounts. These other assets expose the Company to credit risk arising from possible default by the counterparty. There is also a concentration of credit risk with respect to cash and cash equivalents to the extent that most of the amounts are carried with Swedbank AB, Fokus Bank, ABN Amro and Nordea Bank Finland Plc. The Company considers these risks to be remote.

In the year ended December, 31, 2011, 31% of the Company's contract revenues were received from Statoil ASA (“Statoil”) (2010: 30%), 23% from Total S.A Group (“Total”) (2010: 24%), 23% from Royal Dutch Shell Group (“Shell”) (2010: 23%) and 23% from BG Norge Limited Group (“BG”) (2010: 23%). There is thus a concentration of revenue risk towards Statoil, Total, Shell and BG.

Note 25 – Commitments and contingencies

Legal Proceedings:

The Company is a party, as plaintiff or defendant, to lawsuits in various jurisdictions for demurrage, damages, off-hire and other claims and commercial disputes arising from the operation of its drilling rigs, in the ordinary course of business. The Company believes that the resolution of such claims either individually or in aggregate will not have a material adverse effect on the Company's operations or financial condition, and currently has no outstanding legal proceeding it consider material except as otherwise disclosed in Note 4.

Pledged assets

The book value of assets pledged under mortgages and overdraft facilities at December 31, 2011 was US$2,006.8.

Purchase Commitments

At December 31, 2011, the Company had one contractual commitment under newbuilding contract. The contract is for the construction of one jack-up drilling rig which is scheduled to be delivered in Q4 2013.

The maturity schedule for the contractual commitments as of December 31, 2011 is as follows:

(In Millions of U.S. dollars)	2012	2013	2014	2015	2016	2017 and thereafter
Newbuildings	—	360.0		—	—	—

Total	—	360.0		—	—	—

Guarantees

The Company has not issued any guarantees in favor of third parties.

Note 26 – Subsequent Events

On March 27, 2012, the Company completed a private placement of 30,000,000 new ordinary shares at US$ 10.00 per share. Seadrill was allocated 15,000,000 shares in the private placement and converted US$150.0 million of its existing loan to the Company as consideration for the shares. Of the remaining proceeds from the private placement, US$128.3 million was received as of March 31, 2012, and the remaining US$21.7 million was received on April 4, 2012. Following the transaction Seadrill Ltd. owns 73.9% of the Company.

The gross proceeds of the Private Placement was used to finance (i) the first yard installment for a harsh environment Semi-submersible newbuilding, (ii) paydown on intra-company debt to Seadrill Limited and (iii) general corporate purposes. In connection with the private placement Seadrill provided a new US$ 200 million revolving credit facility. The maturity date is set to January 30, 2015 and the interest rate is Libor plus 3.00% per annum Seadrill has also undertaken to cover any liability of the Company in excess of US$63 million related to the ongoing tax case with the Norwegian Tax Authorities.

On April 3, 2012, the Company entered into a turnkey construction contract with Jurong Shipyard in Singapore for the construction of a new harsh environment semi-submersible drilling rig with a Moss CS60 design. The new rig is scheduled for delivery in the first quarter 2015 at the latest. Total estimated project costs for the new rig, including a turnkey contract with the yard, project management, drilling and handling tools, spares, capitalized interest and operations preparations, is estimated to be approximately US$650 million. 20% of the yard price is payable at contract signing, and the remaining 80% at delivery. The first installment has been financed by proceeds from the private placement discussed above that was completed on March 27, 2012.

In July 2012, the management of West Hercules, a harsh environment semi-submersible drilling rig controlled by Seadrill through a financial lease with a subsidiary of Ship Finance International Ltd., was transferred from Seadrill to North Atlantic Drilling. The drilling rig is currently in transit from Singapore to Norway, where it will be working under a four year contract with Statoil. West Hercules will be operated by North Atlantic Drilling through a commercial agreement with Seadrill.

The Company’s shareholders passed a resolution at the annual general meeting held on September 21, 2012, authorizing the Board to effect, at the Board’s discretion, the consolidation of the Company’s common shares through a one-for-five reverse stock split. All references to common shares and per share data throughout these financial statements and notes to the financial statements have been adjusted for all periods presented to give retroactive effect to the reverse stock split which is expected to take effect on or about November 30, 2012.

The Company's shareholders passed a resolution at the annual general meeting held on September 21, 2012, authorizing the reduction of the Company's share premium account from US$834.3 million to US$0 and an increase in the Company's contributed surplus account of US$834.3 million, with immediate effect.

NORTH ATLANTIC DRILLING LTD.

II-1

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

We are a Bermuda exempted company. The Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

We have adopted provisions in our Bye-laws that provide that we shall indemnify our officers, directors, resident representative and members of board committees out of the funds of the Company from and against all civil liabilities, loss, damage, or expense incurred or suffered by him or her as such director, officer, resident representative or committee member of the Company, and indemnity extends to any person acting as a director, officer, resident representative or committee member of the Company, in the reasonable belief that he or she has been so appointed or elected notwithstanding any defect in such appointment or election. Such indemnity shall not extend to any matter which would render it void pursuant to the Companies Act.

The Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. Our Bye-laws provide that we may maintain insurance for the benefit of any directors, alternate directors, officers, persons or member of a committee authorized under our Bye-laws, employees or resident representative of the Company in respect of any liability that may be incurred by them or any of them hosoever arising in connection with their respective duties or supposed duties to the Company.

The SEC has informed us that, to the extent that indemnification for liabilities arising under U.S. federal securities laws may be permitted to directors or officers under the Companies Act or our memorandum of association or bye-laws, such indemnification is against public policy and thus unenforceable.

Item 7. Recent Sales of Unregistered Securities

FOR EACH FOF THE UNREGISTERED SECURITY SALES SET FORTH BELOW, PLEASE PROVIDE US WITH (1) THE NAMES OF THE PRINCIPAL UNDERWRITERS/INITIAL PURCHASERS OR OTHER CLASS OF PERSON THE SECURITIES WERE SOLD TO (THAT IS, CONFIRM THERE WERE NO RULE 144A SALES); (2) ANY UNDERWRITING DISCOUNTS OR COMMISSIONS AND (3) THE USE OF THE PROCEEDS.

On February 16, 2011, we issued 50,000,000 common shares in a Norwegian private transaction exempt from registration under the Securities Act. These common shares were initially sold in offshore transactions to non-U.S. persons pursuant to Regulation S under the Securities Act.

In March 2012, we issued Seadrill purchased from us 150,000,000 common shares to Seadrill in connection with the closing of the North Atlantic Restructuring, in a private transaction exempt from registration under the Securities Act These common shares were initially sold in offshore transactions to non-U.S. persons pursuant to Regulation S under the Securities Act.

In March 2012, we issued 30,000,000 common shares in a private transaction exempt from registration under the securities Act, of which Seadrill purchased 15,000,000 common shares. These common shares were initially sold in offshore transactions to non-U.S. persons pursuant to Regulation S under the Securities Act.

II-2

Item 8. Exhibits and Financial Statement Schedules

Number	Description
1.1	Underwriting Agreement*
3.1	Memorandum of Association
3.2	Amended and Restated Memorandum of Association*
3.3	Bye-laws
4.1	Form of Common Share Certificate*
5.1	Form of Opinion of Seward & Kissel, LLP as to the legality of the securities being registered*
10.1	General Management Agreement between North Atlantic Drilling Ltd. and North Atlantic Management AS
10.2	Services Agreement
10.3	Equity Compensation Plan*
14.1	Code of Ethics*
21.1	List of Subsidiaries
23.1	Consent of PricewaterhouseCoopers, S.A.*
23.2	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 5.1)*
23.3	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 8.1)*
24.1	Powers of Attorney (included in the signature page hereto)*
99.1	Form F-4 Registration Statement Under the Securities Act of 1933 (Wrapper)

*	To be filed by amendment

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in             , on the             day of             , 2012.

NORTH ATLANTIC DRILLING LTD.

By:
Name:
Title:

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Wolfe and Robert E. Lustrin or either of them, with full power to act alone, his or her true lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on             , 2012.

Signature	Title

Designated Chief Executive Officer (Principal Executive Officer)
Alf Ragnar Løvdal

Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Rune Magnus Lundetræ

Chairman of the Board of Directors
Alf Thorkildsen

Director
Kate Blankenship

Director
Cecilie Fredriksen

Director
Oscar Spieler

Director
Paul Leand

Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement on             , 2012.

PUGLISI & ASSOCIATES

By:
Name: Donald J. Puglisi
Title: Authorized Representative in the United States

Exhibit 3.1

FORM No. 2

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF ASSOCIATION OF COMPANY LIMITED BY SHARES

Section 7(1) and (2)

MEMORANDUM OF ASSOCIATION

OF

North Atlantic Drilling Ltd.

(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	We, the undersigned, namely,

Name and Address	Bermudian Status (Yes or No)	Nationality	Number of Shares Subscribed
Daniel Scott
Thistle House 4 Burnaby Street Hamilton HM 11 Bermuda	No	Canadian	1

Keira Petty
Thistle House 4 Burnaby Street Hamilton HM 11 Bermuda	Yes	British	1

Stephanie J. Kyme
Thistle House 4 Burnaby Street Hamilton HM 11 Bermuda	Yes	British	1

249583_.l

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

3.	The Company is to be an exempted company as defined by the Companies Act 1981.

4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding NIL in all, including the following parcels:-

N/A

5.	The authorised share capital of the Company is US$2,000,000,000.00 divided into shares of US$1.00 each.

6.	The objects for which the Company is formed and incorporated are unrestricted.

7.	The Company shall have, pursuant to Section 42 of the Companies Act 1981, the power to issue preference shares which are liable to be redeemed at the option of the holder.

8.	The Company shall have, pursuant to Section 42 A of the Companies Act 1981, the power to purchase its own shares for cancellation

9.	The Company shall have, pursuant to Section 42B of the Companies Act 1981, the power to acquire its own shares to be held as treasury shares.

Signed by each subscriber in the presence of at least one witness attesting the signature thereof:-

Daniel Scott

Keira Petty

Stephanie J. Kyme

(Subscribers)	(Witnesses)

Subscribed this 10th day of February 2011

STAMP DUTY (to be affixed)

249583_.1

Exhibit 3.3

B Y E - L A W S

of

North Atlantic Drilling Ltd.

I HEREBY CERTIFY that the within-written bye-laws are a true copy of the bye-laws of North Atlantic Drilling Ltd. as approved by the sole shareholder of the above company on the 12th day of February, 2011.

Secretary

INTERPRETATION	1

REGISTERED OFFICE	3

SHARE RIGHTS	4

MODIFICATION OF RIGHTS	4

POWER TO PURCHASE OWN SHARES	5

SHARES	5

CERTIFICATES	5

LIEN	6

CALLS ON SHARES	7

FORFEITURE OF SHARES	7

REGISTER OF SHAREHOLDERS	9

REGISTER OF DIRECTORS AND OFFICERS	9

TRANSFER OF SHARES	9

TRANSMISSION OF SHARES	10

INCREASE OF CAPITAL	11

ALTERATION OF CAPITAL	12

REDUCTION OF CAPITAL	12

GENERAL MEETINGS AND WRITTEN RESOLUTIONS	13

NOTICE OF GENERAL MEETINGS	14

PROCEEDINGS AT GENERAL MEETINGS	14

VOTING	16

PROXIES AND CORPORATE REPRESENTATIVES	17

APPOINTMENT AND REMOVAL OF DIRECTORS	19

RESIGNATION AND DISQUALIFICATION OF DIRECTORS	19

ALTERNATE DIRECTORS	20

DIRECTORS’ FEES AND ADDITIONAL REMUNERATION AND EXPENSES	21

DIRECTORS’ INTERESTS	21

POWERS AND DUTIES OF THE BOARD	22

DELEGATION OF THE BOARD’S POWERS	23

i

PROCEEDINGS OF THE BOARD	24

OFFICERS	25

MINUTES	26

SECRETARY AND RESIDENT REPRESENTATIVE	26

THE SEAL	26

DIVIDENDS AND OTHER PAYMENTS	27

RESERVES	28

CAPITALISATION OF PROFITS	28

RECORD DATES	29

ACCOUNTING RECORDS	29

AUDIT	30

SERVICE OF NOTICES AND OTHER DOCUMENTS	30

WINDING UP	31

INDEMNITY	31

ALTERATION OF BYE-LAWS	33

ii

B Y E - L A W S

of

North Atlantic Drilling Ltd.

INTERPRETATION

1.	In these Bye-laws, and any Schedule, unless the context otherwise requires:

“Principal Act” means The Companies Act, 1981 as amended, restated or reenacted from time to time;

“Alternate Director” means such person or persons as shall be appointed from time to time pursuant to Bye-law 100;

“Annual General Meeting” means a meeting convened by the Company pursuant to Section 71(1) of the 1981 Act;

“Bermuda” means the Islands of Bermuda;

“Board” means the Board of Directors of the Company or the Directors present at a meeting of Directors at which there is a quorum;

“Bye-laws” means these Bye-laws in their present form or as they may be amended from time to time;

“Branch Register” means a branch of the Register maintained by the Registrar in the VPS pursuant to the terms of an agreement with the Company;

“the Companies Acts” means every Bermuda statute from time to time in force concerning companies insofar as the same applies to the Company including, without limitation, the Principal Act;

“Company” means the company incorporated in Bermuda under the name of North Atlantic Drilling Ltd. on the 10th day of February, 2011;

“Director” means such person or persons as shall be elected or appointed to the Board from time to time pursuant to Bye-law 96, Bye-law 97, or the Companies Acts;

“Finance Officer” means such person or persons other than the Resident Representative appointed from time to time by the Board pursuant to Bye-law 116 and 126 to act as the Finance Officer of the Company

1

“Officer” means such person or persons as shall be appointed from time to time by the Board pursuant to Bye-law 128;

“paid up” means paid up or credited as paid up;

“Register” means the Register of Shareholders of the Company;

“Registered Office” means the registered office for the time being of the Company;

“Registrar” means DnB NOR Bank ASA acting through its Registrar Department, or such other person or body corporate who may from time to time be appointed by the Board in place of DnB NOR Bank ASA as registrar of the Company with responsibility to maintain the Register and/or the Branch Register under these Bye-laws;

“Registration Office” means the place where the Board may from time to time determine to keep the Register and/or the Branch Register and where (except in cases where the Board otherwise directs) the transfer and documents of title are to be lodged for registration;

“Resident Representative” means any person appointed to act as the resident representative of the Company and includes any deputy or assistant resident representatives;

“Resolution” means a resolution of the Shareholders or, where required, of a separate class or separate classes of Shareholders, adopted either in general meeting or by written resolution, in accordance with the provisions of these Bye-laws;

“Seal” means the common seal of the Company, if any, and includes any duplicate thereof;

“Secretary” means the person appointed to perform any or all of the duties of the secretary of the Company and includes a temporary or assistant Secretary and any person appointed by the Board to perform any of the duties of the Secretary;

“Shareholder” means a shareholder or member of the Company;

“Share Option Scheme” means a scheme established pursuant to Bye-law 113 for encouraging or facilitating the holding of shares or debentures in the Company by or for the benefit of: -

(a)	the Directors and Officers of the Company (whether employees or not);

(b)	the bona fide employees or former employees of the Company or any subsidiary of the Company; or

(c)	the wives, husbands, widows, widowers or children or step-children under the age of 18 of such employees or former employees;

2

“Special General Meeting” means a general meeting, other than the Annual General Meeting;

“Treasury Shares” means any share of the Company that was acquired and held by the Company, or as treated as having been acquired and held by the Company, which has been held continuously by the Company since it was acquired and which has not been cancelled;

“VPS” means Verdipapirsentralen ASA, a Norwegian corporation maintaining a computerized central share registry in Oslo, Norway, for bodies corporate whose shares are listed for trading on the Oslo Stock Exchange, and includes any successor registry;

for the purposes of these Bye-laws a corporation shall be deemed to be present in person if its representative duly authorised pursuant to the Companies Acts is present;

words importing only the singular number include the plural number and vice versa;

words importing only the masculine gender include the feminine and neuter genders respectively;

words importing persons include companies or associations or bodies of persons, whether corporate or un-incorporate wherever established;

reference to writing shall include typewriting, printing, lithography, photography and other modes of representing or reproducing words in a legible and non- transitory form;

2.	Unless otherwise defined herein, any words or expressions defined in the Principal Act in force on the date when these Bye-laws, or any part hereof, are adopted shall bear the same meaning in these Bye-laws or such part (as the case may be).

3.	Any reference in these Bye-laws to any statute or section thereof shall unless expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

REGISTERED OFFICE

4.	The Registered Office shall be at such place in Bermuda as the Board shall from time to time appoint.

3

SHARE RIGHTS

5.	Subject to any special rights conferred on the holders of any share or class of shares, any share in the Company may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may by Resolution determine or, if there has not been any such determination or so far as the same shall not make specific provision, as the Board may determine.

6.	Subject to the Companies Acts, any preference shares may, with the sanction of a Resolution, be issued on terms:

(a)	that they are to be redeemed on the happening of a specified event or on a given date; and/or,

(b)	that they are liable to be redeemed at the option of the Company; and/or,

(c)	if authorised by the memorandum of association and or incorporating act of the Company, that they are liable to be redeemed at the option of the holder.

7.	The terms and manner of redemption shall be provided for by way of amendment of these Bye-laws.

8.	At any time that the Company holds Treasury Shares, all of the rights attaching to the Treasury Shares shall be suspended and shall not be exercised by the Company. Without limiting the generality of the foregoing, if the Company holds Treasury Shares, the Company shall not have any right to attend and vote at a general meeting or sign written resolutions and any purported exercise of such a right is void.

9.	Except where required by the Principal Act, Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

MODIFICATION OF RIGHTS

10.

Subject to the Companies Acts, all or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than seventy five percent of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy. To any such separate general meeting, all the provisions of these Bye-laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be two or more persons holding or representing by proxy any of the shares of the relevant class, that every holder of shares of the relevant class shall be entitled on a poll to one vote for every such share held by him and that any holder of shares of the relevant class present in person or by proxy may demand a poll;

4

provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

11.	The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be altered by the creation or issue of further shares ranking pari passu therewith.

POWER TO PURCHASE OWN SHARES

12.	The Company shall have the power to purchase its own shares for cancellation.

13.	The Company shall have the power to acquire its own shares to be held as Treasury Shares.

14.	The Board may exercise all of the powers of the Company to purchase or acquire its own shares, whether for cancellation or to be held as Treasury Shares in accordance with the Principal Act.

SHARES

15.	Subject to the provisions of these Bye-laws, the unissued shares of the Company (whether forming part of the original capital or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may determine.

16.	The Board may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by law.

17.	Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as otherwise provided in these Bye-laws or by law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.

CERTIFICATES

18.	The preparation, issue and delivery of share certificates shall be governed by the Companies Acts. In the case of a share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

19.	If a share certificate is defaced, lost or destroyed it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of defacement, on delivery of the old certificate to the Company.

20.	All certificates for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions for the time being relating thereto otherwise provide, be issued under the Seal or bearing the signature of at least one person who is a Director or Secretary of the Company or a person expressly authorized to sign such certificates on behalf of the Company. The Board may by resolution determine, either generally or in any particular case, that any signatures on any such certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon.

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LIEN

21.	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys, whether presently payable or not, called or payable, at a date fixed by or in accordance with the terms of issue of such share in respect of such share, and the Company shall also have a first and paramount lien on every share (other than a fully paid share) standing registered in the name of a Shareholder, whether singly or jointly with any other person, for all the debts and liabilities of such Shareholder or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Shareholder, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Shareholder or his estate and any other person, whether a Shareholder or not. The Company’s lien on a share shall extend to all dividends payable thereon. The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Bye-law.

22.	The Company may sell, in such manner as the Board may think fit, any share on which the Company has a lien but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

23.	The net proceeds of sale by the Company of any shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the holder of the share immediately before such sale. For giving effect to any such sale the Board may authorise some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the sale.

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CALLS ON SHARES

24.	The Board may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their shares (whether on account of the par value of the shares or by way of premium) and not by the terms of issue thereof made payable at a date fixed by or in accordance with such terms of issue, and each Shareholder shall (subject to the Company serving upon him at least fourteen days notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Board may determine.

25.	A call may be made payable by installments and shall be deemed to have been made at the time when the resolution of the Board authorizing the call was passed.

26.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

27.	If a sum called in respect of the share shall not be paid before or on the day appointed for payment thereof the person from whom the sum is due shall pay interest on the sum from the day appointed for the payment thereof to the time of actual payment at such rate as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

28.	Any sum which, by the terms of issue of a share, becomes payable on allotment or at any date fixed by or in accordance with such terms of issue, whether on account of the nominal amount of the share or by way of premium, shall for all the purposes of these Bye-laws be deemed to be a call duly made, notified and payable on the date on which, by the terms of issue, the same becomes payable and, in case of non-payment, all the relevant provisions of these Bye-laws as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

29.	The Board may on the issue of shares differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

FORFEITURE OF SHARES

30.	If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may at any time thereafter during such time as any part of such call or installment remains unpaid serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued.

31.	The notice shall name a further day (not being less than 14 days from the date of the notice) on or before which, and the place where, the payment required by the

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notice is to be made and shall state that, in the event of non-payment on or before the day and at the place appointed, the shares in respect of which such call is made or installment is payable will be liable to be forfeited. The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Bye-laws to forfeiture shall include surrender.

32.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls or installments and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

33.	When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share; but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice as aforesaid.

34.	A forfeited share shall be deemed to be the property of the Company and may be sold, re-offered or otherwise disposed of either to the person who was, before forfeiture, the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Board shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board may think fit.

35.	A person whose shares have been forfeited shall thereupon cease to be a Shareholder in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the shares with interest thereon at such rate as the Board may determine from the date of forfeiture until payment, and the Company may enforce payment without being under any obligation to make any allowance for the value of the shares forfeited.

36.	An affidavit in writing that the deponent is a Director or the Secretary and that a share has been duly forfeited on the date stated in the affidavit shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration (if any) given for the share on the sale, re-allotment or disposition thereof and the Board may authorise some person to transfer the share to the person to whom the same is sold, re-allotted or disposed of, and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale, re-allotment or disposal of the share.

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REGISTER OF SHAREHOLDERS

37.	The Secretary shall establish and maintain the Register of Shareholders in the manner prescribed by the Companies Acts. Unless the Board otherwise determines, the Register of Shareholders shall be open to inspection in the manner prescribed by the Companies Acts between 10.00 a.m. and 12.00 noon on every working day. Unless the Board otherwise determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register any indication of any trust or any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any of the provisions of Bye-law 18.

38.	Subject to the Companies Act, the Company may establish the Branch Register, and the Board may make and vary such regulations as it determines in respect of the keeping of the Branch Register, including maintaining a Registration Office in connection therewith.

REGISTER OF DIRECTORS AND OFFICERS

39.	The Secretary shall establish and maintain a register of the Directors and Officers of the Company as required by the Companies Acts. Every officer that is also a Director and the Secretary must be listed officers of the Company in the Register of Directors and Officers. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Acts between 10.00 a.m. and 12.00 noon on every working day.

TRANSFER OF SHARES

40.	Subject to the Companies Acts and to such of the restrictions contained in these Bye-laws as may be applicable, any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other form which the Board may approve.

41.	The instrument of transfer of a share shall be signed by or on behalf of the transferor and, where any share is not fully-paid, the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. Should the Company be permitted to do so under the laws of Bermuda, the Board may, either generally or in any particular case, upon request by the transferor or the transferee, accept mechanically or electronically executed transfer and may also make such regulations with respect to transfer in addition to the provisions of these Bye- Laws as it considers appropriate. The Board may, in its absolute discretion, decline to register any transfer of any share which is not a fully-paid share.

42.	The Board may also decline to register any transfer unless:

(a)	the instrument of transfer is duly stamped and lodged with the Company, accompanied by the certificate for the shares to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer,

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(b)	the instrument of transfer is in respect of only one class of share,

(c)	where applicable, the permission of the Bermuda Monetary Authority with respect thereto has been obtained.

43.	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-law and Bye-laws 37, 41 and 45.

44.	If the Board declines to register a transfer it shall, within three months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

45.	No fee shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, distringas or stop notice, order of court or other instrument relating to or affecting the title to any share, or otherwise making an entry in the Register and/or the Branch Register relating to any share.

46.	Notwithstanding anything contained in these Bye-laws, the Directors shall not decline to register any transfer of shares, nor may they suspend registration thereof where such transfer is executed by any bank or other person to whom such shares have been charged by way of security, or by any nominee or agent of such bank or person, and whether the transfer is effected for the purpose of perfecting any mortgage or charge of such shares or pursuant to the sale of such shares under such mortgage or charge, and a certificate signed by any officer of such bank or by such person that such shares were so mortgaged or charged and the transfer was so executed shall be conclusive evidence of such facts.

47.	The Company may dispose of or transfer Treasury Shares for cash or other consideration.

TRANSMISSION OF SHARES

48.	In the case of the death of a Shareholder, the survivor or survivors, where the deceased was a joint holder, and the estate representative, where he was sole holder, shall be the only person recognised by the Company as having any title to his shares; but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any share held by him solely or jointly with other persons. For the purpose of this Bye-law, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, failing any such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-law.

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49.	Any person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Board as to his entitlement, either be registered himself as the holder of the share or elect to have some person nominated by him registered as the transferee thereof. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have his nominee registered, he shall signify his election by signing an instrument of transfer of such share in favour of his nominee. All the limitations, restrictions and provisions of these Bye-laws relating to the right to transfer and the registration of transfer of shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Shareholder.

50.	A person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Board as to his entitlement) be entitled to receive and may give a discharge for any dividends or other moneys payable in respect of the share, but he shall not be entitled in respect of the share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the share any of the rights or privileges of a Shareholder until he shall have become registered as the holder thereof. The Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within sixty days the Board may thereafter withhold payment of all dividends and other moneys payable in respect of the shares until the requirements of the notice have been complied with.

51.	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under Bye-laws 48, 49 and 50.

INCREASE OF CAPITAL

52.	The Company may from time to time increase its capital by such sum to be divided into shares of such par value as the Company by Resolution shall prescribe.

53.	The Company may, by the Resolution increasing the capital, direct that the new shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Acts) at a discount to all the holders for the time being of shares of any class or classes in proportion to the number of such shares held by them respectively or make any other provision as to the issue of the new shares.

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54.	The new shares shall be subject to all the provisions of these Bye-laws with reference to lien, the payment of calls, forfeiture, transfer, transmission and otherwise.

ALTERATION OF CAPITAL

55.	The Company may from time to time by Resolution:

(a)	divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

(b)	consolidate and divide all or any of its share capital into shares of larger par value than its existing shares;

(c)	sub-divide its shares or any of them into shares of smaller par value than is fixed by its memorandum, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

(d)	make provision for the issue and allotment of shares which do not carry any voting rights;

(e)	cancel shares which, at the date of the passing of the Resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; and

(f)	change the currency denomination of its share capital.

56.	Where any difficulty arises in regard to any division, consolidation, or sub-division under Bye-law 55, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

57.	Subject to the Companies Acts and to any confirmation or consent required by law or these Bye-laws, the Company may by Resolution from time to time convert any preference shares into redeemable preference shares.

REDUCTION OF CAPITAL

58.	Subject to the Companies Acts, its memorandum and any confirmation or consent required by law or these Bye-laws, the Company may from time to time by

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Resolution authorise the reduction of its issued share capital or any capital redemption reserve fund or any share premium or contributed surplus account in any manner.

59.	In relation to any such reduction, the Company may by Resolution determine the terms upon which such reduction is to be effected including in the case of a reduction of part only of a class of shares, those shares to be affected.

GENERAL MEETINGS AND WRITTEN RESOLUTIONS

60.	The Board shall convene and the Company shall hold general meetings as Annual General Meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint. The Board may, whenever it thinks fit, and shall, when required by the Companies Acts, convene general meetings other than Annual General Meetings which shall be called Special General Meetings.

61.	Except in the case of the removal of auditors and Directors and subject to these Bye-laws, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Shareholders of the Company may, without a meeting be done by resolution in writing, signed by a simple majority of all of the Shareholders (or such greater majority as is required by the Companies Acts or these Bye-laws) or their proxies, or in the case of a Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts) on behalf of such Shareholder, being all of the Shareholders of the Company who at the date of the resolution in writing would be entitled to attend a meeting and vote on the resolution. Such resolution in writing may be signed by, or in the case of a Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts), on behalf of, all the Shareholders of the Company, or any class thereof, in as many counterparts as may be necessary.

62.	Notice of any resolution to be made under Bye-law 61 shall be given, and a copy of the resolution shall be circulated, to all members who would be entitled to attend a meeting and vote on the resolution in the same manner as that required for a notice of a meeting of members at which the resolution could have been considered, except that any requirement in this Act or in these Bye-laws as to the length of the period of notice shall not apply.

63.	A resolution in writing is passed when it is signed by, or, in the case of a member that is a corporation (whether or not a company within the meaning of the Companies Acts) on behalf of, such number of the Shareholders of the Company who at the date of the notice represent a majority of votes as would be required if the resolution had been voted on at a meeting of Shareholders.

64.	A resolution in writing made in accordance with Bye-law 61 is as valid as if it had been passed by the Company in general meeting or, if applicable, by a meeting of

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the relevant class of Shareholders of the Company, as the case may be. A resolution in writing made in accordance with Bye-law 61 shall constitute minutes for the purposes of the Companies Acts and these Bye-laws.

65.	The accidental omission to give notice to, or the non-receipt of a notice by, any person entitled to receive notice of a resolution does not invalidate the passing of a resolution.

NOTICE OF GENERAL MEETINGS

66.	An Annual General Meeting shall be called by not less than 5 days’ notice in writing and a Special General Meeting shall be called by not less than 5 days’ notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, day and time of the meeting, and, in the case of a Special General Meeting, the general nature of the business to be considered. Notice of every general meeting shall be given in any manner permitted by these Bye-laws. Shareholders other than those required to be given notice under the provisions of these Bye-laws or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company.

67.	Notwithstanding that a meeting of the Company is called by shorter notice than that specified in this Bye-law, it shall be deemed to have been duly called if it is so agreed:

(a)	in the case of a meeting called as an Annual General Meeting, by all the Shareholders entitled to attend and vote thereat;

(b)	in the case of any other meeting, by a majority in number of the Shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95 percent in nominal value of the shares giving that right.

68.	The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

69.	No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the meeting. Save as otherwise provided by these Bye-laws, at least two Shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes; provided, however, that if the Company shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

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70.	If within five minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened on the requisition of Shareholders, shall be dissolved. In any other case, it shall stand adjourned to such other day and such other time and place as the chairman of the meeting may determine and at such adjourned meeting two Shareholders present in person or by proxy (whatever the number of shares held by them) shall be a quorum provided that if the Company shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum. The Company shall give not less than 5 days’ notice of any meeting adjourned through want of a quorum and such notice shall state that the sole Shareholder or, if more than one, two Shareholders present in person or by proxy (whatever the number of shares held by them) shall be a quorum.

71.	A meeting of the Shareholders or any class thereof may be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting.

72.	Each Director shall be entitled to attend and speak at any general meeting of the Company.

73.	The Chairman (if any) of the Board or, in his absence, the President (if any) or in his absence the Director who has been appointed as the head of the Board shall preside as chairman at every general meeting. If there is no such Chairman or President or such Director, or if at any meeting neither the Chairman nor the President nor such Director is present within five (5) minutes after the time appointed for holding the meeting, or if neither of them is willing to act as chairman, the Directors present shall choose one of their number to act or if one Director only is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote on a poll shall elect one of their number to be chairman.

74.	The chairman of the meeting may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for three months or more, notice of the adjourned meeting shall be given as in the case of an original meeting.

75.	Save as expressly provided by these Bye-laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

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VOTING

76.	Save where a greater majority is required by the Companies Acts or these Bye- laws, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast.

77.	At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands or by a count of votes received in the form of electronic records unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded by:

(a)	the chairman of the meeting; or

(b)	at least three Shareholders present in person or represented by proxy; or

(c)	any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one tenth of the total voting rights of all the Shareholders having the right to vote at such meeting; or

(d)	a Shareholder or Shareholders present in person or represented by proxy holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all such shares conferring such right.

78.	Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands or on a count of votes received in the form of electronic records, been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number of votes recorded for or against such resolution.

79.	If a poll is duly demanded, the result of the poll shall be deemed to be the resolution of the meeting at which the poll is demanded.

80.	A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time (being not later than three months after the date of the demand) and place as the chairman shall direct. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll.

81.	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

82.	On a poll, votes may be cast either personally or by proxy.

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83.	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

84.	In the case of an equality of votes at a general meeting, whether on a show of hands, a count of votes received in the form of electronic records or on a poll, the chairman of such meeting shall not be entitled to a second or casting vote.

85.	In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

86.	A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any Court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such Court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Shareholder for the purpose of general meetings.

87.	No Shareholder shall, unless the Board otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

88.	If (i) any objection shall be raised to the qualification of any voter or (ii) any votes have been counted which ought not to have been counted or which might have been rejected or (iii) any votes are not counted which ought to have been counted, the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

PROXIES AND CORPORATE REPRESENTATIVES

89.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney authorised by him in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same.

90.

Any Shareholder may appoint a standing proxy or (if a corporation) representative by depositing at the Registered Office a proxy or (if a corporation) an authorisation and such proxy or authorisation shall be valid for all general meetings and

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adjournments thereof or, resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office which if permitted by the Principal Act may be in the form of an electronic record. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any such standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.

91.	Subject to Bye-law 90, the instrument appointing a proxy together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office which if permitted by the Principal Act may be in the form of an electronic record (or at such place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith) prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a written resolution, prior to the effective date of the written resolution and in default the instrument of proxy shall not be treated as valid.

92.	Instruments of proxy shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any written resolution forms of instruments of proxy for use at that meeting or in connection with that written resolution. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall unless the contrary is stated therein be valid as well for any adjournment of the meeting as for the meeting to which it relates.

93.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the Registered Office which if permitted by the Principal Act may be in the form of an electronic record (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other documents sent therewith) one hour at least before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any written resolution at which the instrument of proxy is used.

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94.	Subject to the Companies Acts, the Board may at its discretion waive any of the provisions of these Bye-laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend and vote on behalf of any Shareholder at general meetings or to sign written resolutions.

95.	Notwithstanding any other provision of these Bye-laws, any member may appoint an irrevocable proxy by depositing at the Registered Office an irrevocable proxy and such irrevocable proxy shall be valid for all general meetings and adjournments thereof, or resolutions in writing, as the case may be, until terminated in accordance with its own terms, or until written notice of termination is received at the Registered Office signed by the proxy. The instrument creating the irrevocable proxy shall recite that it is constituted as such and shall confirm that it is granted with an interest. The operation of an irrevocable proxy shall not be suspended at any general meeting or adjournment thereof at which the member who has appointed such proxy is present and the member may not specially appoint another proxy or vote himself in respect of any shares which are the subject of the irrevocable proxy.

APPOINTMENT AND REMOVAL OF DIRECTORS

96.	The number of Directors shall be such number not less than two as the Company by Resolution may from time to time determine and, subject to the Companies Acts and these Bye-laws, shall serve until re-elected or their successors are appointed at the next Annual General Meeting.

97.	The Company shall at the Annual General Meeting and may by Resolution determine the minimum and the maximum number of Directors and may by Resolution determine that one or more vacancies in the Board shall be deemed casual vacancies for the purposes of these Bye-laws. Without prejudice to the power of the Company by Resolution in pursuance of any of the provisions of these Bye-laws to appoint any person to be a Director, the Board, so long as a quorum of Directors remains in office, shall have power at any time and from time to time to appoint any individual to be a Director so as to fill a casual vacancy.

98.	The Company may in a Special General Meeting called for that purpose remove a Director provided notice of any such meeting shall be served upon the Director concerned not less than 14 days before the meeting and he shall be entitled to be heard at that meeting. Any vacancy created by the removal of a Director at a Special General Meeting may be filled at the Meeting by the election of another Director in his place or, in the absence of any such election, by the Board.

RESIGNATION AND DISQUALIFICATION OF DIRECTORS

99.	The office of a Director shall be vacated upon the happening of any of the following events:

(a)	if he resigns his office by notice in writing delivered to the Registered Office or tendered at a meeting of the Board;

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(b)	if he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that his office is vacated;

(c)	if he becomes bankrupt or compounds with his creditors;

(d)	if he is prohibited by law from being a Director;

(e)	if he ceases to be a Director by virtue of the Companies Acts or is removed from office pursuant to these Bye-laws.

ALTERNATE DIRECTORS

100.	The Company may by Resolution elect any person or persons to act as Directors in the alternative to any of the Directors or may authorise the Board to appoint such Alternate Directors and a Director may appoint and remove his own Alternate Director. Any appointment or removal of an Alternate Director by a Director shall be effected by depositing a notice of appointment or removal with the Secretary at the Registered Office which if permitted by the Principal Act may be in the form of an electronic record, signed by such Director, and such appointment or removal shall become effective on the date of receipt by the Secretary. Any Alternate Director may be removed by Resolution of the Company and, if appointed by the Board, may be removed by the Board. Subject as aforesaid, the office of Alternate Director shall continue until the next annual election of Directors or, if earlier, the date on which the relevant Director ceases to be a Director. An Alternate Director may also be a Director in his own right and may act as alternate to more than one Director.

101.	An Alternate Director shall be entitled to receive notices of all meetings of Directors, to attend, be counted in the quorum and vote at any such meeting at which any Director to whom he is alternate is not personally present, and generally to perform all the functions of any Director to whom he is alternate in his absence.

102.	Every person acting as an Alternate Director shall (except as regards powers to appoint an alternate and remuneration) be subject in all respects to the provisions of these Bye-laws relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for any Director for whom he is alternate. An Alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director. Every person acting as an Alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an Alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the terms of his appointment provides to the contrary, be as effective as the signature of the Director or Directors to whom he is alternate.

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DIRECTORS’ FEES AND ADDITIONAL REMUNERATION AND EXPENSES

103.	The amount, if any, of Directors’ fees shall from time to time be determined by the Company by Resolution and in the absence of a determination to the contrary in general meeting, such fees shall be deemed to accrue from day to day. Each Director may be paid his reasonable travelling, hotel and incidental expenses in attending and returning from meetings of the Board or committees constituted pursuant to these Bye-laws or general meetings and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-law.

DIRECTORS’ INTERESTS

104.	A Director may hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-law.

105.	A Director may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

106.	Subject to the Companies Acts, a Director may notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a Director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

107.

So long as, where it is necessary, he declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-laws allow him to be appointed or from any transaction or

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arrangement in which these Bye-laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

108.	Subject to the Companies Acts and any further disclosure required thereby, a general notice to the Directors by a Director or officer declaring that he is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person, shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.

POWERS AND DUTIES OF THE BOARD

109.	Subject to the provisions of the Companies Acts and these Bye-laws and to any directions given by the Company by Resolution, the Board shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company. No alteration of these Bye-laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Bye-law shall not be limited by any special power given to the Board by these Bye-laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

110.	The Board may exercise all the powers of the Company to borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any other persons.

111.	All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine.

112.	The Board on behalf of the Company may provide benefits, whether by the payment of gratuities or pensions or otherwise, for any person including any Director or former Director who has held any executive office or employment with the Company or with any body corporate which is or has been a subsidiary or affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or affiliate, and to any member of his family or any person who is or was dependent on him, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person.

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113.	The Board, on behalf of the Company, may provide benefits, whether pursuant to a Share Option Scheme or by the payment of gratuities or pensions or otherwise, for any Director or Officer (whether or not an employee) and any person who has held any executive office or employment with the Company or with any body corporate which has been a subsidiary or affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or affiliate, and to any member of his family or any person who is or was dependent on him, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person in connection with the provision of pensions. Subject to the provisions of the Principal Act from time to time in force relating to financial assistance and dealings with Directors, the Board may also establish and maintain a Share Option Scheme and (if such Share Option Scheme so provides) contribute to such Share Option Scheme for the purchase by the Company or transfer, allotment or issue from the Company to trustees of shares in the Company, such shares to be held for the benefit of scheme participants (including Directors and Officers) and, subject to the Principal Act, lend money to such trustees or scheme participants to enable the purchase of such shares.

114.	The Board may from time to time appoint one or more of its body to hold any other employment or executive office with the Company for such period and upon such terms as the Board may determine and may revoke or terminate any such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and either in addition to or in lieu of his remuneration as a Director.

DELEGATION OF THE BOARD’S POWERS

115.	The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Bye-laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

116.	The Board may entrust to and confer upon any Director or officer any of the powers exercisable by it upon such terms and conditions with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke or vary all or any of such powers but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

117.	The Board may delegate any of its powers, authorities and discretions to any person or to committees, consisting of such person or persons (whether a member or members of its body or not) as it thinks fit. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed upon it by the Board.

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PROCEEDINGS OF THE BOARD

118.	The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes the motion shall be deemed to have been lost. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

119.	Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to him personally or by word of mouth or sent to him by post, cable, telex, telecopier or other mode of representing or reproducing words in a legible and non-transitory form at his last known address or any other address given by him to the Company for this purpose. A Director may waive notice of any meeting either prospectively or retrospectively.

120.	The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be two individuals. Any Director who ceases to be a Director at a meeting of the Board may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

121.	A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with the Company and has complied with the provisions of the Companies Acts and these Bye-laws with regard to disclosure of his interest shall be entitled to vote in respect of any contract, transaction or arrangement in which he is so interested and if he shall do so his vote shall be counted, and he shall be taken into account in ascertaining whether a quorum is present.

122.	So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting.

123.

The Chairman (if any) of the Board or, in his absence, the President (if any) or in his absence the Director who has been appointed as the head of the Board shall preside as chairman at every meeting of the Board. If there is no such Chairman, President or Director or if at any meeting the Chairman, President or Director is not

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present within five (5) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present may choose one of their number to be chairman of the meeting.

124.	The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in these Bye-laws for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board.

125.	A resolution in writing signed by all the Directors for the time being entitled to receive notice of a meeting of the Board or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the Board or, as the case may be, of such committee duly called and constituted. Such resolution may be contained in one document or in several documents in the like form each signed by one or more of the Directors (or their Alternate Directors) or members of the committee concerned.

126.	A meeting of the Board or a committee appointed by the Board may be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting.

127.	All acts done by the Board or by any committee or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.

OFFICERS

128.	The Board may appoint any person whether or not he is a Director to hold such office as the Board may from time to time determine. Any person elected or appointed pursuant to this Bye-law shall hold office for such period and upon such terms as the Board may determine and the Board may revoke or terminate any such election or appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such officer may have against the Company or the Company may have against such officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Companies Acts or these Bye-laws, the powers and duties of the officers of the Company shall be such (if any) as are determined from time to time by the Board.

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MINUTES

129.	The Directors shall cause minutes to be made and books kept for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors and other persons (if any) present at each meeting of Directors and of any committee;

(c)	of all proceedings at meetings of the Company, of the holders of any class of shares in the Company, and of committees;

(d)	of all proceedings of managers (if any).

SECRETARY AND RESIDENT REPRESENTATIVE

130.	The Secretary and Resident Representative, if necessary, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary so appointed may be removed by the Board.

131.	The duties of the Secretary shall be those prescribed by the Companies Acts together with such other duties as shall from time to time be prescribed by the Board.

132.	A provision of the Companies Acts or these Bye-laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

THE SEAL

133.	The Company may, but need not, have a Seal and one or more duplicate Seals for use in any place in or outside Bermuda.

134.	If the Company has a Seal it shall consist of a circular metal device with the name of the Company around the outer margin thereof and the country and year of incorporation across the centre thereof.

135.	The Board shall provide for the custody of every Seal, if any. A Seal shall only be used by authority of the Board or of a committee constituted by the Board. Subject to these Bye-laws, any instrument to which a Seal is affixed shall be signed by at least one Director or the Secretary, or by any person (whether or not a Director or the Secretary), who has been authorised either generally or specifically to attest to the use of a Seal.

136.	The Secretary, a Director or the Resident Representative may affix a Seal attested with his signature to certify the authenticity of any copies of documents.

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DIVIDENDS AND OTHER PAYMENTS

137.	The Board may from time to time declare cash dividends or distributions out of contributed surplus to be paid to the Shareholders according to their rights and interests including such interim dividends as appear to the Board to be justified by the position of the Company. The Board may also pay any fixed cash dividend which is payable on any shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

138.	Except insofar as the rights attaching to, or the terms of issue of, any share otherwise provide:

(a)	all dividends or distributions out of contributed surplus may be declared and paid according to the amounts paid up on the shares in respect of which the dividend or distribution is paid, and an amount paid up on a share in advance of calls may be treated for the purpose of this Bye-law as paid-up on the share;

(b)	dividends or distributions out of contributed surplus may be apportioned and paid pro rata according to the amounts paid-up on the shares during any portion or portions of the period in respect of which the dividend or distribution is paid.

139.	The Board may deduct from any dividend, distribution or other moneys payable to a Shareholder by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of shares of the Company.

140.	No dividend, distribution or other moneys payable by the Company on or in respect of any share shall bear interest against the Company.

141.	Any dividend distribution, interest or other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the mail addressed to the holder at his address in the Register or, as the case may be, the Branch Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register or, as the case may be, the Branch Register in respect of the shares at his registered address as appearing in the Register or, as the case may be, the Branch Register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register or, as the case may be, the Branch Register in respect of such shares, and shall be sent at his or their risk, and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends, distributions or other moneys payable or property distributable in respect of the shares held by such joint holders.

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142.	Any dividend or distribution out of contributed surplus unclaimed for a period of six years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

143.	With the sanction of a Resolution the Board may direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Shareholders upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board.

RESERVES

144.	The Board may, before recommending or declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any sums which it may think it prudent not to distribute.

CAPITALISATION OF PROFITS

145.

The Company may, upon the recommendation of the Board, at any time and from time to time pass a Resolution to the effect that it is desirable to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any share premium account or any capital redemption reserve fund and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any shares in the Company held by such Shareholders respectively or in payment up in full of unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Shareholders, or partly in one way and partly in the other, and the Board shall give effect to such Resolution, provided that for the

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purpose of this Bye-law, a share premium account and a capital redemption reserve fund may be applied only in paying up of unissued shares to be issued to such Shareholders credited as fully paid and provided further that any sum standing to the credit of a share premium account may only be applied in crediting as fully paid shares of the same class as that from which the relevant share premium was derived.

146.	Where any difficulty arises in regard to any distribution under Bye-law 145, the Board may settle the same as it thinks expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Shareholders in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Shareholders.

RECORD DATES

147.	Notwithstanding any other provisions of these Bye-laws, the Company may by Resolution or the Board may fix any date as the record date for any dividend, distribution, allotment or issue and for the purpose of identifying the persons entitled to receive notices of general meetings. Any such record date may be on or at any time before or after any date on which such dividend, distribution, allotment or issue is declared, paid or made or such notice is despatched.

ACCOUNTING RECORDS

148.	The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions, in accordance with the Companies Acts.

149.	The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit, and shall at all times be open to inspection by the Directors: PROVIDED that if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three month period. No Shareholder (other than an officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Board or by Resolution.

150.

A copy of every balance sheet and statement of income and expenditure, including every document required by law to be annexed thereto, which is to be laid before the Company in general meeting, together with a copy of the auditors’ report, shall be sent to each person entitled thereto in accordance with the requirements of the

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Companies Acts. Pursuant to Bye-law 116, the Board may delegate to the Finance Officer responsibility for the proper maintenance and safe keeping of all of the accounting records of the Company and (subject to the terms of any resolution from time to time passed by the Board relating to the extent of the duties of the Finance Officer) the Finance Officer shall have primary responsibility for (a) the preparation of proper management accounts of the Company (at such intervals as may be required) and (b) the periodic delivery of such management accounts to the Registered Office in accordance with the Companies Acts.

AUDIT

151.	Save and to the extent that an audit is waived in the manner permitted by the Companies Acts, auditors shall be appointed and their duties regulated in accordance with the Companies Acts, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.

SERVICE OF NOTICES AND OTHER DOCUMENTS

152.	Any notice or other document (including a share certificate) may be served on or delivered to any Shareholder by the Company either personally or by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register or by delivering it to or leaving it at such registered address. In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders. Any notice or other document if sent by post shall be deemed to have been served or delivered seven days after it was put in the post, and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed, stamped and put in the post.

153.	Any notice of a general meeting of the Company shall be deemed to be duly given to a Shareholder if it is sent to him by cable, telex, telecopier or other mode of representing or reproducing words in a legible and non-transitory form at his address as appearing in the Register or any other address given by him to the Company for this purpose. Any such notice shall be deemed to have been served twenty-four hours after its despatch.

154.	Any notice or other document shall be deemed to be duly given to a Shareholder if it is delivered to such Shareholder by means of an electronic record in accordance with Section 2A of the Principal Act.

155.

Any notice or other document delivered, sent or given to a Shareholder in any manner permitted by these Bye-laws shall, notwithstanding that such Shareholder is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of

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such Shareholder as sole or joint holder unless his name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

WINDING UP

156.	If the Company shall be wound up, the liquidator may, with the sanction of a Resolution of the Company and any other sanction required by the Companies Acts, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purposes set such values as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

INDEMNITY

157.	Subject to the provisions of Bye-law 165, no Director, Alternate Director, Officer, person or member of a committee authorised under Bye-law 117, Resident Representative of the Company or his heirs, executors or administrators shall be liable for the acts, receipts, neglects, or defaults of any other such person or any person involved in the formation of the Company, or for any loss or expense incurred by the Company through the insufficiency or deficiency of title to any property acquired by the Company, or for the insufficiency of deficiency of any security in or upon which any of the monies of the Company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any person with whom any monies, securities, or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default, or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of his duties, or supposed duties, to the Company or otherwise in relation thereto.

158.

Subject to the provisions of Bye-law 165, every Director, Alternate Director, Officer, person or member of a committee authorised under Bye-law 117, Resident Representative of the Company and their respective heirs, executors or administrators shall be indemnified and held harmless out of the funds of the Company to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, Alternate Director, Officer, person or committee member or Resident Representative and the indemnity contained in this Bye-law shall extend to any

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person acting as such Director, Alternate Director, Officer, person or committee member or Resident Representative in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election.

159.	Every Director, Alternate Director, Officer, person or member of a committee duly authorised under Bye-law 117, Resident Representative of the Company and their respective heirs, executors or administrators shall be indemnified out of the funds of the Company against all liabilities incurred by him as such Director, Alternate Director, Officer, person or committee member or Resident Representative in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

160.	To the extent that any Director, Alternate Director, Officer, person or member of a committee duly authorised under Bye-law 117, Resident Representative of the Company or any of their respective heirs, executors or administrators is entitled to claim an indemnity pursuant to these Bye-laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

161.	The Board may arrange for the Company to be insured in respect of all or any part of its liability under the provision of these Bye-laws and may also purchase and maintain insurance for the benefit of any Directors, Alternate Directors, Officers, person or member of a committee authorised under Bye-law 117, employees or Resident Representatives of the Company in respect of any liability that may be incurred by them or any of them howsoever arising in connection with their respective duties or supposed duties to the Company. This Bye-law shall not be construed as limiting the powers of the Board to effect such other insurance on behalf of the Company as it may deem appropriate.

162.	Notwithstanding anything contained in the Principal Act, the Company may advance moneys to an Officer or Director for the costs, charges and expenses incurred by the Officer or Director in defending any civil or criminal proceedings against them on the condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty is proved against them.

163.	Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any Director, Alternate Director, Officer of the Company, person or member of a committee authorised under Bye-law 117, Resident Representative of the Company or any of their respective heirs, executors or administrators on account of any action taken by any such person, or the failure of any such person to take any action in the performance of his duties, or supposed duties, to the Company or otherwise in relation thereto.

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164.	The restrictions on liability, indemnities and waivers provided for in Bye-laws 157 to 163 inclusive shall not extend to any matter which would render the same void pursuant to the Companies Acts.

165.	The restrictions on liability, indemnities and waivers contained in Bye-laws 157 to 163 inclusive shall be in addition to any rights which any person concerned may otherwise be entitled by contract or as a matter of applicable Bermuda law.

ALTERATION OF BYE-LAWS

166.	These Bye-laws may be amended from time to time in the manner provided for in the Companies Acts.

*****

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B Y E - L A W S

OF

North Atlantic Drilling Ltd.

34

Exhibit 10.1

GENERAL MANAGEMENT AGREEMENT

between

NORTH ATLANTIC DRILLING LTD.

and

its SUBSIDIARIES

and

NORTH ATLANTIC MANAGEMENT AS

1

2

THIS GENERAL MANAGEMENT AGREEMENT (the “Agreement”) is made on this 3rd day of August, 2011 between:

(1)	NORTH ATLANTIC DRILLING LTD. of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HMGX, Bermuda (the “Company”);

(2)	THE SUBSIDIARIES OF THE COMPANY LISTED IN SCHEDULE 1 HERETO (the “Subsidiaries”);

and

(3)	NORTH ATLANTIC MANAGEMENT AS of Løkkeveien 111, 4007 Stavanger, Norway (the “Manager”)

(hereinafter jointly referred to as the “Parties” and, individually, as a “Party”.)

WHEREAS:

(A)	The Company is a limited company organised under the laws of Bermuda, having its registered office at the address stated above.

(B)	The Company intends to list its shares on the Oslo Stock Exchange.

(C)	The Company is, through the Subsidiaries, the owner of a number of offshore drilling rigs which are operated and chartered out to third parties by the Group (as defined below).

(D)	It is the Company’s policy to outsource its and the Subsidiaries’ administrative needs to other corporate entities, owned or controlled by itself.

(E)	The Manager is a wholly owned subsidiary of the Company, incorporated for the purpose of providing the Company and its subsidiaries with such administrative services as they from time to time require.

NOW THEREFORE, the Parties have agreed as follows:

1.	CONFIRMATION OF ENGAGEMENT

1.1	The Company and the Subsidiaries (the “Customers”) hereby confirm the engagement of the Manager, effective from 1 April 2011 (the “Effective Date”), as responsible for the day-to-day management of their respective assets and liabilities on the terms and conditions set forth herein.

2.	THE CUSTOMERS’ MANAGEMENT FUNCTIONS

2.1	Ultimate responsibility for the administration of the Customers lies with the board of directors of the Company (the “Board”).

The board of directors of each Subsidiary is responsible for the administration thereof but answers to the Board as the representative of its sole shareholder.

It is understood and agreed between the Parties that the Services (as defined below) are of an administrative nature, focused on the implementation and follow-up of the decisions taken by the Board and the board of directors of each Subsidiary.

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Further, the Parties acknowledge and agree that the Manager’s authority pursuant to the engagement referred to in Clause 1 above shall be limited to that described herein and that the Manager shall have no discretionary authority exceeding or supplementing this unless specifically granted by the Board or the board of directors of a Subsidiary.

2.2	The Manager shall perform the Services (as defined below) in accordance with the requirements of the Board and, where relevant, the board of directors of each Subsidiary, and report to such persons as, from time to time, shall be appointed by them.

2.3	The Board may authorise individual employees of the Manager to act on behalf of the Company in defined capacities on a general basis or, alternatively, in specific matters.

3.	THE SUBSIDIARIES

3.1	The Company’s assets are, generally, held through wholly owned subsidiaries.

3.2	The Subsidiaries are listed in Schedule 1 hereto and are parties to the Agreement.

If and when a Subsidiary is sold or liquidated, this Agreement shall terminate in relation to such Subsidiary without further notice.

If a new subsidiary (in this context defined as a wholly owned subsidiary of the Company) is incorporated or otherwise acquired by the Company, whether directly or indirectly, it shall be deemed to have acceded to this Agreement as a “Subsidiary” at such time.

The Parties agree, for documentary purpose, to update Schedule 1 in relation to Subsidiaries acquired, liquidated or divested by the Company at regular intervals.

3.3	The Manager shall, on matters of particular importance to a Subsidiary, keep such Subsidiary’s board of directors informed (while reporting to the Board). Final decision in such matters shall be taken by the board of directors of such Subsidiary.

4.	THE NORTH ATLANTIC GROUP

4.1	The Company has several other subsidiaries than the Subsidiaries.

Each of these will enter into a management agreement with the Manager pursuant to which the Manager, on terms comparable to the terms set forth herein, will undertake responsibility for the overall management of such subsidiaries’ assets and activities.

4.2	The Manager agrees and acknowledges that it shall be responsible for coordinating the activities of the Company and all of its subsidiaries from time to time (the “Group”) as part of the Services (as defined below).

5.	THE SERVICES

5.1	The Manager shall have an obligation to ensure that all of the management services required by the Group from time to time always are provided to the Group.

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Without prejudice to the generality of the foregoing, the Manager shall always provide the following services to the Customers (the services specified in this Clause 5 shall hereinafter be referred to as the “Services”.):

5.1.1	Corporate Governance Services

(a)	The Manager shall prepare material for and, pursuant to such instructions as shall, from time to time, be provided by the chairman of the Board, prepare the documentation for the meetings of the Board.

(b)	The Manager shall be responsible for the implementation of all resolutions passed by the Board (unless a specific resolution identifies another service provider or person as responsible therefore).

(c)	The Manager shall assist the Board in preparing material for and convening the meetings of the Company’s shareholders and the subsequent follow-up and implementation of the resolutions passed therein.

5.1.2	Not Applicable

5.1.3	Investor relations

The Manager shall assist the Board in all aspects relevant to investor relations, including, but not limited to communications with media and the public in general in respect of the Company’s performance.

These services shall include the presentation of the Company’s quarterly and annual reports to investors in general.

5.1.4	Budgeting – Accounting – Reporting – Audit

(a)	The Manager shall be responsible for the preparation of such budgets, whether period- or project-based, both for the Group or a specific project, as the Board shall require.

(b)	The Manager shall be responsible for the day-to-day accounting for the Customers and shall, in this capacity, ensure that all accounting material is stored in line with such requirements as apply thereto.

(c)	The Manager shall prepare periodic and annual accounts and reports in such form as the Board shall require from time to time.

(d)	The Manager shall prepare and file all tax returns on behalf of the Customers.

(e)	The Manager shall facilitate the annual and periodic audits of the accounts of the Customers by their auditor.

(f)	The Manager shall ensure that the Customers comply with relevant corporate governance laws and regulations.

(g)	The Manager shall negotiate the terms subject to which the Group’s auditors shall provide their services and present the same to the Board for approval.

5.1.5	Stock Exchange Matters

(a)	The Manager shall, on the instructions of the Board, negotiate all agreements relevant to the listing of the Company’s securities on stock exchanges in such jurisdictions as the Board, from time to time, shall decide.

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(b)	The Manager shall ensure compliance by the Company with all contractual and legal obligations of the Company in relation to the stock exchanges and similar trading systems on which the Company’s securities from time to time are listed.

(c)	The Manager shall ensure that all of the Company’s obligations to inform stock exchanges of the Company’s activities and results are complied with and shall enter into such agreements or other arrangements as shall be required by relevant stock exchanges for this purpose.

It is accepted by the Company that the Manager’s compliance with its obligations as set forth in (a) to (c) above is dependent upon the Manager in due course being provided with all adequate information by the Company.

5.1.6	Financing

(a)	The Manager shall assist the Board in all matters relevant to the financing of the Customers’ activities.

(b)	The Manager shall, in accordance with specific instructions from the Board, assist the Board in relation to the issue and/or repurchase of the Company’s securities.

(c)	The Manager shall, within such general limits or pursuant to such authorities as the Board from time to time shall decide, obtain offers for loans and other financial credits required to finance the Customers’ activities, negotiate the same and present final terms to the Board for approval. The Board may issue general authorisations to the Manager to conclude credit transactions on the Customers’ behalf in which case all such transactions shall be immediately reported to the Board.

The Board shall, at the Manager’s request, issue a specific power of attorney to the senior management of the Manager authorising them to obtain and negotiate loan offers on the Company’s behalf (always subject, however, to the Board and the board of directors of any Subsidiary which is a party thereto approving any commitments).

(d)	The Manager shall ensure that all payments are made under such loan and credit agreements as the Customers are party to from time to time on the due dates therefore and otherwise follow up on all reporting obligations etc. to relevant lenders.

(e)	The Manager shall continuously review the Customers’ financing structure and seek to improve the terms of the same.

(f)	The Manager shall, within limits from time to time set out in a trading mandate and trading manual approved by the Board, be authorised to conclude currency transactions, interest rate fixtures and derivative transactions on the Customers’ behalf.

(g)	The Manager shall follow up on the relationship between the Customers and their financial creditors from time to time and, in particular, ensure the proper and timely issuance of compliance certificates. The Manager shall report on all material issues arising in this context to the Board without undue delay.

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5.1.7	Treasury Functions

(a)	The Manager shall be authorised to operate the Company’s and each Subsidiary’s bank accounts in accordance with such principles therefore as the Board from time to time shall approve. The Manager shall, when specifically authorised to do so by the Board or the board of directors of a Subsidiary, open bank accounts in the Company’s or such Subsidiary’s name and enter into account agreements and all such other contracts or agreements as shall be required for this purpose.

(b)	The Manager shall develop a cash management policy for the Group, which shall be presented to and approved by the Board, and continuously review the same. The Manager shall furthermore ensure that such policy is implemented.

(c)	The Manager shall be authorised to collect all amounts due from third parties to the Customers on the Company’s and each Subsidiary’s behalf and shall be responsible for the establishment and implementation of efficient procedures for the purpose of collecting any overdue amounts.

(d)	The Manager shall arrange for the Customers to settle their debts to third parties as such fall due, always ensuring that amounts due as consideration for goods or services which do not meet required standards of quality or quantity are retained while pursuing a satisfactory solution to any dispute in relation thereto on the Customers’ behalf.

(e)	The Manager shall settle all inter-company accounts between the Customers and affiliated companies in accordance with such agreements and other basis for payments as shall be in existence from time to time.

5.1.8	Employment of vessels/rigs

(a)	The Manager shall keep in touch with all charterers of rigs owned by the Customers ensuring that such charterers observe their obligations at all times and/or take or suggest precautions to the Board where it appears likely that a default may occur.

(b)	The Manager shall keep itself up to date on market levels and prevailing terms for charter or other employment arrangements for the types of rigs owned by the Customers and shall propose new business opportunities to the Board as and when the same arise.

5.1.9	Insurance

Unless otherwise agreed among the Parties, the Manager undertakes to provide the Board and the board of directors of each adequate Subsidiary with an insurance coverage for the respective rigs and vessels as is adequate pursuant to the practice of prudent major international drilling contractors. As a minimum such insurance coverage must be in full compliance with the requirements in applicable loan agreements and chartering contracts.

5.1.10	Business Plan – Strategy – Business Development

(a)	The Manager shall, when so instructed by the Board, review the Group’s business plan and provide the Board with proposals for changes to this where appropriate.

(b)	The Manager shall assist the Board with regular reviews of the Group’s strategy and provide input to such strategy development process as the Board from time to time shall put in place.

(c)	The Manager shall continuously seek out and identify business opportunities within the scope of the Group’s business plan and strategy and present the same to the Board for review/approval.

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5.1.11	Mergers and Acquisitions

(a)	The Manager shall, in accordance with specific instructions from the Board, assist the Company in all matters relevant to corporate mergers and/or acquisitions of other companies. Such assistance shall include, but shall not be limited to, arranging the financing of any acquisition, renegotiating existing financing and other contractual arrangement required by the acquisition/merger and the general completion of the transaction in question.

(b)	The Manager shall always report on its activities in matters related to mergers and acquisitions to the Board and keep the Board continuously updated on the progress of the same.

5.1.12	Sale and Purchase of Assets

(a)	The Manager shall complete the sale and purchase of assets on behalf of the Customers, in accordance with specific instructions from the Board or, where relevant, the board of directors of the Subsidiary owning the asset or established for the purpose of purchasing the asset, as applicable.

(b)	The Manager shall, in respect of any sale or purchase of an asset, provide assistance to the Board (which shall include, but shall not be limited to, arranging the financing in the case of a purchase and other contractual arrangements and the general completion of the transaction in question) in completing the same.

(c)	The Manager shall assist the Board in following the market for the sale and purchase of assets relevant to the Customers’ business and provide the Board with recommendations in this respect.

5.1.13	Newbuildings and Rig Upgrade

(a)	The Manager shall assist the Board in following the market for newbuildings and, in this respect, liaise with relevant yards, brokers and analysts.

(b)	The Manager shall, always in accordance with specific instructions from the Board, assist the Company in negotiating newbuilding contracts. Any such contract shall always be subject to the final approval of the Board and when relevant, the board of directors of the Subsidiary established for the purpose of ordering the same.

(c)	Potential rig upgrade may be suggested by the Manager, for instance due to specific requirements under certain tenders for new charter contracts. It is however up to Board, or if applicable, the board of directors of a Subsidiary, to approve such potential rig upgrades.

5.1.14	Commercial Management

The Manager shall, unless a specific agreement is made between a Subsidiary and another service provider for this purpose, be responsible for the commercial management of the rigs or other assets of each Subsidiary.

This shall include the negotiating of any and all charter or employment arrangements for such Subsidiary’s rig, the following up of such charter or employment during its term and the provision of general market information to such Subsidiary’s board of directors and the Board.

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While the Manager shall use its best efforts to seek employment for the Subsidiaries’ rigs as set forth in this Clause 5.1.14, the Company and the Subsidiaries acknowledge that such efforts may fail from time to time. It is understood and agreed that the Manager’s failure to obtain employment for the rigs shall not constitute a breach of the Manager’s obligations under this Agreement and that the Manager’s right to compensation under Clause 7 applies irrespective of such failure.

Further, the Parties acknowledge that the board of directors of each Subsidiary owning an asset is responsible for approving any and all charter arrangements for its own rig.

5.1.15	General Purchasing Authority

The Manager shall be generally authorised to conclude purchases of such goods and services on each Customer’s behalf as shall fall within the scope of the Customers’ normal business activities and budget.

5.1.16	Disputes

(a)	The Manager shall defend, intervene in, settle, compromise or abandon any and all legal proceedings by or against a Customer, on the relevant Customer’s behalf and follow up the same in accordance with such instructions as shall be provided to the Manager in this respect by the Board.

(b)	The Manager shall have authority to settle legal proceedings on behalf of the Customers within such limits as the Board from time to time shall decide.

(c)	The Manager shall be authorised to initiate formal proceedings on behalf of the Company or a Subsidiary before a court or arbitration panel within such limits as the Board from time to time shall decide.

5.1.17	Subsidiaries – Affiliates

(a)	The Manager shall ensure that all required resolutions are passed by the boards of directors of the Subsidiaries and that the same are properly documented.

(b)	The Manager shall be authorised to incorporate new subsidiaries or liquidate Subsidiaries, when approved by the Board.

(c)	The Manager shall, subject to the Board’s overall authority, be generally authorised to act on the Company’s behalf as shareholder in the Subsidiaries.

(d)	The Manager shall endeavour to make its senior employees available to the Subsidiaries as directors and/or officers.

(e)	The Manager shall ensure that all agreements between the Company and its affiliated companies are made on arm’s length terms.

5.1.18	Internal Guidelines and Policies

(a)	The Manager shall develop and present to the Board such internal guidelines as the Board shall require in relation to safety, environmental protection, ethical conduct, etc.

(b)	The Manager shall be responsible for the implementation of such guidelines as the Board shall approve for the Group and the continuous follow-up thereof.

5.2	The Manager shall always seek to organise the activities performed by itself in providing the Services in the most cost efficient manner.

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6.	GENERAL CONDITIONS

6.1	The Manager shall, in performing its duties hereunder, effectively and faithfully serve the Customers. In exercising the powers and authorities hereby conferred on it, the Manager shall:

(a)	always use its best endeavours to protect and promote the Customers’ interests;

(b)	observe all applicable laws and regulations relevant to the Customers’ activities; and

(c)	always act in accordance with good and professional management practice.

6.2	The Manager shall remain responsible for the overall performance of the Services notwithstanding the sub-contracting of parts thereof to third parties.

6.3	All discounts, commissions and other benefits received by the Manager and/or its employees from third parties as a consequence of the provision of the Services shall be disclosed to the Board and, unless otherwise agreed, placed at the Company’s or, as the case may be, the relevant Subsidiary’s disposal.

6.4	The Customers shall, at all times, be allowed full access to the accounts and records of the Manager which are relevant to the performance of the Services.

Representatives of the Company’s auditors shall, in relation to the audit of the Customers’ accounts, always be considered authorised to access such accounts and records.

6.5	The Manager shall, upon request, provide the Company with copies of all documents relevant to the Company or a Subsidiary in its possession and otherwise compile such facts and records on the basis of such documents as shall, from time to time be requested by the Board.

6.6	The Parties acknowledge that the business relationship set forth herein is an intra-group relationship and that the overall intention is to organise the Group’s administrative functions in an effective manner, not to take on a commercial risk at the level of the Manager.

7.	MANAGEMENT FEE – REIMBURSEMENT OF COSTS

7.1	The Customers shall pay the Manager a fee (the “Management Fee”) as consideration for the Manager’s provision of the Services.

7.2	Cost base for the Management Fee

For the purpose of this Agreement, the term “Operating Costs” shall be defined as all operating costs incurred by the Manager in rendering the Services, including:

a.	salary, pension and other costs attributable to the Manager’s employees (all of whom are engaged in performing the Services);

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b.	the Manager’s expenses for materials and supplies consumed in rendering the Services;

c.	the Manager’s office expenses;

d.	depreciations of the Manager’s fixed assets; and

e.	all other direct and indirect operating costs incurred by the Manager attributable to the rendering of the Services, including other administrative costs related to the operation of the Manager’s organisation.

The Operating Costs shall exclude non-operational costs, such as:

a.	financial expenses, including interest costs; and

b.	taxes on net profits.

The Operating Costs shall exclude fees and other costs paid to third party sub-contractors engaged by the Manager in the rendering of the Services (“Pass-Through-Costs”).

7.3	Allocation of the Operating Costs

The Operating Costs shall be allocated between the Manager’s Customers based on the relative volume of the Manager’s overall service production which they receive.

7.4	Preliminary Fee: calculation and payment

The Manager shall, prior to the end of each year, prepare a complete budget for the Operating Costs and Pass-Through Costs in the coming year. The budget shall be based on an activity level corresponding to the activity level in the fourth quarter of the year in which the budget is made and reasonable assumptions as to the development of the Operating Costs and Pass-Through Costs in the coming year.

The Company undertakes to provide the Manager with such information on its requirements for the Services as shall be required by the Manager for the purpose of this process.

The Manager shall allocate the budgeted Operating Costs between its customers as per the principle set forth in Clause 7.3 above.

A preliminary fee due from the Company to the Manager for the coming year (the “Preliminary Fee”) shall then be calculated. The Preliminary Fee shall consist of the sum of:

a.	the budgeted Operating Costs attributable to the Customers plus a mark-up of 5%; and

b.	the budgeted Pass-Through Costs.

The Preliminary Fee, the allocation of the budgeted Operating Costs between the Manager’s Customers, and the budget on which it is based, shall be presented to the Board no later than 1 December each year.

The Preliminary Fee shall be paid by the Company to the Manager in advance on a quarterly basis, on 1 January, 1 April, 1 July and 1 October. Each of the quarterly amounts shall equal 25 % of the Preliminary Fee for the relevant year.

In the event the sum of the actual Operating Costs attributable to the Customers and Pass-Through Costs for any quarter deviates significantly from the budgeted Operating Costs attributable to the Customers and Pass-Through Costs for that quarter, the Parties may agree on a corresponding adjustment of the subsequent quarterly payment of the Preliminary Fee.

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7.5	Settlement of Management Fee

When the Manager’s annual accounts have been prepared, the Management Fee shall be finally calculated, based on those accounts. The Management Fee shall equal the sum of:

a.	the actual Operating Costs attributable to the Customers in the relevant year plus a mark-up of 5%; and

b.	the actual Pass-Through Costs in the relevant year.

If the final Management Fee exceeds the Preliminary Fee, the difference shall be paid as a “Positive Settlement Payment” by the Company to the Manager. If the final Management Fee is less than the Preliminary Fee, the difference shall be paid as a “Negative Settlement Payment” by the Manager to the Company.

The Positive Settlement Payment or Negative Settlement Payment, as applicable, shall take place no later than 15 days after the date when the Manager’s annual accounts have been finalized and audited.

7.6	Bonus

The Board may decide to grant an annual bonus to the Manager if set targets for the Group’s performance are met or the results are better than expected in a year.

Such bonus grant is entirely discretionary and will, if relevant, be decided by the Board at or about year end.

The condition for any such bonus will be that it is distributed in its entirety to the employees of the Manager according to such principles as shall be approved by the Board.

Any taxes or social security contributions payable by the Manager as a consequence of the distribution of such bonus payment to its designated employees shall be considered part of the Operating Cost attributable to the Customers.

7.7	Options

The employees of the Manager will be eligible for the Group’s Employee Share Option Scheme.

The Board decides on any grants of options but undertakes to consult with the Manager before any decision on such grants to the Manager’s employees is taken. The Board will provide the Manager with full information on such grants to its employees and the terms therefore.

Any taxes or social security contribution payable by the Manager as a consequence of such grant shall be considered part of the Operating Cost attributable to the Customers.

7.8	Adjustment of Management Fee to satisfy transfer pricing requirements

Both the Company and the Manager have the right to demand an adjustment of the Management Fee, to the extent required in order for the Management Fee to satisfy the transfer pricing provisions applicable under the tax law of either Party’s tax jurisdiction. The Party requiring such adjustment shall notify the other Party thereof in writing, no later than 60 days after the date when the

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Manager’s annual accounts for the relevant year have been finalized and audited. Any such adjustment shall be settled by payment of the adjustment amount between the Parties no later than 15 days after agreement on the adjustment amount has been reached.

In the event the tax authorities of either Party’s jurisdiction, at any time, applies, for transfer pricing purposes, a compensation from the Company to the Manager that differs from the Management Fee, the Company shall have the right to demand a corresponding adjustment of the Management Fee. Any such adjustment shall be settled by payment of the adjustment amount between the Parties no later than 15 days after the relevant tax authorities’ decision is final.

8.	AUTHORITY

8.1	The Manager is, within the scope of the Services and subject to the limitations set forth below, authorised to act on the Company’s and each Subsidiary’s behalf and shall, in so doing, obligate the Company and each Subsidiary by its signature.

The general authority set forth above shall be limited as follows:

(i)	The Manager shall not be authorised to act for the Company or a Subsidiary outside the scope of the Services unless specifically authorised by the Company or the relevant Subsidiary, as applicable;

(ii)	The Manager’s general authority shall always be limited by applicable laws (including, but not limited to Bermuda law), the Company’s and each Subsidiary’s bye-laws or similar constitutional document and the specific limitations set forth herein;

(iii)	The Manager’s general authority excludes matters of an irregular nature or special importance (typically the sale or purchase of major assets, the taking up of material loans and the entering into of material chartering or leasing agreements) unless specifically authorised by the Board or the board of directors of a Subsidiary (whether in general for a limited period or within set limits without time limitation or specifically, in relation to a particular transaction).

8.2	The Manager’s authority hereunder shall be documented by the provisions of this Agreement but may also be supplemented by a general power of attorney from the Company or a Subsidiary to designated employees of the Manager from time to time in the form set out in Schedule 2.

8.3	The Company and the Subsidiaries hereby ratifies, confirms and undertakes, at all times, to allow, ratify and confirm all actions the Manager and/or its employees shall lawfully take or cause to be taken on the Company’s or a Subsidiary’s behalf in the bona fide performance of the Services.

9.	INDEMNITY

9.1	The Manager shall be under no responsibility or liability for any loss or damage, whether as a loss of profits or otherwise, to the Company or a Subsidiary arising out of any act or omission involving any error of judgment or any negligence on the part of the Manager or any of its employees in connection with the performance of the Services.

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9.2	The Company agrees to indemnify and keep the Manager and its employees indemnified against any and all liabilities, costs, claims, demands, proceedings, charges, actions, suits or expenses of whatsoever kind or character that may be incurred or suffered by any of them howsoever arising (other than by reason of fraud or dishonesty on their part) in connection with the provisions of the Services to both the Company and the Subsidiaries.

If the Board or the board of directors of a Subsidiary requires the Manager to take any action which, in the opinion of the Manager, might make the Manager liable for the payment of any money or liable in any other way, the Manager shall be kept indemnified by the Company or such Subsidiary in an amount and a form satisfactory to it as a prerequisite to take such action.

9.3	The indemnities provided by the Company hereunder shall cover all reasonable costs and expenses payable by the Manager in connection with any claims to which the indemnity obligation of the Company applies.

9.4	The indemnification provided by the Company pursuant to this Clause 9 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, the bye-laws of the Company or otherwise, and shall continue after the termination of this Agreement.

10.	CONFIDENTIALITY

10.1	All Confidential Information furnished to the Manager or any of its employees or directors pursuant to this Agreement, shall be and remain the property of the Company or the relevant Subsidiary, and shall be kept confidential by the Manager.

For the purpose of this clause “Confidential Information” shall mean information relating to the business of the Group which the Manager becomes aware of, or generate in the course of or in connection with the performance of the Services hereunder.

The provisions of this Clause 10.1 shall not apply to Confidential Information which is:

(i)	required to be disclosed by law or court order; or

(ii)	becomes public knowledge otherwise than as a result of the conduct of the Company or the Manager.

11.	TERMINATION

11.1	Each of the Company and the Manager may terminate this Agreement following no less than 6 months’ prior written notice to the other Party.

The Agreement shall automatically terminate in relation to the Subsidiaries if terminated pursuant to the above.

11.2	Termination shall be without prejudice to any rights or liabilities of the Parties hereto arising prior to termination or in respect of any act or omission occurring prior to termination.

11.3	In the event of termination, the Management Fee shall be paid up to the date of termination (after taking into account such additional amounts, if any, as time spent and the responsibility undertaken by the Manager during the relevant period immediately prior to termination justify).

14

11.4	In addition to the pro-rated Management Fee, the Company undertakes to ensure that the Manager have sufficient resources to pay any termination benefits (such as salary through applicable notice periods and benefits under accrued pension arrangements) due to the employees of the Manager whose employment is terminated as a direct result of the termination of this Agreement.

11.5	In the event of termination of this Agreement, the Manager shall procure that all such acts are done as may be necessary to give effect to such termination. The Company shall secure and the Manager, subject to payment of all amounts due to it hereunder, shall co-operate in the appointment of a substitute manager as the circumstances may require.

11.6	Upon the termination of this Agreement, the Manager shall hand over to the Company all books of account, correspondence and records relating to the affairs of the Company and the Subsidiaries which are the property of the Company and the Subsidiaries and which are in its possession.

12.	DEFAULT

12.1	If the Manager shall, by any act or omission, be in material breach of any material obligation under this Agreement and such breach shall continue for a period of fourteen (14) days after written notice thereof has been given by the Company to the Manager, the Company shall have the right to terminate this Agreement with immediate effect for itself and the Subsidiaries by notice to the Manager.

The right to terminate this Agreement shall be in addition to and without prejudice to any other rights which the Company and the Subsidiaries may have against the Manager hereunder.

12.2	The Manager and the Company (but not a Subsidiary) may forthwith, by notice in writing to the other Party, terminate this Agreement if an order is made or a resolution passed for the winding up of the other Party or if a receiver be appointed of the business or property of the other Party, or if the other Party shall cease to carry on its business or makes any special arrangements or composition with its creditors or if any event analogous with any of the foregoing occurs under any applicable law with relevance to the other Party.

12.3	Clauses 11.3 to 11.6 shall apply if the Company terminates this Agreement pursuant to Clauses 12.1 or 12.2.

13.	FORCE MAJEURE

No Party shall incur liability of any kind or nature whatsoever in relation to the other Parties in the event of a failure to perform any of its obligations hereunder if such failure is directly or indirectly caused by circumstances beyond its control such as war or war-like activities, government orders, riots, civil commotion, strike, lock-out or similar actions, an act of God, peril of the sea or any other similar cause.

In the event that a situation gives rise to force majeure which prevents the Manager from performing the Services, whether in whole or in part, the Parties agree that the Manager may, in good faith, obtain substitute performance; provided, however, if such situation continues for a period longer than three (3) months, the Company shall be entitled to terminate this Agreement by giving one (1) month prior written notice in writing to the Manager.

15

The provisions of Clauses 11.3 to 11.6 shall, in such event, apply.

14.	NOTICES

14.1	All correspondence or notices required or permitted to be given under this Agreement shall be given in English and sent by ordinary mail, telefax, email or delivered by hand at the following addresses:

If to the Company and the Subsidiaries:

North Atlantic Drilling Ltd.

Visiting address:

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton HMGX

Bermuda

Postal address:

P.O.Box 1593

Hamilton HM 08

Bermuda

Fax:	+ 1 441 205 3404
Telephone:	+ 1 441 295 6935
Att.:	Chairman of the Board

If to the Manager:

North Atlantic Management AS

Visiting address:

Løkkeveien 111

4007 Stavanger

Norway

Postal address:

P.O.Box 110

4001 Stavanger

Norway

Fax:	+47 51 30 90 01
Telephone:	+47 51 30 90 00
Att.:	CFO

or such other address as a Party may designate to the other Party in writing.

16

15.	MISCELLANEOUS

15.1	None of the Parties shall be entitled to assign its rights and/or obligations under this Agreement unless the prior written consent of the other Parties has been obtained.

15.2	Nothing in this Agreement shall be deemed to constitute a partnership between the Parties.

15.3	No term of this Agreement is enforceable by a person who is not a party to it.

15.4	This Agreement shall not be amended, supplemented or modified save by written agreement signed by or on behalf of both Parties.

16.	GOVERNING LAW AND ARBITRATION

16.1	This Agreement shall be governed by Norwegian law.

16.2	Any dispute, controversy or claim arising out of or relating to this Agreement (including the breach, termination or invalidity thereof), shall be settled by arbitration in accordance with the provisions of the Norwegian Arbitration Act 2004.

The arbitration proceedings shall be held in Oslo and shall, if either Party so requests, be conducted in the English language.

For and on behalf of NORTH ATLANTIC DRILLING LTD.	For and on behalf of NORTH ATLANTIC MANAGEMENT AS

Alf C Thorkildsen	Alf C Thorkildsen

For and on behalf of The SUBSIDIARIES

Esa Ikaheimonen

MANAGEMENT_AGREEMENT_NORTH ATLANTIC FINAL 08 2011	17

Schedule 1

THE SUBSIDIARIES

(as of 3rd August 2011)

North Atlantic Alpha Ltd.

North Atlantic Crew AS

North Atlantic Crewing Ltd.

North Atlantic Drilling UK Ltd

North Atlantic Elara Ltd.

North Atlantic Elara II Ltd.

North Atlantic Epsilon Ltd.

North Atlantic Linus Ltd

North Atlantic Management AS

North Atlantic Navigator Ltd.

North Atlantic Norway Ltd.

North Atlantic Norway Ltd. (Norwegian Branch)

North Atlantic Phoenix Ltd.

North Atlantic Venture Ltd.

Seadrill Norge AS

Seadrill Norge Holding AS

18

Schedule 2

FORM OF

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that, we

NORTH ATLANTIC DRILLING LTD.

(the “Company”);

a limited company incorporated under the laws of Bermuda with its registered office at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM GX, Bermuda has authorised

Mr./Ms. [                    ]

(the “Attorney”);

being the [—] of our subsidiary North Atlantic Management AS (the “Manager”) to act on our behalf within the scope and on the terms set forth in the following.

WHEREAS, we are the parent company in a group of companies engaged in the ownership and operation of offshore drilling rigs and other seagoing entities; WHEREAS, we have entered into a general management agreement with the Manager on [•], 2011 setting forth the terms and conditions upon and subject to which the Manager shall be overall responsible for the day-to-day management of our activities (the “General Management Agreement”);

WHEREAS, the Manager, under the terms of the General Management Agreement, has been authorised to act on our behalf within stated limits;

As per the above we hereby confirm that the Attorney is authorised to act on our behalf in general, always provided that our board of directors shall have final say on issues that are of an irregular nature compared to our business in general or of special importance to our activities.

The authority granted to the Attorney hereunder shall include (but shall not be limited to) the authority to:

1.	Execute under hand and to do and perform in the name of the Company and upon its behalf or otherwise all such acts, deeds and things that the Company itself may lawfully do and to deliver any documents, instruments or certificates with such amendments thereto (if any) as to which the Attorney shall, in his sole discretion, agree in connection with the operation of the Company;

2.	To transact, manage, carry on and to do all and every business, matter or thing relevant or necessary or any matter connected with or having reference to the affairs of the Company and for such purposes to conduct all such business and affairs;

3.	To open in the name of the Company accounts with any bank or banks wheresoever located, make payments from the Company’s account at any bank wheresoever located for the purpose of the business of the Company, to draw, make, accept or endorse on behalf of the Company any cheques, drafts or other bills of exchange or negotiable instruments which the Attorney may deem necessary or proper in relation to the Company’s affairs and otherwise to open and operate any such account;

4.	To give instructions to banks regarding the issue of letter of credits, guarantees and bonds on account of the Company and to execute and sign such letters of request, application forms and other documents as the Attorney in his sole discretion considers appropriate;

5.	To retain and employ lawyers, accountants, auditors and others possessing appropriate professional skills to advice, act or represent the Company

19

and to delegate any of the powers or authority conferred herein to other persons.

Further, the authority conferred on the Attorney hereunder shall include (but shall not be limited to) the authority to:

a.	negotiate the terms of any sale or purchase of assets;

b.	negotiate the terms of any newbuilding contracts;

c.	obtaining offers for and negotiate the terms of such financing arrangements as the Company shall require to conduct our business; and

d.	negotiate the terms of charter and other employment arrangements for our assets;

always provided that the Company’s board of directors shall retain authority to approve of final terms of such arrangements.

The above principle shall not apply to minor amendments or addenda to existing arrangements or the conclusion of employment arrangements for our vessel/rig of up to 6 months’ duration for which the Attorney shall be authorised to act on our behalf hereunder.

The authority conferred to the Attorney hereunder shall remain in place to the earlier of:

a.	the date upon which this authority is cancelled by way of a resolution of the Company’s board of directors; and

b.	the date upon which the Attorney’s employment relationship with the Manager is terminated for any reason.

The Company hereby declares that all and every one of the deeds, acts and things which shall be done or executed by the Attorney for the purposes referred to above should be as good, valid and effectual for all intents and purposes whatsoever as if the same had been executed or done by the Company itself.

This Power of Attorney is governed by the laws of Bermuda.

In witness whereof, the foregoing Power of Attorney was made and executed the (    )th day of [—], 2011.

The Common Seal of	)
NORTH ATLANTIC DRILLING LTD.	)
was hereunto affixed	)
in the presence of:	)

20

Exhibit 10.2

ADMINISTRATIVE SERVICES AGREEMENT

between

SEADRILL MANAGEMENT AS

and

NORTH ATLANTIC MANAGEMENT AS

M2606610/1/131878-003/EL	1

Schedule 1	Management Agreements as of [—] 2011

Schedule 2	The NADL Group as of [—] 2011

M2606610/1/131878-003/EL	2

THIS ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is made on this [—]th day of September, 2011 between:

(1)	NORTH ATLANTIC MANAGEMENT AS of Løkkeveien 111, 4007 Stavanger, Norway (the “Customer”);

and

(2)	SEADRILL MANAGEMENT AS of Løkkeveien 111, 4007 Stavanger, Norway (the “Service Provider”)

(hereinafter jointly referred to as the “Parties” and, individually, as a “Party”.)

WHEREAS:

(A)	The Customer is a wholly owned subsidiary of North Atlantic Drilling Limited (“NADL”), a limited company incorporated in Bermuda whose shares are in the process of being listed on the Oslo Stock Exchange.

(B)	NADL is, through wholly owned subsidiaries, the owner and operator of a number of drilling rigs engaged in the offshore exploration of hydrocarbons in the North Atlantic Basin.

(C)	NADL has established the Customer for the purpose of organising the management functions required by itself and its subsidiaries (the “NADL Group”), such services being provided on the terms set forth in the written management agreements referred to in Schedule 1 hereto (the “Management Agreements”).

(D)	The Service Provider is a wholly owned subsidiary of Seadrill Limited (“Seadrill”) and a provider of administrative services to Seadrill and its subsidiaries.

(E)	Seadrill is, as of the date hereof, the owner of approx. 75% of NADL’s shares.

(F)	The Customer has, in order to reduce its own costs and benefit from the competence and experience of the Service Provider’s senior management team, requested the Service Provider to make certain administrative services available to it as a sub-contractor, such services to be made available to the NADL Group within the scope of the Management Agreements.

(G)	The Service Provider has, on the terms set forth herein, agreed to the Customer’s request.

NOW THEREFORE, the Parties have agreed as follows:

1.	CONFIRMATION OF ENGAGEMENT

1.1	The Customer hereby confirm the engagement of the Service Provider, effective from 1 April 2011 (the “Effective Date”), as provider of the administrative services described in Clause 4 below on the terms and conditions set forth herein.

2.	THE NADL GROUP

2.1	The entities in the NADL Group as of the date hereof are identified in Schedule 2 hereto. The Service Provider agrees and accepts that the Services (as defined in Clause 4 below) will be provided to the Customer for the benefit of (i) the Customer itself or (ii) one or several of the entities in the NADL Group.

M2606610/1/131878-003/EL	3

2.2	The Parties agree to regularly update Schedules 1 and 2 so as to take into account any changes in the structure of the NADL Group and the Management Agreements during the term of this Agreement.

3.	THE SERVICE PROVIDER’S STATUS

3.1	The Service Provider shall, by making certain of its senior personnel available to the Customer on a part time basis, provide the Customer with the Services.

None of the individuals employed by the Service Provider who perform the Services on its behalf shall, as a consequence thereof, establish any employment relationship with the Customer or any other entity in the NADL Group.

3.2	The Service Provider shall only be responsible for the performance of the Services towards the Customer.

3.3	The authority of the Service Provider and its employees to act on behalf of the Customer or any other entity in the NADL Group shall always be limited to such as is specifically delegated to it herein or through a resolution of the board of any such entity.

4.	THE SERVICES

4.1	The Service Provider shall make individuals from its own organisation available to the Customer in order to fill the following positions in the Customer’s organisation:

(i)	chief executive officer (“daglig leder”);

(ii)	chief financial officer;

(iii)	head of investor relations;

(iv)	head of tax planning and compliance;

(v)	head of treasury;

(vi)	senior accountant; and

(vii)	general counsel

(each	a “Secondee” and, collectively, the “Secondees”).

Each Secondee shall be presented to and approved by the Customer. The Service Provider shall, following such approval, have the right to substitute any Secondee with another employee subject to the same being approved by the Customer.

The Secondees shall be made available to the Customer on a part time basis in order to support and manage the Customer’s own administrative resources. None of the Secondees shall receive any compensation from the Customer for services rendered.

The Secondee acting as chief executive officer shall report to the Customer’s board. The other Secondees shall, when performing the Services, report to the Secondee acting as chief executive officer.

M2606610/1/131878-003/EL	4

The Secondees shall, when performing the Services, be subject to such internal guidelines and routines as shall be applicable to the Customer’s other employees.

4.2	The Secondees shall, in the roles assigned to them in the Customer’s organisation, perform the following services:

(i)	The chief executive officer

The Secondee holding this position shall:

•	have the responsibilities of a “daglig leder” pursuant to the Norwegian Limited Companies Act;

•	be responsible for the overall organisation of the Customer’s resources in pursuit of the objectives set by its board;

•	be responsible for the implementation of the decisions passed by the Customer’s board; and

•	be responsible for the Customer’s compliance with the Management Agreements;

(ii)	The Chief Financial Officer

The Secondee holding this position shall be responsible for the overall financing of the NADL Group’s assets and activities;

(iii)	The IR responsible

The Secondee holding this position shall be responsible for the following up of the Customer’s obligations related to NADL’s investor relations;

(iv)	Tax planning and tax compliance

The Secondee holding this position shall be responsible for the following up of the Customer’s obligations related to tax planning and tax compliance;

(v)	Head of Treasury

The Secondee holding this position shall be responsible for the compliance by the Customer with its obligations in relation to the NADL Group’s treasury functions;

(vi)	Senior Accountant

The Secondee holding this position shall support the Customer’s own accounting organisation in general and, in particular, be responsible for the consolidation and finalisation of the NADL Group’s public accounts; and

(vii)	General Counsel

The Secondee holding this position shall be responsible for the Customer’s internal legal advisory requirements;

all within the scope of the Management Agreements.

4.3	The services to be provided by the Secondees pursuant to Clause 4.2 above shall be supplemented by such general administrative support as the Customer shall require in order to meet its obligations under the Management Agreements in a professional manner (these services hereinafter collectively referred to as the “Services”)
.

M2606610/1/131878-003/EL	5

In allocating such supporting resources, the Service Provider shall always seek cost efficient solutions and shall, over time, seek to transfer specific responsibilities to and develop the Customer’s own organisation in line with such plans for this as shall be set by the Customer’s board of directors from time to time.

5.	GENERAL CONDITIONS

5.1	The Service Provider shall, in performing its duties hereunder, effectively and faithfully serve the Customer and the NADL Group. In exercising the powers and authorities hereby conferred on it, the Service Provider shall:

(a)	always use its best endeavours to protect and promote the interests of the Customer and the NADL Group;

(b)	observe all applicable laws and regulations relevant to the activities of the Customer and the NADL Group;

and

(c)	always act in accordance with professional management practice.

5.2	All discounts, commissions and other benefits received by the Service Provider and/or its employees (including, but not limited to, the Secondees) from third parties as a consequence of the provision of the Services shall be disclosed to the Customer and, unless otherwise agreed, placed at the Customer’s disposal.

5.3	The Customer shall, at all times, be allowed full access to the accounts and records of the Service Provider which are relevant to the performance of the Services.

Representatives of the Customer’s or the NADL Group’s auditors shall always be considered authorised to access such accounts and records.

5.4	The Service Provider shall, upon request, provide the Customer with copies of all documents relevant to the Customer or the NADL Group in its possession and otherwise compile such facts and records on the basis of such documents as shall, from time to time be requested by the Customer.

6.	MANAGEMENT FEE – REIMBURSEMENT OF COSTS

6.1	The Customer shall pay the Service Provider a fee (the “Management Fee”) as consideration for the Service Provider’s provision of the Services.

6.2	Cost base for the Management Fee

For the purpose of this Agreement, the term “Operating Costs” shall be defined as all operating costs incurred by the Service Provider in rendering the Services, including:

a.	salary, pension and other costs attributable to the Service Provider’s employees engaged in performing the Services;

b.	the Service Provider’s expenses for materials and supplies consumed in rendering the Services;

c.	such part of the Service Provider’s office expenses as are attributable to the rendering of the Services;

M2606610/1/131878-003/EL	6

d.	such part of the depreciation of the Service Provider’s fixed assets as are attributable to the rendering of the Services; and

e.	all other direct and indirect operating costs incurred by the Service Provider attributable to the rendering of the Services.

The Operating Costs shall exclude non-operational costs, such as:

a.	financial expenses, including interest costs; and

b.	taxes on net profits.

The Operating Costs shall exclude fees and other costs paid to third party subcontractors engaged by the Service Provider in the rendering of the Services (“Pass-Through-Costs”).

6.3	Preliminary Fee: calculation and payment

The Service Provider shall, prior to the end of each year, prepare a complete budget for the Operating Costs and Pass-Through Costs in the coming year. The budget shall be based on an activity level corresponding to the activity level in the fourth quarter of the year in which the budget is made and reasonable assumptions as to the expected amount of the Operating Costs and Pass-Through Costs in the coming year.

The Customer undertakes to provide the Service Provider with such information on its requirements for the Services as shall be required by the Service Provider for the purpose of this process.

A preliminary fee due from the Customer to the Service Provider for the coming year (the “Preliminary Fee”) shall then be calculated. The Preliminary Fee shall consist of the sum of:

a.	the budgeted Operating Costs plus a mark-up of 5%; and

b.	the budgeted Pass-Through Costs.

The Preliminary Fee and the budget on which it is based shall be presented to the Customer no later than 1 December each year.

The Preliminary Fee shall be paid by the Customer to the Service Provider in advance on a quarterly basis, on 1 January, 1 April, 1 July and 1 October. Each of the quarterly amounts shall equal 25 % of the Preliminary Fee for the relevant year.

In the event the sum of the actual Operating Costs and Pass-Through Costs for any quarter deviates significantly from the budgeted Operating Costs and Pass-Through Costs for that quarter, the Parties may agree on a corresponding adjustment of the subsequent quarterly payment of the Preliminary Fee.

6.4	Settlement of Management Fee

When the Service Provider’s annual accounts have been prepared, the Management Fee shall be finally calculated, based on those accounts. The Management Fee shall equal the sum of:

a.	the actual Operating Costs in the relevant year plus a mark-up of 5%; and

b.	the actual Pass-Through Costs in the relevant year.

If the Management Fee exceeds the Preliminary Fee paid by the Customer, the difference shall be paid as a “Positive Settlement Payment” by the Customer

M2606610/1/131878-003/EL	7

to the Service Provider. If the Management Fee is less than the Preliminary Fee, the difference shall be paid as a “Negative Settlement Payment” by the Service Provider to the Customer.

The Positive Settlement Payment or Negative Settlement Payment, as applicable, shall take place no later than 15 days after the date when the Service Provider’s annual accounts have been finalized and audited.

7.	AUTHORITY

7.1	The Service Provider is, within the scope of the Services and subject to the limitations set forth below, authorised to act on the Customer’s behalf and shall, in so doing, obligate the Customer by its signature.

The general authority set forth above shall be limited as follows:

(i)	The Service Provider shall not be authorised to act for the Customer outside the scope of the Services unless specifically authorised by the Customer or an entity in the NADL Group, as applicable; and

(ii)	The Service Provider’s general authority shall always be limited by applicable laws (including, but not limited to Bermuda law) and the specific limitations set forth herein.

7.2	The Customer hereby ratifies, confirms and undertakes, at all times, to allow, ratify and confirm all actions the Service Provider and/or its employees (including the Secondees) shall lawfully take or cause to be taken on the Customer’s behalf in the bona fide performance of the Services.

8.	INDEMNITY

8.1	The Service Provider shall be under no responsibility or liability for any loss or damage, whether as a loss of profits or otherwise, to the Customer or any other entity in the NADL Group arising out of any act or omission involving any error of judgment or any negligence on the part of the Service Provider or any of its employees (including the Secondees) in connection with the performance of the Services.

8.2	The Customer agrees to indemnify and keep the Service Provider and its employees (including the Secondees) indemnified against any and all liabilities, costs, claims, demands, proceedings, charges, actions, suits or expenses of whatsoever kind or character that may be incurred or suffered by any of them howsoever arising (other than by reason of fraud or dishonesty on their part) in connection with the provisions of the Services.

If the Customer requires the Service Provider or any of the Secondees to take any action which, in the opinion of the Service Provider, might make the Service Provider or any of the Secondees liable for the payment of any money or liable in any other way, the Service Provider and such Secondee shall be kept indemnified by the Customer in an amount and a form satisfactory to it as a prerequisite to take such action.

8.3	The indemnities provided by the Customer hereunder shall cover all reasonable costs and expenses payable by the Service Provider or a Secondee in connection with any claims to which the indemnity obligation of the Customer applies.

8.4	The indemnification provided by the Customer pursuant to this Clause 9 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, the bye-laws of the Customer or otherwise, and shall continue after the termination of this Agreement.

M2606610/1/131878-003/EL	8

9.	CONFIDENTIALITY

9.1	All Confidential Information furnished to the Service Provider, a Secondee or any of its other employees as a consequence of this Agreement, shall be and remain the property of the Customer, and shall be kept confidential by the Service Provider.

For the purpose of this clause “Confidential Information” shall mean information relating to the business of the Customer and the NADL Group which the Service Provider becomes aware of, or generate in the course of or in connection with the performance of the Services.

The provisions of this Clause 10.1 shall not apply to Confidential Information which is:

(i)	required to be disclosed by law or court order; or

(ii)	becomes public knowledge otherwise than as a result of the conduct of the Service Provider.

10.	TERMINATION

10.1	Each Party may terminate this Agreement following no less than 1 month’s prior written notice to the other Party.

10.2	Termination shall be without prejudice to any rights or liabilities of the Parties hereto arising prior to termination or in respect of any act or omission occurring prior to termination.

10.3	In the event of termination, the Management Fee shall be paid up to the date of termination (after taking into account such additional amounts, if any, as time spent and the responsibility undertaken by the Service Provider during the relevant period immediately prior to termination justify).

10.4	Upon the termination of this Agreement, the Service Provider shall hand over to the Customer all books of account, correspondence and records relating to the affairs of the Customer and the NADL Group which are the property of the Customer and which are in its possession.

11.	DEFAULT

11.1	If the Service Provider shall, by any act or omission, be in material breach of any material obligation under this Agreement and such breach shall continue for a period of seven (7) days after written notice thereof has been given by the Customer to the Service Provider, the Customer shall have the right to terminate this Agreement with immediate effect for itself by written notice to the Service Provider.

The right to terminate this Agreement shall be in addition to and without prejudice to any other rights which the Customer may have against the Service Provider hereunder.

11.2	Each Party may forthwith, by notice in writing to the other Party, terminate this Agreement if an order is made or a resolution passed for the winding up of the

M2606610/1/131878-003/EL	9

other Party or if a receiver be appointed of the business or property of the other Party, or if the other Party shall cease to carry on its business or makes any special arrangements or composition with its creditors or if any event analogous with any of the foregoing occurs under any applicable law with relevance to the other Party.

12.	FORCE MAJEURE

No Party shall incur liability of any kind or nature whatsoever in relation to the other Party in the event of a failure to perform any of its obligations hereunder if such failure is directly or indirectly caused by circumstances beyond its control such as war or war-like activities, government orders, riots, civil commotion, strike, lock-out or similar actions, an act of God, peril of the sea or any other similar cause.

In the event that a situation gives rise to force majeure which prevents the Service Provider from performing the Services, whether in whole or in part, the Parties agree that the Service Provider may, in good faith, obtain substitute performance; provided, however, if such situation continues for a period longer than one (1) month, the Customer shall be entitled to terminate this Agreement by giving fourteen (14) days prior written notice in writing to the Service Provider.

13.	NOTICES

13.1	All correspondence or notices required or permitted to be given under this Agreement shall be given in English and sent by ordinary mail, telefax, email or delivered by hand at the following addresses:

If to the Service Provider:

Seadrill Management AS

Visiting address:

Løkkeveien 111

4007 Stavanger

Norway

Postal address:

P.O.Box 110

4001 Stavanger

Norway

Fax:                +47

Telephone:     +47

Att.:                CEO

M2606610/1/131878-003/EL	10

If to the Customer:

North Atlantic Management AS

Visiting address:

Løkkeveien 111

4007 Stavanger

Norway

Postal address:

P.O.Box 110

4001 Stavanger

Norway

Fax:                +47 51 30 90 01

Telephone:     +47 51 30 90 00

Att.:                CFO

or such other address as a Party may designate to the other Party in writing.

14.	MISCELLANEOUS

14.1	No Party shall be entitled to assign its rights and/or obligations under this Agreement unless the prior written consent of the other Party has been obtained.

14.2	Nothing in this Agreement shall be deemed to constitute a partnership between the Parties.

14.3	No term of this Agreement is enforceable by a person who is not a party to it.

14.4	This Agreement shall not be amended, supplemented or modified save by written agreement signed by or on behalf of both Parties.

15.	GOVERNING LAW AND ARBITRATION

15.1	This Agreement shall be governed by Norwegian law.

15.2	Any dispute, controversy or claim arising out of or relating to this Agreement (including the breach, termination or invalidity thereof), shall be settled by arbitration in accordance with the provisions of the Norwegian Arbitration Act 2004.

The arbitration proceedings shall be held in Oslo and shall, if either Party so requests, be conducted in the English language.

For and on behalf of	For and on behalf of
SEADRILL MANAGEMENT AS	NORTH ATLANTIC MANAGEMENT AS

M2606610/1/131878-003/EL	11

Schedule 1

THE MANAGEMENT AGREEMENTS

M2606610/1/131878-003/EL	12

Schedule 2

THE SUBSIDIARIES

(as of [—], 2011)

North Atlantic Alpha Ltd.

North Atlantic Phoenix Ltd.

North Atlantic Epsilon Ltd.

North Atlantic Navigator Ltd.

North Atlantic Elara Ltd.

North Atlantic Venture Ltd.

North Atlantic Linus Ltd.

North Atlantic Elara II Ltd. 1

North Atlantic Crewing Ltd.

North Atlantic Norway Ltd.2

[1]	Currently inactive
[2]	Not including its Norwegian branch which is managed under a separate agreement

M2606610/1/131878-003/EL	13

Exhibit 21

North Atlantic Drilling Ltd.

Subsidiaries

Subsidiary	Jurisdiction of Incorporation
North Atlantic Management AS	Norway
North Atlantic Support Services Limited	United Kingdom
North Atlantic Alpha Ltd.	Bermuda
North Atlantic Epsilon Ltd.	Bermuda
North Atlantic Navigator Ltd.	Bermuda
North Atlantic Venture Ltd.	Bermuda
North Atlantic Elara Ltd.	Bermuda
North Atlantic Linus Ltd.	Bermuda
North Atlantic Phoenix Ltd.	Bermuda
North Atlantic Rigel Ltd.	Bermuda
North Atlantic Norway Ltd.	Bermuda
North Atlantic Drilling UK Ltd.	United Kingdom
North Atlantic Crew AS	Norway
North Atlantic Crewing Ltd.	Bermuda

* Seadrill Norge Holding AS and Seadrill Norge AS, our wholly-owned subsidiaries, are dormant and have been excluded from the table above.

Submitted on a confidential basis on October 26, 2012

CONFIDENTIAL TREATMENT REQUESTED

This draft registration statement has not been filed publicly with the Securities and Exchange Commission and all information contained herein remains confidential.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

North Atlantic Drilling Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1381	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

North Atlantic Drilling Ltd. Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda +1 (441) 295-9500	Seward & Kissel LLP Attention: Gary J. Wolfe One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq.

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

(212) 574-1223 (telephone number)

(212) 480-8421 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common shares, par value $5.00	62,557,177	$	$	$
Total		$	$	$

(1)	Based upon the U.S. Dollar equivalent as of , 2012 of the average of the bid and ask prices of the common shares as of , 2012, as reported on the Norwegian OTC List.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the U.S. Dollar equivalent of the average of the bid and ask prices of the common shares as of , 2012, as reported on the Norwegian OTC List as prescribed by Rule 457(c).
(3)	Determined in accordance with Section 6(b) of the Securities Act to be $ , which is equal to multiplied by the proposed maximum aggregate offering price of $ .

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED October 26, 2012

PRELIMINARY PROSPECTUS

OFFER TO EXCHANGE 62,557,177

REGISTERED SHARES OF COMMON SHARES,

PAR VALUE $5.00 PER SHARE

FOR 62,557,177 OUTSTANDING

UNREGISTERED SHARES OF COMMON SHARES,

PAR VALUE $5.00 PER SHARE

OF

North Atlantic Drilling Ltd.

Material Terms of the Exchange Offer

•

We are offering to exchange, commencing on                     , 2012, an aggregate of 62,557,177 new common shares that have been registered for exchange, or the Exchange Shares, for an equivalent number of common shares, previously sold in private offerings, or the Original Shares. We refer to this offer to exchange as the Exchange Offer.

•	The terms of the Exchange Shares are identical to the terms of the Original Shares, except for the transfer restrictions.

•	We will exchange all Original Shares that are validly tendered and not validly withdrawn.

•	The Exchange Offer will expire at 5:00 p.m., New York City time (11:00 p.m. Oslo time), on , 2012 unless we determine to extend it.

•	You may withdraw tenders of Original Shares at any time before 5:00 p.m., New York City time (11:00 p.m. Oslo time), on the date of the expiration of the Exchange Offer.

•	We will not receive any proceeds from the Exchange Offer.

•	We will pay the expenses of the Exchange Offer.

•	No dealer-manager is being used in connection with the Exchange Offer.

•	The Original Shares currently trade on the Norwegian OTC List.

•	The exchange of shares will not be a taxable exchange for U.S. federal income tax purposes.

Prior to the listing of the Exchange Shares on a stock exchange that is recognized by the Bermuda Monetary Authority as an “appointed stock exchange”, the issue of the Exchange Shares and their free transferability are subject to the permission of the Bermuda Monetary Authority. The Company intends to apply for such permission as well as for the listing of the Exchange Shares on the New York Stock Exchange, which qualifies as an “appointed stock exchange”.

In connection with resales of Exchange Shares, any participating broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended, or the Securities Act. The Securities and Exchange Commission, or the SEC, has taken the position that broker-dealers who acquired the Original Shares as a result of market-making or other trading activities may use this prospectus to fulfill their prospectus delivery requirements with respect to the Exchange Shares.

See “Risk Factors” beginning on page 19 of this prospectus for a discussion of certain factors that you should consider before participating in the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR ANY OTHER EQUIVALENT REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated                     , 2012.

SUMMARY OF THE EXCHANGE OFFER	S-1
USE OF PROCEEDS	S-4
THE EXCHANGE OFFER	S-5
DESCRIPTION OF EXCHANGE SHARES	S-12
TAXATION	S-13
PLAN OF DISTRIBUTION	S-14

(i)

SUMMARY OF THE EXCHANGE OFFER

Issuer	North Atlantic Drilling Ltd., a company formed under the laws of Bermuda.

Background	We completed private offerings in February 2011 for 50,000,000 common shares (the “February 2011 Private Offering”), in March 2011 for 150,000,000 common shares and in March 2012 for 30,000,000 common shares (the “March 2012 Private Offering”).

Offer to Exchange Original Shares for Exchange Shares

Under the terms of the Exchange Offer, you are entitled to exchange the Original Shares for Exchange Shares. All Original Shares that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer will be exchanged promptly. Any Original Shares not accepted for tender for any reason will be returned promptly after termination or expiration of the Exchange Offer.

Any holder electing to have Original Shares exchanged pursuant to this Exchange Offer must properly tender such holder’s Original Shares for Exchange Shares prior to 5:00 p.m. New York City time (11:00 p.m. Oslo time) on the Expiration Date, as defined below.

The Exchange Offer is not being made to, nor will we accept surrenders of Original Shares for exchange from, holders of Original Shares in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the jurisdiction, nor to any person or entity to whom it is unlawful to make such offer.

Affiliates of ours (within the meaning of Rule 405 under the Securities Act), may not participate in the Exchange Offer.

Procedures for Tendering Original Shares

If you wish to tender your Original Shares for exchange in the Exchange Offer, you must instruct the Norwegian Exchange Agent to tender the Original Shares on your behalf, and you must send to the Norwegian Exchange Agent, on or before the Expiration Date, a properly completed and executed letter of transmittal, which has been provided to you with this prospectus and any other documentation requested by the letter of transmittal.

If you beneficially own Original Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Shares in the Exchange Offer, you should contact the registered holder promptly and instruct it to tender on your behalf accordingly.

Expiration Date	The Exchange Offer will remain open for at least 20 full business days and will expire at 5:00 p.m., New York City time (11:00 p.m. Oslo time), on , 2012, unless extended by us at our sole discretion, or the Expiration Date.

Resales of Exchange Shares

Subject to the Company obtaining the permission of the Bermuda Monetary Authority in respect of the issue and transferability of the Exchange Shares, we believe that the Exchange Shares may be offered for resale, resold or otherwise transferred by you (unless you are an “affiliate” of ours within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•       You acquire the Exchange Shares in the ordinary course of business; and

•       You are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the Exchange Shares.

If any of the foregoing is not true and you transfer any Exchange Shares without delivering a prospectus meeting the requirements of the Securities Act and without an exemption for the transfer of your Exchange Shares from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability. If you are a broker-dealer and receive Exchange Shares for your own account in exchange for Original Shares that were acquired as a result of market-making activities or other trading activities, you must represent to us that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Shares.

Consequences of Failure to Exchange

If we complete the Exchange Offer and you do not participate in it, then:

•       Your Original Shares will continue to be subject to the existing restrictions upon their transfer; and

•       The liquidity of the market for your Original Shares could be adversely affected.

Withdrawal of Tenders	You may withdraw your tender of Original Shares at any time prior to the Expiration Date. To withdraw, you must submit a notice of withdrawal to the Exchange Act before 5:00 p.m., New York City time (11:00 p.m. Oslo time) on the Expiration Date.

Conditions to Exchange Offer	The Exchange Offer is subject to certain customary conditions.

Tax Considerations

A shareholder will not recognize gain or loss for U.S. federal income tax purposes on the exchange of Original Shares for Exchange Shares pursuant to the Exchange Offer.

Under current Bermuda law, we are not subject to tax on income or capital gains, and no Bermuda withholding tax will be imposed upon payments of dividends by us to our shareholders.

Until the shares become traded on an established securities market in the United States, any dividends paid by us will be treated as ordinary income to a U.S. shareholder, and may continue to be so treated even after we become publicly traded. On the disposition of our shares, a U.S. shareholder will recognize capital gain or loss, which will be treated as long-term capital gain or loss if the shares have been held for more than one year. Under certain circumstances, we may be treated as a “passive foreign investment company” for U.S. federal income tax purposes. If we were to be so treated, dividends paid by us will be treated as ordinary income to a U.S. shareholder. In addition, a U.S. shareholder may be subject to adverse U.S. federal income tax consequences with respect to certain distributions received from us and gain on the sale of our shares, although a U.S. shareholder may be able to make certain tax elections to ameliorate these adverse consequences.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Shares in this Exchange Offer. See “Use of Proceeds.”

Exchange Agent	DNB Bank ASA has been appointed as the Norwegian Exchange Agent in connection with the Exchange Offer for purposes of obtaining the required documents from our shareholders to tender Original Shares in the Exchange Offer. Computershare Shareowner Services, or Computershare, our transfer agent, will act as agent for purposes of exchanging Original Shares for Exchange Shares. Deliveries should be addressed to the Norwegian Exchange Agent at the address on the back cover of this prospectus.

Exchange Shares	The Exchange Shares are identical to the Original Shares except that the Exchange Shares have been registered under the Securities Act of 1933, as amended, or the Securities Act, and, therefore, will not bear legends restricting their transfer.

For more details, please read “The Exchange Offer.”

USE OF PROCEEDS

We will not receive any proceeds from the Exchange Offer. In exchange for issuing Exchange Shares as contemplated in this prospectus, we will receive Original Shares which are identical to the Exchange Shares except that the Exchange Shares are registered under the Securities Act, and, therefore, will not bear legends restricting their transfer. The Original Shares surrendered in exchange for Exchange Shares will be cancelled.

THE EXCHANGE OFFER

This section describes the material terms of the Exchange Offer.

Purpose and Effect of this Exchange Offer

General

We sold the Original Shares in private offerings, including the February 2011 Private Offering and the March 2012 Private Offering, which were made to professional investors and eligible counterparties in Norway in reliance on Regulation S under the Securities Act. All of the Original Shares are registered in the name of DNB Global Companies Registrars Section, as VPS Registrar, and all beneficial ownership positions in the Original Shares are held through the Norwegian VPS system.

Representations upon Tender of Original Shares

To participate in the Exchange Offer, you must execute or agree to be bound by the letter of transmittal, through which you will represent to us, among other things, that:

•	any Exchange Shares received by you will be, and the Original Shares you are tendering in anticipation of receiving the Exchange Shares were, acquired in the ordinary course of business;

•

you do not have any arrangement or understanding with any person to participate in, are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the Exchange Shares in violation of the provisions of the Securities Act;

•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act;

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations; and

•

if you are a broker-dealer, (i) you will receive Exchange Shares for your own account in exchange for Original Shares that were acquired as a result of market-making activities or other trading activities and (ii) you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) meeting the requirements of the Securities Act in connection with any resale of those Exchange Shares to the extent required by applicable law or regulation or SEC pronouncement.

Resale of the Exchange Shares

Based on existing interpretations of the SEC staff with respect to similar transactions that did not involve the issuer of securities or its affiliates, we believe that the Exchange Shares issued pursuant to the Exchange Offer in exchange for Original Shares may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	such Exchange Shares are acquired in the ordinary course of the holder’s business;

•	such holder is not engaged in, has no arrangement with any person to participate in, and does not intend to engage in, any public distribution of the Exchange Shares;

•	such holder is not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•

if such holder is a broker-dealer that receives Exchange Shares for its own account in exchange for Original Shares that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in any resale of such Exchange Shares.

Any holder who tenders in this Exchange Offer with the intention of participating in any manner in a distribution of the Exchange Shares:

•

cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters issued to third parties with respect to similar transactions that did not involve the issuer of securities or its affiliates; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used for an offer to resell or other transfer of Exchange Shares only as specified in this prospectus. Only broker-dealers that acquired the Original Shares as a result of market-making activities or other trading activities may participate in this Exchange Offer. Each participating broker-dealer who receives Exchange Shares for its own account in exchange for Original Shares that were acquired by such broker-dealer as a result of market-making or other trading activities will be required to acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale by it of Exchange Shares to the extent required by applicable law or regulation or SEC pronouncement. The letter of transmittal that accompanies this prospectus states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of Original Shares in any jurisdiction in which the Exchange Offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Consequences of Failure to Exchange

Following the completion of the Exchange Offer, holders of Original Shares that are not tendered or that are tendered but not accepted by us may resell Original Shares only if an exemption from registration under the Securities Act and applicable state securities laws is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act.

Based on interpretations of the SEC staff that did not involve the issuer of securities or its affiliates, Exchange Shares issued pursuant to this Exchange Offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Shares in the ordinary course of business and the holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the Exchange Shares to be acquired in this Exchange Offer. Any holder who tenders in this Exchange Offer and is engaged in, has an arrangement with any person to participate in, or intends to engage in, any public distribution of the Exchange Shares (i) may not rely on the applicable interpretations of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all Original Shares validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time (11:00 p.m. Oslo time), on the Expiration Date. The Exchange Offer will remain open for at least 20 full business days (as required by Exchange Act Rule 14e-1(a)) and will expire at 5:00 p.m., New York City time (11:00 p.m. Oslo time), on                     , 2012, or such later date and time to which we extend it. Holders may tender some or all of their Original Shares pursuant to the Exchange Offer. The date of acceptance for exchange of the Original Shares, and completion of the Exchange Offer, will be the exchange date, which will be one to two business days following the Expiration Date (unless such period is extended as described in this prospectus). The Exchange Shares issued in connection with this Exchange Offer will be delivered promptly following the exchange date.

The form of the Exchange Shares will be substantially the same as the form of the Original Shares except that the Exchange Shares have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof.

As of the date of this prospectus, we have issued 230,003,000 common shares. This prospectus and the letter of transmittal are being sent to all registered holders of Original Shares other than our affiliates.

We intend to conduct this Exchange Offer in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Original Shares that are not tendered for exchange in this Exchange Offer will remain outstanding. We shall be deemed to have accepted validly tendered Original Shares when, as and if we have given oral or written notice thereof to the Exchange Agent.

Holders who tender Original Shares in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the section below entitled “Transfer Taxes,” transfer taxes with respect to the exchange of Original Shares pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes in certain circumstances, in connection with the Exchange Offer. See “Fees and Expenses.”

If any tendered Original Shares are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Shares, without expense, to the tendering holder promptly after the Expiration Date.

Expiration Date; Extensions; Amendments; Termination

The term “Expiration Date” means 5:00 p.m., New York City time (11:00 p.m. Oslo time), on                     , 2012, unless we, in our sole discretion, extend the Exchange Offer, in which case the term “Expiration Date” means the latest date and time to which we extend the Exchange Offer. To extend the Expiration Date, we will notify the Norwegian Exchange Agent of any extension by written notice. We will notify holders of the Original Shares of any extension by press release or other public announcement. If the Exchange Offer is extended, the maximum period for which the Exchange Offer will remain in effect will be 90 days from the date the registration statement, of which this prospectus is a part, is declared effective by the SEC, unless otherwise required by applicable law or regulation.

We reserve the right to amend the terms of the Exchange Offer in any manner. In the event of any material change in the Exchange Offer, including the waiver of any material condition of the Exchange Offer, we will extend the offer period for at least five business days following notice of the material change. In addition, if we determine that any of the events set forth under “—Conditions of the Exchange Offer” has occurred, we also reserve the right, in our sole discretion, to:

•	delay acceptance of any Original Shares as may be permitted under SEC rules;

•

extend the Exchange Offer and retain all Original Shares tendered before the expiration date of the Exchange Offer, subject to the rights of the holders of tendered Original Shares to withdraw their tendered Original Shares;

•	terminate the Exchange Offer and refuse to accept any Original Shares;

•	waive the termination event with respect to the Exchange Offer and accept all properly tendered Original Shares that have not been withdrawn; or

•	following the Expiration Date, exchange the Original Shares for Exchange Shares.

If we do so, we will give written notice of this delay in acceptance, extension, termination, waiver or exchange to the Norwegian Exchange Agent. If the amendment constitutes a material change to the Exchange Offer, we will promptly disclose such amendment by giving written notice to the holders of Original Shares, by press release or other public announcement. Any Original Shares that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost promptly after withdrawal, rejection of tender or termination of the Exchange Offer.

Procedures for Tendering

We have appointed DNB Bank ASA as our Norwegian Exchange Agent in connection with the Exchange Offer for purposes of obtaining the required documents from our shareholders to tender Original Shares in the Exchange Offer. Computershare, our transfer agent, will act as our agent in connection with the Exchange Offer for purposes of exchanging Exchange Shares for Original Shares. To participate in the Exchange Offer, you must properly tender your Original Shares to the Norwegian Exchange Agent as described below. We will only issue Exchange Shares in exchange for Original Shares that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the letter of transmittal, and you should follow carefully the instructions on how to tender your Original Shares. It is your responsibility to properly tender your Original Shares. We have the right to waive any defects in your tender. However, we are not required to waive any defects, and we and the Norwegian Exchange Agent are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Original Shares, please contact the Norwegian Exchange Agent at the address or telephone number described below.

To tender your Original Shares in the Exchange Offer, you must, on or before the Expiration Date:

•	instruct the Norwegian Exchange Agent to tender your Original Shares on your behalf by completing the letter of transmittal accompanying this prospectus; and

•	deliver a duly completed letter of transmittal to the Norwegian Exchange Agent at its address specified in the letter of transmittal.

Neither we nor the Norwegian Exchange Agent will be responsible for the communication of tenders by holders to the accountholders in VPS through which they hold Original Shares or by such accountholders to the Norwegian Exchange Agent.

Holders will not be responsible for the payment of any fees or commissions to the Norwegian Exchange Agent for the tender of the Original Shares.

In no event should a holder submitting a tender for exchange send a letter of transmittal to any agent of ours other than the Norwegian Exchange Agent.

Holders may contact the Norwegian Exchange Agent for assistance in filling out and delivering letters of transmittal and for additional copies of the Exchange Offer materials.

To be tendered effectively, a letter of transmittal and other required documents must be received by the Norwegian Exchange Agent at its address set forth under “—Exchange Agent” below prior to the Expiration Date.

If you do not withdraw your tender before the Expiration Date, your tender will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

The method of delivery of the letter of transmittal and all other required documents to be delivered to the Norwegian Exchange Agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to the Norwegian Exchange Agent before the Expiration Date. No letter of transmittal should be sent to us. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions on your behalf.

Procedure if the Original Shares Are Not Registered in Your Name

If your Original Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Shares, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal, either make appropriate arrangements to register ownership of the Original Shares in your name or obtain a properly completed power of attorney or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

Signature Requirements

If a letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal unless waived by us.

Withdrawal Rights

You may withdraw your tender of Original Shares at any time prior to the Expiration Date.

For a withdrawal of tendered Original Shares to be effective, a written notice of withdrawal must be received by the Norwegian Exchange Agent, at its address set forth in the section of this prospectus entitled “—Norwegian Exchange Agent,” prior to the Expiration Date.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the Original Shares to be withdrawn;

•	identify the Original Shares to be withdrawn; and

•

be signed by the holder of such Original Shares in the same manner as the original signature on the letter of transmittal by which such Original Shares were tendered, or be accompanied by (i) documents of transfer sufficient to have our transfer agent register the transfer of the Original Shares into the name of the person withdrawing such Original Shares, and (ii) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder.

All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any Original Shares withdrawn will be considered not to have been validly tendered for exchange for the purposes of the Exchange Offer. Any Original Shares that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Shares may be re-tendered by following one of the procedures described above in “—Procedures for Tendering” at any time on or prior to the Expiration Date.

Transfer Taxes

If you tender Original Shares for exchange, you will not be obligated to pay any transfer taxes unless you instruct us to register your Exchange Shares in a different name or if a transfer tax is imposed for a reason other than the exchange of Original Shares pursuant to this Exchange Offer. If you request that your Original Shares not tendered or not accepted in the Exchange Offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.

Conditions of the Exchange Offer

Prior to the listing of the Exchange Shares on a stock exchange that is recognized by the Bermuda Monetary Authority as an “appointed stock exchange”, the issue of the Exchange Shares and their free transferability are subject to the permission of the Bermuda Monetary Authority. The Company intends to apply for such permission as well as for the listing of the Exchange Shares on the New York Stock Exchange, which qualifies as an “appointed stock exchange”.

Notwithstanding any other provisions of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Shares in exchange for, any Original Shares and may terminate or amend the Exchange Offer, if at any time before the Expiration Date, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights, which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Original Shares tendered, and no Exchange Shares will be issued in exchange for any Original Shares, if at any time before the Expiration Date any stop order shall be threatened or in effect with respect to the registration statement on Form F-4 to which this prospectus relates. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order as promptly as practicable.

Exchange Agent

We have appointed DNB Bank ASA as our Norwegian Exchange Agent in connection with the Exchange Offer for purposes of obtaining the required documents from our shareholders to tender Original Shares in the Exchange Offer. Computershare, our transfer agent, will act as our agent in connection with the Exchange Offer for purposes of exchanging Original Shares for Exchange Shares. All executed letters of transmittal should be directed to the Norwegian Exchange Agent at its address provided below.

DNB Bank ASA

Registrars Department

P.O. Box 1600 Sentrum

0021 Oslo

Norway

Tel +47 23 26 80 16

Fax +47 22 94 90 20

Fees and Expenses

We will bear the expenses of soliciting tenders in the Exchange Offer. The principal solicitation for tenders in the Exchange Offer is being made by mail. Additional solicitations may be made by our officers and regular employees in person, by facsimile or by telephone.

We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. We will, however, pay the Norwegian Exchange Agent reasonable and customary fees for their services and reimburse them for their reasonable and documented out-of-pocket expenses in connection with these services. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable and documented out-of-pocket expenses they incur in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the Original Shares and in handling or forwarding tenders for exchange.

We will pay the expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent, printing, accounting and legal fees.

Other

Participation in this Exchange Offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision as to what action to take.

DESCRIPTION OF EXCHANGE SHARES

Exchange Shares are identical to Original Shares except that Exchange Shares are registered under the Securities Act and, therefore, will not bear legends restricting their transfer. See “Description of Capital Stock.”

TAXATION

The following is a discussion of the material Bermuda and U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder with respect to the Exchange Shares and the Exchange Offer. This discussion does not purport to deal with the tax consequences of owning common shares or participation in the Exchange Offer to all categories of investors, some of which, such as dealers in securities, U.S. Holders whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our common shares, may be subject to special rules. This discussion deals only with holders who exchange their unregistered common shares for registered common shares in connection with the Exchange Offer and hold the common shares as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of common shares.

Bermuda Tax Considerations

A holder of Original Shares who is a non-resident of Bermuda will not be subject to any tax on the exchange of Original Shares for Exchange Shares pursuant to the Exchange Offer. Bermuda shareholders should consult their own tax advisors regarding possible Bermuda taxes with respect to the exchange of Original Shares for Exchange Shares.

U.S. Federal Income Tax Considerations

Taxation of Exchange Offer

A U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes on the exchange of Original Shares for Exchange Shares pursuant to the Exchange Offer. A U.S. Holder’s tax basis in his Exchange Shares will equal his tax basis in the Original Shares. A U.S. Holder’s holding period for U.S. federal income tax purposes of the Exchange Shares will include his holding period of the Original Shares.

PLAN OF DISTRIBUTION

The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.

Each broker-dealer that receives Exchange Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Shares. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Shares received in exchange for Original Shares where such Original Shares were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 120 days from the last date on which Original Shares are accepted for exchange, we will amend or supplement this prospectus, if requested by any broker-dealer for use in connection with any resale of Exchange Shares received in exchange for Original Shares.

We will not receive any proceeds from any sale of Exchange Shares by broker-dealers.

Exchange Shares received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Shares or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any Exchange Shares.

Any broker-dealer that resells Exchange Shares that were received by it for its own account in the Exchange Offer and any broker or dealer that participates in a distribution of those Exchange Shares may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of Exchange Shares and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of up to 120 days from the last date on which Original Shares are accepted for exchange, we will promptly send additional copies of this prospectus and any amendment or supplement to the prospectus to any broker-dealer that requests those documents. We have agreed to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any brokers or dealers.

ISSUER

North Atlantic Drilling Ltd.

Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

NORWEGIAN EXCHANGE AGENT

DNB Bank ASA

Registrars Department

P.O. Box 1600 Sentrum

0021 Oslo

Norway

Tel +47 23 26 80 16

Fax +47 22 94 90 20

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

We are a Bermuda exempted company. The Bermuda Companies Act of 1981, as amended, or the BCA, provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The BCA further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section BCA.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers, directors, resident representative and members of board committees out of the funds of the Company from and against all civil liabilities, loss, damage, or expense incurred or suffered by him or her as such director, officer, resident representative or committee member of the Company, and indemnity extends to any person acting as a director, officer, resident representative or committee member of the Company, in the reasonable belief that he or she has been so appointed or elected notwithstanding any defect in such appointment or election. Such indemnity shall not extend to any matter which would render it void pursuant to the BCA.

The BCA permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. Our bye-laws provide that we may maintain insurance for the benefit of any directors, alternate directors, officers, persons or member of a committee authorized under our bye-laws, employees or resident representative of the Company in respect of any liability that may be incurred by them or any of them hosoever arising in connection with their respective duties or supposed duties to the Company.

The SEC has informed us that, to the extent that indemnification for liabilities arising under U.S. federal securities laws may be permitted to directors or officers under the BCA or our memorandum of association or bye-laws, such indemnification is against public policy and thus unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

(b) Financial Statements

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 22.	Undertaking

The undersigned registrant hereby undertakes:

(a) Under Rule 415 of the Securities Act,

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 under the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)-(g) Not applicable.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)-(l) Not applicable.

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in     , on the          day of                     , 2012.

NORTH ATLANTIC DRILLING LTD.

By:
Name: Title:

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Wolfe and Robert E. Lustrin or either of them, with full power to act alone, his or her true lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on                     , 2012.

Signature	Title

Alf Ragnar Løvdal	Designated Chief Executive Officer (Principal Executive Officer)

Rune Magnus Lundetræ	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Alf Thorkildsen	Chairman of the Board of Directors

Kate Blankenship	Director

Cecilie Fredriksen	Director

Oscar Spieler	Director

Paul Leand	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement on                     , 2012.

PUGLISI & ASSOCIATES

By:
	Name:	Donald J. Puglisi
	Title:	Authorized Representative in the United States

EXHIBIT INDEX

Description of Exhibit

Number	Description

3.1	Memorandum of Association*

3.2	Amended and Restated Memorandum of Association**

3.3	Bye-laws*

4.1	Form of Common Share Certificate**

5.1	Form of Opinion of Seward & Kissel, LLP as to the legality of the securities being registered**

10.1	General Management Agreement between North Atlantic Drilling Ltd. and North Atlantic Management AS*

10.2	Services Agreement*

10.3	Equity Compensation Plan**

14.1	Code of Ethics**

21.1	List of Subsidiaries*

23.1	Consent of PricewaterhouseCoopers, S.A.* *

23.2	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 5.1)**

24.1	Powers of Attorney (included in the signature page hereto)* *

99.1	Letter of Transmittal* *

*	Incorporated by reference from the Company’s Registration Statement on Form F-1 (333- ).
**	To be filed by amendment.